Filed pursuant to Rule 424(b)(5)
Registration No. 333-185246

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED DECEMBER 3, 2012

MERCER INTERNATIONAL INC. $50,000,000 9.5% SENIOR NOTES DUE 2017

Mercer International Inc., or “Mercer” or the “Company”, is offering $50,000,000 aggregate principal amount of its 9.5% Senior Notes due 2017, or the “Additional Senior Notes”. The Additional Senior Notes offered hereby will be issued as additional notes under the indenture, dated as of November 17, 2010, which we refer to as the “Indenture”, between us and Wells Fargo Bank, National Association, as trustee, pursuant to which we previously issued $300,000,000 aggregate principal amount of 9.5% Senior Notes due 2017, which we refer to as the “Existing Senior Notes”. The Additional Senior Notes will have the same CUSIP number, be fully fungible with, rank equally with and form a single series with the Existing Senior Notes.

The Additional Senior Notes will bear interest at a rate of 9.5% per year. Interest on the Additional Senior Notes will be payable semi-annually in arrears on June 1 and December 1 of each year, beginning on December 1, 2013. Interest on the Additional Senior Notes will accrue from June 1, 2013. The Existing Senior Notes and the Additional Senior Notes, collectively referred to as the “Senior Notes”, will mature on December 1, 2017.

We have the option to redeem all or a portion of the Senior Notes at any time on or after December 1, 2014, at the redemption prices set forth in this prospectus supplement or before December 1, 2013, upon payment of a make-whole premium. In addition, before December 1, 2013, we may redeem up to 35% of the aggregate principal amount of the Senior Notes with the net cash proceeds of certain equity offerings if certain conditions are met. If we undergo a change of control or sell assets, we may be required to offer to purchase the Senior Notes.

The Senior Notes are unsecured and rank equally with all of our other existing and future unsecured senior debt. The Senior Notes are not guaranteed and will be effectively junior to our secured indebtedness and the indebtedness and other liabilities of our subsidiaries.

Investing in the Additional Senior Notes involves certain risks. See “Risk Factors” beginning on page S-14 of this prospectus supplement and on page 3 of the accompanying prospectus to read about factors you should consider before buying the Additional Senior Notes.

None of the Securities and Exchange Commission, referred to as the “SEC”, any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Public Offering Price	Underwriting Discount	Proceeds, Before Expenses, to Us

Per Additional Senior Note	104.500%	2.250%	102.250%

Total	$52,250,000	$1,125,000	$51,125,000

The initial public offering price set forth above does not include accrued interest. Interest on the Additional Senior Notes will accrue from June 1, 2013 and must be paid by the purchasers.

The Additional Senior Notes will not be listed on any securities exchange. Currently, there is no active trading market for the Senior Notes. The underwriter expects to deliver the Additional Senior Notes through the facilities of The Depository Trust Company against payment in New York, New York on July 22, 2013.

Sole Book-Running Manager

Credit Suisse

The date of this prospectus supplement is July 17, 2013.

You should rely only on the information contained or incorporated by reference or provided in this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer of the securities in any jurisdiction where the offer is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, or any other document incorporated by reference in this prospectus supplement or the accompanying prospectus, is accurate only as of their respective dates, and in the event any previously disclosed information is updated, amended or supplemented in this prospectus supplement or the accompanying prospectus, or any of the documents incorporated by reference herein or therein, you should rely on the most recent disclosure contained in this prospectus supplement or the accompanying prospectus, or any of the documents incorporated by reference herein or therein. Our business, financial condition, results of operations and prospects may have changed since those dates.

Prospectus Supplement

Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is part of a registration statement that we have filed with the SEC utilizing a “shelf” registration or continuous offering process. Under this process, we are offering to sell the Additional Senior Notes using this prospectus supplement and the accompanying prospectus. This prospectus supplement describes the specific terms of this offering. The accompanying prospectus gives general information about our offerings of debt securities described in the accompanying prospectus. You should read this prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference herein and therein, and the additional information described below under the heading “Where You Can Find More Information”. If the information contained or incorporated by reference in this prospectus supplement is inconsistent with the accompanying prospectus, the information contained or incorporated by reference in this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

In this prospectus supplement, please note the following:

•

references to “we”, “our”, “us”, the “Company” or “Mercer” mean Mercer International Inc. and its subsidiaries, unless the context clearly suggests otherwise, and references to “Mercer Inc.” mean Mercer International Inc. excluding its subsidiaries;

•	references to “ADMTs” mean air-dried metric tonnes;

•	references to “MW” mean megawatts and “MWh” mean megawatt hours; and

•	“€” refers to Euros; “$” refers to U.S. dollars; and “C$” refers to Canadian dollars.

Due to rounding, numbers presented throughout this prospectus supplement may not add up precisely to totals we provide and percentages may not precisely reflect the absolute figures.

INDUSTRY AND MARKET DATA

In this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, we rely on and refer to information and statistics regarding our market share and the markets in which we compete. We have obtained some of this market share information and industry data from internal surveys, market research, publicly available information and industry publications. Such reports generally state that the information contained therein has been obtained from sources believed to be reliable, but the accuracy or completeness of such information is not guaranteed. Although we believe this information is reliable, neither we nor the underwriter have independently verified or can guarantee the accuracy or completeness of that information, and investors should use caution in placing reliance on such information.

Statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein concerning the production capacity of our pulp mills are management estimates based primarily on historically achieved levels of production and assumptions regarding maintenance downtime. Statements concerning electrical generating capacity at our mills are also management estimates based primarily on our expected pulp production (which largely determines the amount of electricity we can generate) and assumptions regarding maintenance downtime, in each case within manufacturers’ specifications of capacity.

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WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement is part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933, or the “Securities Act”. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement. For further information about us, you should refer to the registration statement. The information included or incorporated by reference in this prospectus supplement and the accompanying prospectus summarizes material provisions of contracts and other documents to which we refer you. Since the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus may not contain all of the information that you may find important, you should review the full text of the documents to which we refer you.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the “Exchange Act”, and are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers, including Mercer International Inc., that file electronically with the SEC. You may access the SEC’s website at http://www.sec.gov.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into this prospectus supplement, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement. The information incorporated by reference into this prospectus supplement is deemed to be part of this prospectus supplement, and any information filed with the SEC after the date of this prospectus supplement (other than Current Reports or portions thereof “furnished” under Item 2.02 or Item 7.01 of Form 8-K) will automatically be deemed to update and supersede information contained in this prospectus supplement.

The following documents previously filed with the SEC are incorporated by reference in this prospectus supplement:

•

our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, including portions of our Proxy Statement on Schedule 14A for the 2013 annual meeting of our shareholders to the extent specifically incorporated by reference therein;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013; and

•	our Current Reports on Form 8-K filed on May 8, 2013, June 3, 2013, June 7, 2013, July 10, 2013 and July 17, 2013 (as to Items 8.01 and 9.01 only).

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 are also attached to this prospectus supplement in their entirety in Annexes A and B, respectively.

We incorporate by reference all documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any information “furnished” pursuant to Item 2.02 or 7.01 of any Current Report on Form 8-K) after the date of this prospectus supplement and prior to the termination of the offer.

You should rely only on the information contained or incorporated by reference in this prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement is accurate only as of the date of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

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Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for the purposes of this prospectus supplement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes that statement. The modifying or superseding statement need not state it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement is not an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. Without limitation of the foregoing, any information that is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 or our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, which are attached to this prospectus supplement in their entirety in Annexes A and B, respectively, will be deemed to be modified or superseded for purposes of this prospectus supplement by statements contained in the body of this prospectus supplement.

We will provide promptly without charge to you, upon oral or written request, a copy of any document incorporated by reference in this prospectus supplement, other than exhibits to these documents unless the exhibits are specifically incorporated by reference in these documents. Requests should be directed as follows:

Mercer International Inc.

Suite 1120, 700 West Pender Street

Vancouver, British Columbia

V6C 1G8 Canada

Telephone: (604) 684-1099

Attention: Investor Relations

We also maintain a website at www.mercerint.com. However, the information on our website is not part of this prospectus supplement.

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NON-GAAP FINANCIAL MEASURES

This prospectus supplement and the accompanying prospectus contain “non-GAAP financial measures” that is, financial measures that either exclude or include amounts that are not excluded or included in the most directly comparable measure calculated and presented in accordance with the generally accepted accounting principles in the United States, referred to as “GAAP”. Specifically, we make use of the non-GAAP measure “Operating EBITDA”.

Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and non-recurring capital asset impairment charges. We use Operating EBITDA as a benchmark measurement of our own operating results and as a benchmark relative to our competitors. We consider it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that we consider largely independent of the underlying cost efficiency of our operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss) attributable to common shareholders, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income (loss) or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity.

Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that Operating EBITDA does not reflect: (i) our cash expenditures, or future requirements, for capital expenditures or contractual commitments; (ii) changes in, or cash requirements for, working capital needs; (iii) the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our outstanding debt; (iv) noncontrolling interests on our Stendal mill operations; (v) the impact of realized or marked to market changes in our derivative positions, which can be substantial; and (vi) the impact of impairment charges against our investments or assets. Because of these limitations, Operating EBITDA should only be considered as a supplemental operational performance measure and should not be considered as a measure of liquidity or cash available to us to invest in the growth of our business. See the Interim Consolidated Statement of Cash Flows set out in our Form 10-Q for the quarter ended March 31, 2013, incorporated by reference herein and attached hereto as Annex B. Because all companies do not calculate Operating EBITDA in the same manner, Operating EBITDA as calculated by us may differ from Operating EBITDA or EBITDA as calculated by other companies. We compensate for these limitations by using Operating EBITDA as a supplemental measure of our operational performance in addition to our GAAP financial statements.

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EXCHANGE RATES

Our reporting currency and financial statements included in this prospectus supplement are in Euros, as a significant majority of our business transactions are originally denominated in Euros. We translate non-Euro denominated assets and liabilities at the rate of exchange on the balance sheet date. Revenues and expenses are translated at the average rate of exchange prevailing during the period.

The following table sets out exchange rates, based on the noon buying rates in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York, referred to as the “Noon Buying Rate”, for the conversion of Euros and Canadian dollars to U.S. dollars in effect at the end of the following periods, the average exchange rates during these periods (based on daily Noon Buying Rates) and the range of high and low exchange rates for these periods:

	Year Ended December 31,					Three Months Ended March 31,
	2008	2009	2010	2011	2012	2012		2013
			(€/$)				(€/$)
End of period	0.7184	0.6977	0.7536	0.7708	0.7584	0.7500		0.7803
High for period	0.6246	0.6623	0.6879	0.6723	0.7428	0.7428		0.7304
Low for period	0.8035	0.7970	0.8362	0.7736	0.8290	0.7885		0.7824
Average for period	0.6826	0.7176	0.7541	0.7186	0.7782	0.7623		0.7580
			(C$/$)				(C$/$)
End of period	1.2240	1.0461	1.0009	1.0168	0.9958	0.9990		1.0174
High for period	0.9717	1.0289	0.9960	0.9448	0.9710	0.9848		0.9839
Low for period	1.2971	1.2995	1.0776	1.0605	1.0417	1.0272		1.0314
Average for period	1.0660	1.1412	1.0298	0.9887	0.9995	1.0009		1.0087

On July 15, 2013, the most recent weekly publication of the Daily Noon Buying Rate before the date of this prospectus supplement reported that the Noon Buying Rate as of July 12, 2013 for the conversion of Euros and Canadian dollars to U.S. dollars was €0.7664 per U.S. dollar and C$1.0393 per U.S. dollar.

In addition, certain financial information relating to our Celgar mill included in this prospectus supplement is stated in Canadian dollars while we report our financial results in Euros. The following table sets out exchange rates, based on the noon rate provided by the Bank of Canada, referred to as the “Daily Noon Rate”, for the conversion of Canadian dollars to Euros in effect at the end of the following periods, the average exchange rates during these periods (based on Daily Noon Rates) and the range of high and low exchange rates for these periods:

	Year Ended December 31,					Three Months Ended March 31,
	2008	2009	2010	2011	2012	2012		2013
			(C$/€)				(C$/€)
End of period	1.7046	1.5000	1.3319	1.3193	1.3118	1.3322		1.3042
High for period	1.4489	1.4936	1.2478	1.2847	1.2153	1.2890		1.2859
Low for period	1.7316	1.6920	1.5067	1.4305	1.3446	1.3446		1.3673
Average for period	1.5603	1.5851	1.3671	1.3761	1.2850	1.3129		1.3319

On July 17, 2013, the Daily Noon Rate for the conversion of Canadian dollars to Euros was C$1.3650 per Euro.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus as well as the documents we have filed with the SEC that are incorporated by reference herein and therein contain “forward-looking statements” within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act. Generally, forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, or words of similar meaning, or future or conditional verbs, such as “will”, “should”, “could”, or “may”, although not all forward-looking statements contain these identifying words.

There are a number of important factors, many of which are beyond our control that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. These factors include, but are not limited to, the following:

•	the highly cyclical nature of our business;

•	our level of indebtedness could negatively impact our financial condition and results of operations;

•	any noncompliance with the financial ratios in our credit facilities and the outcome of negotiations with lenders in respect thereof;

•	we may not be able to obtain a waiver of the Ratios or a satisfactory amendment to the Stendal mill’s loan facilities;

•	a weakening of the global economy could adversely affect our business and financial results and have a material adverse effect on our liquidity and capital resources;

•	cyclical fluctuations in the price and supply of our raw materials could adversely affect our business;

•	we operate in highly competitive markets;

•	we are exposed to currency exchange rate and interest rate fluctuations;

•	we use derivatives to manage certain risks which has caused significant fluctuations in our operating results;

•	we are subject to extensive environmental regulation and we could have environmental liabilities at our facilities;

•	our business is subject to risks associated with climate change and social government responses thereto;

•	our operations require substantial capital and we may be unable to maintain adequate capital resources to provide for such requirements;

•	future acquisitions may result in additional risks and uncertainties in our business;

•

changes in credit ratings issued by nationally recognized statistical rating organizations could adversely affect our cost of financing and have an adverse effect on the market price of our securities;

•	Project Blue Mill might not generate the results we expect;

•	the actual timing, costs and benefits of the Celgar workforce reduction may differ from those currently expected;

•	we are subject to risks related to our employees;

•	we rely on German federal and state government grants and guarantees and participate in European statutory programs;

•	we are dependent on key personnel;

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•	we may experience material disruptions to our production (including as a result of, among other things, planned and unplanned maintenance shutdowns);

•	if our long-lived assets become impaired, we may be required to record non-cash impairment that could have a material impact on our results of operations;

•	we may incur losses as a result of unforeseen or catastrophic events, including the emergence of a pandemic, terrorist attacks or natural disasters;

•	our insurance coverage may not be adequate;

•	we rely on third parties for transportation services; and

•	the price of our common stock may be volatile.

Given these uncertainties, you should not place undue reliance on our forward-looking statements. You should read this prospectus supplement and the documents incorporated by reference herein with the understanding that our actual future results may be materially different from what we expect. The foregoing review of important factors is not exhaustive or necessarily in order of importance and should be read in conjunction with the other cautionary statements that are included in or incorporated by reference into this prospectus supplement. These factors expressly qualify all subsequent oral and written forward-looking statements attributable to us or persons acting on our behalf. New factors emerge from time to time, and it is not possible for us to predict all such factors. Except as required by law, we do not undertake any obligation to update or revise any forward-looking statements contained in or incorporated by reference in this prospectus supplement whether as a result of new information, future events or otherwise.

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SUMMARY

This summary highlights certain information contained elsewhere in this prospectus supplement. Because it is a summary, it is not complete and does not contain all the information you will need to make your investment decision. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, including the section entitled “Risk Factors”, our financial statements and the notes thereto and the documents incorporated by reference into this prospectus supplement, before deciding to invest. See “Where You Can Find More Information”.

Mercer International Inc.

We operate in the pulp business and are among the largest publicly traded producers of market northern bleached softwood kraft, or “NBSK”, pulp in the world. Mercer Inc. reorganized as a company under the laws of the State of Washington in 2006 from a Washington business trust. Its common stock is quoted and listed for trading on the NASDAQ Global Market (MERC) and the Toronto Stock Exchange (MRI.U).

We are the sole NBSK producer, and the only significant producer of pulp for resale, known as “market pulp”, in Germany, which is the largest pulp import market in Europe. We also generate and sell a significant amount of surplus “green” energy to regional utilities. Our operations are located in Eastern Germany and Western Canada. We currently employ approximately 1,500 people. We operate three NBSK pulp mills with a consolidated annual production capacity of approximately 1.5 million ADMTs of NBSK pulp and 259 MW of electrical generation:

•

Rosenthal mill. Our wholly-owned subsidiary, Rosenthal, owns and operates the Rosenthal mill, a modern, efficient ISO 9001, 14001 and 50001 certified NBSK pulp mill that has an annual production capacity of approximately 355,000 ADMTs and 57 MW of electrical generation. The Rosenthal mill generated and exported 169,613 MWh of electricity in 2012, resulting in approximately €15.1 million in annual revenues. The Rosenthal mill is located in the town of Blankenstein, Germany, approximately 300 kilometers south of Berlin.

•

Celgar mill. Our wholly-owned subsidiary, Celgar, owns and operates the Celgar mill, a modern, efficient ISO 9001 and 14001 certified NBSK pulp mill with an annual production capacity of approximately 520,000 ADMTs and 100 MW of electrical generation. The Celgar mill generated and exported 171,994 MWh of electricity in 2012, resulting in approximately C$17.2 million in annual revenues. The Celgar mill is located near the city of Castlegar, British Columbia, Canada, approximately 600 kilometers east of Vancouver, British Columbia, Canada.

•

Stendal mill. Our 74.9% owned subsidiary, Stendal, owns and operates the Stendal mill, a state-of-the-art, single-line, ISO 9001 and 14001 certified NBSK pulp mill that has an annual production capacity of approximately 650,000 ADMTs and 102 MW of electrical generation. The Stendal mill generated and exported 368,634 MWh of electricity in 2012, resulting in approximately €32.2 million in annual revenues. The Stendal mill is located near the town of Stendal, Germany, approximately 130 kilometers west of Berlin.

The Restricted Group

The Indenture provides for restrictions and covenants that are principally only applicable to Mercer Inc. and our restricted subsidiaries as defined under such Indenture, referred to as the “Restricted Group”. The Restricted Group is comprised of Mercer Inc., our Rosenthal and Celgar mills and certain subsidiaries, but excludes our Stendal mill. The indebtedness of Stendal is without recourse to the Restricted Group and vice versa.

The following chart sets out our directly and indirectly owned principal operating subsidiaries, their jurisdictions of organization and their principal activities:

Our Competitive Strengths

Our competitive strengths include the following:

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Modern and Competitive Mills. We operate three large, modern, competitive NBSK pulp mills that produce high quality NBSK pulp, which is a premium grade of kraft pulp. We believe the relative age, production capacity and electrical generation capacity of our mills provide us with certain manufacturing cost and other advantages over many of our competitors.

•

Stable Income Source from the Sale of Surplus Renewable Energy and Chemicals. Our modern mills generate electricity and steam in their boilers which is surplus to their operating requirements. Such energy is primarily produced from wood residuals which are a renewable carbon neutral source. All of our mills also generate and sell surplus energy to regional utilities. Our German mills benefit from special tariffs under Germany’s Renewable Energy Resources Act, referred to as the “Renewable Energy Act”, which provides for premium pricing. Our Celgar mill is party to a fixed electricity purchase agreement, referred to as the “Electricity Purchase Agreement”, with the regional public utility provider for the sale of surplus power. Our Stendal mill also produces tall oil as a by-product which is sold to third parties. In total, our mills produced 710,241 MWh of surplus renewable energy in 2012 and generated approximately €72.3 million in revenues from energy and chemical sales. These sales provide us with a stable income unrelated to cyclical changes in pulp prices. We believe our generation and sale of surplus renewable “green” energy and chemicals provides us with a competitive energy advantage over less efficient mills.

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Leading Market Position. We are among the largest publicly traded NBSK market pulp producers in the world, which provides us increased presence and better industry information in the markets in which we operate and provides for close customer relationships with many large pulp consumers.

•

Strategic Locations and Customer Service. We are the only significant producer of market pulp in Germany, which is the largest pulp import market in Europe. Due to the proximity of our German mills to most of our European customers, we benefit from lower transportation costs relative to our major competitors. Our Celgar mill, located in Western Canada, is well situated to serve Asian and North American customers. We primarily work directly with customers to capitalize on our geographic diversity, coordinate sales and enhance customer relationships. We believe our ability to deliver high quality pulp on a timely basis and our customer service make us a preferred supplier for many customers.

•

Advantageous Capital Investments and Financing. Our German mills are eligible to receive government grants in respect of qualifying capital investments. Over the last 13 years, our German mills have benefited from approximately €386.3 million of such government grants. In addition, our Celgar mill received approximately C$57.7 million of grants under the Canadian government’s Pulp and Paper Green Transformation Program, referred to as the “GTP”, to fund the Celgar energy project and other smaller projects. All such grants reduce the cost basis of the assets purchased when the grants are received and are not reported in our income. Additionally, during the last ten years, capital investments at our German mills have reduced the amount of overall wastewater fees that would otherwise be payable by over €52.7 million. Further, our Stendal mill benefits from German governmental guarantees of its project financing, which permitted it to obtain better credit terms and lower interest costs than would otherwise have been available. The project debt of Stendal, which matures in 2017, currently bears interest at a substantially fixed rate of 5.28% per annum plus an applicable margin and is non-recourse to our other operations and Mercer Inc.

•

Proximity of Abundant Fiber Supply. Although fiber is cyclical in both price and supply, there is a significant amount of high-quality fiber within a close radius of each of our mills. This fiber supply, combined with our purchasing power and our current ability to meaningfully switch between whole logs chipped at our mills and sawmill residual chips, enables us to enter into contracts and arrangements which have generally provided us with a competitive fiber supply.

•

Experienced Management Team. Our directors and senior managers have extensive experience in the pulp and forestry industries. We also have experienced managers at all of our mills. Our management has a proven track record of implementing new initiatives and capital projects in order to reduce costs throughout our operations as well as identifying and harnessing new revenue opportunities.

Corporate Strategy

Our corporate strategy is to create shareholder value by focusing on the expansion of our asset and earnings base through organic growth and acquisitions, primarily in Europe and North America. We pursue organic growth through active management and targeted capital expenditures to generate a high return by increasing pulp and energy production, reducing costs and improving efficiency. We seek to acquire interests in companies and assets in the pulp industry and related businesses where we can leverage our experience and expertise in adding value through a focused management approach. Key features of our strategy include:

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Maximizing Returns from our Modern, World-Class Mills. We operate three large modern pulp mills as we believe these production facilities provide us with the best platform to be an efficient and competitive producer of high-quality NBSK pulp without the need for significant sustaining capital. We seek to make high return capital investments that increase the production and operation efficiency of the mills, reduce costs and improve product quality. We also seek to reduce operating costs by better managing certain operating activities such as fiber procurement, sales, marketing and logistics activities. We focus on increasing the production and operating efficiency of our mills through cost reductions, including targeted capital investments.

•

Reducing Volatility and Increasing the Stability of our Revenues by Maximizing Renewable Energy Realizations. We focus on the generation and sales of surplus renewable energy because there are minimal associated incremental costs and such sales are highly profitable and provide us with a stable income source unrelated to cyclical changes in pulp prices. In 2012, our mills sold a record 710,241 MWh of surplus electricity resulting in revenues of approximately €60.6 million, compared to 652,113 MWh and approximately €58.0 million in revenues in 2011. In 2012, we commenced Project Blue Mill to increase production and efficiency through debottlenecking initiatives and the installation of a 40 MW steam turbine at our Stendal mill. The new turbine is expected to initially produce an additional 109,000 MWh of surplus electricity. Based upon the current production levels of our mills, we expect to sell in excess of 740,000 MWh of surplus renewable energy in 2013. We continually explore and pursue initiatives to enhance our energy generation and sales in order to reduce volatility and increase our revenues from a stable source.

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NBSK Market Pulp. We produce NBSK pulp because it is a premium grade kraft pulp and generally obtains the highest price relative to other kraft pulps. Although demand is cyclical, between 2003 and 2012 overall worldwide demand for softwood kraft market pulp grew at an average of approximately 2.0% per annum. We focus on customers that produce tissue, specialty papers and high quality printing and writing paper grades. We believe the growth in demand from tissue and specifically paper customers, which utilize a significant proportion of NBSK pulp, has more than offset the secular decline in demand from printing and writing paper customers. This allows us to benefit from our long-term relationships with tissue and paper manufacturers in Europe and participate in strong growth markets in emerging countries such as China where there has been strong growth in tissue demand.

•

Strategic Opportunities. We believe there will be continuing change and consolidation in the pulp and paper industry as industry participants continually seek to lower costs, refocus their product lines and react to ever changing global market conditions. We take an opportunistic approach to opportunities that can expand our earnings or grow our business.

Recent Developments

Second Quarter Performance

During the second quarter of 2013, our Celgar mill took its annual scheduled major maintenance shutdown. As a result of a combination of a lightning strike at the mill and equipment and execution issues, the shutdown which was planned for 11 days took 15 days instead. Further, the start-up of the mill was slower than budgeted. The shutdown and slower start-up resulted in a loss of approximately 30,300 ADMTs of NBSK pulp production (of which approximately 14,300 ADMTs was unplanned) and a consequential loss of energy production. We estimate that the Celgar mill’s shutdown will have an overall negative impact of approximately €11 million to our consolidated and Restricted Group operating income in our second quarter of 2013 results, compared to our first quarter 2013 results. Other than the negative effect of such shutdown, although we are still closing our books and actual reported results may differ (and such differences could be material), we expect our second quarter 2013 GAAP net results and our Operating EBITDA to be largely in line with our prior quarter consolidated and Restricted Group results. We are currently not able to reconcile our expected Operating EBITDA with our expected GAAP results.

We believe the issues with this recent shutdown were isolated and the Celgar mill is performing well and operating at pre-shutdown levels. We believe our inventory levels are adequate and anticipate no material customer issues from this event.

Workforce Reduction at Celgar Mill

On July 9, 2013, we announced that, after conducting a comprehensive assessment, our Celgar mill intends to reduce its workforce in order to improve its competitiveness with other pulp producers. This action is being taken to make a substantial reduction in the mill’s fixed costs by bringing personnel levels more in line with other mills operating safely and productively around the world. The planned reduction will affect both hourly and salaried employees. The workforce reduction is expected to involve approximately 85 employees, with the majority of employees leaving the mill over the next 12 months.

In connection with implementing this workforce reduction, we currently estimate that we will incur pre-tax charges in the range of approximately $6 million to $8 million for severance and other personnel related expenses, such as termination benefits, which are expected to occur primarily over the 12-month period commencing with the third quarter of 2013. More than 85% of such charges are expected to be recognized by the end of 2013.

We currently estimate that our Celgar mill will realize approximately $8 million to $10 million in annual pre-tax cost savings once the workforce restructuring has been fully implemented. Based upon our planned workforce reduction implementation schedule, we currently expect to realize approximately 80% of such annual cost savings in 2014.

Costs and savings associated with the Celgar mill workforce reduction are based on management’s best estimates. Although we do not anticipate significant changes, actual costs and benefits may differ from these estimates due to subsequent business developments. As such, additional costs may be incurred and anticipated benefits may not be realized. See “Risk Factors — The actual timing, costs and benefits of the Celgar mill workforce reduction may differ from those currently expected”.

Stendal Credit Facilities

Our Stendal mill has two amortizing term loan facilities with approximately €442.9 million in total principal outstanding at March 31, 2013. Such facilities are without recourse to the Restricted Group and 80% of the principal amount thereunder is severally guaranteed by German federal and state governments. These facilities require the Stendal mill, among other things, to maintain a stipulated semi-annual leverage ratio of total debt to trailing 12-month EBITDA (as defined in the facilities) and a Senior Debt to EBITDA Cover Ratio, referred to as the “Ratios”. See “Description of Other Indebtedness”.

Pursuant to the terms of Stendal’s loan facilities, the Stendal mill is required to report on its compliance with the Ratios on September 30, 2013 for the trailing 12-month period ended June 30, 2013.

Among other factors, volatility in foreign exchange rates and pulp prices and the Ratios becoming more restrictive over time have adversely affected the Stendal mill’s performance relative to satisfying the Ratios. Unless we are able to obtain a waiver of the Ratios or a satisfactory amendment to the loan facilities with Stendal’s lenders, when the Stendal mill reports under its loan facilities on September 30, 2013, it will not be in compliance with the Ratios.

We have the right to cure any breach of the Ratios by providing additional capital to Stendal within 20 business days of being notified of such breach by the lenders.

We have had ongoing discussions with the agent bank under the Stendal loan facilities to obtain a satisfactory amendment and/or waiver of the Ratios to provide greater flexibility for the Stendal mill.

On June 26, 2013, Stendal and the agent bank for the lenders agreed upon a non-binding term sheet which will provide the mill with greater covenant flexibility and the mill engaged the agent bank pursuant to a mandate agreement to seek lender approval to implement the same. The term sheet is subject to customary conditions and approvals, including lender approval, German governmental approval, our board approval, Stendal shareholder approval and entering into satisfactory definitive legal agreements. Pursuant to the term sheet, concurrent with a successful amendment of the facilities thereunder, we have agreed to invest $20.0 million into Stendal (an Unrestricted Subsidiary) as additional capital. Currently, based upon our discussions with the agent bank to date, the limited nature of the requested amendment, the Stendal mill’s current liquidity (cash on hand, as at March 31, 2013 of €59 million, of which €33 million is in a segregated debt service reserve account) and the governmental guarantees, we believe we will be able to conclude a satisfactory amendment with Stendal’s lenders in the third quarter of 2013; however, we cannot assure you of a successful outcome.

In the event that the Stendal mill is not able to secure a satisfactory amendment and/or waiver of the Ratios and we do not cure the breach by providing additional capital to Stendal, it would constitute an event of default under the two loan facilities. If such event of default occurs and after careful consideration of the reasonable concerns of Stendal or if the stipulated majority of the lenders have reasonably determined that such default has caused Stendal’s ability to perform its obligations thereunder to be materially impaired, the lenders may provide notice cancelling and accelerating such facilities and demanding full payment thereof. In the current circumstances, we do not believe Stendal’s lenders would be permitted to accelerate and cancel such loan facilities based upon a failure to satisfy the Ratios; however, we cannot assure you of the same.

If Stendal’s lenders did accelerate and cancel such loan facilities, this would have a material adverse effect on the Stendal mill and our consolidated financial condition, results of operations and liquidity.

Corporate Information

Our principal office is located at Suite 1120, 700 West Pender Street, Vancouver, British Columbia, Canada V6C 1G8. Our main telephone number is (604) 684-1099 and our website address is www.mercerint.com. Information on our website is not incorporated by reference in this prospectus supplement and should not be considered in connection with any investment in the Additional Senior Notes offered hereby.

The Offering

The following is a brief summary of certain terms of this offering. Certain of the terms and conditions described below are subject to important limitations and exceptions. You should read this prospectus supplement and the accompanying prospectus before making an investment in the Additional Senior Notes. For a more complete description of the terms of the Senior Notes see “Description of Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

Issuer	Mercer International Inc.

Securities Offered

$50,000,000 aggregate principal amount of 9.5% Senior Notes due 2017. The Additional Senior Notes will be issued as additional notes under the Indenture governing our outstanding 9.5% Senior Notes due 2017 that were issued in November 2010 in an aggregate principal amount of $300,000,000.

The Additional Senior Notes will be treated as a single series with the Existing Senior Notes for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. The terms of the Additional Senior Notes will be identical to the terms of the Existing Senior Notes, except for the issue date, the issue price, the first interest payment date for the Additional Senior Notes and the date from which interest begins to accrue.

Offering Price	104.500% of the principal amount of the Senior Notes, plus accrued interest from June 1, 2013.

Maturity	December 1, 2017.

Interest Payment Dates	June 1 and December 1 of each year, beginning on December 1, 2013 (or if any of those days is not a business day, the next succeeding business day without accrual of additional interest as a result of the delay in payment). Interest on the Additional Senior Notes will accrue from the most recent interest payment date, being June 1, 2013.

Ranking	The Additional Senior Notes are our senior unsecured obligations and are not guaranteed by any of our operating subsidiaries, all of which are located outside the U.S. Accordingly, the Additional Senior Notes will rank:

• effectively junior in right of payment to all our existing and future secured indebtedness and all indebtedness and liabilities of our subsidiaries; and

• equal in right of payment with all of our existing and future unsecured senior indebtedness.

Optional Redemption	The Senior Notes will be redeemable on and after December 1, 2014 at any time in whole or in part, at our option on not less than 30 and not more than 60 days’ prior notice, at the applicable redemption prices described under “Description of Notes – Optional Redemption” plus accrued and unpaid interest, if any, to the date of redemption. In certain circumstances, we may also redeem up to 35% of the aggregate principal amount of the Senior Notes at any time prior to December 1, 2013 at a redemption price of 109.5% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date with the net proceeds of certain equity offerings.

Certain Covenants	We will issue the Additional Senior Notes under the Indenture that governs the Existing Senior Notes, which, among other things, restricts our ability and the ability of our restricted subsidiaries to, among other things:

	•	incur additional indebtedness or issue preferred stock;

	•	pay dividends or make other distributions to our stockholders;

	•	purchase or redeem capital stock or subordinated indebtedness;

	•	make investments;

	•	create liens and enter into sale and leaseback transactions;

	•	incur restrictions on the ability of our restricted subsidiaries to pay dividends or make other payments to us;

	•	sell assets;

	•	consolidate or merge with or into other companies or transfer all or substantially all of our assets; and

	•	engage in transactions with affiliates.

These limitations will be subject to a number of important qualifications and exceptions. See “Description of Notes – Covenants”.

Change in Control	Upon certain changes in control, each holder of the Senior Notes may require us to repurchase some or all of its Senior Notes at a purchase price equal to 101% of the principal amount of the Senior Notes plus accrued and unpaid interest, if any, to the date of purchase. See “Description of Notes — Purchase of Notes at the Option of Holders Upon a Change in Control”.

No Active Trading Market	The Additional Senior Notes will be fungible with the Existing Senior Notes for trading purposes from the time of issue, but there is no active trading market for the Existing Senior Notes. The underwriter has advised us that it presently intends to make a market in the Additional Senior Notes. However, you should be aware that it is not obligated to make a market in the Additional Senior Notes and may discontinue its market-making activities at any time without notice. As a result, a liquid market for the Additional Senior Notes may not be available if you try to sell your Additional Senior Notes. We do not intend to apply for a listing of the Additional Senior Notes on any securities exchange or any automated dealer quotation system.

Form of the Additional Senior Notes	The Additional Senior Notes, in common with the Existing Senior Notes and having the same “CUSIP” numbers, will be issued in book-entry form and will be represented by one or more global securities deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company, referred to as “DTC”, in New York, New York. Beneficial interests in the Additional Senior Notes will be shown on, and transfers of beneficial interests will be effected through, records maintained by DTC and its participants.

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $50.5 million. We intend to use the net proceeds to repay revolving credit indebtedness and for general corporate purposes. See “Use of Proceeds”.

Risk Factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before deciding to invest in the Additional Senior Notes.

Summary Financial and Operating Information for the Restricted Group

The following table sets forth selected historical financial and operating data for the Restricted Group as at and for the periods indicated. The following selected data are qualified in their entirety by, and should be read in conjunction with, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited financial statements and the accompanying notes in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, each of which is incorporated by reference herein and attached hereto as Annex A and Annex B, respectively. For financial and other data for the Restricted Group for the quarter ended March 31, 2013 and the comparative quarter of the prior year, please refer to the quarterly financial information included elsewhere herein and our Form 10-Q for the period ended March 31, 2013 incorporated by reference herein and attached hereto as Annex B. Historical results are not necessarily indicative of the results to be expected for any future periods.

The statements of operations data for the Restricted Group for the twelve months ended March 31, 2013 have been derived by adding the financial data from our audited financial statements for the year ended December 31, 2012 to the financial data from our unaudited financial statements for the three months ended March 31, 2013 and subtracting the financial data from our unaudited financial statements for the three months ended March 31, 2012.

	Twelve Months Ended March 31,	Three Months Ended March 31,		Year Ended December 31,
	2013	2013	2012	2012	2011	2010
	(Unaudited)	(Unaudited)
	(Euro in thousands, other than ADMT and MWh amounts and ratios)
Statement of Operations Data
Pulp revenues	414,294	100,240	109,889	423,943	473,992	490,020
Energy and chemical revenues	27,588	7,090	7,991	28,489	25,473	15,145

	441,882	107,330	117,880	452,432	499,465	505,165
Costs and expenses	435,734	103,430	112,497	444,801	436,522	411,474
Operating income	6,148	3,900	5,383	7,631	62,943	93,691
Interest expense	23,481	5,866	5,810	23,425	24,886	31,498
Other income	5,818	1,535	825	5,108	5,262	5,103
Net income (loss)	(15,696)	(1,792)	(317)	(14,221)	39,809	62,327
Balance Sheet Data
Cash and cash equivalents	52,032	52,032	53,595	36,714	44,829	50,654
Current assets	201,073	201,073	206,596	180,711	201,632	211,839
Current liabilities	65,329	65,329	56,955	48,581	51,659	61,172
Working capital	135,744	135,744	149,641	132,130	149,973	150,667
Total assets(1)	661,657	661,657	665,460	644,119	658,844	662,944
Long-term liabilities	266,151	266,151	261,169	260,185	262,770	312,631
Total equity	330,177	330,177	347,336	335,353	344,415	289,141
Other Data
Pulp production (ADMTs)	814,907	205,550	218,620	827,977	832,396	826,301
Pulp sales (ADMTs)	812,774	199,325	213,472	826,921	823,183	826,340
Average pulp sales realizations (€/ADMT)(2)	510	503	514	512	575	592
Energy production (‘000 MWh)	920.2	230.4	240.2	930.1	893.7	718.6
Energy sales (‘000 MWh)	332.8	79.9	88.8	341.6	301.4	194.2
Average energy sales realizations (€/MWh)	83	89	90	83	85	78
Net cash from (used in) operating activities	(290)	12,243	9,943	(2,590)	66,679	54,581
Depreciation and amortization	32,022	8,254	7,703	31,471	30,086	30,270
Capital expenditures	20,364	2,645	4,218	21,937	29,513	34,675
Operating EBITDA(3)	38,170	12,154	13,086	39,102	93,029	123,961
Ratio of earnings to fixed charges(4)	0.58	0.87	1.07	0.63	2.79	2.67

(1)	We do not report the effect of government grants relating to our assets in our income. These grants reduce the cost basis of the assets purchased. See “Business — Capital Expenditures”.
(2)	Average realized pulp prices for the periods indicated reflect customer discounts and price movements between the order and shipment date.
(3)	See “Non-GAAP Financial Measures” for a description of Operating EBITDA. The following table provides for a reconciliation of net income (loss) to operating income (loss) and Operating EBITDA for the Restricted Group for the periods indicated:

	Twelve Months Ended March 31,	Three Months Ended March 31,		Year Ended December 31,
	2013	2013	2012	2012	2011	2010
	(Unaudited)	(Unaudited)
	(Euro in thousands)
Restricted Group
Net income (loss)	(15,696)	(1,792)	(317)	(14,221)	39,809	62,327
Income tax provision (benefit)	5,783	1,016	715	5,482	4,614	(8,651)
Interest expense	23,481	5,866	5,810	23,425	24,886	31,498
Loss (gain) on derivative instruments	(1,683)	345	—	(2,028)	—	—
Foreign exchange (gain) loss on debt	—	—	—	—	(1,175)	6,126
Loss on extinguishment of debt	81	—	—	81	71	7,494
Other expense (income)	(5,818)	(1,535)	(825)	(5,108)	(5,262)	(5,103)

Operating income	6,148	3,900	5,383	7,631	62,943	93,691
Add: Depreciation and amortization	32,022	8,254	7,703	31,471	30,086	30,270

Operating EBITDA	38,170	12,154	13,086	39,102	93,029	123,961

(4)	For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes, noncontrolling interest, income (loss) from equity investee and fixed charges. Fixed charges consist of interest expense plus capitalized interest. See “Ratio of Earnings to Fixed Charges”.

Summary Consolidated Financial and Operating Information

The following table sets forth selected historical consolidated financial and operating data as at and for the periods indicated. The following selected data are qualified in their entirety by, and should be read in conjunction with, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements and the accompanying notes in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, each of which is incorporated by reference herein and attached hereto as Annex A and Annex B, respectively. For financial and other data for the quarter ended March 31, 2013 and the comparative quarter of the prior year, please refer to the quarterly financial information included elsewhere herein and our Form 10-Q for the period ended March 31, 2013 incorporated by reference herein and attached hereto as Annex B. Historical results are not necessarily indicative of the results to be expected for any future periods.

The consolidated statements of operations data for the twelve months ended March 31, 2013 have been derived by adding the financial data from our audited financial statements for the year ended December 31, 2012 to the financial data from our unaudited financial statements for the three months ended March 31, 2013 and subtracting the financial data from our unaudited financial statements for the three months ended March 31, 2012.

	Twelve Months Ended March 31,	Three Months Ended March 31,		Year Ended December 31,
	2013	2013	2012	2012	2011	2010
	(Unaudited)	(Unaudited)
	(Euro in thousands, other than ADMT and MWh amounts and ratios)
Statement of Operations Data
Pulp revenues	742,535	180,120	199,439	761,854	831,396	856,311
Energy and chemical revenues	71,522	18,152	18,919	72,289	68,079	49,288

	814,057	198,272	218,358	834,143	899,475	905,599
Costs and expenses	771,747	188,724	202,115	785,138	788,356	737,856
Operating income	42,310	9,548	16,243	49,005	111,119	167,743
Interest expense	54,820	13,148	14,133	55,805	58,995	67,621
Other income (expense)	282	(70)	(410)	(58)	1,501	468
Net income (loss) attributable to common shareholders	(13,783)	(425)	1,173	(12,185)	50,075	86,279
Balance Sheet Data
Cash and cash equivalents	110,664	110,664	124,196	104,239	105,072	99,022
Current assets	355,875	355,875	375,608	344,998	373,226	356,880
Current liabilities	153,544	153,544	137,562	136,425	126,067	125,197
Working capital	202,331	202,331	238,046	208,573	247,159	231,683
Total assets(1)	1,185,560	1,185,560	1,213,199	1,183,603	1,217,250	1,216,075
Long-term liabilities	756,192	756,192	787,013	768,253	807,641	877,315
Total equity	275,824	275,824	288,624	278,925	283,542	213,563
Other Data
Pulp production (ADMTs)	1,449,097	361,164	380,342	1,468,275	1,453,677	1,426,286
Pulp sales (ADMTs)	1,445,353	356,660	384,826	1,473,519	1,427,924	1,428,638
Average pulp sales realizations (€/ADMT)(2)	507	499	512	511	574	591
Energy production (‘000 MWh)	1,692.2	424.4	436.2	1,704.1	1,640.4	1,444.1
Energy sales (‘000 MWh)	701.5	173.6	182.4	710.2	652.1	520.0
Average energy sales realizations (€/MWh)	85	88	88	85	89	85
Net cash from (used in) operating activities	31,784	21,948	36,137	45,973	111,055	91,279
Depreciation and amortization	58,496	14,794	14,350	58,052	56,005	56,231
Capital expenditures	39,634	11,395	8,465	36,704	37,809	38,300
Operating EBITDA(3)	100,806	24,342	30,593	107,057	167,124	223,974
Ratio of earnings to fixed charges(4)	0.93	1.10	1.20	0.96	1.92	2.31

(1)	We do not report the effect of government grants relating to our assets in our income. These grants reduce the cost basis of the assets purchased. See “Business – Capital Expenditures”.
(2)	Average realized pulp prices for the periods indicated reflect customer discounts and price movements between the order and shipment date.
(3)	See “Non-GAAP Financial Measures” for a description of Operating EBITDA. The following table provides for a reconciliation of net income (loss) to operating income (loss) and Operating EBITDA on a consolidated basis for the periods indicated:

	Twelve Months Ended March 31,	Three Months Ended March 31,		Year Ended December 31,
	2013	2013	2012	2012	2011	2010
	(Unaudited)	(Unaudited)
	(Euro in thousands)
Net income (loss) attributable to common shareholders	(13,783)	(425)	1,173	(12,185)	50,075	86,279
Net income attributable to noncontrolling interest	1,731	708	671	1,694	3,931	8,469
Income tax provision (benefit)	7,428	867	732	7,293	(695)	(5,879)
Interest expense	54,820	13,148	14,133	55,805	58,995	67,621
Loss (gain) on derivative instruments	(7,685)	(4,820)	(876)	(3,741)	1,418	(1,899)
Foreign exchange (gain) loss on debt	—	—	—	—	(1,175)	6,126
Loss on extinguishment of debt	81	—	—	81	71	7,494
Other expense (income)	(282)	70	410	58	(1,501)	(468)

Operating income	42,310	9,548	16,243	49,005	111,119	167,743
Add: Depreciation and amortization	58,496	14,794	14,350	58,052	56,005	56,231

Operating EBITDA	100,806	24,342	30,593	107,057	167,124	223,974

(4)	For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes, noncontrolling interest, income (loss) from equity investee and fixed charges. Fixed charges consist of interest expense plus capitalized interest. See “Ratio of Earnings to Fixed Charges”.

RISK FACTORS

An investment in the Senior Notes involves risks. You should carefully consider the risks described below and those contained in the documents incorporated by reference in this prospectus supplement and the other information in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference into this prospectus supplement before deciding whether to invest in the Senior Notes. The risks described below are not the only risks facing our Company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

Our business, financial condition, results of operations and cash flow, could be materially adversely affected by any of these risks. The trading price of the Senior Notes could decline due to any of these risks, and you may lose all or part of your investment.

This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement or incorporated by reference herein.

Risks Related to this Offering

We are a holding company and we are substantially dependent on cash provided by our subsidiaries to meet our debt service obligations under the Senior Notes.

We are a holding company that conducts substantially all of our operations through our subsidiaries. Because we are a holding company and because the Senior Notes are not guaranteed by any of our subsidiaries, the Senior Notes are effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. As of March 31, 2013, the aggregate outstanding liabilities of all our subsidiaries, including the non-recourse debt of Stendal, was approximately €680.9 million, excluding intercompany amounts and including a total of approximately €491.8 million of indebtedness for borrowed money, of which approximately €480.0 million is related to Stendal. Additionally, as at March 31, 2013, our Restricted Group had aggregate outstanding liabilities of approximately €331.5 million, including approximately €233.3 million of indebtedness for borrowed money.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries have not guaranteed the Senior Notes and have no obligation to pay any amounts due on the Senior Notes. With limited exceptions, our subsidiaries are not required to provide us with funds for our payment obligations, whether by dividends, distributions or loans. In addition, payments of dividends, distributions, loans or advances by our subsidiaries to Mercer Inc. are subject to certain contractual restrictions. The loan facilities of our subsidiaries do not contain any express provisions to permit distributions for debt servicing by Mercer Inc. Payments to Mercer Inc. by our subsidiaries will also be contingent upon our subsidiaries’ earnings and other business considerations.

The Senior Notes are effectively subordinated to all liabilities of our subsidiaries and are unsecured. We may not have sufficient funds to pay our obligations under the Senior Notes if we encounter financial difficulties.

The Senior Notes are not guaranteed and our subsidiaries have no obligations in respect of the Senior Notes. As a result, the Senior Notes are effectively subordinated to all liabilities of our subsidiaries. In the event of a bankruptcy, liquidation or reorganization involving us or any of our subsidiaries and in certain other events, our assets will be available to pay obligations on the Senior Notes only after all liabilities of our subsidiaries (including trade creditors) have been paid in full. After satisfying these obligations, we may not have sufficient assets remaining to pay amounts due on any or all of the Senior Notes then outstanding. Our incurrence of additional debt and other liabilities could adversely affect our ability to pay our obligations under the Senior Notes.

Despite our and our subsidiaries’ current levels of indebtedness, we may incur substantially more debt, which could further increase the risks associated with our substantial indebtedness.

Although the Indenture and our existing credit facilities contain restrictions on the incurrence of additional indebtedness by us and our restricted subsidiaries, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. In addition to amounts that may be borrowed under our existing credit facilities, the Indenture also allows us and our restricted subsidiaries to borrow significant amounts of money from other sources and does not place restrictions on borrowings by our unrestricted subsidiaries. Also, these restrictions do not prevent us from incurring obligations that do not constitute “indebtedness” as defined in the relevant agreement. If new debt is added to the current debt levels, the related risks that we now face could intensify.

The agreements governing our indebtedness contain significant restrictions that limit our operating and financial flexibility.

The Indenture and our credit facilities contain covenants that, among other things, limit our ability to:

•	incur additional indebtedness and issue preferred stock;

•	pay dividends and make distributions;

•	repurchase stock or repay subordinated indebtedness;

•	make certain investments;

•	transfer, sell or make certain dispositions of assets or engage in sale and leaseback transactions;

•	incur liens;

•	enter into transactions with affiliates;

•	create dividend or other payment restrictions affecting restricted subsidiaries; and

•	merge, consolidate, amalgamate or sell all or substantially all of our assets to another person.

In addition, our credit facilities require us to maintain specified financial ratios, and we may be unable to meet such ratios. All of these restrictions may limit our ability to execute our business strategy. Moreover, if operating results fall below current levels, we may be unable to comply with these covenants. If that occurs, our lenders could accelerate our indebtedness, in which case we may not be able to repay all of our indebtedness, and your Senior Notes may not be repaid fully, if at all. Unless we are able to obtain a waiver of the Ratios or satisfactory amendment to the Stendal mill’s loan facilities with its lenders, when the Stendal mill reports on its compliance with the Ratios on September 30, 2013 for the trailing 12-month period ended June 30, 2013, it will not be in compliance with the Ratios. We have entered into discussions with the mill’s lenders to obtain a satisfactory amendment or waiver of such covenant, although we cannot provide assurance that a successful outcome will be obtained. See “Summary — Recent Developments — Stendal Credit Facilities”.

We may not have sufficient funds or may be restricted in our ability to repurchase the Senior Notes upon a change in control.

The Indenture contains provisions that apply to a change in our control. You may require us to repurchase all or any portion of your Senior Notes upon a change in control. We may not have sufficient funds to repurchase the Senior Notes upon a change in control. The current project loan facilities of our subsidiaries limit our subsidiaries’ ability to make cash disbursements to us and future debt agreements may prohibit us from paying the repurchase price. If we are prohibited from repurchasing the Senior Notes, we could seek consent from our lenders to make distributions to repurchase the Senior Notes. If we are unable to obtain consent, we could attempt to refinance the Senior Notes. If we are unable to obtain a consent or refinance, we would be prohibited from repurchasing the Senior Notes. If we are unable to repurchase the Senior Notes upon a change in control, it would result in an event of default under the Indenture. An event of default under the Indenture could result in a further event of default under our other then-existing debt. In addition, the occurrence of the change in control may be an event of default under our other debt. Our ability to repurchase the Senior Notes in such event may be limited by law, the Indenture, or the terms of other agreements relating to our senior indebtedness.

An active or liquid trading market has not developed and may not develop for the Senior Notes.

There is no established trading market for the Senior Notes and the Existing Senior Notes trade infrequently. We have not and do not intend to apply for listing or quotation of the Senior Notes on any securities exchange or automated quotation system. The underwriter may make a market for the Senior Notes and assist in their resale, but is not obligated to do so. Any market making activity may be discontinued at any time for any reason, without notice, after this offering is completed. We cannot predict whether an active trading market for the Senior Notes will develop or, if such market develops, how liquid it will be. If an active market for the Senior Notes fails to develop or to be sustained, the trading price of the Senior Notes could fall. Even if an active trading market were to develop, the Senior Notes could trade at prices that may be lower than the initial offering price of the Senior Notes, or the holders could experience difficulty or an inability to resell the Senior Notes. Whether or not the Senior Notes will trade at lower prices depends on many factors, including:

•	the number of holders of the Senior Notes;

•	our operating performance and financial condition;

•	the interest of securities dealers in making a market;

•	prevailing interest rates and the markets for similar securities; and

•	general economic conditions.

The market price of the Senior Notes may be volatile.

You may not be able to sell your Senior Notes at a particular time or at a price favorable to you. Future trading prices of the Senior Notes will depend on many factors, including:

•	the number of holders of the Senior Notes;

•	our operating performance and financial condition;

•	the interest of securities dealers in making a market;

•	prevailing interest rates and the markets for similar securities; and

•	general economic conditions.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in prices. The market for the Senior Notes, if any, may be subject to similar disruptions. A disruption may have a negative effect on you as a holder of the Senior Notes, regardless of our prospects or performance.

An adverse rating of the Senior Notes may cause their trading price to fall.

If a rating agency rates the Senior Notes, it may assign a rating that is lower than the rating expected by you. Ratings agencies also may lower ratings on the Senior Notes or any of our other debt in the future. If rating agencies assign a lower than-expected rating or reduce, or indicate that they may reduce, their ratings of our debt in the future, the trading price of the Senior Notes could significantly decline.

Risks Related to the Company

Our business is highly cyclical in nature.

The pulp business is highly cyclical in nature and markets are characterized by periods of supply and demand imbalance, which in turn affects prices. Pulp markets are highly competitive and are sensitive to cyclical changes in the global economy, industry capacity and foreign exchange rates, all of which can have a significant influence on selling prices and our operating results. The length and magnitude of industry cycles have varied over time but generally reflect changes in macro-economic conditions and levels of industry capacity. Pulp is a commodity that is generally available from other producers. Because commodity products have few distinguishing qualities from producer to producer, competition is generally based upon price, which is generally determined by supply relative to demand.

Industry capacity can fluctuate as changing industry conditions can influence producers to idle production capacity or permanently close mills. In addition, to avoid substantial cash costs in idling or closing a mill, some producers will choose to operate at a loss, sometimes even a cash loss, which can prolong weak pricing environments due to oversupply. Oversupply of our products can also result from producers introducing new capacity in response to favorable pricing trends.

Demand for pulp has historically been determined primarily by general global macroeconomic conditions and has been closely tied to overall business activity. From 2006 to mid-2008, pulp prices steadily improved. However, the global economic crisis in the latter half of 2008 resulted in a sharp decline of pulp prices from a high of $900 per ADMT to $635 per ADMT at the end of 2008. Pulp prices began to increase in the second half of 2009 and continued to increase to record levels through June of 2010, before declining slightly in the fourth quarter of 2010. Pulp prices again rebounded to record levels in the first half of 2011 but declined sharply in the latter part of the year, primarily due to economic uncertainty in Europe and credit tightening in China. Economic uncertainty in Europe and China, respectively, impacted both demand and prices. In 2012, list prices were on average approximately 15% lower than 2011. At March 31, 2013, list prices for NBSK pulp were approximately $840 per ADMT in Europe, $900 per ADMT in North America and $700 per ADMT in China.

Accordingly, prices for pulp are driven by many factors outside our control, and we have little influence over the timing and extent of price changes, which are often volatile. Because market conditions beyond our control determine the price for pulp, prices may fall below our cash production costs, requiring us to either incur short-term losses on product sales or cease production at one or more of our mills. Therefore, our profitability depends on managing our cost structure, particularly raw materials which represent a significant component of our operating costs and can fluctuate based upon factors beyond our control. If the prices of our products decline, or if prices for our raw materials increase, or both, our results of operations and cash flows could be materially adversely affected.

Our level of indebtedness could negatively impact our financial condition and results of operations.

As of March 31, 2013, we had approximately €713.2 million of indebtedness outstanding, of which €442.9 million relates to the Stendal Loan Facility and the Blue Mill Facility (as defined herein). We may also incur additional indebtedness in the future. Our high debt levels may have important consequences for us, including, but not limited to the following:

•

our ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes or to fund future operations may not be available on terms favorable to us or at all;

•

a significant amount of our operating cash flow is dedicated to the payment of interest and principal on our indebtedness, thereby diminishing funds that would otherwise be available for our operations and for other purposes;

•	increasing our vulnerability to current and future adverse economic and industry conditions;

•	a substantial decrease in net operating cash flows or increase in our expenses could make it more difficult for us to meet our debt service requirements, which could force us to modify our operations;

•

our leveraged capital structure may place us at a competitive disadvantage by hindering our ability to adjust rapidly to changing market conditions or by making us vulnerable to a downturn in our business or the economy in general;

•	causing us to offer debt or equity securities on terms that may not be favorable to us or our shareholders;

•	limiting our flexibility in planning for, or reacting to, changes and opportunities in our business and our industry; and

•	our level of indebtedness increases the possibility that we may be unable to generate cash sufficient to pay the principal or interest due in respect of our indebtedness.

Our ability to repay or refinance our indebtedness will depend on our future financial and operating performance. Our performance, in turn, will be subject to prevailing economic and competitive conditions, as well as financial, business, legislative, regulatory, industry and other factors, many of which are beyond our control. Our ability to meet our future debt service and other obligations, in particular the Stendal Loan Facility, may depend in significant part on the extent to which we can implement successfully our business strategy. We cannot assure you that we will be able to implement our strategy fully or that the anticipated results of our strategy will be realized.

A weakening of the global economy could adversely affect our business and financial results and have a material adverse effect on our liquidity and capital resources.

Principally, as pulp demand has historically been determined by general global macroeconomic activities, demand and prices for our product have historically decreased substantially during economic slowdowns. For example, economic weakness in Europe since the 2008 global financial crisis has adversely affected demand for pulp. Additionally, restricted credit availability restrains our customers’ ability or willingness to purchase our products resulting in lower revenues. Depending on their severity and duration, the effects and consequences of a global economic downturn could have a material adverse effect on our liquidity and capital resources, including our ability to raise capital, if needed, and otherwise negatively impact our business and financial results.

Cyclical fluctuations in the price and supply of our raw materials could adversely affect our business.

Our main raw material is fiber in the form of wood chips and pulp logs. Such fiber is cyclical in terms of both price and supply. The cost of wood chips and pulp logs is primarily affected by the supply and demand for lumber. Demand for these raw materials is generally determined by the volume of pulp and paper products produced globally and regionally. Since 2006, generally higher energy prices and a focus on, and governmental initiatives related to, “green” or renewable energy have led to an increase in renewable energy projects in Europe, including Germany. Demand for wood residuals from such energy producers, combined with lower harvesting rates, has generally put upward pressure on prices for wood residuals, such as wood chips, in Germany and its neighboring countries. This has resulted in higher fiber costs for our German mills and such trend could continue to put further upward pressure on wood chip prices.

Similarly, North American sawmill activity declined significantly during the recession, reducing the supply of chips and availability of pulp logs to our Celgar mill. Additionally, North American energy producers are exploring the viability of renewable energy initiatives and governmental initiatives in this field are increasing, all of which could lead to higher demand for sawmill residual fiber, including chips. The cyclical nature of pricing for these raw materials represents a potential risk to our profit margins if pulp producers are unable to pass along price increases to their customers or we cannot offset such costs through higher prices for our surplus energy.

We do not own any timberlands or have any long-term governmental timber concessions and we currently have few long-term fiber contracts at our German operations. Raw materials are available from a number of suppliers and we have not historically experienced material supply interruptions or substantial sustained price increases. However, our requirements have increased and may continue to do so as we expand capacity through capital projects or other efficiency measures at our mills. As a result, we may not be able to purchase sufficient quantities of these raw materials to meet our production requirements at prices acceptable to us during times of tight supply. In addition, the quantity, quality and price of fiber we receive could be affected as a result of industrial disputes, material curtailments or shut-down of operations by suppliers, government orders and legislation (including new taxes or tariffs), weather conditions, acts of God and other events beyond our control. An insufficient supply of fiber or reduction in the quality of fiber we receive would materially adversely affect our business, financial condition, results of operations and cash flow. In addition to the supply of wood fiber, we are dependent on the supply of certain chemicals and other inputs used in our production facilities. Any disruption in the supply of these chemicals or other inputs could affect our ability to meet customer demand in a timely manner and could harm our reputation. Any material increase in the cost of these chemicals or other inputs could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We operate in highly competitive markets.

We sell our pulp globally, with a large percentage sold in Europe, North America and Asia. The markets for pulp are highly competitive. A number of other global companies compete in each of these markets and no company holds a dominant position. Our pulp is considered a commodity because many companies produce similar and largely standardized products. As a result, the primary basis for competition in our markets has been price. Many of our competitors have greater resources and lower leverage than we do and may be able to adapt more quickly to industry or market changes or devote greater resources to the sale of products than we can. There can be no assurance that we will continue to be competitive in the future. Prices for our products are affected by many factors outside of our control and we have no influence over the timing and extent of price changes, which are often volatile. Our profitability with respect to these products depends, in part, on managing our costs, particularly raw material and energy costs which represent significant components of our operating costs and can fluctuate based upon factors beyond our control.

The global pulp market has historically been characterized by considerable swings in prices which have and will result in variability in our earnings. Prices are typically denominated in U.S. dollars.

We are exposed to currency exchange rate and interest rate fluctuations.

The majority of our sales are in products quoted in U.S. dollars while most of our operating costs and expenses, other than those of the Celgar mill, are incurred in Euros. In addition, all of the products sold by the Celgar mill are quoted in U.S. dollars and the Celgar mill costs are primarily incurred in Canadian dollars. Our results of operations and financial condition are reported in Euros. As a result, our revenues are adversely affected by a decrease in the value of the U.S. dollar relative to the Euro and to the Canadian dollar. Such shifts in currencies relative to the Euro and the Canadian dollar reduce our operating margins and the cash flow available to fund our operations and to service our debt. This could have a material adverse effect on our business, financial condition, results of operations and cash flows.

In 2002, Stendal entered into variable-to-fixed interest rate swaps to fix interest payments under the Stendal Loan Facility, which has kept Stendal from benefiting from the general decline in interest rates that ensued. These derivatives are marked to market at the end of each reporting period and all unrealized gains and losses are recognized as earnings or losses for the relevant reporting periods.

We use derivatives to manage certain risk which has caused significant fluctuations in our operating results.

We use derivative instruments to limit our exposure to interest rate and pulp price fluctuations. Concurrently with entering into the Stendal financing, Stendal entered into variable-to-fixed rate interest swaps for the full term of our Stendal Loan Facility to manage its interest rate risk exposure with respect to the full principal amount of this facility. Because we effectively fixed the rate on our Stendal Loan Facility, the value of our derivative position moves inversely to interest rates. We have also recently entered into fixed price pulp swap contracts with a bank.

We record unrealized gains or losses on our derivative instruments when they are marked to market at the end of each reporting period and realized gains or losses on them when they are settled. These unrealized and realized gains and losses can materially impact our operating results for any reporting period.

If any of the variety of instruments and strategies we utilize are not effective, we may incur losses which may have a materially adverse effect on our business, financial condition, results of operations and cash flow. The purpose of our derivative activity may also be considered speculative in nature; we do not use these instruments with respect to any pre-set percentage of revenues or other formula, but either to augment our potential gains or reduce our potential losses depending on our perception of future economic events and developments.

We are subject to extensive environmental regulation and we could have environmental liabilities at our facilities.

Our operations are subject to numerous environmental laws as well as permits, guidelines and policies. These laws, permits, guidelines and policies govern, among other things:

•	unlawful discharges to land, air, water and sewers;

•	waste collection, storage, transportation and disposal;

•	hazardous waste;

•	dangerous goods and hazardous materials and the collection, storage, transportation and disposal of such substances;

•	the clean-up of unlawful discharges;

•	land use planning;

•	municipal zoning; and

•	employee health and safety.

In addition, as a result of our operations, we may be subject to remediation, clean-up or other administrative orders or amendments to our operating permits, and we may be involved from time to time in administrative and judicial proceedings or inquiries. Future orders, proceedings or inquiries could have a material adverse effect on our business, financial condition and results of operations. Environmental laws and land use laws and regulations are constantly changing. New regulations or the increased enforcement of existing laws could have a material adverse effect on our business and financial condition. In addition, compliance with regulatory requirements is expensive, at times requiring the replacement, enhancement or modification of equipment, facilities or operations. There can be no assurance that we will be able to maintain our profitability by offsetting any increased costs of complying with future regulatory requirements.

We are subject to liability for environmental damage at the facilities that we own or operate, including damage to neighboring landowners, residents or employees, particularly as a result of the contamination of soil, groundwater or surface water and especially drinking water. The costs of such liabilities can be substantial. Our potential liability may include damages resulting from conditions existing before we purchased or operated these facilities. We may also be subject to liability for any offsite environmental contamination caused by pollutants or hazardous substances that we or our predecessors arranged to transport, treat or dispose of at other locations. In addition, we may be held legally responsible for liabilities as a successor owner of businesses that we acquire or have acquired. Except for Stendal, our facilities have been operating for decades and we have not done invasive testing to determine whether or to what extent environmental contamination exists. As a result, these businesses may have liabilities for conditions that we discover or that become apparent, including liabilities arising from non-compliance with environmental laws by prior owners. Because of the limited availability of insurance coverage for environmental liability, any substantial liability for environmental damage could materially adversely affect our results of operations and financial condition.

Enactment of new environmental laws or regulations or changes in existing laws or regulations might require significant capital expenditures. We may be unable to generate sufficient funds or access other sources of capital to fund unforeseen environmental liabilities or expenditures.

Our business is subject to risks associated with climate change and social and government responses thereto.

Currently, there are differing scientific studies and opinions relating to the severity, extent and speed at which climate change is or may be occurring around the world. As a result, we are currently unable to identify and predict all of the specific consequences of climate change on our business and operations.

To date, the potential and/or perceived effects of climate change and social and government responses to it have created both opportunities, such as enhanced sales of surplus “green” energy, and risks for our business.

While all of the specific consequences from climate change are not yet predictable, we are subject to risks that government and social focus on and demand for “carbon neutral” or “green” energy will create greater demand for the wood residuals or fiber that is consumed by our pulp mills as part of their production process. In addition, governmental initiatives or legislation may also increase both the demand and prices for wood residuals. As governments pursue green energy initiatives, they may implement financial, tax, pricing or other legislated incentives for renewable energy producers that “cannibalize” or materially adversely affect fiber supplies for existing traditional users, such as lumber and pulp and paper producers.

Such additional demand for wood residuals and/or governmental initiatives may materially increase the competition and prices for wood residuals over time. This could increase our fiber costs and/or restrict our ability to acquire fiber at competitive prices or at all during times of shortages. If our fiber costs increase and we cannot pass on these costs to our customers or offset them through higher prices for our sales of surplus energy, it will negatively affect our operating margins, results of operations and financial position. If we cannot obtain the fiber required to operate our mills, we may have to curtail and/or shut down production. This could have a material adverse effect on operations, financial results and financial position.

Other potential risks to our business from climate change include:

•	a greater susceptibility of northern softwood forest to disease, fire and insect infestation, which could diminish fiber availability;

•	the disruption of transportation systems and power supply lines due to more severe storms;

•	the loss of water transportation for logs and our finished goods inventories due to lower water levels;

•	decreases in quantity and quality of processed water for our mill operations;

•	the loss of northern softwood boreal forests in areas in sufficient proximity to our mills to competitively acquire fiber; and

•	lower harvest levels decreasing the supply of harvestable timber and, as a consequence, wood residuals.

The occurrence of some or all of these events could have a material adverse effect on our operations and/or financial results.

Our operations require substantial capital and we may be unable to maintain adequate capital resources to provide for all of our capital requirements.

Our business is capital intensive and requires that we regularly incur capital expenditures to maintain our equipment, improve efficiencies and, as a result of changes to environmental regulations that require capital expenditures, bring our operations into compliance with such regulations. In addition, our senior management and board of directors may approve projects in the future that will require significant capital expenditures. Increased capital expenditures could have a material adverse effect on our cash flow and our ability to satisfy our debt obligations. If our available cash resources and cash generated from operations are not sufficient to fund our operating needs and capital expenditures, we would have to obtain additional funds from borrowings or other available sources or reduce or delay our capital expenditures. Recent global credit conditions and the downturn in the global economy have resulted in a significant decline in the credit markets and the overall availability of credit. Our indebtedness could adversely affect our financial health, limit our operations and impair our ability to raise additional capital. If this occurs, we may not be able to obtain additional funds on favorable terms or at all. If we cannot maintain or upgrade our equipment as may be required from time to time, we may become unable to manufacture products that compete effectively. An inability to make required capital expenditures in a timely fashion could have a material adverse effect on our growth, business, financial condition or results of operations.

Future acquisitions may result in additional risks and uncertainties in our business.

In order to grow our business, we may seek to acquire additional assets or companies. Our ability to pursue selective and accretive acquisitions will be dependent on management’s ability to identify, acquire, and develop suitable acquisition targets in both new and existing markets, but, in certain circumstances, acceptable acquisition targets might not be available. In pursuing acquisition and investment opportunities, we face competition from other companies having similar growth strategies, many of which may have substantially greater resources than us. Competition for these acquisitions or investment targets could result in increased acquisition or investment prices, higher risks and a diminished pool of businesses or assets available for acquisition.

Acquisitions also frequently result in recording of goodwill and other intangible assets, which are subject to potential impairments in the future that could have a material adverse effect on our operating results. Furthermore, the costs of integrating acquired businesses (including restructuring charges associated with the acquisitions, as well as other acquisition costs, such as accounting fees, legal fees and investment banking fees) could significantly impact our operating results.

Although we perform diligence on the businesses we purchase, in light of the circumstances of each transaction, an unavoidable level of risk remains regarding the actual condition of these businesses. We may not be able to ascertain the value or understand the potential liabilities of the acquired businesses and their operations until we assume operating control of the assets and operations of these businesses.

Furthermore, any future acquisitions of businesses or facilities could entail a number of risks, including:

•	problems with the effective integration of operations;

•	inability to maintain key pre-acquisition business relationships;

•	increased operating costs;

•	exposure to substantial unanticipated liabilities; and

•	difficulties in realizing projected efficiencies, synergies and cost savings.

In addition, geographic and other expansions, acquisitions or joint ventures may require significant managerial attention, which may be diverted from our other operations. If we are unsuccessful in overcoming these risks, our business, financial condition or results of operations could be materially and adversely affected.

Changes in credit ratings issued by nationally recognized statistical rating organizations could adversely affect our cost of financing and have an adverse effect on the market price of our securities.

Credit rating agencies rate our debt securities on factors that include our operating results, actions that we take, their view of the general outlook for our industry and their view of the general outlook for the economy. Actions taken by the rating agencies can include maintaining, upgrading or downgrading the current rating or placing the company on a watch list for possible future downgrading. Downgrading the credit rating of our debt securities or placing us on a watch list for possible future downgrading could limit our access to the credit markets, increase our cost of financing and have an adverse effect on the market price of our securities.

Project Blue Mill may not generate the results or benefits we expect.

Project Blue Mill is subject to customary risks and uncertainties inherent for large capital projects which could result in the project not completing on schedule or as budgeted. The Stendal mill could experience operating difficulties or delays during the start-up period when the new 40 MW turbine is being ramped up. Project Blue Mill may not increase the Stendal mill’s pulp production and energy generating capacity to the levels we had planned. Cost overruns, equipment breakdowns or failures to perform to design specifications could have a material adverse effect on our Stendal mill’s results of operations and financial performance.

The actual timing, costs and benefits of the Celgar mill workforce reduction may differ from those currently expected.

On July 9, 2013, we announced that our Celgar mill intends to undertake a workforce reduction designed to, among other things, reduce the mill’s fixed costs and improve its competitiveness. The Celgar workforce reduction initiative is subject to various risks, which could result in the actual timing, costs and benefits of the initiative differing from those currently anticipated. These risks and uncertainties include, among others that: we may not be able to implement the planned reduction in the timeframe currently planned; our costs related to such reduction may be higher than currently estimated; and unanticipated disruptions to the Celgar mill’s operations may result in additional costs being incurred, anticipated benefits not being realized and may adversely impact the mill’s operations.

We are subject to risks related to our employees.

The majority of our employees are unionized. Our collective agreement for our Rosenthal mill expired on May 31, 2013 and, although we expect to renew it in due course without any material work stoppage or material cost impact, we cannot assure you that the renewal will be achieved or that the terms will be attractive. We have collective agreements in place with our employees at our Celgar and Stendal mills. Although we have not experienced any work stoppages in the past, there can be no assurance that we will be able to negotiate acceptable collective agreements or other satisfactory arrangements with our employees upon the expiration of our collective agreements. This could result in a strike or work stoppage by the affected workers. The registration or renewal of the collective agreements or the outcome of our wage negotiations could result in higher wages or benefits paid to union members. Accordingly, we could experience a significant disruption of our operations or higher on-going labor costs, which could have a material adverse effect on our business, financial condition, results of operations and cash flow. In addition, whenever we seek to reduce manning at any of our mills, the affected mill’s labour force could seek to hinder or delay such actions, we could incur material severance or other costs, and our operations could be disrupted.

We rely on government grants and guarantees and participate in European statutory programs.

We currently benefit from a subsidized capital expenditure program and lower cost of financing as a result of German federal and state government grants and guarantees at our Stendal mill. Should either the German federal or state governments be prohibited from honoring legislative grants and guarantees at Stendal, or should we be required to repay any such legislative grants, this may have a material adverse effect on our business, financial condition, results of operations and cash flow.

Since 2005, our German mills have benefitted from sales of emission allowances under the EU Emission Trading System, referred to as the “EU ETS”. As a result of our Rosenthal and Stendal mills’ eligibility for special tariffs under the Renewable Energy Act, the amount of emissions allowances granted to our German mills under the EU ETS has been reduced. Additionally, all such German legislation is subject to amendment or change which could adversely affect the eligibility of our Rosenthal and Stendal mills to participate in this statutory program and/or the tariffs paid thereunder. As a result, we cannot predict with any certainty the amount of future sales of surplus energy we may be able to generate.

We are dependent on key personnel.

Our future success depends, to a large extent, on the efforts and abilities of our executive and senior mill operating officers. Such officers are industry professionals, many of whom have operated through multiple business cycles. Our officers play an integral role in, among other things:

•	sales and marketing;

•	reducing operating costs;

•	identifying capital projects which provide a high rate of return; and

•	prioritizing expenditures and maintaining employee relations.

The loss of one or more of our officers could make us less competitive in these areas which could materially adversely affect our business, financial condition, results of operations and cash flows. We do not maintain any key person life insurance for any of our executive or senior mill operating officers.

We may experience material disruptions to our production.

A material disruption at one of our manufacturing facilities could prevent us from meeting customer demand, reduce our pulp and energy sales and/or negatively impact our results of operations. Any of our mills could cease operations unexpectedly due to a number of events, including:

•	unscheduled maintenance outages;

•	prolonged power failures;

•	equipment failure;

•	employee errors or failures;

•	design error or employee or contractor error;

•	chemical spill or release;

•	explosion of a boiler;

•	disruptions in the transportation infrastructure, including roads, bridges, railway tracks, tunnels, canals and ports;

•	fires, floods, earthquakes or other natural catastrophes;

•	prolonged supply disruption of major inputs;

•	labor difficulties;

•	capital projects that require temporary cost increases or curtailment of production; and

•	other operational problems.

Any such downtime or facility damage could prevent us from meeting customer demand for our products and/or require us to make unplanned capital expenditures. If any of our facilities were to incur significant downtime, our ability to meet our production capacity targets and satisfy customer requirements would be impaired and could have a material adverse effect on our business, financial condition, results of operations and cash flows.

If our long-lived assets become impaired, we may be required to record non-cash impairment charges that could have a material impact on our results of operations.

We review the carrying value of long-lived assets for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Should the markets for our products deteriorate or should we decide to invest capital differently or should other cash flow assumptions change, it is possible that we will be required to record non-cash impairment charges in the future that could have a material adverse effect on our results of operations.

We may incur losses as a result of unforeseen or catastrophic events, including the emergence of a pandemic, terrorist attacks or natural disasters.

The occurrence of unforeseen or catastrophic events, including the emergence of a pandemic or other widespread health emergency (or concerns over the possibility of such an emergency), terrorist attacks or natural disasters, could create economic and financial disruptions and could lead to operational difficulties (including travel limitations) that could impair our ability to manage or operate our business and adversely affect our results of operations.

Our insurance coverage may not be adequate.

We have obtained insurance coverage that we believe would ordinarily be maintained by an operator of facilities similar to our mills. Our insurance is subject to various limits and exclusions. Damage or destruction to our facilities could result in claims that are excluded by, or exceed the limits of, our insurance coverage. Additionally, the weak global and financial markets have also reduced the availability and extent of credit insurance for our customers. If we cannot obtain adequate credit insurance for our customers, we may be forced to amend or curtail our planned operations which could negatively impact our sales revenues, results of operations and financial position.

We rely on third parties for transportation services.

Our business primarily relies upon third parties for the transportation of pulp to our customers, as well as for the delivery of our raw materials to our mills. Our pulp and raw materials are principally transported by truck, barge, rail and sea-going vessels, all of which are highly regulated. Increases in transportation rates can also materially adversely affect our results of operations.

Further, if our transportation providers fail to deliver our pulp in a timely manner, it could negatively impact our customer relationships and we may be unable to sell it at full value. If our transportation providers fail to deliver our raw materials in a timely fashion, we may be unable to manufacture pulp in response to customer orders. Also, if any of our transportation providers were to cease operations, we may be unable to replace them at a reasonable cost. The occurrence of any of the foregoing events could materially adversely affect our results of operations.

RATIO OF EARNINGS TO FIXED CHARGES

The following table contains our consolidated ratios of earnings to fixed charges for the periods indicated.

	Three Months Ended March 31,		Year Ended December 31,
	2013	2012	2012		2011	2010	2009		2008
Ratio of earnings to fixed charges(1)	1.10	1.20	0.96	(2)	1.92	2.31		(2)		(2)

(1)	For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes, noncontrolling interest, income (loss) from equity investee and fixed charges. Fixed charges consist of interest expense plus capitalized interest.
(2)	For the years ended December 31, 2012, 2009 and 2008, our earnings were not sufficient to cover fixed charges by approximately €2.4 million, €76.2 million and €81.0 million, respectively.

The following table contains the ratios of earnings to fixed charges for the Restricted Group for the periods indicated.

	Three Months Ended March 31,			Year Ended December 31,
	2013		2012	2012		2011	2010	2009		2008
Ratio of earnings to fixed charges(1)	0.87	(2)	1.07	0.63	(2)	2.79	2.67		(2)	0.04	(2)

(1)	For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes, noncontrolling interest, income (loss) from equity investee and fixed charges. Fixed charges consist of interest expense plus capitalized interest.
(2)	For the three months ended March 31, 2013 and the years ended December 31, 2012, 2009 and 2008, our earnings were not sufficient to cover fixed charges by approximately €0.8 million, €8.7 million, €36.4 million and €26.1 million, respectively.

USE OF PROCEEDS

The net proceeds from the sale of the Additional Senior Notes offered through this prospectus supplement, after deducting the underwriter’s discounts and estimated offering expenses, are estimated to be approximately $50.5 million. We intend to use the net proceeds of this offering for general corporate purposes, including repaying approximately $25 million borrowed under senior secured revolving credit facilities for our Celgar and Rosenthal mills that mature May 2016 and October 2016, respectively. The amount to be repaid under the Celgar facility is C$13 million, which currently bears interest at 3.25%. The amount to be repaid under the Rosenthal facility is €10 million and bears interest at a rate of 3.60%. See “Description of Other Indebtedness”.

CAPITALIZATION

Capitalization is the amount invested in a company and is a common measurement of a company’s size. The following table sets forth our capitalization and that of the Restricted Group as of March 31, 2013 on an actual basis and on an as adjusted basis to give effect to this offering. You should read the information set forth in the table below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited financial statements and the accompanying notes in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, each of which is incorporated by reference in this prospectus supplement and attached hereto as Annex A and Annex B, respectively.

	As of March 31, 2013(1)
	Restricted Group	Restricted Group As Adjusted for this Offering		Consolidated Group	Consolidated Group As Adjusted for this Offering
		(Euros in thousands)
Cash and Cash Equivalents	52,032	81,132	(2)	110,664	139,764

Debt
Stendal credit facility	—	—		432,907	432,907
Blue Mill facility for the Stendal mill of €17,000	—	—		10,000	10,000
Rosenthal revolving credit facility of €25,000(3)	—	—		—	—
Rosenthal revolving credit facility of €3,500(3)	—	—		—	—
Celgar revolving credit facility of C$40 million(3)	10,735	—		10,735	—
Rosenthal equipment loan agreement of €4,351	1,088	1,088		1,088	1,088
Loan payable to noncontrolling shareholder of the Stendal mill	—	—		37,088	37,088
The Senior Notes	221,429	262,640		221,429	262,640

Debt	233,252	263,728		713,247	743,723

Shareholders’ Equity
Share capital	248,757	248,757		248,757	248,757
Paid-in capital	3,103	3,103		(3,706)	(3,706)
Retained earnings	56,747	56,730		25,375	25,358
Accumulated other comprehensive loss	21,570	21,570		21,570	21,570

Total shareholders’ equity(4)	330,177	330,160		291,996	291,979

Total Capitalization	563,429	593,888		1,005,243	1,035,702

(1)	Unaudited.
(2)	Includes accrued interest paid by purchasers of the Additional Senior Notes from June 1, 2013. Will be reduced by $20.0 million if we successfully amend the Stendal mill’s loan facilities. See “Recent Developments — Stendal Credit Facilities”.
(3)	Amounts borrowed after March 31, 2013 and outstanding at the time of the offering will be repaid with the proceeds of the offering.
(4)	Excludes a noncontrolling interest deficit of €16.2 million with respect to the Stendal mill.

DESCRIPTION OF OTHER INDEBTEDNESS

The following summaries of certain material provisions of: (i) our Senior Notes; (ii) the working capital facilities and investment loan associated with our Rosenthal mill; and (iii) the Celgar Working Capital Facility, as such terms are referred to below, are not complete and these provisions, including definitions of certain terms, are qualified by reference to the applicable documents and the applicable amendments to such documents on file with the SEC.

Senior Notes

In November 2010, we issued the Existing Senior Notes to principally refinance our 9.25% Senior Notes due 2013, referred to as the “2013 Senior Notes”. The Existing Senior Notes bear interest at a rate of 9.5% per annum, payable semi-annually in arrears on December 1 and June 1. The Existing Senior Notes mature on December 1, 2017. The Existing Senior Notes are our senior unsecured obligations and, accordingly, rank junior in right of payment to all existing and future secured indebtedness and all indebtedness and liabilities of our subsidiaries, equal in right of payment with all of our existing and future unsecured senior indebtedness and senior in right of payment to any current or future subordinated indebtedness. The Existing Senior Notes were issued under the Indenture.

In order to take into account the nature of the non-recourse “project financing” of the loan facility for our Stendal mill and to enhance our financing flexibility, the Indenture provides for a “Restricted Group” and an “unrestricted group”. The terms of the Indenture are applicable to the Restricted Group and are generally not applicable to the unrestricted group. Currently, the Restricted Group is comprised of Mercer Inc., the Rosenthal and Celgar mills and certain holding subsidiaries. The Restricted Group excludes our Stendal mill. The working capital facilities and Rosenthal Investment Loan at our Rosenthal and Celgar mills are obligations of the Restricted Group. The Stendal Loan Facility and Blue Mill Facility are obligations of our unrestricted group.

We have purchased and cancelled an aggregate of approximately $15.6 million in aggregate principal amount of the initial Existing Senior Notes that we issued. As at March 31, 2013, approximately $284.4 million in aggregate principal amount of Existing Senior Notes remained outstanding.

For a more detailed description of the Senior Notes, see “Description of Notes”.

Rosenthal Loan Facilities

Our Rosenthal mill has the following credit facilities:

•

a €25.0 million revolving working capital facility that matures October 2016, referred to as the “Rosenthal Loan Facility”. The Rosenthal Loan Facility consists of a revolving credit facility which may be utilized by way of cash advances or advances by way of letter of credit or bank guarantees. The interest payable on cash advances is Euribor plus 3.5%, plus certain other costs incurred by the lenders in connection with the facility. Each cash advance is to be repaid on the last day of the respective interest period and in full on the termination date and each advance by way of a letter of credit or bank guarantee shall be repaid on the applicable expiry date of such letter of credit or bank guarantee. An interest period for cash advances shall be one, three or six months or any other period as Rosenthal and the lenders may determine. There is also a 1.1% per annum commitment fee on the unused and uncancelled amount of the revolving facility which is payable semi-annually in arrears. This facility is secured by a first ranking security interest on the inventories, receivables and accounts of Rosenthal. It also provides Rosenthal with a hedging facility relating to the hedging of the interest, currency and pulp prices as they affect Rosenthal pursuant to a strategy agreed to by Rosenthal and the lender from time to time. As at March 31, 2013, €24.0 million was available under this facility;

•

a €4.4 million investment loan, referred to as the “Rosenthal Investment Loan”, with a lender, relating to the purchase of a wash press in 2009 at our Rosenthal mill. The four-year amortizing investment loan bears interest at the rate of Euribor plus 2.75% and matures in February 2014. Borrowings under this agreement are secured by the wash press equipment. As at March 31, 2013, the principal amount outstanding under the Rosenthal Investment Loan was €1.1 million and was accruing interest at a rate of 3.13%; and

•

a €3.5 million revolving credit facility for our Rosenthal mill which bears interest at the rate of the three-month Euribor plus 3.5%. The facility matures in December 2015. As at March 31, 2013, €2.2 million was available under this facility.

As at March 31, 2013, the total amount of funds available under the working capital facilities associated with the Rosenthal mill was €26.2 million.

Celgar Working Capital Facility

Our Celgar mill has a C$40.0 million revolving working capital credit facility that matures in May 2016, referred to as the “Celgar Working Capital Facility”. It is available by way of: (i) Canadian and U.S. denominated advances which bear interest at a designated prime rate plus 0.25% for Canadian advances and at a designated base rate plus 0.25% per annum for U.S. advances; (ii) banker’s acceptance equivalent loans which will be subject to a discount rate and an acceptance fee calculated on the face amount of such loans at a rate equal to the applicable Canadian dollar bankers’ acceptance rate plus 1.75% per annum; and/or (iii) LIBOR advances which bear interest at the applicable LIBOR plus 1.75% per annum. The Celgar Working Capital Facility also incorporates a C$3.0 million letter of credit sub-line. Celgar is also required to pay a 0.35% per annum standby fee monthly in arrears on any unutilized portion of the revolving facility. Availability of drawdowns under the facility is subject to a borrowing base limit that is based upon the Celgar mill’s eligible accounts receivable and inventory levels from time to time. The Celgar Working Capital Facility is secured by, among other things, a first fixed charge on the current assets of Celgar.

As at March 31, 2013, C$22.3 million of funds were available under the Celgar Working Capital Facility.

Indebtedness of Unrestricted Subsidiaries

The following summaries of certain material provisions of: (i) the Stendal Loan Facility; and (ii) a €17.0 million amortizing term facility at our Stendal mill in respect of Project Blue Mill, referred to as the “Blue Mill Facility”, are not complete and these provisions, including definitions of certain terms, are qualified by reference to the applicable documents and the applicable amendments to such documents on file with the SEC.

Stendal Loan Facility

In August 2002, Stendal entered into a senior €828.0 million project finance facility, referred to as the “Stendal Loan Facility”. The Stendal Loan Facility was comprised of several tranches which covered, among other things, project construction and development costs, financing and start-up costs and working capital, as well as the financing of the debt service reserve account, or “DSRA”, approved cost overruns and a revolving loan facility that covered time lags for receipt of grant funding and value-added tax refunds, which has been repaid. The DSRA is an account maintained to hold and, if needed, pay up to one year’s principal and interest due under the facility as partial security for the lenders. Other than the revolving working capital tranche, no further advances are currently available under the Stendal Loan Facility.

Pursuant to the Stendal Loan Facility, interest accrues at variable rates between Euribor plus 0.90% and Euribor plus 1.80% per year. The facility allows Stendal to manage its risk exposure to interest rate risk, currency risk and pulp price risk by way of interest rate swaps, Euro and U.S. dollar swaps and pulp hedging transactions, subject to certain controls, including certain maximum notional and at-risk amounts. Pursuant to the terms of the facility, in 2002 Stendal entered into interest rate swap agreements in respect of borrowings to fix most of the interest costs under the Stendal Loan Facility at a rate of 5.28% plus an applicable margin, until final payment in October 2017.

The tranches are generally repayable in installments and the Stendal Loan Facility matures in September 2017.

In February 2009, we completed an agreement with Stendal’s lending syndicate to amend the Stendal Loan Facility, referred to as the “Amendment”. Pursuant to the Amendment, Stendal’s obligation to repay €164.0 million of scheduled principal payments, referred to as the “Deferred Amount”, is deferred until maturity of the facility in September 2017. Until the Deferred Amount is repaid in full, Stendal may not make distributions, in the form of interest and capital payments on shareholder debt or dividends on equity invested, to its shareholders, including us. The Amendment also provides for a 100% cash sweep, referred to as the “Cash Sweep”, of any excess cash of Stendal which will be used first to fund the DSRA to a level sufficient to service the amounts due and payable under the Stendal Loan Facility during the then following 12 months, or “Fully Funded”, and second to prepay the Deferred Amount. Not included in the Cash Sweep is an amount of €15.0 million which Stendal is permitted to retain for working capital purposes. The DSRA balance as at March 31, 2013 was approximately €33.0 million.

The Amendment implemented a permitted leverage ratio of total debt under the Stendal Loan Facility to EBITDA, or “Senior Debt/EBITDA Cover Ratio”, to be effective from December 31, 2009 and to decline over time from 13.0x on its effective date to 4.5x on June 30, 2017. Subsequently, Stendal’s lending syndicate waived compliance with the permitted leverage ratio for the year ended December 31, 2009. The Amendment also revised the Stendal Loan Facility’s annual debt service cover ratio, or “Annual Debt Ratio”, requirement to be at least 1.1x for the period from December 31, 2011 to December 31, 2013 and 1.2x from January 1, 2014 until maturity.

Unless we are able to obtain a waiver of the Ratios or satisfactory amendment to the Stendal mill’s loan facilities with its lenders, when the Stendal mill reports on its compliance with the Ratios on September 30, 2013 for the trailing 12-month period ended June 30, 2013, it will not be in compliance with the Ratios. We have entered into discussions with the mill’s lenders to obtain a satisfactory amendment or waiver of such covenant. See “Summary — Recent Developments — Stendal Credit Facilities”.

The Amendment includes the following as events of default:

•	if scheduled debt service for two consecutive half-year periods is partially or wholly financed by drawings from the DSRA and as a result the DSRA is less than 33 1/3% Fully Funded;

•	if the DSRA is fully drawn and Stendal exercises its current six-month principal payment deferral right in respect of the next repayment date;

•	failure to meet the Senior Debt/EBITDA Cover Ratio or Annual Debt Ratio as set out above; or

•

if, from December 31, 2011 until the date the Stendal Loan Facility is fully repaid, Mercer Inc. raises proceeds from an equity financing (subject to certain exceptions) and the DSRA is not Fully Funded and if we fail to contribute the lesser of 50% of the net proceeds raised or €10.0 million to the capital of Stendal.

The Amendment provides that Stendal and its shareholders may, once per fiscal year, cure a deficiency in each of the Annual Debt Ratio or the Senior Debt/EBITDA Cover Ratio by way of a capital contribution or fully subordinated shareholder loan to Stendal in the amount necessary to cure such deficiency and thereby prevent the occurrence of an event of default. Our ability to fund this cure is substantially limited by the terms of the Senior Notes.

The tranches under the Stendal Loan Facility are severally guaranteed by German federal and state governments in respect of an aggregate of 80% of the principal amount of these tranches. Under the guarantees, the German federal and state governments that provide the guarantees are responsible for the performance of our payment obligations for the guaranteed amounts. Such governmental guarantees permit the Stendal Loan Facility to benefit from lower interest costs and other credit terms than would otherwise be unavailable. The Stendal Loan Facility is secured by substantially all of the assets of Stendal.

In order to permit Stendal to enter into the Blue Mill Facility (as described below), the Stendal Loan Facility was amended. In particular, the funds in the DSRA may now be used to bridge any deficiency in funding for Project Blue Mill, payments to Stendal’s capital reserves are no longer an equity cure measure under the Stendal Loan Facility and the Stendal Loan Facility now has a cross-default provision with the Blue Mill Facility.

In connection with the Stendal Loan Facility, we entered into a shareholders’ undertaking agreement, referred to as the “Undertaking”, dated August 26, 2002, as amended, with Stendal’s then minority shareholders and the lenders in order to finance the shareholders’ contribution to the Stendal mill. Under the terms of the Undertaking, we have agreed, for as long as Stendal has any liability under the Stendal Loan Facility, to retain control over at least 51% of the voting shares of Stendal.

Since completion of the Stendal mill in September 2004, Stendal has repaid €235.0 million of the Stendal Loan Facility. As at March 31, 2013, the principal amount outstanding under the Stendal Loan Facility was €432.9 million.

Blue Mill Facility

In January 2012, our Stendal mill entered into the Blue Mill Facility, being a €17.0 million amortizing term facility, to finance Project Blue Mill. The Blue Mill Facility, 80% of which is guaranteed by the State of Saxony-Anhalt, bears interest at a rate of Euribor plus 3.5% per annum and is scheduled to mature in September 2017. The Blue Mill Facility’s annual debt service cover ratio and permitted ratio of total debt to EBITDA are identical to the Annual Debt Ratio and the Senior Debt/EBITDA Cover Ratio in the Stendal Loan Facility (including cure provisions). There is also a cross default for the Stendal Loan Facility. The Blue Mill Facility will be repaid in nine half-yearly installments, together with accrued interest commencing September 30, 2013 and will be non-recourse to Mercer Inc. As at March 31, 2013, €10.0 million had been drawn on this facility and was accruing interest at a rate of approximately 3.83%.

As part of the term facility, we were required to open an investment account with the lender for the purpose of managing project costs and are required to deposit all funding associated with Project Blue Mill in this account. As at March 31, 2013, the balance in the investment account was €2.9 million.

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under the subheading “— Certain Definitions” In this description, the word “Mercer” refers only to Mercer International Inc. and not to any of its subsidiaries.

Mercer will issue the Additional Senior Notes under the Indenture pursuant to which Mercer issued the Existing Senior Notes. In this description, we refer to the Additional Senior Notes and the Existing Senior Notes collectively as the “Senior Notes”. The terms of the Senior Notes will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description of the Senior Notes is a summary of the material provisions of the Senior Notes and the Indenture. The following description of Senior Notes does not restate the Indenture in its entirety and is qualified by reference to the text of the Indenture, which was filed on our Current Report on Form 8-K dated November 19, 2010, and is incorporated by reference herein. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the Senior Notes. Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the Indenture. This description of Senior Notes supersedes the “Description of Debt Securities” in the accompanying prospectus to the extent it is inconsistent with such “Description of Debt Securities”.

The registered holder of a Senior Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

Brief Description of the Notes

The Senior Notes:

•	will be general unsecured obligations of Mercer; and

•	will be pari passu in right of payment with all existing and future unsecured senior Indebtedness of Mercer.

However, the Senior Notes will be effectively subordinated to all borrowings of our Restricted Subsidiaries, including borrowings under the Credit Agreements, which are secured by substantially all of the assets of certain of our Restricted Subsidiaries. See “Risk Factors — We are a holding company and we are substantially dependent on cash provided by our subsidiaries to meet our debt service obligations under the Senior Notes.” and “— The Senior Notes will be effectively subordinated to all liabilities of our subsidiaries and are unsecured. We may not have sufficient funds to pay our obligations under the Senior Notes if we encounter financial difficulties.”

The operations of Mercer are conducted through its Subsidiaries and, therefore, Mercer depends on the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Senior Notes. The Senior Notes will be effectively subordinated in right of payment to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of Mercer’s Subsidiaries. Any right of Mercer to receive assets of any of its Subsidiaries upon the Subsidiary’s liquidation or reorganization (and the consequent right of the holders of the Senior Notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary’s creditors, except to the extent that Mercer is itself recognized as a creditor of the Subsidiary by reason of intercompany loans or otherwise, in which case the claims of Mercer would still be effectively subordinate in right of payment to any secured Indebtedness of the Subsidiary or Indebtedness senior to that held by Mercer. As at March 31, 2013, after giving effect to this offering and the application of proceeds of the offering as described under “Use of Proceeds”, Mercer’s Restricted Subsidiaries would have had approximately €263.7 million of Indebtedness and €53.2 million of trade payables and other liabilities outstanding.

As of the date of the Indenture, Rosenthal and Celgar (and their respective Subsidiaries) were designated “Restricted Subsidiaries”, and Stendal (and its Subsidiaries) were designated “Unrestricted Subsidiaries” and they remain Unrestricted Subsidiaries as of the date hereof. Under the circumstances described below under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries”, we will be permitted to designate certain additional Subsidiaries of Mercer as Unrestricted Subsidiaries. Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture. None of our Subsidiaries will guarantee the Senior Notes, except in the circumstances described below under the caption “— Certain Covenants — Note Guarantees”.

Principal, Maturity and Interest

Mercer will issue $50.0 million in aggregate principal amount of Additional Senior Notes in this offering. Mercer may issue additional Senior Notes under the Indenture from time to time after this offering. Any further issuance of additional Senior Notes is subject to all of the covenants in the Indenture, including the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”. The Senior Notes and any additional notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Mercer will issue Additional Senior Notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The Senior Notes will mature on December 1, 2017.

Interest on the Additional Senior Notes will accrue at the rate of 9.5% per annum and will be payable semi-annually in arrears on June 1 and December 1, commencing on December 1, 2013. Interest on overdue principal and interest, if any, will accrue at a rate that is 1% higher than the then applicable interest rate on the Senior Notes. Mercer will make each interest payment to the holders of record on the immediately preceding May 15 and November 15.

Interest on the Additional Senior Notes will accrue from the most recent interest payment date, being June 1, 2013 or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

If an interest payment date falls on a day that is not a business day, the interest payment to be made on such interest payment date will be made on the next succeeding business day with the same force and effect as if made on such interest payment date, and no additional interest will accrue solely as a result of such delayed payment.

Methods of Receiving Payments on the Notes

If a holder of Additional Senior Notes has given wire transfer instructions to Mercer or the paying agent, Mercer will pay all principal, interest and premium, if any, on that holder’s Additional Senior Notes in accordance with those instructions. All other payments on the Senior Notes will be made at the office or agency of the paying agent and registrar within or without the City and State of New York unless Mercer elects to make interest payments by check mailed to the holders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. Mercer may change the paying agent or registrar without prior notice to the holders of the Senior Notes, and Mercer or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange Senior Notes in accordance with the provisions of the Indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Senior Notes. Holders will be required to pay all taxes due on transfer. Mercer will not be required to transfer or exchange any note selected for redemption, except for the unredeemed portion of any note being redeemed in part. Also, Mercer will not be required to transfer or exchange any note for a period of 15 days before a selection of Senior Notes to be redeemed.

Optional Redemption

Except as otherwise described below, the Senior Notes will not be redeemable at Mercer’s option prior to December 1, 2014. Mercer is not, however, prohibited from acquiring the Senior Notes by means other than a redemption, whether pursuant to a tender offer, open market purchase or otherwise, so long as the acquisition does not violate the terms of the Indenture.

At any time prior to December 1, 2013 Mercer may, on any one or more occasions, redeem up to 35% of the aggregate principal amount of Senior Notes issued under the Indenture at a redemption price of 109.500% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds of a sale of Equity Interests (other than Disqualified Stock) of Mercer; provided that:

(1)	at least 65% of the aggregate principal amount of Senior Notes originally issued under the Indenture (excluding Senior Notes held by Mercer and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2)	the redemption occurs within 90 days of the date of the closing of such sale of Equity Interests.

On or after December 1, 2014, Mercer may redeem all or a part of the Senior Notes upon not less than 30 nor more than 60 days’ notice to the holders, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the Senior Notes redeemed to the applicable redemption date, if redeemed during the twelve-month period beginning on December 1 of the years indicated below, subject to the rights of holders of Senior Notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2014	104.750%
2015	102.375%
2016 and thereafter	100.000%

Unless Mercer defaults in the payment of the redemption price, interest will cease to accrue on the Senior Notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption

Except as set forth below under “— Repurchase at the Option of Holders”, Mercer is not required to make mandatory redemption or sinking fund payments with respect to the Senior Notes or to repurchase the Senior Notes at the option of the holders.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, Mercer will make an offer to each holder to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s Senior Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, Mercer will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Senior Notes repurchased plus accrued and unpaid interest, if any, on the Senior Notes repurchased to the date of purchase, subject to the rights of holders of Senior Notes on the relevant record date to receive interest due on the relevant interest payment date. Within 20 days following any Change of Control, Mercer will mail a notice to each holder that, among other things, describes the transaction or transactions that constitute the Change of Control and offers to repurchase Senior Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. Mercer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Senior Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, Mercer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

On the Change of Control Payment Date, Mercer will, to the extent lawful:

(1)	accept for payment all Senior Notes or portions of Senior Notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Senior Notes or portions of Senior Notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the Senior Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Senior Notes or portions of Senior Notes being purchased by Mercer.

The paying agent will promptly mail to each holder of Senior Notes properly tendered the Change of Control Payment for such Senior Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the Senior Notes surrendered, if any. Mercer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. The provisions described above that require Mercer to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Senior Notes to require that Mercer repurchase or redeem the Senior Notes in the event of a takeover, recapitalization or similar transaction.

Mercer will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by Mercer and purchases all Senior Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the Indenture as described above under the caption “— Optional Redemption”, unless and until there is a default in payment of the applicable redemption price.

Mercer’s ability to repurchase Senior Notes pursuant to a Change of Control Offer may be restricted by the terms of any Credit Facility and may be prohibited or otherwise limited by the terms of any then existing borrowing arrangements and Mercer’s financial resources. The exercise by the holders of Senior Notes of their right to require Mercer to repurchase the Senior Notes upon a Change of Control Offer could cause a default under these other agreements, even if the Change of Control itself does not, due to the financial effect of such repurchases on Mercer or otherwise. The Credit Agreements provide that certain change of control events with respect to Mercer would constitute an event of default thereunder, entitling the lenders, among other things, to accelerate the maturity of all senior debt outstanding thereunder. Any future credit agreements or other agreements relating to senior debt to which Mercer becomes a party may contain similar restrictions and provisions. In addition, Mercer’s ability to pay cash to holders of Senior Notes following the occurrence of a Change of Control may be limited by its then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of “all or substantially all” of the properties or assets of Mercer and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Senior Notes to require Mercer to repurchase its Senior Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Mercer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

Mercer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	Mercer (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of (provided that Fair Market Value shall be determined on the date of contractually agreeing to such Asset Sale); and

(2)	at least 75% of the consideration received in the Asset Sale by Mercer or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following will be deemed to be cash:

(a)	Cash Equivalents;

(b)	any liabilities, as shown on Mercer’s most recent consolidated balance sheet, of Mercer or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Senior Notes) that are assumed by the transferee of any such assets pursuant to an agreement that releases Mercer or such Restricted Subsidiary from, or indemnifies Mercer or such Restricted Subsidiary against, further liability;

(c)	any securities, Senior Notes or other obligations received by Mercer or any such Restricted Subsidiary from such transferee that are converted within 60 days by Mercer or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion; and

(d)	any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Mercer (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1)	to permanently repay or prepay Indebtedness and other Obligations under a Credit Facility and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2)	to acquire (including by way of a purchase of assets or stock, merger, consolidation or otherwise), or enter into a binding commitment to acquire within 120 days thereafter, all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of Mercer;

(3)	to make, or enter into a binding commitment to make within 60 days thereafter, a capital expenditure; or

(4)	to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, Mercer or a Restricted Subsidiary may temporarily reduce revolving credit borrowings (under the Credit Facilities or otherwise) or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds”. When the aggregate amount of Excess Proceeds exceeds $15.0 million, within five days thereof, Mercer will make an Asset Sale Offer to all holders of Senior Notes and all holders of other Indebtedness that is pari passu with the Senior Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Senior Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Mercer may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Senior Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the Senior Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Mercer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Senior Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, Mercer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.

Selection and Notice

If less than all of the Senior Notes are to be redeemed or purchased in an offer to purchase at any time, the trustee will select Senior Notes for redemption or purchase by lot pursuant to the rules of DTC, if applicable, or on a pro rata basis or some other method as the trustee deems fair and appropriate unless otherwise required by law or applicable stock exchange requirements.

No Senior Notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed to holders by first class mail or electronic transmission at least 30 but not more than 60 days before the redemption date to each holder of Senior Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Senior Notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of Senior Notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Senior Notes or portions of Senior Notes called for redemption.

Certain Covenants

Restricted Payments

Mercer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other payment or distribution on account of Mercer’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Mercer or any of its Restricted Subsidiaries) or to the direct or indirect holders of Mercer’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Mercer and other than dividends or distributions payable to Mercer or a Restricted Subsidiary of Mercer);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Mercer) any Equity Interests of Mercer or any direct or indirect parent of Mercer;

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Mercer that is contractually subordinated to the Senior Notes (excluding any intercompany Indebtedness between or among Mercer and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

(4)	make any Restricted Investment;

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)	Mercer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Mercer and its Restricted Subsidiaries since the date of the Indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (7), and (8) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a)	50% of the Consolidated Net Income of Mercer for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of Mercer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b)	100% of the aggregate net cash proceeds received by Mercer since the date of the Indenture (i) as a contribution to its common equity capital or from the issue or sale of Equity Interests of Mercer including upon exercise of stock options whether issued before or after the date of the Indenture (other than Disqualified Stock) or (ii) from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Mercer that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Mercer); plus

(c)	to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

(d)	to the extent that any Unrestricted Subsidiary of Mercer designated as such after the date of the Indenture is redesignated as a Restricted Subsidiary after the date of the Indenture, the lesser of (i) the Fair Market Value of Mercer’s Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of the Indenture; plus

(e)

50% of (i) any dividends, interest, intercompany loan payments or other distributions received in cash by Mercer or a Restricted Subsidiary of Mercer after the date of the Indenture from an Unrestricted Subsidiary of Mercer, to the extent that such dividends, interest, intercompany loan payments or other distributions were not otherwise included in Consolidated Net Income of

Mercer for such period; (ii) without duplication, any amounts received in cash by Mercer or a Restricted Subsidiary of Mercer after the date of the Indenture representing the proceeds of any settlement of any Hedging Obligations, to the extent that such dividends or cash proceeds represent gains previously recognized under GAAP and were not otherwise included in calculating the Consolidated Net Income of Mercer; and (iii) the amount of any marketing administration or other fee received in cash by Mercer or a Restricted Subsidiary from an Unrestricted Subsidiary to the extent such amounts were not included in the Consolidated Net Income of Mercer for such period; less 100% of any payment made in settlement of any Hedging Obligations of Mercer and its Restricted Subsidiaries to the extent such payment represents cumulative net losses previously recognized under GAAP and not previously deducted in calculating the Consolidated Net Income of Mercer.

So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1)	the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice the dividend or redemption payment would have complied with the provisions of the Indenture;

(2)	the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Mercer) of, Equity Interests of Mercer (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to Mercer; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(3)	the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of Mercer that is contractually subordinated to the Senior Notes with:

(a)	the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness, or

(b)	after the completion of a Change in Control Offer pursuant to the terms of the covenant described above under the caption “— Repurchase at the Option of Holders — Change of Control”, to the extent required pursuant to any similar change of control offer provision of the Indenture or other agreement governing Subordinated Indebtedness;

(4)	the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of Mercer to the holders of its Equity Interests who are not Affiliates of Mercer, except Restricted Subsidiaries of Mercer, on a pro rata basis;

(5)	the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Mercer or any Restricted Subsidiary of Mercer held by any current or former officer, director or employee of Mercer or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $2.0 million in any twelve-month period;

(6)	the repurchase of Equity Interests deemed to occur upon the exercise of stock options or stock appreciation rights to the extent such Equity Interests represent a portion of the exercise price of those stock options or stock appreciation rights;

(7)	the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of Mercer issued on or after the date of the Indenture in accordance with the Fixed Charge Coverage Ratio test described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”;

(8)	payments or distributions to shareholders exercising appraisal or discount rights pursuant to applicable law pursuant to or in connection with a merger, consolidation or transfer of all or substantially all of Mercer and its Restricted Subsidiary assets that complies with the provisions of the Indenture;

(9)	in the event of a Change of Control, and if no Default or Event of Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Indebtedness of Mercer or any Guarantor that is subordinated or junior in right of payment to the Senior Notes or the Guarantee (including the Exchange Notes and any Guarantees thereof) of such Guarantor, in each case, at a purchase price not greater than 101% of the principal amount of such Indebtedness, plus any accrued and unpaid interest therein; provided that prior or contemporaneously with such payment, purchase, redemption or defeasance or other acquisition or retirement, Mercer (or a third party to the extent permitted by the Indenture) has made the Change of Control Offer with respect to the Senior Notes (including the Exchange Notes) and has repurchased all Senior Notes validly tendered and not withdrawn in connection with such Change of Control Offer;

(10)	in the event of an Asset Sale which requires Mercer to make an Asset Sale Offer, and if no Default or Event of Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Indebtedness of Mercer or any Guarantor that is subordinated or junior in right of payment to the Senior Notes or the Guarantee (including the Exchange Notes and any Guarantees thereof) of such Guarantor, in each case, at a purchase price not greater than 100% of the principal amount of such Indebtedness, plus any accrued and unpaid interest therein; provided that prior or contemporaneously with such payment, purchase, redemption or defeasance or other acquisition or retirement, the Company has made an Asset Sale Offer with respect to the Senior Notes (including the Exchange Notes) and has repurchased all Senior Notes (including the Exchange Notes) validly tendered and not withdrawn in connection with such Asset Sale Offer;

(11)	the purchase, redemption, acquisition, cancellation or other retirement for a nominal value per right of any rights granted to all the holders of Common Stock of Mercer pursuant to any shareholders’ rights plan adopted for the purpose of protecting shareholders from unfair takeover practices; provided that any such purchase, redemption, acquisition, cancellation or other retirement of such rights shall not be for the purpose of evading the limitations of this covenant (as determined in good faith by the Board of Directors of Mercer); and

(12)	other Restricted Payments in an aggregate amount not to exceed $25.0 million since the date of the Indenture.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Mercer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined in good faith (a) in the case of assets or securities of $10.0 million or less by the Chief Financial Officer, Controller or Treasurer of Mercer set forth in a certificate delivered to the trustee, and (b) in the case of assets or securities valued at more than $10.0 million by the Board of Directors of Mercer, and set forth in an officers certificate delivered to the trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing in the United States or Canada if the Fair Market Value of any such non-cash Restricted Payment exceeds $30.0 million.

Incurrence of Indebtedness and Issuance of Preferred Stock

Mercer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Mercer will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Mercer may incur Indebtedness (including Acquired Debt)

or issue Disqualified Stock, and any Restricted Subsidiary that is a Guarantor may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for Mercer’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)	the incurrence by Mercer and its Restricted Subsidiaries of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Mercer and its Restricted Subsidiaries thereunder) not to exceed the greater of (x) $100.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by Mercer or any of its Restricted Subsidiaries since the date of the Indenture to repay any term Indebtedness under a Credit Facility or to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”, or (y) the amount of the Borrowing Base on the date of incurrence;

(2)	the incurrence by Mercer and its Restricted Subsidiaries of the Existing Indebtedness;

(3)	the incurrence by Mercer of Indebtedness represented by the Senior Notes to be issued on the date of the Indenture;

(4)	the incurrence by Mercer or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings, project financing, or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of Mercer or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed at any time outstanding $20.0 million plus an amount, not to exceed $10.0 million, equal to all German and/or Canadian federal and/or state and/or provincial grant receivables in connection therewith;

(5)	the incurrence by Mercer or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge any Indebtedness that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5) or (14) of this paragraph;

(6)	the incurrence by Mercer or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Mercer and any of its Restricted Subsidiaries; provided, however, that:

(a)	if Mercer is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Senior Notes; and

(b)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Mercer or a Restricted Subsidiary of Mercer and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Mercer or a Restricted Subsidiary of Mercer, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Mercer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the issuance by any of Mercer’s Restricted Subsidiaries to Mercer or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a)	any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than Mercer or a Restricted Subsidiary of Mercer; and

(b)	any sale or other transfer of any such preferred stock to a Person that is not either Mercer or a Restricted Subsidiary of Mercer,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8)	the incurrence by Mercer or any of its Restricted Subsidiaries of Hedging Obligations (which may, but need not be, under Credit Facilities) in the ordinary course of business and not for speculation;

(9)	the guarantee by Mercer or any Guarantors of Indebtedness of Mercer or a Restricted Subsidiary of Mercer that was permitted to be incurred by another provision of this covenant; provided, that if the Indebtedness being guaranteed is subordinated to or pari passu with the Senior Notes, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10)	the incurrence by Mercer or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds in the ordinary course of business;

(11)	the incurrence by Mercer or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(12)	Indebtedness of a Restricted Subsidiary incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by Mercer (other than Indebtedness incurred in contemplation of, or in connection with, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary of or was otherwise acquired by Mercer); provided, however, that for any such Indebtedness outstanding at any time under this clause (12), on the date that such Subsidiary is acquired by Mercer, Mercer would have been able to incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant and Mercer’s Fixed Charge Coverage Ratio would not be reduced after giving effect to the incurrence of such Indebtedness pursuant to this clause (12);

(13)	Indebtedness arising from agreements of Mercer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case incurred or assumed in connection with the disposition of any assets or property or Capital Stock of a Restricted Subsidiary; and

(14)	the incurrence by Mercer or any of its Restricted Subsidiaries of additional Indebtedness (which may, but need not, be pursuant to Credit Facilities) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (14), not to exceed $25.0 million.

Mercer will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Mercer or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Senior Notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (14) above or is entitled to be incurred pursuant to the first paragraph of this covenant, Mercer will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which Senior Notes are first issued and authenticated under the Indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of Mercer as accrued. For purposes of determining compliance with any U.S. dollar- denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this Indenture, the maximum amount of Indebtedness that Mercer or any Restricted Subsidiary may incur pursuant to this covenant shall not be or be deemed to be exceeded as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such assets at the date of determination; and

(b)	the amount of the Indebtedness of the other Person.

Liens

Mercer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens, unless all payments due under the Indenture and the Senior Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Limitation on Sale and Leaseback Transactions

Mercer will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Mercer or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

(1)

Mercer or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge

Coverage Ratio test in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “— Liens”;

(2)	the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value of the property that is the subject of that sale and leaseback transaction; and

(3)	the transfer of assets in that sale and leaseback transaction is permitted by, and Mercer applies the proceeds of such transaction in compliance with, the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”.

Dividend and Other Payment Restrictions Affecting Subsidiaries

Mercer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to Mercer or any of its Restricted Subsidiaries or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Mercer or any of its Restricted Subsidiaries;

(2)	make loans or advances to Mercer or any of its Restricted Subsidiaries; or

(3)	sell, lease or transfer any of its properties or assets to Mercer or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the Indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the Indenture;

(2)	the Indenture and the Senior Notes;

(3)	applicable law, rule, regulation or order;

(4)	any instrument governing Indebtedness or Capital Stock of a Person acquired by Mercer or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(5)	customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(6)	purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(7)	any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(8)	Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)	Liens permitted to be incurred under the provisions of the covenant described above under the caption “— Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10)	provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, Capital Stock sale agreements and other similar agreements entered into with the approval of Mercer’s Board of Directors, which limitation is applicable only to the assets, or (in the case of Capital Stock sales) entities, that are the subject of such agreements;

(11)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(12)	agreements governing Indebtedness permitted to be incurred by Restricted Subsidiaries of Mercer under the provisions of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that such agreements (except those agreements entered into pursuant to clause (14) of the definition of “Permitted Debt”) are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the agreements governing Credit Facilities as in effect on the date of the Indenture.

Merger, Consolidation or Sale of Assets

Mercer will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Mercer is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Mercer and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)	either: (a) Mercer is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Mercer) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia, or the laws of Canada or any province or territory thereof;

(2)	the Person formed by or surviving any such consolidation or merger (if other than Mercer) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Mercer under the Senior Notes and the Indenture pursuant to agreements reasonably satisfactory to the trustee;

(3)	immediately after such transaction, no Default or Event of Default exists; and

(4)	Mercer or the Person formed by or surviving any such consolidation or merger (if other than Mercer), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”.

In addition, Mercer will not, directly or indirectly, lease all or substantially all of its properties and assets, in one or more related transactions, to any other Person.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1)	a merger of Mercer with an Affiliate solely for the purpose of reincorporating Mercer in another jurisdiction; or

(2)	any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Mercer and its Restricted Subsidiaries.

Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a Person.

Transactions with Affiliates

Mercer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Mercer (each, an “Affiliate Transaction”), unless:

(1)	the Affiliate Transaction is on terms that are no less favorable to Mercer or the relevant Restricted Subsidiary than those that would have reasonably been obtained in a comparable transaction by Mercer or such Restricted Subsidiary with an unrelated Person; and

(2)	Mercer delivers to the trustee:

(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors of Mercer set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Mercer; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an opinion as to the fairness to Mercer or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing in the United States or Canada.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	any employment agreement, employee benefit plan, trustee or director indemnification agreement or any similar arrangement entered into by Mercer or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2)	transactions between or among Mercer and/or its Restricted Subsidiaries;

(3)	transactions with a Person (other than an Unrestricted Subsidiary of Mercer) that is an Affiliate of Mercer solely because Mercer owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)	payment of reasonable compensation or fees to directors or officers of Mercer and its Restricted Subsidiaries;

(5)	any issuance of Equity Interests (other than Disqualified Stock) of Mercer to Affiliates of Mercer;

(6)	Restricted Payments that do not violate the provisions of the Indenture described above under the caption “— Restricted Payments”;

(7)	Permitted Investments that are permitted by the provisions of the Indenture;

(8)	provision of corporate-level administrative, marketing, tax, accounting, budgeting, treasury, finance, employee benefits, legal, risk management and other similar services for the benefit of Unrestricted Subsidiaries of Mercer on substantially the same terms provided to Restricted Subsidiaries of Mercer;

(9)	payment of consolidated taxes on behalf of Restricted Subsidiaries and Unrestricted Subsidiaries;

(10)	purchases, sales or other transfers of pulp, fiber, chemicals and other consumables between or among Mercer or any Restricted Subsidiary and any Unrestricted Subsidiary at market prices pursuant to arrangements approved by Mercer’s Board of Directors as being fair, from a financial point of view, to Mercer or the applicable Restricted Subsidiary, as the case may be; purchases, sales or other transfers of spare parts or mill consumables between any Restricted Subsidiary and any Unrestricted Subsidiary at book value; the provision of logistics, planning, transportation and fiber procurement services between and/or among any Restricted Subsidiary and Unrestricted Subsidiary at cost; and other transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, that are fair to Mercer or the Restricted Subsidiary, as the case may be, in the reasonable determination of Mercer’s Board of Directors;

(11)	payment of sales agency, administration, management and other fees, payment of interest, principal, dividends or other distributions, in case from an Unrestricted Subsidiary to Mercer or a Restricted Subsidiary to Mercer; and

(12)	loans or advances to employees in the ordinary course of business not to exceed $2.0 million in the aggregate at any one time outstanding.

Business Activities

Mercer will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Mercer and its Restricted Subsidiaries taken as a whole.

Note Guarantees

If Mercer or any of its Restricted Subsidiaries acquires or creates a Domestic Subsidiary after the date of the Indenture, then that newly acquired or created Domestic Subsidiary (other than a Domestic Subsidiary the sole business of which is the direct or indirect ownership of one or more Foreign Subsidiaries) will become a Guarantor and execute a Note Guarantee pursuant to a supplemental indenture and deliver an opinion of counsel, reasonably satisfactory to the trustee, within 10 business days of the date on which it was acquired or created; provided that any Domestic Subsidiary that does not constitute a Significant Subsidiary need not become a Guarantor until such time as it is a Significant Subsidiary. Mercer may designate any Restricted Subsidiary as a Guarantor at any time.

Limitation on Issuances of Guarantees of Indebtedness

Mercer will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of Mercer (except Permitted Liens) unless such Restricted Subsidiary simultaneously executes and delivers a supplemental Indenture providing for the Guarantee of the payment of the Senior Notes by such Restricted Subsidiary, which Guarantee will be senior to or pari passu with such Restricted Subsidiary’s Guarantee of or pledge to secure such other Indebtedness.

The Note Guarantee of a Guarantor will automatically and unconditionally be released:

(1)

in the event of any sale or other disposition of all or substantially all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of any Guarantor, in each case to a Person that is not (either before or after giving effect to such transaction) Mercer or a Restricted Subsidiary of Mercer, then such Guarantor (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the Capital Stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be released and relieved of any obligations under its Note Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture, including the “Asset Sale” provisions of the Indenture. Upon delivery by Mercer to the trustee of an officers’ certificate and an opinion of counsel to the effect that such sale or other disposition was made by Mercer in accordance with the provisions of the Indenture, including without limitation the “Asset Sale” provisions of the Indenture, the trustee will execute any documents reasonably requested by Mercer, at Mercer’s expense, in order to evidence the release of any Guarantor from its obligations under its Note Guarantee;

(2)	if Mercer designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture; or

(3)	upon legal defeasance or covenant defeasance or satisfaction and discharge of the Indenture as provided below under the captions “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge”.

The form of the Note Guarantee will be attached as an exhibit to the Indenture.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of Mercer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Mercer and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “— Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by Mercer. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of Mercer may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Restricted Subsidiary of Mercer as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Restricted Payments”. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Mercer as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”, Mercer will be in default of such covenant. The Board of Directors of Mercer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Mercer; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Mercer of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Payments for Consent

Mercer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Senior Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Senior Notes unless such consideration is offered to be paid and is paid to all holders of the Senior Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any Senior Notes are outstanding, Mercer will furnish to the holders of Senior Notes and to the trustee (or file with the SEC for public availability), within the time periods specified in the SEC’s rules and regulations:

(1)	all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if Mercer were required to file such reports; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if Mercer were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on Mercer’s consolidated financial statements by Mercer’s certified independent accountants. In addition, Mercer will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing).

If, at any time, Mercer is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Mercer will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. Mercer will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept Mercer’s filings for any reason, Mercer will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if Mercer were required to file those reports with the SEC.

The quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Mercer and its Restricted Subsidiaries separate from the consolidated financial condition and results of operations of Mercer.

In addition, Mercer agrees that, for so long as any Senior Notes remain outstanding, if at any time it is not required to file with the SEC the reports required by the preceding paragraphs, it will furnish to the holders of Senior Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. Mercer will be deemed to have provided such information to the holders, securities analysts and prospective investors if it has filed reports containing such information with the SEC via the EDGAR filing system and such reports are publicly available.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1)	default for 30 days in the payment when due of interest on the Senior Notes;

(2)	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on the Senior Notes;

(3)	failure by Mercer or any of its Restricted Subsidiaries to comply with the provisions described under the captions “— Repurchase at the Option of Holders — Change of Control”, “— Repurchase at the Option of Holders — Asset Sales”, or “— Certain Covenants — Merger, Consolidation or Sale of Assets”;

(4)	failure by Mercer or any of its Restricted Subsidiaries for 60 days after notice to Mercer by the trustee or the holders of at least 25% in aggregate principal amount of the Senior Notes then outstanding voting as a single class to comply with any of the other agreements in the Indenture;

(5)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Mercer or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Mercer or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, if that default:

(a)	is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15.0 million or more;

(6)	failure by Mercer or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $15.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; and

(7)	certain events of bankruptcy or insolvency described in the Indenture with respect to Mercer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Mercer, any Restricted Subsidiary of Mercer that is a Significant Subsidiary or any group of Restricted Subsidiaries of Mercer that, taken together, would constitute a Significant Subsidiary, all outstanding Senior Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Senior Notes may declare all the Senior Notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding Senior Notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the Senior Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium, if any.

Subject to the provisions of the Indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any holders of Senior Notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal or premium, if any, or interest when due, no holder of a note may pursue any remedy with respect to the Indenture or the Senior Notes unless:

(1)	such holder has previously given the trustee written notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount of the then outstanding Senior Notes have requested the trustee to pursue the remedy;

(3)	such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	holders of a majority in aggregate principal amount of the then outstanding Senior Notes have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding Senior Notes by written notice to the trustee may, on behalf of the holders of all of the Senior Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the Senior Notes.

In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Mercer with the intention of avoiding payment of the premium that Mercer would have had to pay if Mercer then had elected to redeem the Senior Notes pursuant to the optional redemption provisions of the Indenture, then, upon acceleration of the Senior Notes, an equivalent premium will also become and be immediately due and payable, to the extent permitted by law, anything in the Indenture or the Senior Notes to the contrary notwithstanding. If an Event of Default occurs prior to December 1, 2014, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Mercer with the intention of avoiding the prohibition on redemption of the Senior Notes prior to December 1, 2014, then an additional premium specified in the Indenture will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Senior Notes.

Mercer is required to deliver to the trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, Mercer is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Mercer or any Guarantor, as such, will have any liability for any obligations of Mercer or the Guarantors under the Senior Notes, the Indenture or Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Senior Notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

Mercer may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding Senior Notes (“Legal Defeasance”) except for:

(1)	the rights of holders of outstanding Senior Notes to receive payments in respect of the principal of, or interest or premium, if any, on, such Senior Notes when such payments are due from the trust referred to below;

(2)	Mercer’s obligations with respect to the Senior Notes concerning issuing temporary Senior Notes, mutilated, destroyed, lost or stolen Senior Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee under the Indenture, and Mercer’s and the Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance provisions of the Indenture.

In addition, Mercer may, at its option and at any time, elect to have the obligations of Mercer released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Senior Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Senior Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	Mercer must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the Senior Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium, if any, on, the outstanding Senior Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and Mercer must specify whether the Senior Notes are being defeased to such stated date for payment or to a particular redemption date;

(2)	in the case of Legal Defeasance, Mercer must deliver to the trustee an opinion of counsel, reasonably acceptable to the trustee, confirming that:

(a)	Mercer has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b)	since the date of the Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, Mercer must deliver to the trustee an opinion of counsel, reasonably acceptable to the trustee, confirming that the holders of the outstanding Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Mercer is a party or by which Mercer is bound;

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which Mercer or any of its Restricted Subsidiaries is a party or by which Mercer or any of its Restricted Subsidiaries is bound;

(6)	Mercer must deliver to the trustee an officers’ certificate stating that the deposit was not made by Mercer with the intent of preferring the holders of Senior Notes over the other creditors of Mercer with the intent of defeating, hindering, delaying or defrauding any creditors of Mercer or others; and

(7)	Mercer must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture or the Senior Notes may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the Senior Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Senior Notes), and any existing Default or Event of Default or compliance with any provision of the Indenture or the Senior Notes may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding Senior Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Senior Notes).

Without the consent of each holder of Senior Notes affected, an amendment, supplement or waiver may not (with respect to any Senior Notes held by a non-consenting holder):

(1)	reduce the principal amount of Senior Notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the Senior Notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4)	waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the Senior Notes (except a rescission of acceleration of the Senior Notes by the holders of at least a majority in aggregate principal amount of the then outstanding Senior Notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in money other than that stated in the Senior Notes;

(6)	make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Senior Notes to receive payments of principal of, or interest or premium, if any, on, the Senior Notes;

(7)	waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”);

(8)	release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the Indenture; or

(9)	make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of Senior Notes, Mercer, the Guarantors and the trustee may amend or supplement the indenture or the Senior Notes:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated Senior Notes in addition to or in place of certificated notes, in order to comply with any Applicable Procedures, or otherwise alter the provisions of Article 2 of the Indenture in a manner that does not materially adversely affect any holder of Senior Notes;

(3)	to provide for the assumption of Mercer’s or a Guarantor’s obligations to holders of Senior Notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of Mercer’s or such Guarantor’s assets;

(4)	to make any change that would provide any additional rights or benefits to the holders of Senior Notes or that does not, in the good faith opinion of the Board of Directors of Mercer, adversely affect the legal rights under the Indenture of any such holder in any material respect;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(6)	to conform the text of the Indenture or the Senior Notes to any provision of the Description of Notes in Mercer’s Offering Memorandum dated November 10, 2010 to the extent that such provision in the Description of Notes was intended to be a verbatim recitation of a provision of the Indenture or the Senior Notes;

(7)	to provide for the issuance of additional Senior Notes in accordance with the limitations set forth in the Indenture as of the date of the Indenture; or

(8)	to allow any Restricted Subsidiary to execute a supplemental indenture providing for a Note Guarantee with respect to the Notes.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Senior Notes issued thereunder, when:

(1)	either:

(a)	all Senior Notes that have been authenticated, except lost, stolen or destroyed Senior Notes that have been replaced or paid and Senior Notes for whose payment money has been deposited in trust and thereafter repaid to Mercer, have been delivered to the trustee for cancellation; or

(b)	all Senior Notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Mercer has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Senior Notes not delivered to the trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(2)	no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Mercer is a party or by which Mercer is bound;

(3)	Mercer has paid or caused to be paid all sums payable by it under the Indenture; and

(4)	Mercer has delivered irrevocable instructions to the trustee under the Indenture to apply the deposited money toward the payment of the Senior Notes at maturity or on the redemption date, as the case may be.

In addition, Mercer must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of Mercer, the Indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the Indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding Senior Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Senior Notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The Indenture and the Senior Notes provide that they will be governed by, and construed in accordance with, the laws of the State of New York.

Additional Information

Anyone who receives this prospectus supplement may obtain a copy of the Indenture without charge by writing to Mercer International Inc., Suite 1120, 700 West Pender Street, Vancouver, British Columbia, Canada, V6C 1G8, Attention: Investor Relations.

Book Entry, Delivery and Form

The Additional Senior Notes will be issued in the form of one or more registered notes in global form, without interest coupons. Such global notes will be deposited on the issue date with DTC and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee under the Indenture pursuant to an agreement between DTC and the trustee. Beneficial interests in the global notes may not be exchanged for certificated notes except in the circumstances described below. All interests in global notes may be subject to the procedures and requirements of DTC.

Exchanges of beneficial interests in one global security for interests in another global security will be subject to the applicable rules and procedures of DTC and its direct and indirect participants. Any beneficial interest in one of the global notes that is transferred to a person who takes delivery in the form of an interest in another global security will, upon transfer, cease to be an interest in that global security and become an interest in the global security to which the beneficial interest is transferred and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in the global security to which the beneficial interest is transferred for as long as it remains an interest in that global security.

The descriptions of the operations and procedures of DTC set forth below are based on materials made available by DTC. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. We do not take any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

DTC has advised us that it is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities for persons who have accounts with DTC (“participants”) and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, which eliminates the need for physical movement of certificates. Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a direct or indirect custodial relationship with a participant (“indirect participants”). Investors who are not participants may beneficially own Senior Notes held by or on behalf of DTC only through participants or indirect participants. The rules applicable to DTC and its participants are on file with the SEC.

Upon the issuance of the global note, DTC or its custodian will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by the global note to the accounts of the persons who have accounts with DTC. Such accounts initially will be designated by or on behalf of the initial purchasers. Ownership of beneficial interests in the global note will be limited to participants or persons who hold interests through participants. Ownership of beneficial interests in the global note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants and indirect participants (with respect to interests of persons other than participants).

So long as DTC or its nominee is the registered owner or holder of a global note, DTC or such nominee, as the case may be, will be considered the sole record owner or holder of the Senior Notes represented by a global note for all purposes under the Indenture and the Senior Notes. Except as set forth herein, owners of beneficial interests in a global note will not be entitled to have Senior Notes represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of Senior Notes in definitive certificated form, and will not be considered holders of the Senior Notes for any purposes under the Indenture.

Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person directly or indirectly owns its interest, to exercise any rights of a holder under the Indenture. We understand that under existing industry practices, if we request any action of holders or any owner of a beneficial interest in a global note desires to give any notice or take any action that a holder is entitled to give or take under the Indenture, DTC would authorize the participants holding the relevant beneficial interests to give such notice or take such action, and such participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Payments of the principal of, premium, if any, and interest on a global note will be made to DTC or its nominee, as the case may be, as the registered owner. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest in respect of a global note will credit participants’ accounts with payments in amounts proportionate to their respective beneficial ownership interests in the principal amount of such global note, as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for such payments.

The Indenture provides that, if the Depositary notifies us that it is unwilling or unable to continue as Depositary for the global notes or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depository within 120 days, or if there shall have occurred and be continuing a Default or an Event of Default with respect to the Senior Notes, then we will issue certificated notes in exchange for the global note. In addition, we may, subject to any limitations imposed by the Depositary pursuant to its then-current practices, in our sole discretion determine not to have the Senior Notes represented by a global note (in whole but not in part) and, in such event, will issue certificated notes in exchange for the global note. In any such instance, an owner of a beneficial interest in a global note will be entitled to physical delivery of certificated notes equal in principal amount to its beneficial interest and to have the certificated notes registered in its name. We expect that instructions for registering the certificated notes would be based upon directions received from the Depositary with respect to ownership of the beneficial interests in a global note.

Although DTC has agreed to the procedures described above in order to facilitate transfers of interests in a global note among participants of DTC, it is under no obligation to perform such procedures and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control”, as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of more than 20% (measured on a fully diluted basis) of the Voting Stock of a Person (except as reportable on Form 13-F or Form 13-G of the SEC) will be deemed to be control. For purposes of this definition, the terms “controlling”, “controlled by” and “under common control with” have correlative meanings.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Mercer and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance of Equity Interests in any of Mercer’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $2.0 million;

(2)	a transfer of assets between or among Mercer and its Restricted Subsidiaries;

(3)	an issuance of Equity Interests by a Restricted Subsidiary of Mercer to Mercer or to a Restricted Subsidiary of Mercer;

(4)	the sale or lease of products (including electricity and power generated as a by-product of or from, or utilizing the facilities of, any other Permitted Business), services, accounts receivable or current assets in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(5)	the sale or other disposition of cash or Cash Equivalents;

(6)	any release of intangible claims or rights in connection with the loss or settlement of a bona fide lawsuit, dispute or other controversy;

(7)	leases or subleases to third persons not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries;

(8)	a Restricted Payment that does not violate the covenant described above under the caption “— Certain Covenants — Restricted Payments” or a Permitted Investment; and

(9)

purchases, sales or other transfers of pulp, fiber, chemicals and other consumables between or among Mercer or any Restricted Subsidiary and any Unrestricted Subsidiary at market prices pursuant to arrangements approved by Mercer’s Board of Directors as being fair, from a financial point of view, to Mercer or the applicable Restricted Subsidiary, as the case may be; purchases, sales or other transfers of spare parts or mill consumables between any Restricted Subsidiary and any Unrestricted Subsidiary at book value; and other transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, that are fair to Mercer or the Restricted Subsidiary, as the case may be, in the reasonable determination of Mercer’s Board of Directors.

“Asset Sale Offer” has the meaning assigned to that term in the Indenture.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation”.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person (including a business trust), the board of trustees or committee of such Person serving a similar function.

“Borrowing Base” means, as of any date, an amount equal to:

(1)	85% of the face amount of all accounts receivable owned by Mercer and its Restricted Subsidiaries as of the end of the most recent fiscal month preceding such date, calculated on a consolidated basis and in accordance with GAAP; plus

(2)	60% of the book value of all inventory owned by Mercer and its Restricted Subsidiaries as of the end of the most recent fiscal month preceding such date, calculated on a consolidated basis and in accordance with GAAP.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity or trust, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, including shares of beneficial interest;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)	United States dollars, Canadian dollars or Euros;

(2)	securities issued or directly and fully guaranteed or insured by the United States, Canadian, German or United Kingdom government or any agency or instrumentality of the United States, Canadian, German or United Kingdom government (provided that the full faith and credit of the United States, Canada, Germany or the United Kingdom is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3)	certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Agreements or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within six months after the date of acquisition; and

(6)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Mercer and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act);

(2)	the adoption of a plan relating to the liquidation or dissolution of Mercer;

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Mercer, measured by voting power rather than number of shares, provided that, however, it is not a Change in Control if, pursuant to such transaction, all of the Voting Stock of Mercer is changed into or exchanged for securities of a parent corporation that after such transaction owns all of the Capital Stock of Mercer and no person is the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of such parent corporation;

(4)	during any consecutive two-year period, individuals who at the beginning of that two-year period constituted Mercer’s Board of Directors (together with any new persons whose election to Mercer’s Board of Directors, or whose nomination for election by Mercer’s shareholders, was approved by a vote of a majority of the directors who were either directors at the beginning of such period or whose election or nomination for election was approved by Mercer’s Board of Directors or the nominating committee thereof, the majority of the members of which meet the above criteria) cease for any reason to constitute a majority of Mercer’s Board of Directors then in office; or

(5)	Mercer consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Mercer, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Mercer or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Mercer outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

“Change of Control Offer” has the meaning assigned to that term in the Indenture.

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)	an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)	the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4)	depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5)	all expenses including premium and consent payments related to the offering of these Notes (including, without limitation, premium and consent fees) to the extent such amount was deducted in computing such Consolidated Net Income; plus

(6)	the following expenses, losses or gains to the extent such amounts were included in the computation of Consolidated Net Income:

(a)	extraordinary, non-recurring or unusual losses or expenses, including, without limitation, recruiting, severance and restructuring costs or gains during such period, as determined in good faith by the Board of Directors of Mercer, in each case, without regard to any limitations of Item 10(e) of Regulation S-K; provided that the total of such costs added back pursuant to this clause 6(a) shall not exceed $5.0 million in any twelve-month period;

(b)	foreign exchange gains or losses incurred with respect to receivables (net of the impact on payables) on product sales; and

(c)	expenses related to equipment failures (including, without limitation, costs of repair, equipment replacement or addition) where a good faith application for the recovery of such costs from the vendor or an insurer has been made, less any such recovery and the amount of any such claim to the extent it has been finally determined to be uncollectible, the net amount not to exceed $2.0 million in the aggregate over any twelve-month period; minus

(7)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis for such Person and its Restricted Subsidiaries and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of Mercer will be added to Consolidated Net Income to compute Consolidated EBITDA of Mercer only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed, directly or indirectly, to Mercer by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)	the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2)	the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3)	the cumulative effect of a change in accounting principles will be excluded;

(4)	any goodwill impairment charges pursuant to Financial Accounting Standards Board Statement No. 142 or any asset impairment charges pursuant to Financial Accounting Standards Board Statement No. 144 will be excluded; and

(5)	notwithstanding clause (1) above, the Net Income of any Unrestricted Subsidiary (including, without limitation, the impact of any Hedging Obligations) will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.

“Credit Agreements” means: (i) that certain Credit Agreement by and among Zellstoff Celgar Limited Partnership and Canadian Imperial Bank of Commerce, as Agent, providing for up to C$40.0 million of revolving credit borrowings, including any related Senior Notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, (ii) that certain Credit Agreement by and among Zellstoff-und Papierfabrik Rosenthal GmbH, D&Z Holding GmbH, D&Z Beteiligungs GmbH and ZPR Logistik GmbH and Bayerische Hypo-und Vereinsbank AG, as original lender and issuing bank, providing for up to €25.0 million of revolving credit borrowings, including any related Senior Notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time; (iii) that Loan Agreement between Zellstoff-und Papierfabrik Rosenthal GmbH, as borrower and Bayerische Hypo-und Vereinsbank AG for €4.4 million; and (iv) that certain credit agreement among Zellstoff-und Papierfabrik Rosenthal GmbH, D&Z Holding GmbH, D&Z Beteiligungs GmbH and Mercer International Inc. and Kreissparkasse Saale-Orla, as original lender, providing for up to €3.5 million of revolving credit borrowings, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreements) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Senior Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Mercer to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Mercer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments”. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the Indenture will be the maximum amount that Mercer and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of Mercer that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of Mercer.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Existing Indebtedness” means the Indebtedness of Mercer and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreements) in existence on the date of the Indenture, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party. In the case of a transaction not exceeding $10.0 million, Fair Market Value may be determined in good faith by the Chief Financial Officer, Controller or Treasurer of Mercer, and in the case of a transaction exceeding $10.0 million, Fair Market Value shall be determined in good faith by the Board of Directors of Mercer (unless otherwise provided in the Indenture).

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings, including working capital borrowings under Credit Facilities) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)	acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect (in accordance with Regulation S-X under the Securities Act or, if not in accordance with Regulation S-X constituting Pro Forma Cost Savings not to exceed $5.0 million in any twelve-month period) as if they had occurred on the first day of the four-quarter reference period;

(2)	the Consolidated EBITDA which is attributable to discontinued operations (as determined in accordance with GAAP), and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)	any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)	any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6)	if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 6 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, original issue discount, non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations in accordance with GAAP and excluding amortization and write-offs of debt issuance costs), the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates (excluding, for the avoidance of doubt, amounts due upon settlement of any such Hedging Obligations); plus

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)	the product of:

(a)	all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Mercer (other than Disqualified Stock) or to Mercer or a Restricted Subsidiary of Mercer, times;

(b)	a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

“Foreign Subsidiary” means any Restricted Subsidiary of Mercer that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantor” means each Subsidiary of Mercer that executes a Note Guarantee in accordance with the provisions of the Indenture, and its successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates (including, without limitation, foreign currency futures and options, currency swaps, currency forwards and related interest rate swaps and/or forwards) or commodity prices (including, without limitation, commodity futures, swaps or options) or energy prices (including forwards and swaps).

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, Senior Notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5)	representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed, except any balance that constitutes an accrual of expenses or trade payable; or

(6)

representing any Hedging Obligations (the amount of any such Hedging Obligations to be equal at any time to the termination value of the agreement or arrangement giving rise to such Hedging Obligations that would be payable by such Person at such time), if and to the extent any of the preceding items

(other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Mercer or any Restricted Subsidiary of Mercer sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Mercer such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Mercer, Mercer will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Mercer’s Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments”. The acquisition by Mercer or any Restricted Subsidiary of Mercer of a Person that holds an Investment in a third Person will be deemed to be an Investment by Mercer or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments”. Except as otherwise provided in the Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)	any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with:

(a)	any Asset Sale; or

(b)	the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries;

(2)	any extraordinary gain, together with any related provision for taxes on such extraordinary gain;

(3)	any foreign exchange gain (loss) on Indebtedness; and

(4)	any marked to market gain (loss) whether realized or accrued, without duplication, on Hedging Obligations.

“Net Proceeds” means the aggregate cash proceeds received by Mercer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness as to which neither Mercer nor any of its Restricted Subsidiaries:

(1)	provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness);

(2)	is directly or indirectly liable as a guarantor or otherwise; or

(3)	constitutes the lender.

“Note Guarantee” means the Guarantee by each Guarantor of Mercer’s obligations under the Indenture and the Senior Notes, executed pursuant to the provisions of the Indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Business” means any business conducted by Mercer and its Restricted Subsidiaries on the date of the Indenture, including the pulp manufacturing and sales business, production and generation and sales of electricity generated as a by-product of or from, or utilizing the facilities of, any Permitted Business and any business reasonably related thereto, ancillary or complimentary to reasonable extensions thereof, including, without limitation, transportation, logistics and wood harvesting and procurement.

“Permitted Investments” means:

(1)	any Investment in Mercer or in a Restricted Subsidiary of Mercer;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by Mercer or any Restricted Subsidiary of Mercer in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of Mercer; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Mercer or a Restricted Subsidiary of Mercer;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”;

(5)	any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Mercer or out of the net proceeds of an issue or sale of Equity Interest of Mercer (other than Disqualified Stock) so long as such acquisition occurs within 60 days thereafter;

(6)	any Investments received in compromise or resolution of:

(a)	obligations of trade creditors or customers that were incurred in the ordinary course of business of Mercer or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or

(b)	litigation, arbitration or other disputes;

(7)	Investments represented by Hedging Obligations;

(8)	loans or advances to employees made in the ordinary course of business of Mercer or any Restricted Subsidiary of Mercer in an aggregate principal amount not to exceed $2.0 million at any one time outstanding;

(9)	repurchases of the Senior Notes and repurchases and/or redemptions of the 2013 Senior Notes;

(10)	extensions of trade credit or advances to customers and/or suppliers on commercially reasonable terms in the ordinary course of business;

(11)	Guarantees of Indebtedness of Mercer or any of its Restricted Subsidiaries issued in accordance with the covenant entitled “— Incurrence of Indebtedness and Issuance of Preferred Stock”;

(12)	Investments resulting from payment of consolidated taxes that include Unrestricted Subsidiaries;

(13)	other Investments in any Person (other than an Affiliate of Mercer that is not a Subsidiary of Mercer) having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding not to exceed $20.0 million; and

(14)	for the avoidance of doubt, any Restricted Investments existing on the date of the Indenture.

“Permitted Liens” means:

(1)	Liens on assets of Mercer or any of its Restricted Subsidiaries securing Indebtedness and other Obligations under Credit Facilities that was permitted by the terms of the Indenture to be incurred and/or securing Hedging Obligations related thereto;

(2)	Liens in favor of Mercer;

(3)	Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Mercer or any Subsidiary of Mercer; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Mercer or the Subsidiary;

(4)	Liens on property (including Capital Stock) existing at the time of acquisition of the property by Mercer or any Subsidiary of Mercer; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(5)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, letters of credit or other obligations of a like nature incurred in the ordinary course of business;

(6)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(7)	Liens existing on the date of the Indenture or from contractual commitments existing on the date of the Indenture;

(8)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9)	Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(10)	survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11)	Liens created for the benefit of (or to secure) the Senior Notes;

(12)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the Indenture; provided, however, that:

(a)	the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)	the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(13)	Liens securing Hedging Obligations made in the ordinary course of business and not for speculation; provided that such Hedging Obligations are permitted under the Indenture;

(14)	Liens resulting from sale and leaseback transactions otherwise permitted by the covenant described above under the caption “— Certain Covenants — Limitation on Sale and Leaseback Transactions” at any one time outstanding that do not exceed $15.0 million; and

(15)	Liens incurred in the ordinary course of business of Mercer or any Subsidiary of Mercer with respect to obligations at any one time outstanding that do not exceed $20.0 million.

“Permitted Refinancing Indebtedness” means any Indebtedness of Mercer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of Mercer or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3)	if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Senior Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Senior Notes on terms at least as favorable to the holders of Senior Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4)	such Indebtedness is incurred either by Mercer or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Pro Forma Cost Savings” means, with respect to any four-quarter period, the reduction in net costs and expenses that:

(1)	were actually implemented prior to the Calculation Date in connection with or as a result of an acquisition, Investment, disposition, merger, consolidation or discontinued operation or other specified action and that are supportable and quantifiable by the underlying accounting records; or

(2)	relate to an acquisition, Investment, disposition, merger, consolidation or discontinued operation or other specified action and that Mercer reasonably determines will actually be realized within 12 months of the date of the closing of the acquisition, Investment, disposition, merger, consolidation or discontinued operation or specified action.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Rosenthal” means Zellstoff-und Papierfabrik Rosenthal GmbH and any and all successors thereto.

“S&P” means Standard & Poor’s Ratings Group.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the Indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership:

(a)	the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person; or

(b)	the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Trading Day” means:

(1)	if Mercer’s common Capital Stock is quoted on NASDAQ, a day on which trades may be made on NASDAQ; or

(2)	if Mercer’s common Capital Stock is not so listed, admitted for trading or quoted, any day other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law, executive order or otherwise to close.

“Unrestricted Subsidiary” means each of Stendal Pulp Holding GmbH, Zellstoff Stendal GmbH, Zellstoff Stendal Holz GmbH, Zellstoff Stendal Transport GmbH, ZS Holz Beteiligungs GmbH (or any successor to any of them) or any other Subsidiary of Mercer that is designated by the Board of Directors of Mercer as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	except as permitted by the covenant described above under the caption “— Certain Covenants — Transactions with Affiliates”, is not party to any agreement, contract, arrangement or understanding with Mercer or any Restricted Subsidiary of Mercer unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Mercer or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Mercer;

(3)	is a Person with respect to which neither Mercer nor any of its Restricted Subsidiaries has any direct or indirect obligation:

(a)	to subscribe for additional Equity Interests; or

(b)	to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Mercer or any of its Restricted Subsidiaries.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying:

(a)	the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness; by

(b)	the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes the material U.S. federal income tax consequences of the purchase, ownership and disposition of the Additional Senior Notes, but does not purport to be a complete analysis of all the potential tax considerations. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended, which we refer to herein as the “Code”, United States Treasury regulations promulgated under the Code, which we refer to herein as the “Treasury Regulations”, judicial decisions and published rulings and administrative pronouncements, each as of the date hereof and all of which are subject to change at any time (possibly with retroactive effect) and differing interpretations. No ruling has been or will be sought from the Internal Revenue Service, which we refer to as the “IRS”, regarding any tax consequences relating to the matters discussed herein. Consequently, no assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of those summarized below.

This summary pertains only to the Additional Senior Notes and does not apply to the Existing Senior Notes. This summary does not discuss all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their individual circumstances and does not deal with holders subject to special treatment under U.S. federal income tax law, including, without limitation:

•	financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	real estate investment trusts or regulated investment companies;

•	dealers in securities, commodities or foreign currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons holding Additional Senior Notes as part of a hedge, straddle, conversion transaction or other integrated transaction or risk reduction strategy;

•	U.S. persons whose functional currency is not the U.S. dollar;

•	entities classified as partnerships for U.S. federal income tax purposes and investors therein;

•	persons deemed to sell their Additional Senior Notes under the constructive sale provisions of the Code;

•	persons subject to the alternative minimum tax; and

•	U.S. expatriates and former long-term residents of the United States.

This summary assumes holders will hold their Additional Senior Notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary applies only to holders who purchase Additional Senior Notes in this offering and at the price set forth herein, and does not discuss any U.S. federal income tax considerations for subsequent purchasers. In addition, this summary does not discuss any U.S. federal estate or gift tax laws or the tax laws of any applicable foreign, state, local or other jurisdiction.

This summary of the material U.S. federal income tax consequences is for general information purposes only and is not tax advice for any particular holder. Prospective purchasers should consult their tax advisors concerning the U.S. federal income tax consequences with respect to purchasing, owning or disposing of the Additional Senior Notes in light of their particular situations, as well as any consequences arising under the U.S. federal estate or gift tax laws, the Medicare contributions tax or the laws of any state, local, foreign or other taxing jurisdiction.

As used herein, the term “U.S. Holder” means a beneficial owner of an Additional Senior Note that is for U.S. federal income tax purposes:

(1)	an individual who is a citizen or resident of the United States;

(2)	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

(3)	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

(4)	a trust (A) subject to the primary supervision of a U.S. court and the control of one or more U.S. persons over all substantial decisions of the trust or (B) that has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes.

A beneficial owner of an Additional Senior Note that is not a U.S. Holder and is not a partnership or pass-through entity for U.S. federal income tax purposes, which we refer to as a “Non-U.S. Holder”, is subject to special U.S. federal income tax considerations, some of which are discussed below.

If an entity treated as a partnership for U.S. federal income tax purposes holds an Additional Senior Note, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Entities that are treated as partnerships for U.S. federal income tax purposes and partners in such partnerships holding Additional Senior Notes should consult their tax advisors.

U.S. Holders

Payments of Stated Interest

Payments of stated interest (other than pre-issuance accrued interest described below) on an Additional Senior Note will be taxable to a U.S. Holder as ordinary interest income at the time they are received or accrued, depending on the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Pre-Issuance Accrued Interest

A portion of the purchase price of the Additional Senior Notes is attributable to the amount of interest accrued for the period from June 1, 2013 until the date of issuance, referred to as the “pre-issuance accrued interest”. A portion of the first interest payment on the Additional Senior Notes is a return of the pre-issuance accrued interest, rather than an amount payable on the Additional Senior Notes. The portion of the first interest payment on your Additional Senior Notes equal to the pre-issuance accrued interest should be excluded from your income and, when received, will reduce your tax basis in your Additional Senior Notes.

Amortizable Bond Premium

If you purchase an Additional Senior Note for an amount in excess of its principal amount (excluding any amount properly allocable to pre-issuance accrued interest, as described above under “— Pre-Issuance Accrued Interest”), you will be considered to have purchased the Additional Senior Note with amortizable bond premium in an amount equal to such excess. You may elect to amortize this bond premium, using a constant yield method, over the term of the Additional Senior Note. However, because an Additional Senior Note may be redeemed by us prior to maturity at a premium, special rules apply that could result in a deferral of the amortization of a portion of the bond premium until later in the term of the Additional Senior Note. You may generally use the amortizable bond premium allocable to an accrual period to offset stated interest required to be included in your gross income with respect to the Additional Senior Note in that accrual period. You must reduce your tax basis in the Additional Senior Note by the amount of premium amortized in any year. An election to amortize bond premium applies to all taxable debt obligations owned by you during that taxable year and thereafter acquired by you and may be revoked only with the consent of the IRS. If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on the disposition of the Additional Senior Note.

Additional Amounts or Interest Paid

In certain circumstances (for example, see “Description of Notes — Optional Redemption” and “— Change of Control”), we may elect or be obligated to pay amounts on an Additional Senior Note that are in excess of stated interest or principal. These potential payments may implicate the provisions of the Treasury Regulations relating to “contingent payment debt instruments”. One or more contingencies will not cause an Additional Senior Note to be treated as a contingent payment debt instrument if, as of the issue date, each such contingency is considered “remote” or “incidental”. We believe that the potential for additional payments on an Additional Senior Note should not cause the Additional Senior Note to be treated as a contingent payment debt instrument, and that therefore any such additional payments would be taxable as ordinary interest income (in the case of Additional Interest) or additional proceeds in a redemption of the Additional Senior Note (in the case of an optional redemption by us or a repurchase pursuant to a Change of Control Offer). Our position is binding on a holder, unless the holder discloses in the proper manner to the IRS that it is taking a different position, but not on the IRS. If the IRS were to successfully challenge our determination, with the result that an Additional Senior Note was treated as a contingent payment debt instrument, U.S. Holders would be required to: (i) accrue interest income based on a “comparable yield” and a projected payment schedule, which may require inclusion of interest income at a higher rate than the stated interest rate on the Additional Senior Notes, and (ii) treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of an Additional Senior Note.

Sale, Exchange, Redemption or Other Disposition

A U.S. Holder generally will recognize capital gain or loss upon the sale, exchange, redemption, retirement or other disposition of an Additional Senior Note, equal to the difference between the amount realized by the U.S. Holder in such transaction (other than any portion attributable to accrued and unpaid stated interest with respect to the Additional Senior Note, which will be taxable separately as ordinary interest income to the extent not previously included in gross income, as discussed above) and the U.S. Holder’s adjusted tax basis in such Additional Senior Note. A U.S. Holder’s adjusted tax basis in an Additional Senior Note will, in general, be the original cost of the Additional Senior Note to the U.S. Holder decreased by any amortized bond premium and by any pre-issuance accrued interest previously received. Such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Additional Senior Note for more than one year at the time of sale, exchange, redemption, retirement or other disposition. Under current law, long-term capital gains of certain non-corporate taxpayers (including individuals) are eligible for reduced rates of taxation as compared to the rates for ordinary income. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to payments of principal and interest on an Additional Senior Note, and the proceeds of the sale of an Additional Senior Note before maturity, to U.S. Holders (other than certain exempt recipients). Backup withholding, currently at a rate of 28%, will apply to such payments if the U.S. Holder fails to provide us or our paying agent with the U.S. Holder’s correct social security or other taxpayer identification number, referred to as a “TIN”, on IRS Form W-9 (or suitable substitute form), certify under penalties of perjury that the U.S. Holder is not subject to backup withholding, and otherwise comply with applicable requirements of the backup withholding rules. If the U.S. Holder does not provide us or our paying agent with its correct social security number or other TIN, the U.S. Holder may be subject to penalties imposed by the IRS, and payments that are made to such U.S. Holder may be subject to backup withholding. If backup withholding applies, the payor is required to withhold (at the applicable rate) on any payment made to the U.S. Holder. Backup withholding is not an additional tax; any amounts so withheld may be credited against the U.S. federal income tax liability of the U.S. Holder subject to the withholding. If backup withholding results in an overpayment of U.S. federal income taxes, a refund or credit may be obtained from the IRS if required information is properly furnished to the IRS in a timely manner.

Medicare Contribution Tax

For taxable years beginning after December 31, 2012, U.S. Holders who are individuals must pay a 3.8% Medicare contribution tax on the lesser of (i) that holder’s “net investment income” for the relevant taxable year and (ii) the excess of that holder’s modified adjusted gross income for the taxable year over a certain threshold. Estates and trusts must pay this tax on a similar tax base. Net investment income includes, among other items, interest on, and gains from the sale or other taxable disposition of, the Additional Senior Notes. Prospective investors should consult their tax advisors regarding the effect, if any, of these rules on their investment in the Additional Senior Notes.

Non-U.S. Holders

Payments of Stated Interest

Payments of stated interest on an Additional Senior Note to a Non-U.S. Holder generally will be exempt from U.S. federal withholding tax, provided that:

•	the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a “controlled foreign corporation” that is related, directly or indirectly, to us through stock ownership within the meaning of the applicable sections of the Code; and

•

prior to the payment, the Non-U.S. Holder certifies, under penalties of perjury, on a properly completed, executed and delivered IRS Form W-8BEN, or appropriate substitute form, that it is not a “U.S. person” for U.S. federal income tax purposes.

If a Non-U.S. Holder is engaged in a U.S. trade or business, and interest received by the Non-U.S. Holder on an Additional Senior Note is effectively connected with the conduct of that trade or business (and, if required by an applicable U.S. income tax treaty, is attributable to a permanent establishment in the United States maintained by the Non-U.S. Holder), the Non-U.S. Holder will be exempt from the withholding of U.S. federal income tax described above, so long as the Non-U.S. Holder certifies, under penalties of perjury on a properly completed, executed and delivered IRS Form W-8ECI or substantially similar substitute form, that interest on the Additional Senior Note is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder. In such a case, the Non-U.S. Holder will be subject to U.S. federal income tax on interest it receives on a net income basis in the same manner as if the Non-U.S. Holder were a U.S. Holder. If the Non-U.S. Holder is a corporation, effectively connected income may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable U.S. income tax treaty). If a Non-U.S. Holder is not eligible for relief under one of the exceptions described above, the Non-U.S. Holder may nonetheless qualify for an exemption from, or a reduced rate of, U.S. federal income and withholding tax under a U.S. income tax treaty. In general, a treaty-based exemption or reduced rate of tax applies only if the Non-U.S. Holder provides a properly completed IRS Form W-8BEN or substantially similar form claiming benefits under an applicable U.S. income tax treaty.

Sale, Exchange, Redemption or Other Taxable Disposition of Additional Notes

Any gain realized (but excluding any amounts attributable to accrued but unpaid interest, which is treated as interest as discussed above in “— Payments of Stated Interest”) by a Non-U.S. Holder on a sale, exchange, retirement, redemption, repurchase or other taxable disposition of an Additional Senior Note generally will be exempt from U.S. federal income and withholding tax, unless:

•

that gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the U.S. and, if so provided in an applicable income tax treaty, the gain is attributable to a “permanent establishment” or, for individuals, a “fixed base” of the Non-U.S. Holder (in which case the Non-U.S. Holder will generally be subject to U.S. federal income tax on such gain on a net income basis in the same manner as if it were a U.S. Holder and, if the Non-U.S. Holder is a foreign corporation, it may be subject to an additional branch profits tax equal to 30% – or such lower rate provided by an applicable U.S. income tax treaty – of its effectively connected earnings and profits for the taxable year, subject to adjustments); or

•	in the case of a nonresident alien individual, the holder is present in the U.S. for 183 or more days in the taxable year of disposition and certain other conditions are satisfied.

Any amount received by a Non-U.S. Holder on a sale or other disposition attributable to accrued but unpaid interest will be treated as such. See “— Payments of Stated Interest” above.

Backup Withholding and Information Reporting

We will, where required, report to Non-U.S. Holders and to the IRS the amount of any principal and interest paid on the Additional Senior Notes. Copies of these information returns also may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

Backup withholding, currently at a rate of 28%, will not apply to payments of interest to a Non-U.S. Holder if either (i) the requisite certification that the Non-U.S. Holder is not a U.S. person for U.S. federal income tax purposes has been received or (ii) an exemption from backup withholding has otherwise been established, provided that neither we nor our paying agent has actual knowledge, or reason to know, that the Non-U.S. Holder is a U.S. person for U.S. federal income tax purposes that is not an exempt recipient or that the conditions of any other exemption are not satisfied.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of Additional Senior Notes within the U.S. or that are conducted through certain U.S.-related financial intermediaries, unless the Non-U.S. Holder certifies under penalties of perjury as to its non-U.S. status or such Non-U.S. Holder otherwise establishes an exemption (provided that neither the broker nor intermediary has actual knowledge or reason to know that such owner is a U.S. person or that the conditions of any other exemptions are not in fact satisfied).

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules from payments to a Non-U.S. Holder may be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

THE PRECEDING DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. WE URGE EACH PROSPECTIVE INVESTOR TO CONSULT ITS TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE ADDITIONAL SENIOR NOTES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the Additional Senior Notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended, which we refer to herein as “ERISA”, plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code, governmental plans, non-U.S. plans and certain church plans that are subject to provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, which we refer to collectively as “Similar Laws”, and entities whose underlying assets are considered to include “plan assets” under ERISA of any such plan, account or arrangement, each of which we refer to herein as a “Plan”.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code, each of which we refer to herein as an “ERISA Plan”, and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the Additional Senior Notes with any portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest”, within the meaning of Section 406 of ERISA, or “disqualified persons”, within the meaning of Section 4975 of the Code, unless a statutory or administrative exemption is available. A party in interest, including a fiduciary of an ERISA Plan, or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code (and/or Similar Laws). In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of Additional Senior Notes by an ERISA Plan with respect to which we, an underwriter, or a guarantor is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code (or comparable provisions under Similar Laws), unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs”, that may apply to provide exemptive relief for direct or indirect prohibited transactions resulting from the acquisition and holding of the Additional Senior Notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide exemptive relief from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan receives no less, and pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the Additional Senior Notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code and will not constitute a similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of an Additional Senior Note, each purchaser and subsequent transferee of an Additional Senior Notes will be deemed to have represented and warranted that (i) no portion of the assets used by such purchaser or transferee to acquire or hold the Additional Senior Notes constitutes assets of any Plan and/or (ii) the purchase and holding of the Additional Senior Notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive, nor should it be construed as legal advice. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Additional Senior Notes (or holding or disposing of the Additional Senior Notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such transaction and whether an exemption would be applicable to such transaction.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement between us and Credit Suisse Securities (USA) LLC, or “Credit Suisse”, we have agreed to sell to Credit Suisse and Credit Suisse has agreed to purchase from us, $50,000,000 principal amount of the Additional Senior Notes.

The underwriting agreement provides that Credit Suisse is obligated to purchase all of the Additional Senior Notes if any are purchased.

Credit Suisse proposes to offer the Additional Senior Notes initially at the public offering price on the cover page of this prospectus supplement. After the initial public offering, Credit Suisse may change the public offering price. The offering of the Additional Senior Notes by Credit Suisse is subject to receipt and acceptance and subject to Credit Suisse’s right to reject any order in whole or in part. Credit Suisse may offer and sell the Additional Senior Notes through certain of its affiliates.

The following table summarizes the discounts and commissions we will pay:

	Per Note	Total
Underwriting discounts and commissions paid by us	2.250%	$1,125,000

We estimate that our out-of-pocket expenses for this offering, including registration filing, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $0.6 million and are payable by us.

We have agreed that we will not, for a period of 60 days after the date of this prospectus supplement, without first obtaining the prior written consent of Credit Suisse (which may be withheld by Credit Suisse in its sole discretion), directly or indirectly, sell, offer, contract or grant any option to sell, pledge, transfer or establish an open “put equivalent position” within the meaning of Rule 16a-1 under the Exchange Act, or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under the Securities Act in respect of, any debt securities of ours substantially similar to the Additional Senior Notes or exchangeable for or convertible into debt securities of ours substantially similar to the Additional Senior Notes, except for the Additional Senior Notes sold to Credit Suisse pursuant to the underwriting agreement.

We have agreed to indemnify Credit Suisse against certain liabilities, including liabilities under the Securities Act, or, if such indemnification is not available, to contribute to payments Credit Suisse may be required to make in respect of these liabilities.

Credit Suisse and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, market making, financing, brokerage activities and other financial and non-financial activities and services.

Credit Suisse has from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us and for our affiliates, including the services referred to in the immediately preceding paragraph, in the ordinary course of business for which it has received and would receive customary compensation.

In the ordinary course of its various business activities, Credit Suisse and its affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of ours (directly, as collateral securing other obligations or otherwise) and/or persons and entities that have relationships with us. If Credit Suisse or its affiliates have a lending relationship with us, Credit Suisse and its affiliates may hedge their exposure to us consistent with their customary risk management policies. Typically, Credit Suisse and its affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Additional Senior Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Additional Senior Notes offered hereby. Credit Suisse and its respective affiliates may also communicate independent investment recommendations, market analysis or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such assets, securities and instruments.

The Additional Senior Notes will be fungible with the Existing Senior Notes for trading purposes from the date of issue, but there is currently no active market for the Existing Senior Notes. We do not intend to list the Senior Notes on any securities exchange or to arrange for quotation on any automated dealer quotation system. Credit Suisse has advised us that it presently intends to make a market in the Senior Notes as permitted by applicable laws; however, Credit Suisse is not obligated to do so and may discontinue such market-making at any time without providing any notice. Accordingly, no assurance can be given as to the liquidity of any trading market for the Senior Notes or that an active trading market for the Senior Notes will develop. If an active trading market for the Senior Notes does not develop, the market price and liquidity of the Senior Notes may be adversely affected. If the Senior Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

In connection with the offering, Credit Suisse may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales in excess of the principal amount of the Additional Senior Notes Credit Suisse is obligated to purchase, which creates a syndicate short position.

•

Syndicate covering transactions involve purchases of the Additional Senior Notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if Credit Suisse is concerned that there may be downward pressure on the price of the Additional Senior Notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit Credit Suisse to reclaim a selling concession from a syndicate member when the notes originally sold by such syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the Additional Senior Notes or preventing or retarding a decline in the market price of the Additional Senior Notes. As a result, the price of the Additional Senior Notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

LEGAL MATTERS

The validity of the Additional Senior Notes offered hereby and certain other legal matters in connection with the issuance and sale of the Additional Senior Notes will be passed upon for the Company by Sangra Moller LLP, Vancouver, British Columbia with respect to matters of Canadian law, and by Davis Wright Tremaine LLP, Seattle, Washington, with respect to matters of U.S. law. Certain legal matters in connection with the issuance and sale of the Additional Senior Notes offered hereby will be passed upon for the underwriter by Latham & Watkins LLP, Los Angeles, California, with respect to matters of U.S. law.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2012, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

PROSPECTUS

MERCER INTERNATIONAL INC.

$500,000,000

Debt Securities

Common Stock

Preferred Stock

Warrants to Purchase Common Stock or Debt Securities

Any Combination of the Above

From time to time, we may offer and sell in one or more offerings:

•	debt securities;

•	shares of our common stock, par value $1.00 per share;

•	preferred stock, par value $1.00 per share;

•	warrants to purchase common stock or debt securities; or

•	any combination of the above.

We may sell any combination of these securities in one or more offerings, up to an aggregate offering price of $500,000,000, in amounts, at prices and on terms to be determined at the time of each offering thereof. Each time we offer securities using this prospectus, we will provide specific terms of the securities and the offering in one or more supplements to this prospectus. The prospectus supplements may also add to, update or change information in this prospectus and will also describe the specific manner in which we will offer the securities. The securities may be offered separately or together in any combination and as a separate series.

This prospectus may not be used by us to sell securities unless accompanied by a prospectus supplement. You should carefully read this prospectus and any prospectus supplement, including the information incorporated by reference, before you invest in any of our securities.

This prospectus may not be used to consummate a sale of securities unless accompanied by a prospectus supplement.

Our common stock is listed on the NASDAQ Global Market under the symbol “MERC” and listed in U.S. dollars on the Toronto Stock Exchange under the symbol “MRI.U”.

Investing in the securities described in this prospectus involves risks. You should carefully review the risks and uncertainties described under the heading “Risk Factors” contained on page 3 of this prospectus and any risk factors set forth in each applicable prospectus supplement and in the documents incorporated or deemed to be incorporated by reference into this prospectus or any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any State securities commission has approved or disapproved of these securities or passed upon the adequacy of accuracy of this prospectus. Any representation to the contrary is a criminal offense.

We may sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable fees, commissions or discounts and over-allotment options. The price to the public of such securities and our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.

The date of this prospectus is December 3, 2012.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or “SEC”, using a “shelf” registration process. Under this shelf registration process, we may, from time to time, offer and sell debt securities, common stock, preferred stock, warrants to purchase common stock or debt securities or any combination of these securities in one or more offerings up to an aggregate offering price of $500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities under this prospectus, we will provide you with a prospectus supplement that will contain more specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. We may also add, update or change in a prospectus supplement any of the information contained in this prospectus or in documents we have incorporated by reference into this prospectus. In addition, any prospectus supplement relating to a particular offering may be updated or supplemented. This prospectus, together with the applicable prospectus supplements and the documents incorporated by reference into this prospectus, includes all material information relating to these offerings. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement. You should carefully read both this prospectus and any applicable prospectus supplement, together with additional information described under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference”, before buying any of the securities being offered.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized any other person to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it.

The distribution of this prospectus and any offering of securities may be restricted by law in certain jurisdictions. You should inform yourself about, and observe, any of these restrictions. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation. You should assume that the information in this prospectus or any applicable prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security.

In this prospectus, please note the following:

•	references to “we”, “our”, “us”, the “Company” or “Mercer” mean Mercer International Inc. and its subsidiaries, unless the context clearly suggests otherwise;

•	“€” refers to Euros, the lawful currency adopted by most members of the European Union, unless otherwise stated; “$” refers to U.S. dollars; and “C$” refers to Canadian dollars; and

•	“MWh” refers to megawatt hours.

RISK FACTORS

An investment in our securities involves a number of risks. The prospectus supplement applicable to each offering of our securities will contain a discussion of the risks applicable to an investment in our securities. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in the applicable prospectus supplement, together with all of the other information contained or incorporated by reference in the prospectus supplement or appearing or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under the heading “Risk Factors” in our most recent Annual Report on Form 10-K on file with the SEC, as revised or supplemented by our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC since the filing of our most recent Annual Report on Form 10-K, all of which are on file with the SEC and are incorporated by reference in this prospectus. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. Our business, financial condition, results of operations and cash flows could be materially adversely affected by any of these risks. The price of the securities offered under this prospectus and the applicable prospectus supplement, could decline due to any of these risks, and you may lose all or part of your investment.
The discussion of risks includes or refers to forward-looking statements and you should read the explanation of the qualifications and limitations on such forward-looking statements discussed below.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the information incorporated by reference in this prospectus contains, and any prospectus supplement may contain, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this prospectus and any accompanying prospectus supplement, including those incorporated by reference, that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”). Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “expects” “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, or words of similar meaning, or future or conditional verbs, such as “will”, “should”, “could”, or “may”, although not all forward-looking statements contain these identifying words.

Forward-looking statements provide our expectations or predictions of future conditions, events or results. They are not guarantees of future performance. By their nature forward-looking statements are subject to risks and uncertainties. These statements speak only as of the date they are made. Except as required by law, we assume no responsibility for updating any forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made. There are a number of important factors, many of which are beyond our control, that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. These factors are described in our most recent Annual Report on Form 10-K and in our other filings with the SEC.

MARKET AND INDUSTRY DATA

In this prospectus, we rely on and refer to information and statistics regarding our market share and the markets in which we compete. We have obtained some of this market share information and industry data from internal surveys, market research, publicly available information and industry publications. Such reports generally state that the information contained therein has been obtained from sources believed to be reliable, but the accuracy or completeness of such information is not guaranteed. Although we believe this information is reliable, we have not independently verified or cannot guarantee the accuracy or completeness of that information and investors should use caution in placing reliance on such information.

Statements in this prospectus or incorporated by reference into this prospectus concerning the production capacity of our pulp mills are management estimates based primarily on historically achieved levels of production and assumptions regarding maintenance downtime. Statements concerning electrical generating capacity at our mills are also management estimates based primarily on our expected pulp production (which largely determines the amount of electricity we can generate) and assumptions regarding maintenance downtime, in each case within manufacturers’ specifications of capacity.

EXCHANGE RATES

Our reporting currency and financial statements incorporated by reference in this prospectus are in Euros, as a significant majority of our business transactions are originally denominated in Euros. We translate non-Euro denominated assets and liabilities at the rate of exchange on the balance sheet date. Revenues and expenses are translated at the average rate of exchange prevailing during the period.

The following table sets out exchange rates, based on the noon buying rates in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York, referred to as the “Noon Buying Rate”, for the conversion of Euros and Canadian dollars to U.S. dollars in effect at the end of the following periods, the average exchange rates during these periods (based on daily Noon Buying Rates) and the range of high and low exchange rates for these periods:

	Years Ended December 31,					Nine Months Ended September 30,
	2007	2008	2009	2010	2011	2012	2011
				(€/$)
End of period	0.6848	0.7184	0.6977	0.7536	0.7708	0.7778	0.7435
High for period	0.6729	0.6246	0.6623	0.6879	0.6723	0.7428	0.6723
Low for period	0.7750	0.8035	0.7970	0.8362	0.7736	0.8290	0.7726
Average for period	0.7304	0.6826	0.7176	0.7541	0.7186	0.7807	0.7110
				(C$/$)
End of period	0.9881	1.2240	1.0461	1.0009	1.0168	0.9837	1.0389
High for period	0.9168	0.9717	1.0289	0.9960	0.9448	0.9710	0.9448
Low for period	1.1852	1.2971	1.2995	1.0776	1.0605	1.0417	1.0389
Average for period	1.0740	1.0660	1.1412	1.0298	0.9887	1.0022	0.9778

The Noon Buying Rate is published on a weekly basis by the Federal Reserve Board. On November 23, 2012, the date of the most recent Daily Noon Buying Rate available before the filing of this prospectus, the Noon Buying Rate for the conversion of Euros and Canadian dollars to U.S. dollars was €0.7717 per U.S. dollar and C$0.9927 per U.S. dollar.

In addition, certain financial information relating to our Celgar mill included in this prospectus is stated in Canadian dollars while we report our financial results in Euros. The following table sets out exchange rates, based on the noon rate, referred to as the “Daily Noon Rate” provided by the Bank of Canada, for the conversion of Canadian dollars to Euros in effect at the end of the following periods, the average exchange rates during these periods (based on daily noon rates) and the range of high and low exchange rates for these periods:

	Years Ended December 31,					Nine Months Ended September 30,
	2007	2008	2009	2010	2011	2012	2011
				(C$/€)
End of period	1.4428	1.7046	1.5000	1.3319	1.3193	1.2646	1.3971
High for period	1.3448	1.4489	1.4936	1.2478	1.2847	1.2153	1.2847
Low for period	1.5628	1.7316	1.6920	1.5067	1.4305	1.3446	1.4305
Average for period	1.4690	1.5603	1.5851	1.3671	1.3761	1.2847	1.3752

On November 30, 2012, the date of the most recent publication of the Daily Noon Rate before the filing of this prospectus, the Daily Noon Rate for the conversion of Canadian dollars to Euros was C$1.2921 per Euro.

MERCER INTERNATIONAL INC.

Our Company

Mercer International Inc. is a Washington corporation and our common stock is listed on the NASDAQ Global Market under the symbol “MERC” and listed in U.S. dollars on the Toronto Stock Exchange under the symbol “MRI.U”.

We operate in the pulp business and are the largest publicly traded producer of market northern bleached softwood kraft, or “NBSK”, pulp in the world. We are the sole NBSK pulp producer, and the only producer of pulp for resale, known as “market pulp”, in Germany, which is the largest pulp import market in Europe. We currently employ approximately 1,039 people at our German operations, 439 people at our Celgar mill in Western Canada and 17 people at our office in Vancouver, British Columbia, Canada. Our operations are located in Eastern Germany and Western Canada. We operate three NBSK pulp mills with a consolidated annual production capacity of approximately 1.5 million air-dried metric tonnes (“ADMTs”):

•

Rosenthal mill.  Our wholly-owned subsidiary, Rosenthal, owns and operates the Rosenthal mill, a modern, efficient ISO 9001 and 14001 certified NBSK pulp mill that has an annual production capacity of approximately 345,000 ADMTs. Additionally, the Rosenthal mill is a significant producer of “green” energy and exported 161,286 MWh of electricity in 2011, resulting in approximately €14.9 million in annual revenues. The Rosenthal mill is located near the town of Blankenstein, Germany approximately 300 kilometers south of Berlin.

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Stendal mill.  Our 74.9% owned subsidiary, Stendal, owns and operates the Stendal mill, a state-of-the-art, single-line, ISO 9001 and 14001 certified NBSK pulp mill that has an annual production capacity of approximately 645,000 ADMTs. The Stendal mill is also a significant producer of “green” energy and exported 350,758 MWh of electricity in 2011, resulting in approximately €32.5 million in annual revenues. The Stendal mill is located near the town of Stendal, Germany, approximately 130 kilometers west of Berlin.

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Celgar mill.  Our wholly-owned subsidiary, Celgar, owns and operates the Celgar mill, a modern, efficient ISO 9001 and 14001 certified NBSK pulp mill with an annual production capacity of approximately 520,000 ADMTs. The Celgar mill also produces “green” energy and exported 140,069 MWh of electricity in 2011, resulting in approximately C$14.5 million in annual revenues. The Celgar mill is located near the city of Castlegar, British Columbia, Canada, approximately 600 kilometers east of Vancouver, British Columbia, Canada.

Our principal executive offices are located at Suite 1120, 700 West Pender Street, Vancouver, British Columbia, Canada, V6C 1G8, and our telephone number is (604) 684-1099.

SECURITIES WE MAY OFFER

Types of Securities

The types of securities that we may offer and sell from time to time by this prospectus are:

•	one or more series of debt securities;

•	shares of our common stock;

•	shares of our preferred stock;

•	warrants to purchase common stock or debt securities; and

•	any combination of the above.

In this prospectus, we will refer to the debt securities, common stock, preferred stock and warrants to purchase common stock or debt securities collectively as “securities”. The total dollar amount of all securities that we may issue under this prospectus will not exceed $500,000,000. We will determine, at the time of the offering, the type, amount and price of the securities we will sell and other terms on which we will sell them. We may sell securities to or through underwriters, through agents or dealers or directly to investors on a continuous or delayed basis.

Prospectus Supplements

This prospectus provides you with a general description of the securities we may offer. This summary is not meant to be a complete description of such securities. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add to or change information contained in this prospectus. In that case, the prospectus supplement should be read as superseding this prospectus.

In each prospectus supplement we will include the following information:

•	the type and amount of securities which we propose to sell;

•	the offering price of the securities;

•	the names of the underwriters, agents or dealers, if any, through or to which we sell the securities;

•	the compensation, if any, of those underwriters, agents or dealers;

•	information regarding over-allotment options, if any;

•	information about the securities exchange, if any, on which the securities will be listed or traded;

•	material United States federal income tax considerations applicable to the securities, where necessary; and

•	any other material information about the offering and sale of the securities.

For more details on the terms of the securities, you should read the exhibits filed with our registration statement, of which this prospectus is part, and the documents filed with the SEC in connection with any particular offering of the securities. You should also read both this prospectus and any prospectus supplement, together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference”.

The distribution of this prospectus may be restricted by law in certain jurisdictions. You should inform yourself about, and observe, any of these restrictions. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

USE OF PROCEEDS

Except as may otherwise be stated in the applicable prospectus supplement, we currently intend to use the net proceeds from the sale of the securities that we may offer and sell from time to time by this prospectus:

•	for general corporate and working capital purposes;

•	to repay, refinance, repurchase or otherwise retire existing indebtedness;

•	for capital expenditures;

•	for financing future strategic investment opportunities; and

•	as otherwise disclosed in any supplement to this prospectus.

The prospectus supplement for a particular offering will provide a more detailed description of the use of net proceeds from such offering.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes, minority interest, income (loss) for equity investee and fixed charges. Fixed charges consist of interest expense plus capitalized interest. We have not included a ratio of earnings to combined fixed charges and preferred stock dividends because we did not have any preferred stock outstanding during the periods presented below.

	Years Ended December 31,					Nine Months Ended September 30,
	2007	2008	2009	2010	2011	2012
Ratio of earnings to fixed charges	1.50	(0.23)	(0.17)	2.31	1.92	1.03

DESCRIPTION OF DEBT SECURITIES

This summary, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will generally apply to any future debt securities we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities we offer under a prospectus supplement may differ from the terms we describe below.

The debt securities may be either secured or unsecured and will either be senior debt securities or subordinated debt securities. We will issue the senior notes under the senior indenture which we will enter into with one or more trustees. We will issue the subordinated notes under the subordinated indenture which we will enter into with one or more trustees. We have filed forms of these documents as exhibits to the registration statement of which this prospectus forms a part. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture.

The indentures will be qualified under the Trust Indenture Act of 1939, as amended, or the “Trust Indenture Act”. We use the term “debenture trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

The following summaries of the material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all of the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements related to the debt securities that we sell under this prospectus, as well as the complete indentures that contain the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

We will describe in the applicable prospectus supplement the terms relating to a series of debt securities, including, to the extent applicable:

•	the title;

•	the principal amount being offered and, if a series, the total amount authorized and the total amount outstanding;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of debt securities in global form and, if so, the terms and who the depositary will be;

•	the maturity date;

•	the principal amount due at maturity and whether the debt securities will be issued with any original issue discount;

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whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a U.S. person for U.S. federal income tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

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the annual interest rate, which may be fixed or variable, or the method for determining the rate, the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	whether or not the debt securities will be senior or subordinated, and the terms of the subordination of any series of subordinated debt;

•	place where payments will be payable;

•	restrictions on transfer, sale or other assignment, if any;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

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the date, if any, after which, the conditions upon which, and the price at which we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions, and any other applicable terms of those redemption provisions;

•	provisions for a sinking fund, purchase or other analogous fund, if any;

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the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

•	whether the indenture will restrict our ability and/or the ability of our subsidiaries to:

•	incur additional indebtedness;

•	issue additional securities;

•	create liens;

•	pay dividends and make distributions in respect of our capital stock and the capital stock of our subsidiaries;

•	redeem capital stock;

•	place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets;

•	make investments or other restricted payments;

•	sell or otherwise dispose of assets;

•	enter into sale-leaseback transactions;

•	engage in transactions with shareholders and affiliates;

•	issue or sell stock of our subsidiaries; or

•	effect a consolidation or merger;

•	whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

•	a discussion of any material or special U.S. federal income tax considerations applicable to the debt securities;

•	information describing any book-entry features;

•	the procedures for any auction and remarketing, if any;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $2,000 and any integral multiple thereof;

•	if other than U.S. dollars, the currency in which the series of debt securities will be denominated; and

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any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any events of default that are in addition to those described in this prospectus or any covenants provided with respect to the debt securities that are in addition to those described above, and any terms which may be required by us or advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.

Conversion or Exchange Rights

We will set forth in the applicable prospectus supplements the terms, if any, on which a series of debt securities may be convertible into or exchangeable for common stock or other securities of ours or a third party, including the conversion or exchange rate, as applicable, or how it will be calculated, and the applicable conversion or exchange period. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of our securities or the securities of a third party that the holders of the series of debt securities receive upon conversion or exchange would, under the circumstances described in those provisions, be subject to adjustment, or pursuant to which those holders would, under those circumstances, receive other property upon conversion or exchange, for example in the event of our merger or consolidation with another entity.

Consolidation, Merger or Sale

The indentures in the form initially filed as exhibits to the registration statement of which this prospectus forms a part do not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor of ours or acquirer of such assets must assume all of our obligations under the indentures and the debt securities.

If the debt securities are convertible into our other securities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities which the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default Under the Indentures

Unless otherwise specified in the applicable prospectus supplement, the following are events of default under the indentures with respect to any series of debt securities that we may issue:

•	if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been validly extended;

•	if we fail to pay the principal, or premium, if any, or to make payment required by any sinking fund or analogous fund when due and payable and the time for payment has not been validly extended;

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if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may, by notice to us in writing (and to the debenture trustee if notice is given by such holders), declare the unpaid principal, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each series of debt securities then outstanding shall be due and payable without any notice or other action on the part of the debenture trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

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subject to its duties under the Trust Indenture Act, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies, if:

•	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

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the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee, to institute the proceeding as trustee; and

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the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions, within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on the debt securities.

We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the debenture trustee may modify an indenture without the consent of any holders with respect to specific matters, including, without limitation:

•	to fix any ambiguity, defect or inconsistency in the indenture or in the debt securities of any series;

•	to comply with the provisions described above under “Consolidation, Merger or Sale”;

•	to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act;

•	to evidence and provide for the acceptance of appointment under the indenture by a successor trustee;

•	to provide for uncertificated debt securities in addition to or in place of certificated securities and to make all appropriate changes for such purpose;

•	to add to, delete from, or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issuance, authentication and delivery of debt securities of any series;

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to provide for the issuance of and to establish the form and terms and conditions of the debt securities of any series authorized pursuant to the indentures, to establish the form of any certifications required to be furnished pursuant to the indentures or any series or to add to the rights of the holders of any series of debt securities;

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to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default, or to surrender any of our rights or powers under the indenture; or

•	to change anything that does not adversely affect the rights of any holder of debt securities of any series in any material respect.

In addition, under the indentures, the rights of holders of debt securities of any series may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of the debt securities of any series;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest or reducing any premium payable upon the redemption of any debt securities;

•	making the principal of (premium, if any), interest or other additional amounts on any debt security payable in any coin or currency other than that provided in such debt security; or

•	reducing the percentage of debt securities the holders of which are required to consent to any supplemental indenture.

Discharge

The indentures provide that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for certain obligations, including obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace mutilated, destroyed, lost or stolen debt securities of the series;

•	maintain paying agencies;

•	compensate and indemnify the debenture trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the debenture trustee money or government obligations, or a combination of both, sufficient to pay all of the principal, premium, if any, and interest on the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $2,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, known as “DTC”, or another depositary named by us and identified in a prospectus supplement with respect to that series.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplements, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will not impose a service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges applicable to or associated with such registration of transfer or exchange.

We will name in the applicable prospectus supplements the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

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issue, register the transfer of, or exchange any debt securities of any series being redeemed in part during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, will undertake to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given to it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of, and any premium and interest on, the debt securities of a particular series at the office of the paying agents designated by us, except that, unless we otherwise indicate in the applicable prospectus supplement, we may make certain payments by check which we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in a prospectus supplement, we will designate an office or agency of the debenture trustee in the city of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the state of New York, except to the extent that the Trust Indenture Act is applicable.

Subordination of Subordinated Debt Securities

The subordinated debt securities will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The indentures in the form initially filed as exhibits to the registration statement of which this prospectus forms a part do not limit the amount of indebtedness which we may incur, including senior indebtedness or subordinated indebtedness, and do not limit us from issuing any other debt, including secured debt or unsecured debt. Additional or different subordination provisions may be described in a prospectus supplement relating to a particular series of debt securities.

Existing Senior Notes

In November 2010, we issued $300.0 million in aggregate principal amount of 9.5% senior notes due 2017, referred to as the “Senior Notes” to principally refinance our 9.25% senior notes due 2013. The Senior Notes bear interest at a rate of 9.5% per annum, payable semi-annually in arrears on December 1 and June 1, commencing June 1, 2011. The Senior Notes mature on December 1, 2017. The Senior Notes are our senior unsecured obligations and, accordingly, will rank junior in right of payment to all existing and future secured indebtedness and all indebtedness and liabilities of our subsidiaries, equal in right of payment with all existing and future unsecured senior indebtedness, including any senior debt securities issued pursuant to this prospectus, and senior in right of payment to any subordinated debt securities issued pursuant to this prospectus.

The Senior Notes were issued under an indenture which, among other things, restricts our ability and the ability of our restricted subsidiaries under the indenture to: (i) incur additional indebtedness or issue preferred stock; (ii) pay dividends or make other distributions to our stockholders; (iii) purchase or redeem capital stock or subordinated indebtedness; (iv) make investments; (v) create liens and enter into sale and lease back transactions; (vi) incur restrictions on the ability of our restricted subsidiaries to pay dividends or make other payments to us; (vii) sell assets; (viii) consolidate or merge with or into other companies or transfer all or substantially all of our assets; and (ix) engage in transactions with affiliates. These limitations are subject to important qualifications and exceptions.

In 2011 and year to date in 2012, we purchased and cancelled approximately $13.6 million and $2.2 million, respectively, in aggregate principal amount of our Senior Notes in connection with our share and debt repurchase program. As at the date of this prospectus, approximately $284.4 million in aggregate principal amount of Senior Notes remained outstanding.

DESCRIPTION OF CAPITAL STOCK

This section contains a general description of the terms and provisions of our share capital which we may offer and sell by this prospectus. This description includes both our common stock and our preferred stock (certain terms of which also affect the common stock). The following summary of the terms of our capital stock is not meant to be complete and is qualified by reference to our Articles of Incorporation and amendments thereto which have been filed with the SEC. See “Incorporation of Certain Information by Reference”. While the terms we have summarized below will apply generally to any future common stock and preferred stock that we may offer, we will describe the particular terms of any securities in more detail in the applicable prospectus supplement. If we so indicate in a prospectus supplement, the terms of any security we offer under that prospectus supplement may differ from the terms we describe below.

We are authorized under our certificate of incorporation to issue up to 200,000,000 shares of common stock, $1.00 par value per share and 50,000,000 shares of preferred stock, $1.00 par value per share, issuable in series. As of the date of this prospectus, there were 55,815,704 shares of common stock and no shares of preferred stock of any series issued and outstanding.

Common Stock

Each share of our common stock entitles the holder to one vote at a meeting of our shareholders. Cumulative voting in the election of directors is not permitted. The shares of the common stock are entitled to dividends when, as and if declared by our board of directors from time to time. Upon the liquidation, dissolution or winding up of Mercer, the holders of the shares of common stock are entitled to participate pro rata in any distribution of our assets (in cash or in kind or partly each) after the payment of all liabilities, subject to the rights of holders of preferred stock.

Preferred Stock

We are authorized, without further action by our shareholders, to issue preferred stock from time to time and to: (i) divide the preferred stock into one or more series; (ii) designate the number of shares of each series and the designation thereof; (iii) fix and determine the relative rights and preferences as between series including, but not limited to, the dividend rate (and whether dividends are cumulative), conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price and liquidation preferences (if and to the extent that any such rights are to be applicable to any such series); and (iv) amend the relative rights and preferences of any series that is wholly unissued.

We have also authorized 2,000,000 shares of Series A Junior Participating Preferred Shares, referred to as the “Series A Preferred Shares”, none of which are issued and outstanding as of the date of this prospectus.

Series A Preferred Shares

The Series A Preferred Shares are entitled to receive, subject to the rights of holders of preferred stock ranking prior to the Series A Preferred Shares, quarterly dividends, when, as and if declared by the directors of Mercer, in an amount equal to the greater of (i) $10 or (ii) 100 times the dividends declared on the shares of common stock. Mercer is required to declare a dividend on the Series A Preferred Shares immediately after it declares a dividend on its shares of common stock and all dividends declared are cumulative but do not bear interest.

In the event that dividends declared on the Series A Preferred Shares are in arrears for six quarterly periods, all holders of preferred stock with dividends in arrears for six quarterly periods, irrespective of the series, voting as a class, have the right to elect two directors at a meeting of its shareholders. However, the term of any director so elected terminates upon the payment of outstanding dividends. When dividends on the Series A Preferred Shares are in arrears: (i) Mercer cannot declare or pay dividends on, or make any other distribution on, or redeem or purchase, any shares ranking junior to the Series A Preferred Shares; (ii) declare or pay dividends on, or make any other distributions on, any shares ranking on parity with the Series A Preferred Shares, except dividends paid ratably on the Series A Preferred Shares and all such parity shares on which dividends are payable or in arrears on a pro rata basis; (iii) redeem or purchase shares ranking on parity with the Series A Preferred Shares, except that Mercer may redeem or purchase such parity shares in exchange for shares ranking junior to the Series A Preferred Shares; or (iv) purchase any Series A Preferred Shares or shares ranking on parity with the Series A Preferred Shares, except in accordance with a purchase offer made in writing or by publication to all holders of such shares upon such terms as the directors of Mercer determine in good faith will result in a fair and equitable treatment among the respective shares.

Upon the liquidation, dissolution or winding up of Mercer, no distribution may be made to holders of shares ranking junior to the Series A Preferred Shares unless, prior thereto, the holders of Series A Preferred Shares have received $100 per share plus an amount equal to accrued and unpaid dividends thereon, whether or not declared. Following such payment, holders of Series A Preferred Shares are not entitled to any additional distributions and holders of Series A Preferred Shares and holders of the shares of common stock are entitled to receive a pro rata share of the remaining assets of Mercer to be distributed.

In the event that Mercer enters into any consolidation, merger, combination or other transaction in which shares of common stock of Mercer are exchanged for securities, cash and/or other property, the Series A Preferred Shares shall at the same time be similarly exchanged in an amount per share equal to 100 times the aggregate amount of the securities, cash and/or other property into which each share of common stock of Mercer is exchanged.

Series A Preferred Shares vote together as one class with the shares of common stock. Each Series A Preferred Share entitles the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of Mercer.

Anti-takeover Provisions

Washington Law

Mercer is subject to the provisions of Chapter 23B.19 of the Washington Business Corporation Act, contained within the Revised Code of Washington, which prohibits a Washington corporation, with certain exceptions, from engaging in certain significant business transactions with an “acquiring person” (defined generally as a person or group of persons who beneficially own or acquire 10% or more of Mercer’s voting securities) for a period of five years following the acquiring person’s share acquisition date. The prohibited transactions include, among others, mergers or consolidations with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person, or any other receipt by the acquiring person of a disproportionate benefit as a shareholder.

Exceptions to this statutory prohibition include approval of the significant business transaction at a shareholders meeting by holders of not less than two-thirds of the outstanding shares entitled to vote on the transaction, not counting shares as to which the acquiring person has beneficial ownership or voting control, significant business transactions approved by a majority of the members of our board of directors prior to the acquiring person first becoming an acquiring person, or a merger, share exchange, consolidation, liquidation, distribution or certain other significant business transactions entered into with the acquiring person where certain requirements regarding the fairness of the consideration to be received by the shareholders have been met. Mercer may not exempt itself from coverage of this statute. These statutory provisions may have the effect of delaying, deterring or preventing a change in control of Mercer.

Articles of Incorporation

The board of directors of Mercer has the authority to issue up to 50,000,000 shares of preferred stock, and to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares without any further vote or action by the holders of the shares of common stock. The rights of the holders of shares of preferred stock that may be issued in the future may adversely affect the rights of the holders of the shares of common stock. The issuance of the preferred stock, while providing Mercer with desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of Mercer, thereby delaying, deferring or preventing a change in control of Mercer. Furthermore, such preferred stock may have other rights, including economic rights senior to the shares of common stock and, as a result, the issuance of the preferred stock could have a material adverse effect on the market value of the shares of common stock. Mercer has no present plan to issue shares of preferred stock.

Dividend Policy

Our board of directors has not declared cash dividends on our common stock. Furthermore, the indenture governing our Senior Notes contains a covenant restricting us from paying dividends (other than dividends payable solely in stock) on our common stock. As a result, it is unlikely that we will pay any dividends on our common stock in the foreseeable future. In any event, the declaration and payment of future dividends by our board of directors will be dependent upon our earnings and financial condition, economic and market conditions and other factors deemed relevant by our board of directors. Therefore, no assurance can be given as to the amount or timing of the declaration and payment of future dividends.

Listing

Our common stock is listed on the NASDAQ Global Market under the symbol “MERC” and listed in U.S. dollars on the Toronto Stock Exchange under the symbol “MRI.U”.

Transfer Agent and Registrar

The transfer agent and registrar for our shares of common stock is Computershare.

DESCRIPTION OF WARRANTS

We have provided below a summary description of warrants that we may issue. This description is not complete and is qualified in its entirety by reference to the full text of the applicable warrant agreement. You should read the full text of any such warrant agreement.

We may issue warrants, in one or more series, for the purchase of debt securities or shares of our common stock. Warrants may be issued independently or together with our debt securities or common stock and may be attached to or separate from any offered securities. While the terms we have summarized below will generally apply to any future warrants we may offer under this prospectus, we will describe the particular terms of any warrants that we may offer in more detail in the applicable prospectus supplement.

We will issue the warrants directly or under a warrant agreement which we will enter into with a warrant agent to be selected by us. In addition to this summary, you should refer to the detailed provisions of the specific warrant agreement, where applicable, for complete terms of the warrants. Where applicable, a form of warrant agreement will be filed with the SEC as an exhibit to the Registration Statement by post-effective amendment or a Current Report on Form 8-K.

The warrants will be evidenced by warrant certificates. Unless otherwise specified in the prospectus supplement, the warrant certificates may be traded separately from the debt securities or common stock, if any, with which the warrant certificates were issued. Warrant certificates may be exchanged for new warrant certificates of different denominations at the office or an agent that we will appoint. Until a warrant is exercised, the holder of a warrant does not have any of the rights of a holder of our debt securities or common stock and is not entitled to any payments on any debt securities or common stock issuable upon exercise of the warrants.

A prospectus supplement accompanying this prospectus relating to a particular series of warrants to issue debt securities or common stock will describe the terms of those warrants, including:

•	the title and the aggregate number of warrants;

•	the offering price for such warrants;

•	the debt securities or common stock for which each warrant is exercisable;

•	the date or dates on which the right to exercise such warrants commence and expire;

•	the price or prices at which such warrants are exercisable;

•	the terms of any anti-dilution or other adjustment provisions;

•	the currency or currencies in which such warrants are exercisable;

•	the periods during which and places at which such warrants are exercisable;

•	the terms of any mandatory or operation call provisions;

•	the price or prices, if any, at which the warrants may be redeemed at the option of the holder or will be redeemed upon expiration;

•	the identity of the warrant agent;

•	the exchanges, if any, on which such warrants may be listed; and

•	any additional terms of such warrants.

You may exercise warrants by payment to our warrant agent of the exercise price, in each case in such currency or currencies as are specified in the warrant, and by giving your identity and the number of warrants to be exercised. Once you pay our warrant agent and deliver the properly completed and executed warrant certificate to our warrant agent at the specified office, our warrant agent will, as soon as practicable, forward securities to you in authorized denominations or share amounts. If you exercise less than all of the warrants evidenced by your warrant certificate, you will be issued a new warrant certificate for the remaining amount of warrants.

PRICE RANGE OF SHARES OF COMMON STOCK

The following table sets forth the high and low sale prices of our common stock, as reported on the NASDAQ Global Market, for the quarters indicated

Quarter	High	Low
2012
First Quarter	$8.80	$6.15
Second Quarter	8.10	5.55
Third Quarter	7.51	5.05
Fourth Quarter (through November 30, 2012)	7.80	6.18

2011
First Quarter	$14.05	$7.66
Second Quarter	14.88	10.08
Third Quarter	11.25	6.80
Fourth Quarter	7.46	5.34

2010
First Quarter	$5.87	$2.68
Second Quarter	6.08	3.98
Third Quarter	5.58	3.97
Fourth Quarter	7.95	4.93

On November 30, 2012, the last reported sale price of our common stock as reported on the NASDAQ Global Market, our primary trading market, was $6.94.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus and any prospectus supplement from time to time in one or more transactions as follows:

•	through agents;

•	to or through underwriters;

•	through dealers;

•	directly by us to investors; or

•	through a combination of any such methods of sale.

We, directly or through agents or dealers, may sell, and the underwriters may resell, the securities from time to time in one or more transactions, including:

•	transactions on the NASDAQ Global Market or any other organized market where the securities may be traded;

•	in an over-the-counter market;

•	in negotiated transactions; or

•	through a combination of any such methods of sale.

The securities may be sold at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We will describe the method of distribution of the securities to be sold in the applicable prospectus supplement.

Agents designated by us from time to time may solicit offers to purchase the securities. We will name any such agent involved in the offer or sale of the securities and set forth any compensation in the form of discounts, concessions or commissions payable by us or our purchasers to such agent in a prospectus supplement relating to any such offer and sale of securities. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter of the securities, as that term is defined in the Securities Act.

If underwriters are used in the sale of securities, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, we will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached. We will set forth in a prospectus supplement the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers. Such compensation may be in the form of discounts, concessions or commissions. Underwriters and others participating in any offering of securities may engage in transactions that stabilize, maintain or otherwise affect the price of such securities. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which these persons may bid for or purchase securities for the purpose of stabilizing their market price. We will describe any such activities in the prospectus supplement.

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on the NASDAQ Global Market and the Toronto Stock Exchange. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

If a dealer is used in the sale of the securities, we or an underwriter will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. A prospectus supplement will set forth the name of the dealer and the terms of the transactions.

We may directly solicit offers to purchase the securities, and we may sell directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The prospectus supplement will describe the terms of any such sales, including the terms of any bidding, auction or other process, if utilized.

We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution. Underwriters or agents and their associates may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

The underwriters in our offering of our securities may also create a “short position” for their account by selling more securities in connection with the offering than they are committed to purchase from us. In that case, the underwriters could cover all or a portion of the short position by either purchasing securities in the open market following completion of the offering of such securities or by exercising any over-allotment option granted to them by us.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities under the Securities Act or to contribution by us to payments they may be required to make in respect of such liabilities. A prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates, may engage in transactions with or perform services for us and our subsidiaries in the ordinary course of their business.

In compliance with guidelines of the Financial Industry Regulatory Authority, or “FINRA”, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

LEGAL MATTERS

The validity of the securities being offered by this prospectus and applicable prospectus supplement and certain other legal matters in connection with the issuance and sale of such securities will be passed upon for the Company by Sangra Moller LLP, Vancouver, British Columbia and Davis Wright Tremaine LLP, Seattle, Washington. Counsel named in the applicable prospectus supplement will pass upon legal matters for any underwriters, dealers or agents.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2011, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC, including the registration statement relating to this prospectus, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC maintains a web site that contains reports, proxy and information statements, and other information regarding issuers, including Mercer International Inc., that file electronically with the SEC. You may access the SEC’s web site at http://www.sec.gov.

This prospectus omits some information contained in the registration statement of which this prospectus forms a part in accordance with the SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and the securities we may offer. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference into this prospectus is deemed to be part of this prospectus, and any information filed with the SEC after the date of this prospectus will automatically be deemed to update and supersede information contained in this prospectus and any accompanying prospectus supplement.

The following documents previously filed with the SEC are incorporated by reference in this prospectus:

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC on February 21, 2012;

•

Our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2012, June 30, 2012 and September 30, 2012 filed with the SEC on May 7, 2012, August 3, 2012 and November 2, 2012, respectively;

•	Our definitive proxy statement on Schedule 14A filed with the SEC on March 26, 2012;

•	Our current reports on Form 8-K filed with the SEC on January 26, 2012, January 31, 2012, February 13, 2012, April 12, 2012, April 16, 2012 and June 1, 2012; and

•	The description of our common stock in our registration statement on Form 8-A12G (File No.: 001-51826) filed with the SEC on March 1, 2006.

All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus until the date on which the registration statement containing this prospectus has been withdrawn shall also be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of those documents. In no event, however, will any of the information that we disclose under Item 2.02 or Item 7.01 of any Current Report on Form 8-K that we may from time to time file with the SEC be incorporated by reference into, or otherwise be included in, this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes that statement. The modifying or superseding statement need not state it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement is not an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide promptly without charge to you, upon oral or written request, a copy of any document incorporated by reference in this prospectus, other than exhibits to these documents unless the exhibits are specifically incorporated by reference in these documents. Requests should be directed as follows:

Mercer International Inc. Suite 1120 700 West Pender Street Vancouver, British Columbia V6C 1G8 Canada Telephone: (604) 684-1099 Attention: Investor Relations	Mercer International Inc. 14900 Interurban Avenue South Suite 282 Seattle, Washington USA 98168 Telephone: (206) 674-4639 Attention: Investor Relations

Annex A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2012

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to

Commission File No.: 000-51826

MERCER INTERNATIONAL INC.

Exact name of Registrant as specified in its charter

Washington	47-0956945
State or other jurisdiction of incorporation or organization	IRS Employer Identification No.

Suite 1120, 700 West Pender Street, Vancouver, British Columbia, Canada, V6C 1G8

Address of Office

Registrant’s telephone number including area code: (604) 684-1099

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which registered
Common Stock, par value $1.00	NASDAQ Global Market

Securities registered pursuant to Section 12(g) of the Act:

None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    ☐  Yes    ☒  No

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Securities Act.    ☐  Yes    ☒  No

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☒    No  ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.    ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer or a non-accelerated filer. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).    ☐    Yes    ☒    No

The aggregate market value of the registrant’s voting and non-voting common equity held by non-affiliates of the registrant as of June 30, 2012, the last business day of the registrant’s most recently completed second fiscal quarter, based on the closing price of the voting stock on the NASDAQ Global Market on such date, was approximately $318,707,670.

As of February 13, 2013, the registrant had 55,815,704 shares of common stock, $1.00 par value, outstanding.

DOCUMENTS INCORPORATED BY REFERENCE

Certain information that will be contained in the definitive proxy statement for the Registrant’s annual meeting to be held in 2013 is incorporated by reference into Part III of this Form 10-K.

EXCHANGE RATES

Our reporting currency and financial statements included in this report are in Euros, as a significant majority of our business transactions are originally denominated in Euros. We translate non-Euro denominated assets and liabilities at the rate of exchange on the balance sheet date. Revenues and expenses are translated at the average rate of exchange prevailing during the period.

The following table sets out exchange rates, based on the noon buying rates in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York, referred to as the “Noon Buying Rate”, for the conversion of Euros and Canadian dollars to U.S. dollars in effect at the end of the following periods, the average exchange rates during these periods (based on daily Noon Buying Rates) and the range of high and low exchange rates for these periods:

	Year Ended December 31,
	2012	2011	2010	2009	2008
	(€/$)
End of period	0.7584	0.7708	0.7536	0.6977	0.7184
High for period	0.7428	0.6723	0.6879	0.6623	0.6246
Low for period	0.8290	0.7736	0.8362	0.7970	0.8035
Average for period	0.7782	0.7186	0.7541	0.7176	0.6826

	(C$/$)
End of period	0.9958	1.0168	1.0009	1.0461	1.2240
High for period	0.9710	0.9448	0.9960	1.0289	0.9717
Low for period	1.0417	1.0605	1.0776	1.2995	1.2971
Average for period	0.9995	0.9887	1.0298	1.1412	1.0660

On February 8, 2013, the date of the most recent weekly publication of the Noon Buying Rate before the filing of this annual report on Form 10-K, the Noon Buying Rate for the conversion of Euros and Canadian dollars to U.S. dollars was €0.7482 per U.S. dollar and C$1.0021 per U.S. dollar.

In addition, certain financial information relating to our Celgar mill included in this annual report on Form 10-K is stated in Canadian dollars while we report our financial results in Euros. The following table sets out exchange rates, based on the noon rate provided by the Bank of Canada, referred to as the “Daily Noon Rate”, for the conversion of Canadian dollars to Euros in effect at the end of the following periods, the average exchange rates during these periods (based on Daily Noon Rates) and the range of high and low exchange rates for these periods:

	Year Ended December 31,
	2012	2011	2010	2009	2008
	(C$/€)
End of period	1.3118	1.3193	1.3319	1.5000	1.7046
High for period	1.2153	1.2847	1.2478	1.4936	1.4489
Low for period	1.3446	1.4305	1.5067	1.6920	1.7316
Average for period	1.2850	1.3761	1.3671	1.5851	1.5603

On February 14, 2013, the Daily Noon Rate for the conversion of Canadian dollars to Euros was C$1.3344 per Euro.

PART I

ITEM 1.	BUSINESS

In this document, please note the following:

•

references to “we”, “our”, “us”, the “Company” or “Mercer” mean Mercer International Inc. and its subsidiaries, unless the context clearly suggests otherwise, and references to “Mercer Inc.” mean Mercer International Inc. excluding its subsidiaries;

•	references to “ADMTs” mean air-dried metric tonnes;

•	references to “MW” mean megawatts and “MWh” mean megawatt hours; and

•	“€” refers to Euros, which is our reporting currency; “$” refers to U.S. dollars; and “C$” refers to Canadian dollars.

Due to rounding, numbers presented throughout this report may not add up precisely to totals we provide and percentages may not precisely reflect the absolute figures.

The Company

General

We operate in the pulp business and are among the largest publicly traded producers of market northern bleached softwood kraft, or “NBSK”, pulp in the world. Mercer Inc. reorganized as a company under the laws of the State of Washington in 2006 from a Washington business trust. Its common stock is quoted and listed for trading on the NASDAQ Global Market (MERC) and the Toronto Stock Exchange (MRI.U).

We are the sole NBSK producer, and the only significant producer of pulp for resale, known as “market pulp”, in Germany, which is the largest pulp import market in Europe. We also generate and sell a significant amount of surplus “green” energy to regional utilities. Our operations are located in Eastern Germany and Western Canada. We currently employ approximately 1,500 people. We operate three NBSK pulp mills with a consolidated annual production capacity of approximately 1.5 million ADMTs of NBSK pulp and 259 MW of electrical generation:

•

Rosenthal mill. Our wholly-owned subsidiary, Rosenthal, owns and operates the Rosenthal mill, a modern, efficient ISO 9001, 14001 and 50001 certified NBSK pulp mill that has an annual production capacity of approximately 355,000 ADMTs and 57 MW of electrical generation. The Rosenthal mill generated and exported 169,613 MWh of electricity in 2012, resulting in approximately €15.1 million in annual revenues. The Rosenthal mill is located in the town of Blankenstein, Germany approximately 300 kilometers south of Berlin.

•

Celgar mill. Our wholly-owned subsidiary, Celgar, owns and operates the Celgar mill, a modern, efficient ISO 9001 and 14001 certified NBSK pulp mill with an annual production capacity of approximately 520,000 ADMTs and 100 MW of electrical generation. The Celgar mill generated and exported 171,994 MWh of electricity in 2012, resulting in approximately C$17.2 million in annual revenues. The Celgar mill is located near the city of Castlegar, British Columbia, Canada, approximately 600 kilometers east of Vancouver, British Columbia, Canada.

•

Stendal mill. Our 74.9% owned subsidiary, Stendal, owns and operates the Stendal mill, a state-of-the-art, single-line, ISO 9001 and 14001 certified NBSK pulp mill that has an annual production capacity of approximately 650,000 ADMTs and 102 MW of electrical generation. The Stendal mill generated and exported 368,634 MWh of electricity in 2012, resulting in approximately €32.2 million in annual revenues. The Stendal mill is located near the town of Stendal, Germany, approximately 130 kilometers west of Berlin.

Organizational Chart

The following chart sets out our directly and indirectly owned principal operating subsidiaries, their jurisdictions of organization, their principal activities and their annual pulp production and electrical generation capacity:

History and Development of Business

We commenced pulp operations with the acquisition of our Rosenthal mill in 1994. In 1999, we completed a major capital project which, among other things, converted that mill to the production of kraft pulp from sulphite pulp, increased its annual production capacity and improved efficiencies. The aggregate cost of this project was approximately €361.0 million, of which approximately €102.0 million was financed through government grants. Subsequent capital investments and efficiency improvements have reduced emissions and energy costs and increased the Rosenthal mill’s annual production capacity to approximately 355,000 ADMTs.

In September 2004, we completed construction of the Stendal mill at an aggregate cost of approximately €1.0 billion. The Stendal mill is one of the largest NBSK pulp mills in Europe. The Stendal mill was financed through a combination of government grants totaling approximately €275.0 million, low-cost, long-term project debt which is largely severally guaranteed by the federal government and a state government in Germany, and equity contributions.

We currently have a 74.9% ownership interest in Stendal. We, and Stendal’s noncontrolling shareholder are parties to a shareholders’ agreement dated August 26, 2002, as amended, to govern our respective interests in Stendal. The agreement contains terms and conditions customary for these types of agreements, including restrictions on transfers of share capital and shareholder loans other than to affiliates, rights of first refusal on share and shareholder loan transfers, pre-emptive rights and piggyback rights on dispositions of our interest. The shareholders are not obligated to fund any further equity capital contributions to the project. The shareholders’ agreement provides that Stendal’s managing directors are appointed by holders of a simple majority of its share capital. Further, shareholder decisions, other than those mandated by law or for the provision of financial assistance to a shareholder, are determined by a simple majority of Stendal’s share capital.

In 2012, our Stendal mill commenced an approximate €40.0 million project, referred to as “Project Blue Mill”, which is designed to increase production and efficiency through debottlenecking initiatives including the installation of an additional 40 MW steam turbine at our Stendal mill. The debottlenecking which, among other things, requires the new turbine in order to enhance and efficiently utilize steam production, is designed to increase the mill’s annual pulp production capacity by 30,000 ADMTs. The new turbine is also expected to initially produce an additional 109,000 MWh of surplus renewable energy for sale at premium pricing. Project Blue Mill is currently expected to be completed and start to generate power resources in or about September 2013.

A significant portion of the capital investments at our German mills, including the construction of the Stendal mill, were financed through government grants. Since 1999, our German mills have benefited from an aggregate €386.3 million in government grants. These grants reduce the cost basis of the assets purchased when the grants are received and are not reported in our income.

In February 2005, we acquired the Celgar mill for $210.0 million plus $16.0 million for the defined working capital of the mill. The Celgar mill was completely rebuilt in the early 1990s through a C$850.0 million modernization and expansion project, which transformed it into a modern and competitive producer.

Since its acquisition, we have effected several capital projects and other initiatives at the Celgar mill to increase its annual pulp production capacity to 520,000 ADMTs and its production of “green” energy. This includes a capital project, referred to as the “Celgar Energy Project”, which was completed in September 2010 and increased the Celgar mill’s production of “green” energy and optimized its power generation capacity, at an aggregate cost of approximately C$64.9 million, of which approximately C$48.0 million was financed by grants from the Canadian federal government.

Our Competitive Strengths

Our competitive strengths include the following:

•

Modern and Competitive Mills. We operate three large, modern, competitive NBSK pulp mills that produce high quality NBSK pulp, which is a premium grade of kraft pulp. We believe the relative age, production capacity and electrical generation capacity of our mills provide us with certain manufacturing cost and other advantages over many of our competitors.

•

Stable Income Source from the Sale of Surplus Renewable Energy and Chemicals. Our modern mills generate electricity and steam in their boilers which is surplus to their operating requirements. Such energy is primarily produced from wood residuals which are a renewable carbon neutral source. All of our mills also generate and sell surplus energy to regional utilities. Our German mills benefit from special tariffs under Germany’s Renewable Energy Resources Act, referred to as the “Renewable Energy Act”, which provides for premium pricing. Our Celgar mill is party to a fixed electricity purchase agreement, referred to as the “Electricity Purchase Agreement”, with the regional public utility provider, for the sale of surplus power. Our Stendal mill also produces tall oil as a by-product which is sold to third parties. In total, our mills produced 710,241 MWh of surplus renewable energy in 2012 and generated approximately €72.3 million in revenues from energy and chemical sales. These sales provide us with a stable income unrelated to cyclical changes in pulp prices. We believe our generation and sale of surplus renewable “green” energy and chemicals provides us with a competitive energy advantage over less efficient mills.

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Leading Market Position. We are among the largest publicly traded NBSK market pulp producers in the world, which provides us increased presence and better industry information in the markets in which we operate and provides for close customer relationships with many large pulp consumers.

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Strategic Locations and Customer Service. We are the only significant producer of market pulp in Germany, which is the largest pulp import market in Europe. Due to the proximity of our German mills to most of our European customers, we benefit from lower transportation costs relative to our major competitors. Our Celgar mill, located in Western Canada, is well situated to serve Asian and North American customers. We primarily work directly with customers to capitalize on our geographic diversity, coordinate sales and enhance customer relationships. We believe our ability to deliver high quality pulp on a timely basis and our customer service makes us a preferred supplier for many customers.

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Advantageous Capital Investments and Financing. Our German mills are eligible to receive government grants in respect of qualifying capital investments. Over the last 13 years, our German mills have benefited from approximately €386.3 million of such government grants. In addition, our Celgar mill received approximately C$57.7 million of grants under the Canadian government’s Pulp and Paper Green Transformation Program, referred to as the “GTP”, to fund the Celgar Energy Project and other smaller projects. All such grants reduce the cost basis of the assets purchased when the grants are received and are not reported in our income. Additionally, during the last ten years, capital investments at our German mills have reduced the amount of overall wastewater fees that would otherwise be payable by over €52.7 million. Further, our Stendal mill benefits from German governmental guarantees of its project financing, which permitted it to obtain better credit terms and lower interest costs than would otherwise have been available. The project debt of Stendal, which matures in 2017, currently bears interest at a substantially fixed rate of 5.28% per annum plus an applicable margin and is non-recourse to our other operations and Mercer Inc.

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Proximity of Abundant Fiber Supply. Although fiber is cyclical in both price and supply, there is a significant amount of high-quality fiber within a close radius of each of our mills. This fiber supply, combined with our purchasing power and our current ability to meaningfully switch between whole logs chipped at our mills and sawmill residual chips, enables us to enter into contracts and arrangements which have generally provided us with a competitive fiber supply.

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Experienced Management Team. Our directors and senior managers have extensive experience in the pulp and forestry industries. We also have experienced managers at all of our mills. Our management has a proven track record of implementing new initiatives and capital projects in order to reduce costs throughout our operations as well as identifying and harnessing new revenue opportunities.

Corporate Strategy

Our corporate strategy is to create shareholder value by focusing on the expansion of our asset and earnings base through organic growth and acquisitions, primarily in Europe and North America. We pursue organic growth through active management and targeted capital expenditures to generate a high return by increasing pulp and energy production, reducing costs and improving efficiency. We seek to acquire interests in companies and assets in the pulp industry and related businesses where we can leverage our experience and expertise in adding value through a focused management approach. Key features of our strategy include:

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Maximizing Returns from our Modern, World-Class Mills. We operate three large modern pulp mills as we believe these production facilities provide us with the best platform to be an efficient and competitive producer of high-quality NBSK pulp without the need for significant sustaining capital. We seek to make high return capital investments that increase the production and operation efficiency of the mills, reduce costs and improve product quality. We also seek to reduce operating costs by better managing certain operating activities such as fiber procurement, sales, marketing and logistics activities. We focus on increasing the production and operating efficiency of our mills through cost reductions, including targeted capital investments.

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Reducing Volatility and Increasing the Stability of our Revenues by Maximizing Renewable Energy Realizations. We focus on the generation and sales of surplus renewable energy because there are minimal associated incremental costs and such sales are highly profitable and provide us with a stable income source unrelated to cyclical changes in pulp prices. In 2012, our mills sold a record 710,241 MWh of surplus electricity resulting in revenues of approximately €60.6 million, compared to 652,113 MWh and approximately €58.0 million in revenues in 2011. In 2012, we commenced Project Blue Mill to increase production and efficiency through debottlenecking initiatives and the installation of a 40 MW steam turbine at our Stendal mill. The new turbine is expected to initially produce an additional 109,000 MWh of surplus electricity. Based upon the current production levels of our mills, we expect to sell in excess of 740,000 MWh of surplus renewable energy in 2013. We continually explore and pursue initiatives to enhance our energy generation and sales in order to reduce volatility and increase our revenues from a stable source.

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NBSK Market Pulp. We produce NBSK pulp because it is a premium grade kraft pulp and generally obtains the highest price relative to other kraft pulps. Although demand is cyclical, between 2003 and 2012 overall worldwide demand for softwood kraft market pulp grew at an average of approximately 2.0% per annum. We focus on customers that produce tissue, specialty papers and high quality printing and writing paper grades. We believe the growth in demand from tissue and specifically paper customers, which utilize a significant proportion of NBSK pulp, has more than offset the secular decline in demand from printing and writing paper customers. This allows us to benefit from our long-term relationships with tissue and paper manufacturers in Europe and participate in strong growth markets in emerging countries such as China where there has been strong growth in tissue demand.

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Strategic Opportunities. We believe there will be continuing change and consolidation in the pulp and paper industry as industry participants continually seek to lower costs, refocus their product lines and react to ever changing global market conditions. We take an opportunistic approach to opportunities that can expand our earnings or grow our business.

The Pulp Industry

General

Pulp is used in the production of paper, tissues and paper-related products. Pulp is generally classified according to fiber type, the process used in its production and the degree to which it is bleached. Kraft pulp, a type of chemical pulp, is produced through a sulphate chemical process in which lignin, the component of wood which binds individual fibers, is dissolved in a chemical reaction. Chemically prepared pulp allows the wood’s fiber to retain its length and flexibility, resulting in stronger paper products. Kraft pulp can be bleached to increase its brightness. Kraft pulp is noted for its strength, brightness and absorption properties and is used to produce a variety of products, including lightweight publication grades of paper, tissues and paper-related products.

There are two main types of bleached kraft pulp, being softwood kraft made from coniferous trees and hardwood kraft made from deciduous trees. Softwood species generally have long, flexible fibers which add strength to paper while fibers from species of hardwood contain shorter fibers which lend bulk and opacity. Generally, prices for softwood pulp are higher than for hardwood pulp.

We produce and sell NBSK pulp, which is a bleached kraft pulp manufactured using species of northern softwood and is considered a premium grade because of its strength. It generally obtains the highest price relative to other kraft pulps. Southern bleached softwood kraft pulp is kraft pulp manufactured using southern softwood species and does not possess the strength found in NBSK pulp. NBSK pulp is the sole product of our mills.

Most paper users of market kraft pulp use a mix of softwood and hardwood grades to optimize production and product qualities. In 2012, market kraft pulp consumption was approximately 53% hardwood kraft, 45% softwood kraft and the remainder comprised of sulphite and unbleached pulp. Over the last several years, production of hardwood pulp, based on fast growing plantation fiber primarily from Asia and South America, has increased much more rapidly than that of softwood grades that have longer growth cycles. Hardwood kraft generally has a cost advantage over softwood kraft as a result of lower fiber costs, higher wood yields and, for newer hardwood mills, economies of scale. As a result of this growth in supply and lower costs, kraft pulp customers have substituted some of the pulp content in their products to hardwood pulp. Counteracting customers’ increased usage of hardwood pulp has been the requirement for strength characteristics in finished goods. Paper and tissue makers focus on larger paper machines with higher speeds and lower basis weights for certain papers which require the strength characteristics of softwood pulp. Additionally, where paper products are lightweight or specialized, like direct mail, magazine paper or premium tissue, or where strength or absorbency are important, softwood kraft forms a significant proportion of the fiber used. As a result, we believe that the ability of kraft pulp users to continue to further substitute hardwood for softwood pulp is limited by such requirements.

Kraft pulp can be made in different grades, with varying technical specifications, for different end uses. High-quality kraft pulp is valued for its reinforcing role in mechanical printing papers, while other grades of kraft pulp are used to produce lower priced grades of paper, including tissues and paper-related products.

Markets

We believe that over 130 million ADMTs of chemical pulp are converted annually into printing and writing papers, tissues, carton boards and other white grades of paper and paperboard around the world. We also believe that over one third of this pulp is sold on the open market as market pulp, while the remainder is produced for internal purposes by integrated paper and paperboard manufacturers.

Demand for kraft pulp is cyclical in nature and is generally related to global and regional levels of economic activity. In 2008, overall global demand for all kraft pulp types, including softwood, was negatively impacted by the weak global economic conditions and global financial and credit turmoil the world began to experience in the second half of that year and which continued into the first half of 2009. Significant producer shutdowns and curtailments, along with strong demand from China, resulted in an improved supply-demand balance and improved prices in the second half of 2009 through 2010. Although global pulp markets continued to strengthen in the first half of 2011, mainly driven by demand from Asia, economic uncertainty in Europe and credit tightening in China resulted in a decrease in demand and weaker pulp prices in the fourth quarter of 2011. In 2012, there was continued economic uncertainty in Europe and credit tightening in China in the first half of the year. Further, in the latter part of 2012, weak demand for paper in Europe resulted in some integrated producers curtailing their paper production and selling their pulp on the market, primarily in China. These factors negatively impacted demand and supply of pulp and resulted in generally weak pulp prices.

Between 2003 and 2012, worldwide demand for chemical market pulp grew at an average rate of approximately 2.0% annually. The following chart illustrates the global demand for chemical market pulp for the periods indicated:

Estimated Global Chemical Market Pulp Demand

Source: PPPC 2012

Since 2007, demand for softwood market pulp has grown in the emerging markets of Asia, Eastern Europe and Latin America. China in particular has experienced substantial growth and its imports of softwood market pulp grew by approximately 14% per annum between 2003 and 2012. China now accounts for approximately 26% of global bleached softwood kraft market pulp demand, compared to only 10% in 2003. Western Europe currently accounts for approximately 27% of global bleached softwood kraft market pulp demand, compared to approximately 38% in 2003.

The following chart sets forth industry-wide bleached softwood kraft delivery levels to China between 2003 to the present:

Source: PPPC 2012

Growth in NBSK pulp demand in China and other emerging markets has, to a large extent, been driven by increased demand from tissue producers, as a result of economic growth and rising income levels and living standards in such markets. These factors generally contribute to a greater demand for personal hygiene products in such regions. In China alone, two large tissue producers have publicly announced plans to add a total of 50 tissue paper machines at various sites by the end of 2015 to increase their annual tissue capacity by approximately 2.3 million ADMTs. At this time there can be no assurance as to when and how much of such capacity expansion will be implemented.

This has also led to an overall shift in demand for NBSK pulp, as demand from tissue producers has increased, while demand from printing and writing end uses has decreased. Between 2003 and 2012, NBSK pulp demand for tissue production increased by approximately 106% which has more than offset the secular decline in demand in printing and writing papers resulting from the rapid growth of digital media.

The following chart compares NBSK pulp demand by end use in each of 2003 and 2012:

Source: Brian McClay 2012 (end use) / Hawkins Wright 2012 (total demand)

A measure of demand for kraft pulp is the ratio obtained by dividing the worldwide demand of kraft pulp by the worldwide capacity for the production of kraft pulp, or the “demand/capacity ratio”. An increase in this ratio generally occurs when there is an increase in global and regional levels of economic activity. An increase in this ratio also generally indicates greater demand as consumption increases, which often results in rising kraft pulp prices and a reduction of inventories by producers and buyers. As prices continue to rise, producers continue to run at higher operating rates. However, an adverse change in global and regional levels of economic activity generally negatively affects demand for kraft pulp, often leading buyers to reduce their purchases and rely on existing pulp inventories. As a result, producers run at lower operating rates by taking downtime to limit the build-up of their own inventories. The demand/capacity ratio for softwood kraft pulp was approximately 93%, 92% and 93% in 2012, 2011 and 2010, respectively.

A significant factor affecting our market is the amount of closures of old, high-cost capacity. Over the last seven years, several mills in North America, Finland, Sweden and Africa were indefinitely closed. Although some capacity was restarted in late 2009 and 2010 in response to very high NBSK pulp prices, we believe the net effect of these closures and restarts is an estimated 3.4 million tonnes of capacity removed from the market since 2006. Further, in efforts to improve environmental and safety standards, China has publicly stated that it will be reducing existing pulp and paper capacity in the near term by closing “old” mills. At this time, there can be no certainty as to the amount and timing of any such closures.

We are aware of one new NBSK mill in Russia which is scheduled to start up in early 2013. When ramped up, the new mill is expected to provide a net incremental increase in annual pulp production capacity of approximately 490,000 ADMTs. Other than the foregoing, we are unaware of any new material NBSK pulp capacity that has been announced. We believe that the absence of other plant expansions is due in part to fiber supply constraints and high capital costs.

NBSK Pulp Pricing

Pulp prices are highly cyclical. In general, kraft pulp is a globally traded commodity. Pricing and demand are influenced by the balance between supply and demand, as affected by global macroeconomic conditions, changes in consumption and capacity, the level of customer and producer inventories and fluctuations in exchange rates. As Northern Europe has historically been the world’s largest market and NBSK is the premium grade, the European NBSK market pricing is generally used as a benchmark price by the industry.

The average annual European list prices for NBSK pulp since 2000 have ranged from a low of approximately $447 per ADMT to a high of $1,030 per ADMT.

The following chart sets out the changes in list prices for NBSK pulp in Europe, as stated in U.S. dollars, Canadian dollars and Euros for the periods indicated:

Source: RISI pricing report.

In 2006, pulp prices increased steadily from approximately $600 per ADMT in Europe to $870 per ADMT at the end of 2007. These price increases resulted from increased demand and the closure of several pulp mills, particularly in North America, which reduced NBSK capacity. In the second half of 2008, list prices for NBSK pulp decreased markedly due to weak global economic conditions. As a result, list prices for NBSK pulp in Europe decreased from $900 per ADMT in mid-2008 to $635 per ADMT at the end of the year. Such pulp price weakness continued into early 2009, though commencing in mid-2009, pulp markets began to strengthen which led to improved prices. Strong demand from China, capacity closures and historically low global inventories for bleached softwood kraft pulp helped support upward price momentum. During the second half of 2009, several price increases raised European list prices by a total of $170 per ADMT to $800 per ADMT by year end. Such price increases were partially offset by the continued weakening of the U.S. dollar versus the Euro and Canadian dollar during the period.

In 2010, several increases lifted prices to record levels in the middle of the year and at the end of 2010 list prices were near historic highs of $950, $960 and $840 per ADMT in Europe, North America and China, respectively. Pulp prices remained strong in 2011, reaching record levels of $1,030 per ADMT in Europe and $1,035 and $920 per ADMT in North America and China, respectively. However, uncertainty concerning the economic situation in Europe, along with credit tightening in China in the last part of the year, caused pulp prices to drop to $825 per ADMT in Europe and $890 and $670 per ADMT in North America and China, respectively, by the end of the year. Economic uncertainty in Europe and China continued to dampen demand and NBSK pulp prices, which remained generally weak in 2012. Year-end list prices were approximately $810, $870 and $655 per ADMT in Europe, North America and China, respectively.

A producer’s net sales realizations are list prices, net of customer discounts, commissions and other selling concessions. While there are differences between NBSK list prices in Europe, North America and Asia, European prices are generally regarded as the global benchmark and pricing in other regions tends to follow European trends. The nature of the pricing structure in Asia is different in that, while quoted list prices tend to be lower than Europe, customer discounts and commissions tend to be lower resulting in net sales realizations that are generally similar to other markets.

The majority of market NBSK pulp is produced and sold by Canadian and Northern European producers, while the price of NBSK pulp is generally quoted in U.S. dollars. As a result, NBSK pricing is affected by fluctuations in the currency exchange rates for the U.S. dollar versus the Canadian dollar, the Euro and local currencies. NBSK pulp price increases during 2006, 2007 and the first half of 2008 were in large part offset by the weakening of the U.S. dollar. Similarly, the strengthening of the U.S. dollar against the Canadian dollar and the Euro towards the end of 2008 helped partially offset pulp price decreases caused by the deterioration in global economic conditions. The overall strengthening of the U.S. dollar against the Euro in 2010, and in particular in the first half of 2010, improved the operating margins of our German mills. Although the U.S. dollar weakened against the Euro for most of 2011, it strengthened at the end of 2011. Overall, the U.S. dollar was 8% stronger against the Euro in 2012 compared to 2011, partially offsetting pulp price decreases in 2012.

The global supply and demand balance for NBSK pulp is a key determinant in pulp pricing. The following chart sets forth changes in FOEX PIX index prices for NBSK pulp and global bleached softwood kraft inventory levels between 2003 to 2012:

Source: Factset FOEX PIX Pulp NBSK (prices) PPPC (inventories).

Competition

Pulp markets are large and highly competitive. Producers ranging from small independent manufacturers to large integrated companies produce pulp worldwide. Our pulp and customer services compete with similar products manufactured and distributed by others. While many factors influence our competitive position, particularly in weak economic times, a key factor is price. Other factors include service, quality and convenience of location. Some of our competitors are larger than we are in certain markets and have substantially greater financial resources. These resources may afford those competitors more purchasing power, increased financial flexibility, more capital resources for expansion and improvement and enable them to compete more effectively. Our key NBSK pulp competitors are principally located in Northern Europe and Canada.

The Manufacturing Process

The following diagram provides a simplified description of the kraft pulp manufacturing process at our pulp mills:

In order to transform wood chips into kraft pulp, wood chips undergo a multi-step process involving the following principal stages: chip screening, digesting, pulp washing, screening, bleaching and drying.

In the initial processing stage, wood chips are screened to remove oversized chips and sawdust and are conveyed to a pressurized digester where they are heated and cooked with chemicals. This occurs in a continuous process at the Celgar and Rosenthal mills and in a batch process at the Stendal mill. This process softens and eventually dissolves the phenolic material called lignin that binds the fibers to each other in the wood.

Cooked pulp flows out of the digester and is washed and screened to remove most of the residual spent chemicals and partially cooked wood chips. The pulp then undergoes a series of bleaching stages where the brightness of the pulp is gradually increased. Finally, the bleached pulp is sent to the pulp machine where it is dried to achieve a dryness level of more than 90%. The pulp is then ready to be baled for shipment to customers.

A significant feature of kraft pulping technology is the recovery system, whereby chemicals used in the cooking process are captured and extracted for re-use, which reduces chemical costs and improves environmental performance. During the cooking stage, dissolved organic wood materials and used chemicals, collectively known as black liquor, are extracted from the digester. After undergoing an evaporation process, black liquor is burned in a recovery boiler. The chemical compounds of the black liquor are collected from the recovery boiler and are reconstituted into cooking chemicals used in the digesting stage through additional processing in the recausticizing plant.

The heat produced by the recovery boiler is used to generate high-pressure steam. Additional steam is generated by a power boiler through the combustion of biomass consisting of bark and other wood residuals from sawmills and our woodrooms and residue generated by the effluent treatment system. Additionally, during times of upset, we may use natural gas to generate steam. The steam produced by the recovery and power boilers is used to power a turbine generator to generate electricity, as well as to provide heat for the digesting and pulp drying processes.

Our Mills and Product

We manufacture and sell NBSK pulp produced from woodchips and pulp logs at our three mills.

The following table sets out our pulp production capacity and actual production by mill for the periods indicated:

	Annual Production Capacity(1)	Year Ended December 31,
		2012	2011	2010
Pulp Production by Mill:		(ADMTs)
Rosenthal	355,000	337,959	344,389	324,194
Celgar	520,000	490,018	488,007	502,107
Stendal	650,000	640,298	621,281	599,985

Total pulp production	1,525,000	1,468,275	1,453,677	1,426,286

(1)	Capacity is the rated capacity of the plants for the year ended December 31, 2012.

Rosenthal Mill. The Rosenthal mill is situated on a 220 acre site in the town of Blankenstein in the state of Thüringia, approximately 300 kilometers south of Berlin. The Saale river flows through the site of the mill. In late 1999, we completed a major capital project which converted the Rosenthal mill to the production of kraft pulp. It is a single line mill with a current annual production capacity of approximately 355,000 ADMTs of kraft pulp. The mill is self-sufficient in steam and electrical power. Some excess electrical power which is constantly generated is sold to the regional power grid. The facilities at the mill include:

•	an approximately 315,000 square feet fiber storage area;

•	debarking and chipping facilities for pulp logs;

•	an approximately 300,000 square feet roundwood yard;

•	a fiber line, which includes a Kamyr continuous digester and bleaching facilities;

•	a pulp machine, which includes a dryer, a cutter and a baling line;

•	an approximately 63,000 square feet finished goods storage area;

•	a chemical recovery line, which includes a recovery boiler, evaporation plant, recausticizing plant and lime kiln;

•	a fresh water plant;

•	a wastewater treatment plant; and

•	a power station with a turbine capable of producing 57 MW of electric power from steam produced by the recovery boiler and a power boiler.

The kraft pulp produced at the Rosenthal mill is a long-fibered softwood pulp produced by a sulphate cooking process and manufactured primarily from wood chips and pulp logs. A number of factors beyond economic supply and demand have an impact on the market for chemical pulp, including requirements for pulp bleached without any chlorine compounds or without the use of chlorine gas. The Rosenthal mill has the capability of producing both “totally chlorine free” and “elemental chlorine free” pulp. Totally chlorine free pulp is bleached to a high brightness using oxygen, ozone and hydrogen peroxide as bleaching agents, whereas elemental chlorine free pulp is produced by substituting chlorine dioxide for chlorine gas in the bleaching process. This substitution virtually eliminates complex chloro-organic compounds from mill effluent.

Kraft pulp is valued for its reinforcing role in mechanical printing papers and is sought after by producers of paper for the publishing industry, primarily for magazines and advertising materials. Kraft pulp is also an important ingredient for tissue manufacturing, and tissue demand tends to increase with living standards in developing countries. Kraft pulp produced for reinforcement fibers is considered the highest grade of kraft pulp and generally obtains the highest price. The Rosenthal mill produces pulp for reinforcement fibers to the specifications of certain of our customers. We believe that a number of our customers consider us their supplier of choice.

Stendal Mill. The Stendal mill is situated on a 200 acre site owned by Stendal that is part of a larger 1,250 acre industrial park near the town of Stendal in the state of Saxony-Anhalt, approximately 300 kilometers north of the Rosenthal mill and 130 kilometers west of Berlin. The mill is adjacent to the Elbe river and has access to harbor facilities for water transportation. The mill is a single line mill with a current annual design production capacity of approximately 650,000 ADMTs of kraft pulp. The Stendal mill is self-sufficient in steam and electrical power. Some excess electrical power which is constantly being generated is sold to the regional power grid. The facilities at the mill include:

•	an approximately 920,000 square feet fiber storage area;

•	debarking and chipping facilities for pulp logs;

•	a fiber line, which includes ten SuperBatch™ digesters and bleaching facilities;

•	a pulp machine, which includes a dryer, a cutter and a baling line;

•	an approximately 108,000 square feet finished goods storage area;

•	a chemical recovery line, which includes a recovery boiler, evaporation plant, recausticizing plant and lime kiln;

•	a fresh water plant;

•	a wastewater treatment plant; and

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a power station with a turbine capable of producing approximately 102 MW of electric power from steam produced by the recovery boiler and a power boiler. Upon completion of Project Blue Mill, the mill will have two turbines and is expected to be able to produce 142 MW of electrical power.

The kraft pulp produced at the Stendal mill is of a slightly different grade than the pulp produced at the Rosenthal mill as the mix of softwood fiber used is slightly different. This results in a complementary product more suitable for different end uses. The Stendal mill is capable of producing both totally chlorine free and elemental chlorine free pulp.

Celgar Mill. The Celgar mill is situated on a 400 acre site near the city of Castlegar, British Columbia. The mill is located on the south bank of the Columbia River, approximately 600 kilometers east of the port city of Vancouver, British Columbia, and approximately 32 kilometers north of the Canada-U.S. border. The city of Seattle, Washington is approximately 650 kilometers southwest of Castlegar. It is a single line mill with a current annual production capacity of approximately 520,000 ADMTs of kraft pulp. Internal power generating capacity resulting from the completion of the Celgar Energy Project in 2010 enables the Celgar mill to be self-sufficient in electrical power and to sell surplus electricity. The facilities at the Celgar mill include:

•	chip storage facilities with a capacity of 200,000 cubic meters of chips;

•	a woodroom containing debarking and chipping equipment for pulp logs;

•	a fiber line, which includes a dual vessel hydraulic digester, two stage oxygen delignification and a four stage bleach plant;

•	two pulp machines, which each include a dryer, a cutter and a baling line;

•	a chemical recovery line, which includes a recovery boiler, evaporation plant, recausticizing area and wastewater treatment system; and

•	two turbines and generators capable of producing approximately 48 MW and 52 MW, respectively, of electric power from steam produced by the recovery boiler and a power boiler.

The Celgar mill produces high-quality kraft pulp that is made from a unique blend of slow growing/long-fiber Western Canadian tree species. It is used in the manufacture of high-quality paper and tissue products. We believe the Celgar mill’s pulp is known for its excellent product characteristics, including tensile strength, wet strength and brightness. The Celgar mill is a long-established supplier to paper and tissue producers in Asia.

Generation and Sales of “Green” Energy and Chemicals at our Mills

Our pulp mills are large scale bio-refineries that, in addition to pulp, also produce surplus “carbon neutral” or “green” energy. As part of the pulp production process our mills generate “green” energy using carbon-neutral biofuels such as black liquor and wood waste. Through the incineration of biofuels in the recovery and power boilers, our mills produce sufficient steam to cover all of our steam requirements and allow us to produce surplus electricity which we sell to third party utilities. As a result, we have benefitted from “green” energy legislation, incentives and commercialization that has developed over the last few years in Europe and Canada. In addition, our Stendal mill also produces tall oil as a by-product of its production processes and sells the same in the market.

Our surplus energy sales provide our mills with a new stable revenue source unrelated to pulp prices. Since our energy production is a by-product of our pulp production process, there are minimal incremental costs and our surplus energy sales are highly profitable. We believe that this revenue source from power sales gives our mills a competitive advantage over other older mills which do not have the equipment or capacity to produce and/or sell surplus power in a meaningful amount.

In 2012 and 2011, we sold 710,241 MWh and 652,113 MWh of surplus energy, respectively, and recorded revenues of €60.6 million and €58.0 million, respectively, from such energy sales.

The following table sets out our electricity generation and surplus electricity sales for the last five years:

The following chart sets forth our consolidated revenues from electricity and chemical sales for the last five years:

Energy and Chemical Revenue

German Mills

Our Rosenthal and Stendal mills participate in a program established pursuant to the Renewable Energy Act in Germany. Such Act, in existence since 2000, requires that public electric utilities give priority to electricity produced from renewable energy sources by independent power producers and pay a fixed tariff for a period of 20 years. Under the program, our German mills now sell their surplus energy to the local electricity grid at the rates stipulated by the Renewable Energy Act for biomass energy.

Since 2005, our German mills have also benefited from the sale of emission allowances under the European Union Carbon Emissions Trading Scheme, referred to as “EU ETS”. However, our eligibility for special tariffs under the Renewable Energy Act has reduced the amount of emissions allowances granted to our German mills under the EU ETS.

In 2012, we commenced Project Blue Mill which is designed to increase the Stendal mill’s annual pulp production by 30,000 ADMTs and initially produce an additional 109,000 MWh of surplus renewable electricity. Project Blue Mill is eligible for €12.0 million of non-refundable government grants and the Stendal mill arranged a €17.0 million secured term debt facility, amortized over five-years, of which 80% will be government guaranteed. The balance of Project Blue Mill will be funded through operating cash flow of the Stendal mill and up to an aggregate of €6.5 million in pro rata shareholder loans from Mercer Inc. and its noncontrolling shareholder.

In 2012, we generated €11.6 million from the sale of tall oil, a by-product of our production process.

In 2012, our Rosenthal and Stendal mills sold approximately 169,613 MWh and 368,634 MWh of electricity, respectively, for proceeds of €15.1 million and €32.2 million, respectively.

Celgar Mill

In September 2010, we completed the Celgar Energy Project at the Celgar mill to increase and optimize the mill’s production of “green” energy. The project included the installation of a 48 MW condensing turbine, which brought the mill’s installed generating capacity up to 100 MW, and upgrades to the mill’s bark boiler and steam consuming facilities. The Celgar mill has an Electricity Purchase Agreement with British Columbia Hydro and

Power Authority, referred to as “B.C. Hydro”, for the sale of power generated from such project. Under the Electricity Purchase Agreement, the Celgar mill agreed to supply a minimum of approximately 238,000 MWh of surplus electrical energy annually to the utility over a ten-year term. We financed the Celgar Energy Project principally with funding of approximately C$48.0 million of Canadian governmental grants.

In 2012, we sold roughly 171,994 MWh of surplus renewable electricity at our Celgar mill which generated approximately C$17.2 million in annual revenues.

Production Costs

Our major costs of production are fiber, labor, energy and chemicals. Fiber, comprised of wood chips and pulp logs, is our most significant operating expense. Given the significance of fiber to our total operating expenses and our limited ability to control its costs, compared with our other operating costs, volatility in fiber costs can materially affect our margins and results of operations.

Fiber

Our mills are situated in regions which generally provide a relatively stable supply of fiber. The fiber consumed by our mills consists of wood chips produced by sawmills as a by-product of the sawmill process and pulp logs. Wood chips are small pieces of wood used to make pulp and are either wood residuals from the sawmill process or logs or pulp logs chipped especially for this purpose. Pulp logs consist of lower quality logs not used in the production of lumber. Wood chips and pulp logs are cyclical in both price and supply.

Generally, the cost of wood chips and pulp logs is primarily affected by the supply and demand for lumber. Additionally, regional factors such as harvesting levels and weather conditions can also have a material effect on the supply, demand and price for fiber.

In Germany, since 2006, the price and supply of wood chips has been affected by increasing demand from alternative or renewable energy producers and government initiatives for carbon neutral energy. Declining energy prices and weakening economies in the first half of 2009 tempered the increased demand for wood chips that resulted from initiatives by European governments to promote the use of wood as a carbon neutral energy. Over the long-term, we expect this non-traditional demand for fiber to continue to increase.

In April 2008, the Russian government raised tariffs on the export of sawmill and pulp wood to 25% from 20%. A further increase to 80% was initially scheduled for January 1, 2009 but was officially deferred twice and Russia’s export tariff remained unchanged at 25% in 2011. In August 2012, Russia entered the World Trade Organization, or “WTO”, and, due to inclusion in the WTO, Russia has lowered its export tariffs to between 13% and 15%, which we believe has had a positive impact on the European fiber supply.

Offsetting some of the increases in demand for wood fiber have been initiatives in which we and other producers are participating to increase harvest levels in Germany, particularly from small private forest owners. We believe that Germany has the highest availability of softwood forests in Europe suitable for harvesting and manufacturing. We believe private ownership of such forests is approximately 50%. Many of these forest ownership stakes are very small and have been harvested at rates much lower than their rate of growth. In 2009, forest owners began to reduce their harvesting rates in response to slowing economies and weaker demand for pulp logs, leading to an undersupply which resulted in increased fiber prices during that year. Fiber prices continued to increase through most of 2010 and 2011, driven by a weak lumber market, lower harvesting in central Germany and increased demand for wood from the energy sector for heating and other bio-energy purposes.

In 2012, fiber prices in Germany decreased by approximately 10%, mainly due to reduced demand for fiber from the European particle board industry and other regional residual fiber users and the start of a recovery in lumber markets.

We believe we are the largest consumer of wood chips and pulp logs in Germany and often provide the best long-term economic outlet for the sale of wood chips in Eastern Germany. We coordinate the wood procurement activities for our German mills to reduce overall personnel and administrative costs, provide greater purchasing power and coordinate buying and trading activities. This coordination and integration of fiber flows also allows us to optimize transportation costs, and the species and fiber mix for both mills.

In 2012, the Rosenthal mill consumed approximately 1.7 million cubic meters of fiber. Approximately 63% of such consumption was in the form of sawmill wood chips and approximately 37% was in the form of pulp logs. The wood chips for the Rosenthal mill are sourced from approximately 27 sawmills located primarily in the states of Bavaria, Baden-Württemberg and Thüringia and are within a 300 kilometer radius of the Rosenthal mill. Within this radius, the Rosenthal mill is the largest consumer of wood chips. Given its location and size, the Rosenthal mill is often the best economic outlet for the sale of wood chips in the area. Approximately 75% of the fiber consumed by the Rosenthal mill is spruce and the remainder is pine. While fiber costs and supply are subject to cyclical changes largely in the sawmill industry, we expect that we will be able to continue to obtain an adequate supply of fiber on reasonably satisfactory terms for the Rosenthal mill due to its location and our long-term relationships with suppliers. We have not historically experienced any significant fiber supply interruptions at the Rosenthal mill.

Wood chips for the Rosenthal mill are normally sourced from sawmills under one year contracts with quarterly adjustments for market pricing. Substantially all of our chip supply is sourced from suppliers with which we have a long-standing relationship. Pulp logs are sourced from the state forest agencies in Thüringia, Saxony and Bavaria on a contract basis and partly from private holders on the same basis as wood chips. Like the wood chip supply arrangements, these contracts tend to be for one-year terms with quarterly adjustments for market pricing. We organize the transportation of pulp logs sourced from the state agencies in Thüringia, Saxony and Bavaria after discussions with the agencies regarding the quantities of pulp logs that we require.

In 2012, the Stendal mill consumed approximately 3.3 million cubic meters of fiber. Approximately 24% of such fiber was in the form of sawmill wood chips and approximately 76% in the form of pulp logs. The core wood supply region for the Stendal mill includes most of the Northern part of Germany within an approximate 300 kilometer radius of the mill. We also purchase wood chips from Southwestern and Southern Germany. The fiber base in the wood supply area for the Stendal mill consisted of approximately 66% pine and 34% spruce and other species in 2012. The Stendal mill has sufficient chipping capacity to fully operate solely using pulp logs, if required. We source pulp logs partly from private forest holders and partly from state forest agencies in Thüringia, Saxony-Anhalt, Mecklenburg-Western Pomerania, Saxony, Lower Saxony, North Rhine-Westphalia, Hesse and Brandenburg.

In 2012, the Celgar mill consumed approximately 2.6 million cubic meters of fiber. Approximately 69% of such fiber was in the form of sawmill wood chips and the remaining 31% came from pulp logs processed through its woodroom or chipped by a third party. The source of fiber at the mill is characterized by a mixture of species (whitewoods and cedar) and the mill sources fiber from a number of Canadian and U.S. suppliers.

As a result of the cyclical decline in sawmill chip supply resulting from lower lumber production in British Columbia commencing in 2008, the Celgar mill increased its U.S. purchases of fiber, diversified its suppliers and, where possible, increased chip production through third party field chipping contracts and existing sawmill suppliers. In 2009, the Celgar mill upgraded its woodroom which, along with subsequent improvements during the year, increased its capacity to be able to process up to 50% of the mill’s fiber needs. The woodroom upgrades also increased the mill’s ability to process small diameter logs and facilitate an efficient flow of fiber. This has increased the overall volume of fiber being processed and helped mitigate increases in the price of fiber.

The Celgar mill has access to approximately 25 different suppliers from Canada and the U.S., representing approximately 75% of its total annual fiber requirements. The Celgar mill’s woodroom supplied the remaining 25% of the mill’s fiber requirements in 2012. Chips are purchased in Canada and the U.S. in accordance with chip purchase agreements. Generally, pricing is reviewed and adjusted periodically to reflect market prices. One of the longer-term contracts is a so-called “evergreen” agreement, where the contract remains in effect until one of the parties elects to terminate. Termination requires a minimum of two and, in some cases, five years’ written notice. All other contracts are generally for one year with quarterly adjustments or on three-month terms.

To secure the volume of pulp logs required by its woodroom, the Celgar mill has entered into pulp log supply agreements, which can range from three-month to one-year terms, with a number of different suppliers, many of whom are also contract chip suppliers to the mill. All of the pulp log agreements can be terminated by either party for any reason, upon seven days’ written notice.

In 2012, our fiber costs at the Celgar mill were approximately 6% higher than in 2011, as a result of the impact of foreign exchange changes more than offsetting improved availability of wood chips.

Labor

Our labor costs are generally steady, with small overall increases due to inflation in wages and health care costs. Over the last three years, we have been able to largely offset such increases by increasing our efficiencies and production and streamlining operations.

Energy

Our energy is primarily generated from renewable carbon neutral sources, such as black liquor and wood waste. Our mills produce all of our steam requirements and generate excess energy which we sell to third party utilities. In 2012, we generated 1,704,058 MWh and sold 710,241 MWh of surplus energy. See also “—Generation and Sales of ‘Green’ Energy and Chemicals at our Mills”. We utilize fossil fuels, such as natural gas, in limited circumstances primarily in our lime kilns and we use a limited amount for start-up and shutdown operations. Additionally, from time to time, mill process disruptions occur and we consume small quantities of purchased electricity and fossil fuels to maintain operations. As a result, all of our mills are subject to fluctuations in the prices for fossil fuels.

Chemicals

Our mills use certain chemicals which are generally available from several suppliers and sourcing is primarily based upon pricing and location. Although chemical prices have risen slightly over the last three years, we have been able to partially reduce our costs through improved efficiencies and capital expenditures. In connection with our focus on the growing bio-energy market, we sell tall oil, a by-product of our production process which is used as both a chemical additive and as a green energy source. In 2012, we generated €11.6 million from the sale of tall oil. We currently expect the proceeds from the sale of tall oil to remain stable in future periods.

Cash Production Costs

Consolidated cash production costs per ADMT for our pulp mills are set out in the following table for the periods indicated:

	Year Ended December 31,
	2012	2011	2010
Cash Production Costs	(per ADMT)
Fiber	€257	€275	€256
Labor	47	43	42
Chemicals	49	46	41
Energy	19	20	20
Other	46	56	54

Total cash production costs(1)	€418	€440	€413

(1)	Cost of production per ADMT produced excluding depreciation.

Sales, Marketing and Distribution

Our pulp revenues by geographic area are set out in the following table for the periods indicated:

	Year Ended December 31,
	2012	2011	2010
Revenues by Geographic Area	(in thousands)
China	€230,007	€234,654	€196,022
Germany	228,402	256,563	278,348
Other European Union countries(1)	168,616	175,937	182,246
North America	47,513	69,345	92,628
Italy	43,112	51,509	56,301
Other Asia	33,197	30,872	37,561
Other countries	1,632	823	1,503

Total(2)	€752,479	€819,703	€844,609

(1)	Not including Germany or Italy; includes new entrant countries to the European Union from their time of admission.
(2)	Excluding intercompany sales and third party transportation revenues.

The following charts illustrate the geographic distribution of our pulp revenues as a percentage of our total pulp revenues for the periods indicated:

Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010

*	Not including Germany or Italy; includes new entrant countries to the European Union from their time of admission.

The distribution of our pulp sales by end customer are set out in the following table for the periods indicated:

	Year Ended December 31,
	2012	2011	2010
	(in thousands of ADMTs)
Tissue	576	602	610
Specialty	214	222	180
Printing & Writing	639	563	597
Other	44	41	42

Our global sales and marketing group is responsible for conducting all sales and marketing of the pulp produced at our mills and currently has approximately 19 employees engaged full time in such activities. This group largely handles all European and North American sales directly. Sales to Asia are made directly or through commission agents overseen by our sales group. The global sales and marketing group handles sales to approximately 200 customers. We coordinate and integrate the sales and marketing activities of our German mills to realize on a number of synergies between them. These include reduced overall administrative and personnel costs and coordinated selling, marketing and transportation activities. We also coordinate sales from the Celgar mill with our German mills on a global basis, thereby providing our larger customers with seamless service across all major geographies. In marketing our pulp, we seek to establish long-term relationships by providing a competitively priced, high-quality, consistent product and excellent service. In accordance with customary practice, we maintain long-standing relationships with our customers pursuant to which we periodically reach agreements on specific volumes and prices.

Our pulp sales are on customary industry terms. At December 31, 2012, we had no material payment delinquencies. In 2012, one customer accounted for 11% of our pulp sales. In 2011, no single customer accounted for more than 10% of our pulp sales. In 2010, one customer which purchased for several of its mills accounted for 11% of pulp sales. We do not believe our pulp sales are dependent upon the activities of any single customer.

Approximately 54%, 58% and 55% of our sales were to tissue and specialty paper product manufacturers for the years ended December 31, 2012, 2011 and 2010, respectively. The balance of our sales for such periods was to other paper product manufacturers. Over the last five years, our sales to tissue and specialty paper product manufacturers have increased by over 15%. Generally such customers are not as sensitive to cyclical declines in demand caused by downturns in economic activity.

Transportation

We transport our NBSK pulp generally by truck, rail and ocean carriers through third-party carriers. Our carrier contracts are generally from one to two years.

Our German mills are currently the only market kraft pulp producers in Germany, which is the largest import market for kraft pulp in Europe. We therefore have a competitive transportation cost advantage compared to Canadian and Northern European pulp producers when shipping to customers in Europe. Due to the location of our German mills, we are able to deliver pulp to many of our customers primarily by truck. Most trucks that deliver goods into Eastern Germany generally do not have significant backhaul opportunities as the region is primarily an importer of goods. We are therefore frequently able to obtain relatively low backhaul freight rates for the delivery of our products to many of our customers. Since many of our customers are located within a 500 kilometer radius of our German mills, we can generally supply pulp to customers of these mills faster than our competitors because of the short distances between the mills and our customers.

The Celgar mill’s pulp is transported to customers by rail, truck and ocean carrier using third party warehouses to ensure timely delivery. The majority of Celgar’s pulp for overseas markets is initially delivered primarily by rail to the Port of Vancouver for shipment overseas by ocean carrier. Based in Western Canada, the Celgar mill is well positioned to service Asian customers. The majority of the Celgar mill’s pulp for domestic markets is shipped by rail to third party warehouses in the U.S. or directly to the customer.

In each of the years ended December 31, 2012, 2011 and 2010, outbound transportation costs comprised approximately 9% of our total consolidated cost of sales. Generally, in recent years, our transportation costs have increased due to increases in fuel costs and lower shipping capacity. As a result, we have taken initiatives to target sales to the most “freight logical” customers for overseas sales.

Capital Expenditures

In 2012, we continued with our capital investment programs designed to increase pulp and green energy production capacity, reduce costs and improve efficiency and environmental performance at our mills. The improvements made at our mills over the years have reduced operating costs and increased the competitive position of our facilities.

Total capital expenditures at our mills are set out in the following table for the periods indicated:

	Year Ended December 31,
	2012	2011	2010
	(in thousands)
Rosenthal	€15,436	€13,718	€4,033
Stendal	€14,767	€8,296	€3,625
Celgar	€6,461	€15,718	€30,642

Capital investments at the Rosenthal mill in 2012 related primarily to the mill’s recovery boiler upgrade, which we believe will reduce our wastewater fees, while, in 2011, they related primarily to the installation of a new chipper and upgrades to the recovery process. In 2010, capital expenditures related mainly to the upgrade of a bleaching line and a washer project which helped offset three years of wastewater fees that would otherwise be payable.

Capital investments at the Stendal mill in 2012 related primarily to the commencement of Project Blue Mill. In 2011 and 2010, capital investments related mainly to relatively small projects designed to improve safety and environmental performance as well as improve the overall efficiency of the mill.

In 2012, the Stendal mill commenced Project Blue Mill to increase production and efficiency at the mill through debottlenecking initiatives, including the installation of an additional 40 MW steam turbine. Project Blue Mill is estimated to require approximately €40.0 million in capital expenditures over about 21 months, which will be primarily funded through €12.0 million of non-refundable German government grants and a new €17.0 million five-year amortizing secured term debt facility, of which 80% will be government guaranteed. The balance of Project Blue Mill will be funded through operating cash flow of the Stendal mill and up to an aggregate of €6.5 million in pro rata shareholder loans from Mercer Inc. and Stendal’s noncontrolling shareholder. Project Blue Mill is currently expected to be completed and start to generate electricity sales in or about September 2013. As of December 31, 2012, we had expended an aggregate €13.3 million on Project Blue Mill.

Certain of our capital investment programs in Germany were partially financed through government grants made available by German federal and state governments. Under legislation adopted by the federal and certain state governments of Germany, government grants are provided to qualifying businesses operating in Eastern Germany to finance capital investments. The grants are made to encourage investment and job creation. For example, the government grants received in connection with Project Blue Mill require us to maintain the employment of core employees for five years after completion of the project. Currently, grants are available for up to 30% of the cost of qualified investments. Previously, government grants were available for up to 35% of the cost of qualified investments, such as for the construction of our Stendal mill. These grants at the 35% of cost level required that at least one permanent job be created for each €0.5 million of capital investment eligible for such grants and that such jobs be maintained for a period of five years from the completion of the capital investment project. Generally, government grants are not repayable by a recipient unless it fails to complete the proposed capital investment or, if applicable, fails to create or maintain the requisite amount of jobs. In the case of such failure, the government is entitled to revoke the grants and seek repayment unless such failure resulted from material unforeseen market developments beyond the control of the recipient, wherein the government may refrain from reclaiming previous grants. Pursuant to such legislation in effect at the time, the Stendal mill received approximately €278.0 million of government grants. We believe that we are in compliance in all material respects with all of the terms and conditions governing the government grants we have received in Germany. See “Legal Proceedings”.

The following table sets out for the periods indicated the effect of these government grants on the recorded value of such assets in our Consolidated Balance Sheets:

	As at December 31,
	2012	2011	2010
	(in thousands)
Property, plant and equipment, gross amount less amortization	€1,085,593	€1,112,639	€1,144,759
Less: government grants less amortization	276,715	291,665	297,992

Property, plant and equipment, net (as shown on the Consolidated Balance Sheet)	€808,878	€820,974	€846,767

The following table sets forth the gross amount of all government grants we have received and capitalized in our balance sheet, the associated amortization and the resulting net balance we include in our property, plant and equipment for the periods indicated:

	As at December 31,
	2012	2011	2010
	(in thousands)
Government grants—gross	€431,580	€429,946	€419,891
Less: accumulated amortization	154,865	138,281	121,889

Government grants less accumulated amortization	€276,715	€291,665	€297,992

Qualifying capital investments at industrial facilities in Germany that reduce effluent discharges offset wastewater fees that would otherwise be required to be paid. For more information about our environmental capital expenditures, see “—Environmental”.

In 2012, capital expenditures at the Celgar mill includes a project to recover/recycle chemicals from the mill’s effluent, referred to as the “GAP Project”, while in 2011 such expenditures related to a project to improve the Celgar mill’s fiber line and oxygen delignification process, referred to as the “Oxygen Delignification Project” and the GAP Project. We completed the Celgar Energy Project in 2010 to increase the mill’s production of “green” energy and optimize its power generation capacity. The project cost approximately C$64.7 million (€49.0 million) and included the installation of a second turbine with a design capacity of 48 MW. The project increased the Celgar mill’s installed generating capacity to 100 MW and upgraded the mill’s power boiler and steam facilities.

In October 2009, as part of the GTP, the Canadian government, through Natural Resources Canada, referred to as “NRCan”, agreed to provide approximately C$57.7 million in credits towards the capital costs to improve energy efficiency or effect environmental improvements at the Celgar mill. Of the same, we used approximately C$46.8 million in connection with the Celgar Energy Project. Such credits reduced the cost basis of the assets purchased and were not recorded in our income. The balance of the credits were utilized by the Celgar mill on other qualifying projects. We utilized approximately C$10.9 million of our allocated GTP funding towards the Oxygen Delignification Project and several small projects at our Celgar mill.

Excluding costs for projects financed through government grants, capital expenditures for all of our mills in 2013 are expected to be approximately €32.0 million, comprised principally of expenditures on Project Blue Mill at our Stendal mill and an array of small projects at our other mills.

Environmental

Our operations are subject to a wide range of environmental laws and regulations, dealing primarily with water, air and land pollution control. We devote significant management and financial resources to comply with all applicable environmental laws and regulations. Our total capital expenditures on environmental projects at our mills were approximately €9.3 million in 2012 (approximately €7.1 million in 2011).

We believe we have obtained all required environmental permits, authorizations and approvals for our operations. We believe our operations are currently in substantial compliance with the requirements of all applicable environmental laws and regulations and our respective operating permits.

Under German state environmental rules relating to effluent discharges, industrial users are required to pay wastewater fees based upon the amount of their effluent discharge. These rules also provide that an industrial user which undertakes environmental capital expenditures and lowers certain effluent discharges to prescribed levels may offset the amount of these expenditures against the wastewater fees that they would otherwise be required to pay. We estimate that the aggregate wastewater fees we saved in 2012 as a result of environmental capital expenditures and initiatives to reduce allowable emissions and discharges at our Stendal mill was approximately €4.2 million. The estimated amount of accrued wastewater fees we expect to recover at our Rosenthal mill is approximately €6.6 million. Capital investment programs and other environmental initiatives at our German mills mostly offset the wastewater fees that were payable for 2012 and we believe they will ensure that our operations continue in substantial compliance with prescribed standards.

Environmental compliance is a priority for our operations. To ensure compliance with environmental laws and regulations, we regularly monitor emissions at our mills and periodically perform environmental audits of operational sites and procedures both with our internal personnel and outside consultants. These audits identify opportunities for improvement and allow us to take proactive measures at the mills as considered appropriate.

The Rosenthal mill has a relatively modern biological wastewater treatment and oxygen bleaching facility. We have significantly reduced our levels of absorbable organic halogen discharge at the Rosenthal mill and we believe the Rosenthal mill’s absorbable organic halogen and chemical oxygen demand discharges are in compliance with the standards currently mandated by the German government.

The Stendal mill is in substantial compliance with applicable environmental laws, regulations and permits. Management believes that, as the Stendal mill is a state-of-the-art facility, it will be able to continue to operate in compliance with the applicable environmental requirements.

The Celgar mill has been in substantial compliance with applicable environmental laws, regulations and permits. In 2012, after a hearing, the Celgar mill was required to pay C$30,000 as a fine and C$120,000 as a contribution to a conservation trust fund for environmental projects in respect of a minor 2008 spill of diluted black liquor in the nearby Columbia River. The spill was promptly reported by the mill to authorities at the time of occurrence and remediated to the satisfaction of the overseeing environmental authorities.

The Celgar mill operates two landfills, one of which is an older site that the mill is in the process of decommissioning. The mill is continuing work on finalizing a closure plan for such site and then reviewing such plan with the British Columbia Ministry of Environment, or “MOE”. A portion of this older landfill is still being utilized. We currently expect to finalize our closure plan in 2013 and receive MOE approval for it in 2014. The actual closure activities shall be effected pursuant to a timetable agreed to by the mill and the MOE. The cost of closing the landfill is expected to be approximately €2.4 million.

Future regulations or permits may place lower limits on allowable types of emissions, including air, water, waste and hazardous materials, and may increase the financial consequences of maintaining compliance with environmental laws and regulations or conducting remediation. Our ongoing monitoring and policies have enabled us to develop and implement effective measures to maintain emissions in substantial compliance with environmental laws and regulations to date in a cost-effective manner. However, there can be no assurances that this will be the case in the future.

Climate Change

There are differing scientific studies and opinions relating to the severity, extent and speed at which climate change is or may be occurring. As a result, we cannot identify and predict all of the consequences of climate change on our business and operations.

So far, the potential and/or perceived effects of climate change and social and governmental responses to it have created both business opportunities and the potential for negative consequences for our business.

The focus on climate change has generated a substantial increase in demand and in legislative requirements for “carbon neutral” or “green” energy in both Europe and, increasingly, in North America. Pulp mills consume wood residuals, being wood chips and pulp logs, as the base raw material for their production process. Wood chips are residuals left over from lumber production and pulp logs are generally lower quality logs left over from logging that are unsuitable for the production of lumber.

As part of their production process, our mills take wood residuals and process them through a digester where cellulose is separated from the wood to be used in pulp production and the remaining residuals, called “black liquor”, is used for green energy production. As a result of their use of wood residuals and because our mills generate combined heat and power, they are efficient producers of energy. This energy is carbon neutral and produced from a renewable source. Our relatively modern mills generate a substantial amount of energy that is surplus to their requirements.

These factors, along with governmental initiatives in respect of renewable or green energy legislation, have provided business opportunities for us to enhance our generation and sales of green energy to regional utilities. In early 2012 we commenced Project Blue Mill, a project at our Stendal mill to install a new 40 MW steam turbine which we expect will initially produce an additional 109,000 MWh of surplus renewable electricity.

We are constantly exploring other initiatives to enhance our generation and sales of surplus green energy and chemical by-products. Other potential opportunities that may result from climate change include:

•	the expansion of softwood forests and increased growth rates for such forests;

•	more intensive forestry practices and timber salvaging versus harvesting standing timber;

•	greater demand for sustainable energy and cellulosic biomass fuels; and

•	additional governmental incentives and/or legislative requirements to enhance biomass energy production.

At this time, we cannot predict which, if any, of these potential opportunities will be available to, or realized by, us or their economic effect on our business.

While all of the specific consequences to our business from climate change are not yet predictable, the most visible negative consequence is that the focus on renewable energy will continue to create greater demand for the wood residuals or fiber that is consumed by our mills as part of their production process.

In Germany, since 2006, the price and supply of wood residuals have been affected by an increasing demand from alternative or renewable energy producers and governmental initiatives for carbon neutral energy. Over the long term, this non-traditional demand for fiber is expected to increase in Europe. Additionally, the growing interest and focus in British Columbia for renewable green energy is also expected to create additional competition for such fiber in that region over time. Such additional demand for wood residuals may increase the competition and prices for wood residuals over time. See “—Production Costs—Fiber”.

Governmental action or legislation may also have an important effect on the demand and prices for wood residuals. As governments pursue green energy initiatives, they risk creating incentives and demand for wood residuals from renewable energy producers that “cannibalizes” or adversely affects existing traditional users, such as lumber and pulp and paper producers. We are continually engaged in dialogue with government to educate and try to ensure potential initiatives recognize the traditional and continuing role of our mills in the overall usage of forestry resources and the economies of local communities.

Other potential negative consequences from climate change over time that may affect our business include:

•	a greater susceptibility of northern softwood forest to disease, fire and insect infestation;

•	the disruption of transportation systems and power supply lines due to more severe storms;

•	the loss of fresh water transportation for logs and our finished goods inventories due to lower water levels;

•	decreases in quantity and quality of processed water for our mill operations;

•	the loss of northern softwood boreal forests in areas in sufficient proximity to our mills to competitively acquire fiber; and

•	lower harvest levels decreasing the supply of harvestable timber and, as a consequence, wood residuals.

Human Resources

We currently employ approximately 1,500 people. We have approximately 1,044 employees working in our German operations, including our wood procurement, transportation and sales subsidiaries. In addition, there are approximately 16 people employed at the office we maintain in Vancouver, British Columbia, Canada. Celgar currently employs approximately 443 people in its operations, the vast majority of which are unionized.

Rosenthal, which employs approximately 441 people, is bound by collective agreements negotiated with Industriegewerkschaft Bergbau, Chemie, Energie, or “IGBCE”, a national union that represents pulp and paper workers. In December 2011, we successfully negotiated a new agreement with IGBCE substantially upon the same terms as the previous labor contract. The new collective agreement provided for a one-time payment of €200 per employee, an approximately 3.0% wage increase in 2012 and a further 1.6% wage increase in 2013. This collective agreement has an 18-month term and is scheduled to expire in May 2013.

Stendal and its subsidiaries employ approximately 597 people. In 2011, Stendal entered into a seven-year collective agreement with IGBCE effective July 2011. Since, prior to entering into this collective agreement, Stendal’s employees had relatively lower wages compared to their peers at other German pulp mills, this agreement provided for an approximately 5.5% wage increase in 2012. The collective agreement provides for a further 2.5% minimum annual wage increase from 2013 to 2015. The collective agreement is scheduled to expire in 2018.

We negotiated a five-year collective agreement in November 2012, effective May 1, 2012, with our hourly workers at the Celgar mill to replace the collective agreement which expired on April 30, 2012. The agreement provides for lump sum payments of $3,750 for all active employees in 2012 and 2013 and wage increases of 2.0%, 2.5% or 3.0% in each of 2014, 2015 and 2016. The collective agreement is scheduled to expire in April 2017.

We consider the relationships with our employees to be good. Although no assurances can be provided, we have not had any significant work stoppages at any of our operations and we would therefore expect to enter into new labor agreements with our workers when the current labor agreements expire without any significant work stoppages.

Description of Certain Indebtedness

The following summaries of certain material provisions of: (i) our Senior Notes; (ii) the Stendal Loan Facility; (iii) a €17.0 million amortizing term facility at our Stendal mill in respect of Project Blue Mill, referred to as the “Blue Mill Facility”; (iv) the working capital facilities and investment loan associated with our Rosenthal mill; and (v) the Celgar Working Capital Facility, as such terms are referred to below, are not complete and these provisions, including definitions of certain terms, are qualified by reference to the applicable documents and the applicable amendments to such documents on file with the U.S. Securities and Exchange Commission, referred to as the “SEC”.

Senior Notes

In November 2010, we issued $300.0 million in aggregate principal amount of 9.5% Senior Notes due 2017, referred to as the “Senior Notes” to principally refinance our 9.25% Senior Notes due 2013, referred to as the “2013 Senior Notes”. The Senior Notes bear interest at a rate of 9.5% per annum, payable semi-annually in arrears on December 1 and June 1, commencing June 1, 2011. The Senior Notes mature on December 1, 2017. The Senior Notes are our senior unsecured obligations and, accordingly, rank junior in right of payment to all existing and future secured indebtedness and all indebtedness and liabilities of our subsidiaries, equal in right of payment with all of our existing and future unsecured senior indebtedness and senior in right of payment to any current or future subordinated indebtedness. The Senior Notes were issued under an indenture which, among other things, restricts our ability and the ability of our restricted subsidiaries under the indenture to: (i) incur additional indebtedness or issue preferred stock; (ii) pay dividends or make other distributions to our stockholders; (iii) purchase or redeem capital stock or subordinated indebtedness; (iv) make investments; (v) create liens and enter into sale and lease back transactions; (vi) incur restrictions on the ability of our restricted subsidiaries to pay dividends or make other payments to us; (vii) sell assets; (viii) consolidate or merge with or into other companies or transfer all or substantially all of our assets; and (ix) engage in transactions with affiliates. These limitations are subject to important qualifications and exceptions.

In order to take into account the nature of the non-recourse “project financing” of the loan facility for our Stendal mill and to enhance our financing flexibility, the indenture governing our Senior Notes provides for a “Restricted Group” and an “unrestricted group”. The terms of the indenture are applicable to the Restricted Group and are generally not applicable to the unrestricted group. Currently, the Restricted Group is comprised of Mercer Inc., the Rosenthal and Celgar mills and certain holding subsidiaries. The Restricted Group excludes our Stendal mill. The working capital facilities and Rosenthal Investment Loan at our Rosenthal and Celgar mills are obligations of the Restricted Group. The Stendal Loan Facility and Blue Mill Facility are obligations of our unrestricted group.

We have purchased and cancelled an aggregate of approximately $15.6 million in aggregate principal amount of our Senior Notes in connection with our share and debt repurchase program. As at December 31, 2012, approximately $284.4 million in aggregate principal amount of Senior Notes remained outstanding.

Stendal Loan Facility

In August 2002, Stendal entered into a senior €828.0 million project finance facility, referred to as the “Stendal Loan Facility”. The Stendal Loan Facility was comprised of several tranches which covered, among other things, project construction and development costs, financing and start-up costs and working capital, as well as the financing of the debt service reserve account, or “DSRA”, approved cost overruns and a revolving loan facility that covered time lags for receipt of grant funding and value-added tax refunds, which has been repaid. The DSRA is an account maintained to hold and, if needed, pay up to one year’s principal and interest due under the facility as partial security for the lenders. Other than the revolving working capital tranche, no further advances are currently available under the Stendal Loan Facility.

Pursuant to the Stendal Loan Facility, interest accrues at variable rates between Euribor plus 0.90% and Euribor plus 1.80% per year. The facility provides for Stendal to manage its risk exposure to interest rate risk, currency risk and pulp price risk by way of interest rate swaps, Euro and U.S. dollar swaps and pulp hedging transactions, subject to certain controls, including certain maximum notional and at-risk amounts. Pursuant to the terms of the facility, in 2002 Stendal entered into interest rate swap agreements in respect of borrowings to fix most of the interest costs under the Stendal Loan Facility at a rate of 5.28% plus an applicable margin, until final payment in October 2017.

The tranches are generally repayable in installments and the Stendal Loan Facility matures in September 2017.

In February 2009, we completed an agreement with Stendal’s lending syndicate to amend the Stendal Loan Facility, referred to as the “Amendment”. Pursuant to the Amendment, Stendal’s obligation to repay €164.0 million of scheduled principal payments, referred to as the “Deferred Amount”, is deferred until maturity of the facility in September 2017. Until the Deferred Amount is repaid in full, Stendal may not make distributions, in the form of interest and capital payments on shareholder debt or dividends on equity invested, to its shareholders, including us. The Amendment also provides for a 100% cash sweep, referred to as the “Cash Sweep”, of any excess cash of Stendal which will be used first to fund the DSRA to a level sufficient to service the amounts due and payable under the Stendal Loan Facility during the then following 12 months, or “Fully Funded”, and second to prepay the Deferred Amount. Not included in the Cash Sweep is an amount of €15.0 million which Stendal is permitted to retain for working capital purposes. The DSRA balance as at December 31, 2012 was approximately €33.0 million.

The Amendment implemented a permitted leverage ratio of total debt under the Stendal Loan Facility to EBITDA, or “Senior Debt/EBITDA Cover Ratio”, to be effective from December 31, 2009 and to decline over time from 13.0x on its effective date to 4.5x on June 30, 2017. Subsequently, Stendal’s lending syndicate waived compliance with the permitted leverage ratio for the year ended December 31, 2009. The Amendment also revised the Stendal Loan Facility’s annual debt service cover ratio, or “Annual Debt Ratio”, requirement to be at least 1.1x for the period from December 31, 2011 to December 31, 2013 and 1.2x from January 1, 2014 until maturity.

The Amendment includes the following as events of default:

•	if scheduled debt service for two consecutive half-year periods is partially or wholly financed by drawings from the DSRA and as a result the DSRA is less than 33 1/3% Fully Funded;

•	if the DSRA is fully drawn and Stendal exercises its current six-month principal payment deferral right in respect of the next repayment date;

•	failure to meet the Senior Debt/EBITDA Cover Ratio or Annual Debt Ratio as set out above; or

•

if, from December 31, 2011 until the date the Stendal Loan Facility is fully repaid, Mercer Inc. raises proceeds from an equity financing (subject to certain exceptions) and the DSRA is not Fully Funded and if we fail to contribute the lesser of 50% of the net proceeds raised or €10.0 million to the capital of Stendal.

The Amendment provides that Stendal and its shareholders may, once per fiscal year, cure a deficiency in each of the Annual Debt Ratio or the Senior Debt/EBITDA Cover Ratio by way of a capital contribution or fully subordinated shareholder loan to Stendal in the amount necessary to cure such deficiency and thereby prevent the occurrence of an event of default. Our ability to fund this cure is substantially limited by the terms of the Senior Notes.

The tranches under the Stendal Loan Facility are severally guaranteed by German federal and state governments in respect of an aggregate of 80% of the principal amount of these tranches. Under the guarantees, the German federal and state governments that provide the guarantees are responsible for the performance of our payment obligations for the guaranteed amounts. Such governmental guarantees permit the Stendal Loan Facility to benefit from lower interest costs and other credit terms than would otherwise be unavailable. The Stendal Loan Facility is secured by substantially all of the assets of Stendal.

In order to permit Stendal to enter into the Blue Mill Facility (as described below), the Stendal Loan Facility was amended. In particular, the funds in the DSRA may now be used to bridge any deficiency in funding for Project Blue Mill, payments to Stendal’s capital reserves are no longer an equity cure measure under the Stendal Loan Facility and the Stendal Loan Facility now has a cross-default provision with the Blue Mill Facility.

In connection with the Stendal Loan Facility, we entered into a shareholders’ undertaking agreement, referred to as the “Undertaking”, dated August 26, 2002, as amended, with Stendal’s then minority shareholders and the lenders in order to finance the shareholders’ contribution to the Stendal mill. Under the terms of the Undertaking, we have agreed, for as long as Stendal has any liability under the Stendal Loan Facility, to retain control over at least 51% of the voting shares of Stendal.

Since completion of the Stendal mill in September 2004, Stendal has repaid €215.0 million of the Stendal Loan Facility. As at December 31, 2012, the principal amount outstanding under the Stendal Loan Facility was €452.9 million.

Blue Mill Facility

In January 2012, our Stendal mill entered into the Blue Mill Facility, being a €17.0 million amortizing term facility, to finance Project Blue Mill. The Blue Mill Facility, 80% of which is guaranteed by the State of Saxony-Anhalt, bears interest at a rate of Euribor plus 3.5% per annum and is scheduled to mature in September 2017. The Blue Mill Facility’s annual debt service cover ratio and permitted ratio of total debt to EBITDA are identical to the Annual Debt Ratio and the Senior Debt/EBITDA Cover Ratio in the Stendal Loan Facility (including cure provisions). There is also a cross default for the Stendal Loan Facility. The Blue Mill Facility will be repaid in nine half-yearly installments, together with accrued interest commencing September 30, 2013 and will be non-recourse to Mercer Inc. This facility was undrawn as at December 31, 2012.

Rosenthal Loan Facilities

Our Rosenthal mill has the following credit facilities:

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a €25.0 million revolving working capital facility that matures October 2016, referred to as the “Rosenthal Loan Facility”. The Rosenthal Loan Facility consists of a revolving credit facility which may be utilized by way of cash advances or advances by way of letter of credit or bank guarantees. The interest payable on cash advances is Euribor plus 3.5%, plus certain other costs incurred by the lenders in connection with the facility. Each cash advance is to be repaid on the last day of the respective interest period and in full on the termination date and each advance by way of a letter of credit or bank guarantee shall be repaid on the applicable expiry date of such letter of credit or bank guarantee. An interest period for cash advances shall be one, three or six months or any other period as Rosenthal and the lenders may determine. There is also a 1.1% per annum commitment fee on the unused and uncancelled amount of the revolving facility which is payable semi-annually in arrears. This facility is secured by a first ranking security interest on the inventories, receivables and accounts of Rosenthal. It also provides Rosenthal with a hedging facility relating to the hedging of the interest, currency and pulp prices as they affect Rosenthal pursuant to a strategy agreed to by Rosenthal and the lender from time to time. As at December 31, 2012, €23.7 million was available under this facility;

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a €4.4 million investment loan, referred to as the “Rosenthal Investment Loan”, with a lender, relating to the purchase of a new wash press in 2009 at our Rosenthal mill. The four-year amortizing investment loan bears interest at the rate of Euribor plus 2.75%. Borrowings under this agreement are secured by the wash press equipment. As at December 31, 2012, the principal amount outstanding under the Rosenthal Investment Loan was €1.6 million; and

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a €3.5 million revolving credit facility for our Rosenthal mill which bears interest at the rate of Euribor plus 3.5%. The facility matures in December 2015. As at December 31, 2012, €2.5 million was available under this facility.

As of December 31, 2012, the total amount of funds available under the working capital facilities associated with the Rosenthal mill was €26.2 million.

Celgar Working Capital Facility

Our Celgar mill has a C$40.0 million revolving working capital credit facility that matures May 2013, referred to as the “Celgar Working Capital Facility”. It is available by way of: (i) Canadian and U.S. denominated advances which bear interest at a designated prime rate plus 2.0% for Canadian advances and at a designated base rate plus 2.0% per annum for U.S. advances; (ii) banker’s acceptance equivalent loans which bear interest at the applicable Canadian dollar bankers’ acceptance rate plus 3.75% per annum; and/or (iii) LIBOR advances which bear interest at the applicable LIBOR plus 3.75% per annum. The Celgar Working Capital Facility also incorporates a C$3.0 million letter of credit sub line. Celgar is also required to pay a 0.5% per annum standby fee monthly in arrears on any unutilized portion of the revolving facility. Availability of drawdowns under the facility is subject to a borrowing base limit that is based upon the Celgar mill’s eligible accounts receivable and inventory levels from time to time. The Celgar Working Capital Facility is secured by, among other things, a first fixed charge on the current assets of Celgar.

As at December 31, 2012, C$24.0 million of funds were available under the Celgar Working Capital Facility.

Internet Availability and Additional Information

We make available free of charge on or through our website at www.mercerint.com annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and all amendments to these reports, as soon as reasonably practicable after we file these materials with the SEC. The public may read and copy any material we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site at www.sec.gov that also contains our current and periodic reports, including our proxy and information statements.

All websites referred to herein are inactive textual references only, meaning that the information contained on such websites is not incorporated by reference herein and you should not consider information contained on such websites as part of this document unless expressly specified.

ITEM 1A. RISK	FACTORS

The statements in this “Risk Factors” section describe material risks to our business and should be considered carefully. You should review carefully the risk factors listed below, as well as those factors listed in other documents we file with the SEC. In addition, these statements constitute our cautionary statements under the Private Securities Litigation Reform Act of 1995. Our disclosure and analysis in this annual report on Form 10-K and in our annual report to shareholders contain some forward-looking statements that set forth anticipated results based on management’s current plans and assumptions.

There are a number of important factors, many of which are beyond our control that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. These factors include, but are not limited to, the following:

•	the highly cyclical nature of our business;

•	our level of indebtedness could negatively impact our financial condition and results of operations;

•	a weakening of the global economy could adversely affect our business and financial results and have a material adverse effect on our liquidity and capital resources;

•	cyclical fluctuations in the price and supply of our raw materials could adversely affect our business;

•	we operate in highly competitive markets;

•	we are exposed to currency exchange rate and interest rate fluctuations;

•	we use derivatives to manage certain risks which has caused significant fluctuations in our operating results;

•	we are subject to extensive environmental regulation and we could have environmental liabilities at our facilities;

•	our business is subject to risks associated with climate change and social government responses thereto;

•	our operations require substantial capital and we may be unable to maintain adequate capital resources to provide for such requirements;

•	future acquisitions may result in additional risks and uncertainties in our business;

•

changes in credit ratings issued by nationally recognized statistical rating organizations could adversely affect our cost of financing and have an adverse effect on the market price of our securities;

•	Project Blue Mill might not generate the results we expect;

•	we are subject to risks related to our employees;

•	we rely on German federal and state government grants and guarantees and participate in European statutory programs;

•	we are dependent on key personnel;

•	we may experience material disruptions to our production;

•	if our long-lived assets become impaired, we may be required to record non-cash impairment that could have a material impact on our results of operations;

•	we may incur losses as a result of unforeseen or catastrophic events, including the emergence of a pandemic, terrorist attacks or natural disasters;

•	our insurance coverage may not be adequate;

•	we rely on third parties for transportation services; and

•	the price of our common stock may be volatile.

From time to time, we also provide forward-looking statements in other materials we release as well as oral forward-looking statements. Such statements give our current expectations or forecasts of future events; they do not relate strictly to historical or current facts.

Statements in the future tense, and all statements accompanied by terms such as “may”, “will”, “believe”, “project”, “expect”, “estimate”, “assume”, “intend”, “design”, “anticipate”, “plan”, and variations thereof and similar terms are intended to be forward-looking statements as defined by federal securities law. You can find examples of these statements throughout this annual report on Form 10-K, including in the description of business in “Item 1. Business” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations”. While these forward-looking statements reflect our best estimates when made, the following risk factors could cause actual results to differ materially from estimates or projections.

We intend that all forward-looking statements we make will be subject to safe harbor protection of the federal securities laws pursuant to Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

You should consider the limitations on, and risks associated with, forward-looking statements and not unduly rely on the accuracy of predictions contained in such forward-looking statements. As noted above, these forward-looking statements speak only as of the date when they are made. We do not undertake any obligation to update forward-looking statements to reflect events, circumstances, changes in expectations, or the occurrence of unanticipated events after the date of those statements. Moreover, in the future, we may make forward-looking statements that involve the risk factors and other matters described in this document as well as other risk factors subsequently identified.

Our business is highly cyclical in nature.

The pulp business is highly cyclical in nature and markets are characterized by periods of supply and demand imbalance, which in turn affects prices. Pulp markets are highly competitive and are sensitive to cyclical changes in the global economy, industry capacity and foreign exchange rates, all of which can have a significant influence on selling prices and our operating results. The length and magnitude of industry cycles have varied over time but generally reflect changes in macro-economic conditions and levels of industry capacity. Pulp is a commodity that is generally available from other producers. Because commodity products have few distinguishing qualities from producer to producer, competition is generally based upon price, which is generally determined by supply relative to demand.

Industry capacity can fluctuate as changing industry conditions can influence producers to idle production capacity or permanently close mills. In addition, to avoid substantial cash costs in idling or closing a mill, some producers will choose to operate at a loss, sometimes even a cash loss, which can prolong weak pricing environments due to oversupply. Oversupply of our products can also result from producers introducing new capacity in response to favorable pricing trends.

Demand for pulp has historically been determined primarily by general global macroeconomic conditions and has been closely tied to overall business activity. From 2006 to mid-2008, pulp prices steadily improved. However, the global economic crisis in the latter half of 2008 resulted in a sharp decline of pulp prices from a high of €900 per ADMT to €635 per ADMT at the end of 2008. Pulp prices began to increase in the second half of 2009 and continued to increase to record levels through June of 2010, before declining slightly in the fourth quarter of 2010. Pulp prices again rebounded to record levels in the first half of 2011 but declined sharply in the latter part of the year, primarily due to economic uncertainty in Europe and credit tightening in China. Economic uncertainty in Europe and China, respectively, impacted both demand and prices. In 2012, list prices were on average approximately 15% lower than 2011. At the end of 2012, list prices for NBSK pulp were approximately $810 in Europe, $870 in North America and $655 in China.

Accordingly, prices for pulp are driven by many factors outside our control, and we have little influence over the timing and extent of price changes, which are often volatile. Because market conditions beyond our control determine the price for pulp, prices may fall below our cash production costs, requiring us to either incur short-term losses on product sales or cease production at one or more of our mills. Therefore, our profitability depends on managing our cost structure, particularly raw materials which represent a significant component of our operating costs and can fluctuate based upon factors beyond our control. If the prices of our products decline, or if prices for our raw materials increase, or both, our results of operations and cash flows could be materially adversely affected.

Our level of indebtedness could negatively impact our financial condition and results of operations.

As of December 31, 2012, we had approximately €711.4 million of indebtedness outstanding, of which €452.9 million relates to the Stendal Loan Facility. We may also incur additional indebtedness in the future. Our high debt levels may have important consequences for us, including, but not limited to the following:

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our ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes or to fund future operations may not be available on terms favorable to us or at all;

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a significant amount of our operating cash flow is dedicated to the payment of interest and principal on our indebtedness, thereby diminishing funds that would otherwise be available for our operations and for other purposes;

•	increasing our vulnerability to current and future adverse economic and industry conditions;

•	a substantial decrease in net operating cash flows or increase in our expenses could make it more difficult for us to meet our debt service requirements, which could force us to modify our operations;

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our leveraged capital structure may place us at a competitive disadvantage by hindering our ability to adjust rapidly to changing market conditions or by making us vulnerable to a downturn in our business or the economy in general;

•	causing us to offer debt or equity securities on terms that may not be favorable to us or our shareholders;

•	limiting our flexibility in planning for, or reacting to, changes and opportunities in our business and our industry; and

•	our level of indebtedness increases the possibility that we may be unable to generate cash sufficient to pay the principal or interest due in respect of our indebtedness.

The indenture governing our Senior Notes and our bank credit facilities contain restrictive covenants which impose operating and other restrictions on us and our subsidiaries. These restrictions will affect, and in many respects will limit or prohibit, our ability to, among other things, incur or guarantee additional indebtedness or enter into sale/leaseback transactions, pay dividends or make distributions on capital stock or redeem or repurchase capital stock, make investments or acquisitions, create liens and enter into mergers, consolidations or transactions with affiliates. The terms of our indebtedness also restrict our ability to sell certain assets, apply the proceeds of such sales and reinvest in our business.

Certain of the agreements governing our indebtedness, including the Stendal Loan Facility, have covenants that require us to maintain prescribed financial ratios and tests. Failure to comply with such covenants could result in events of default and could have a material adverse effect on our liquidity, results of operations and financial condition.

Our ability to repay or refinance our indebtedness will depend on our future financial and operating performance. Our performance, in turn, will be subject to prevailing economic and competitive conditions, as well as financial, business, legislative, regulatory, industry and other factors, many of which are beyond our control. Our ability to meet our future debt service and other obligations, in particular the Stendal Loan Facility, may depend in significant part on the extent to which we can implement successfully our business strategy. We cannot assure you that we will be able to implement our strategy fully or that the anticipated results of our strategy will be realized.

A weakening of the global economy could adversely affect our business and financial results and have a material adverse effect on our liquidity and capital resources.

Principally, as pulp demand has historically been determined by general global macroeconomic activities, demand and prices for our product have historically decreased substantially during economic slowdowns. Additionally, restricted credit availability restrains our customers’ ability or willingness to purchase our products resulting in lower revenues. Depending on their severity and duration, the effects and consequences of a global economic downturn could have a material adverse effect on our liquidity and capital resources, including our ability to raise capital, if needed, and otherwise negatively impact our business and financial results.

Cyclical fluctuations in the price and supply of our raw materials could adversely affect our business.

Our main raw material is fiber in the form of wood chips and pulp logs. Such fiber is cyclical in terms of both price and supply. The cost of wood chips and pulp logs is primarily affected by the supply and demand for lumber. Demand for these raw materials is generally determined by the volume of pulp and paper products produced globally and regionally. Since 2006, generally higher energy prices and a focus on, and governmental initiatives related to, “green” or renewable energy have led to an increase in renewable energy projects in Europe, including Germany. Demand for wood residuals from such energy producers, combined with lower harvesting rates, has generally put upward pressure on prices for wood residuals such as wood chips in Germany and its neighboring countries. This has resulted in higher fiber costs for our German mills and such trend could continue to put further upward pressure on wood chip prices.

Similarly, North American sawmill activity declined significantly during the recession, reducing the supply of chips and availability of pulp logs to our Celgar mill. Additionally, North American energy producers are exploring the viability of renewable energy initiatives and governmental initiatives in this field are increasing, all of which could lead to higher demand for sawmill residual fiber, including chips. The cyclical nature of pricing for these raw materials represents a potential risk to our profit margins if pulp producers are unable to pass along price increases to their customers or we cannot offset such costs through higher prices for our surplus energy.

We do not own any timberlands or have any long-term governmental timber concessions and we currently have few long-term fiber contracts at our German operations. Raw materials are available from a number of suppliers and we have not historically experienced material supply interruptions or substantial sustained price increases. However, our requirements have increased and may continue to do so as we expand capacity through capital projects or other efficiency measures at our mills. As a result, we may not be able to purchase sufficient quantities of these raw materials to meet our production requirements at prices acceptable to us during times of tight supply. In addition, the quantity, quality and price of fiber we receive could be affected as a result of industrial disputes, material curtailments or shut-down of operations by suppliers, government orders and legislation (including new taxes or tariffs), weather conditions, acts of God and other events beyond our control. An insufficient supply of fiber or reduction in the quality of fiber we receive would materially adversely affect our business, financial condition, results of operations and cash flow. In addition to the supply of wood fiber, we are dependent on the supply of certain chemicals and other inputs used in our production facilities. Any disruption in the supply of these chemicals or other inputs could affect our ability to meet customer demand in a timely manner and could harm our reputation. Any material increase in the cost of these chemicals or other inputs could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We operate in highly competitive markets.

We sell our pulp globally, with a large percentage sold in Europe, North America and Asia. The markets for pulp are highly competitive. A number of other global companies compete in each of these markets and no company holds a dominant position. Our pulp is considered a commodity because many companies produce similar and largely standardized products. As a result, the primary basis for competition in our markets has been price. Many of our competitors have greater resources and lower leverage than we do and may be able to adapt more quickly to industry or market changes or devote greater resources to the sale of products than we can. There can be no assurance that we will continue to be competitive in the future. Prices for our products are affected by many factors outside of our control and we have no influence over the timing and extent of price changes, which are often volatile. Our profitability with respect to these products depends, in part, on managing our costs, particularly raw material and energy costs which represent significant components of our operating costs and can fluctuate based upon factors beyond our control.

The global pulp market has historically been characterized by considerable swings in prices which have and will result in variability in our earnings. Prices are typically denominated in U.S. dollars.

We are exposed to currency exchange rate and interest rate fluctuations.

The majority of our sales are in products quoted in U.S. dollars while most of our operating costs and expenses, other than those of the Celgar mill, are incurred in Euros. In addition, all of the products sold by the Celgar mill are quoted in U.S. dollars and the Celgar mill costs are primarily incurred in Canadian dollars. Our results of operations and financial condition are reported in Euros. As a result, our revenues are adversely affected by a decrease in the value of the U.S. dollar relative to the Euro and to the Canadian dollar. Such shifts in currencies relative to the Euro and the Canadian dollar reduce our operating margins and the cash flow available to fund our operations and to service our debt. This could have a material adverse effect on our business, financial condition, results of operations and cash flows.

In 2002, Stendal entered into variable-to-fixed interest rate swaps to fix interest payments under the Stendal Loan Facility, which has kept Stendal from benefiting from the general decline in interest rates that ensued. These derivatives are marked to market at the end of each reporting period and all unrealized gains and losses are recognized as earnings or losses for the relevant reporting periods.

We use derivatives to manage certain risk which has caused significant fluctuations in our operating results.

We use derivative instruments to limit our exposure to interest rate and pulp price fluctuations. Concurrently with entering into the Stendal financing, Stendal entered into variable-to-fixed rate interest swaps for the full term of our Stendal Loan Facility to manage its interest rate risk exposure with respect to the full principal amount of this facility. Because we effectively fixed the rate on our Stendal Loan Facility, the value of our derivative position moves inversely to interest rates. We have also recently entered into fixed price pulp swap contracts with a bank.

We record unrealized gains or losses on our derivative instruments when they are marked to market at the end of each reporting period and realized gains or losses on them when they are settled. These unrealized and realized gains and losses can materially impact our operating results for any reporting period.

If any of the variety of instruments and strategies we utilize are not effective, we may incur losses which may have a materially adverse effect on our business, financial condition, results of operations and cash flow. The purpose of our derivative activity may also be considered speculative in nature; we do not use these instruments with respect to any pre-set percentage of revenues or other formula, but either to augment our potential gains or reduce our potential losses depending on our perception of future economic events and developments.

We are subject to extensive environmental regulation and we could have environmental liabilities at our facilities.

Our operations are subject to numerous environmental laws as well as permits, guidelines and policies. These laws, permits, guidelines and policies govern, among other things:

•	unlawful discharges to land, air, water and sewers;

•	waste collection, storage, transportation and disposal;

•	hazardous waste;

•	dangerous goods and hazardous materials and the collection, storage, transportation and disposal of such substances;

•	the clean-up of unlawful discharges;

•	land use planning;

•	municipal zoning; and

•	employee health and safety.

In addition, as a result of our operations, we may be subject to remediation, clean-up or other administrative orders or amendments to our operating permits, and we may be involved from time to time in administrative and judicial proceedings or inquiries. Future orders, proceedings or inquiries could have a material adverse effect on our business, financial condition and results of operations. Environmental laws and land use laws and regulations are constantly changing. New regulations or the increased enforcement of existing laws could have a material adverse effect on our business and financial condition. In addition, compliance with regulatory requirements is expensive, at times requiring the replacement, enhancement or modification of equipment, facilities or operations. There can be no assurance that we will be able to maintain our profitability by offsetting any increased costs of complying with future regulatory requirements.

We are subject to liability for environmental damage at the facilities that we own or operate, including damage to neighboring landowners, residents or employees, particularly as a result of the contamination of soil, groundwater or surface water and especially drinking water. The costs of such liabilities can be substantial. Our potential liability may include damages resulting from conditions existing before we purchased or operated these facilities. We may also be subject to liability for any offsite environmental contamination caused by pollutants or hazardous substances that we or our predecessors arranged to transport, treat or dispose of at other locations. In addition, we may be held legally responsible for liabilities as a successor owner of businesses that we acquire or have acquired. Except for Stendal, our facilities have been operating for decades and we have not done invasive testing to determine whether or to what extent environmental contamination exists. As a result, these businesses may have liabilities for conditions that we discover or that become apparent, including liabilities arising from non-compliance with environmental laws by prior owners. Because of the limited availability of insurance coverage for environmental liability, any substantial liability for environmental damage could materially adversely affect our results of operations and financial condition.

Enactment of new environmental laws or regulations or changes in existing laws or regulations might require significant capital expenditures. We may be unable to generate sufficient funds or access other sources of capital to fund unforeseen environmental liabilities or expenditures.

Our business is subject to risks associated with climate change and social and government responses thereto.

Currently, there are differing scientific studies and opinions relating to the severity, extent and speed at which climate change is or may be occurring around the world. As a result, we are currently unable to identify and predict all of the specific consequences of climate change on our business and operations.

To date, the potential and/or perceived effects of climate change and social and government responses to it have created both opportunities, such as enhanced sales of surplus “green” energy, and risks for our business.

While all of the specific consequences from climate change are not yet predictable, we are subject to risks that government and social focus on and demand for “carbon neutral” or “green” energy will create greater demand for the wood residuals or fiber that is consumed by our pulp mills as part of their production process. In addition, governmental initiatives or legislation may also increase both the demand and prices for wood residuals. As governments pursue green energy initiatives, they may implement financial, tax, pricing or other legislated incentives for renewable energy producers that “cannibalize” or materially adversely affect fiber supplies for existing traditional users, such as lumber and pulp and paper producers.

Such additional demand for wood residuals and/or governmental initiatives may materially increase the competition and prices for wood residuals over time. This could increase our fiber costs and/or restrict our ability to acquire fiber at competitive prices or at all during times of shortages. If our fiber costs increase and we cannot pass on these costs to our customers or offset them through higher prices for our sales of surplus energy, it will negatively affect our operating margins, results of operations and financial position. If we cannot obtain the fiber required to operate our mills, we may have to curtail and/or shut down production. This could have a material adverse effect on operations, financial results and financial position.

Other potential risks to our business from climate change include:

•	a greater susceptibility of northern softwood forest to disease, fire and insect infestation, which could diminish fiber availability;

•	the disruption of transportation systems and power supply lines due to more severe storms;

•	the loss of water transportation for logs and our finished goods inventories due to lower water levels;

•	decreases in quantity and quality of processed water for our mill operations;

•	the loss of northern softwood boreal forests in areas in sufficient proximity to our mills to competitively acquire fiber; and

•	lower harvest levels decreasing the supply of harvestable timber and, as a consequence, wood residuals.

The occurrence of some or all of these events could have a material adverse effect on our operations and/or financial results.

Our operations require substantial capital and we may be unable to maintain adequate capital resources to provide for all of our capital requirements.

Our business is capital intensive and requires that we regularly incur capital expenditures to maintain our equipment, improve efficiencies and, as a result of changes to environmental regulations that require capital expenditures, bring our operations into compliance with such regulations. In addition, our senior management and board of directors may approve projects in the future that will require significant capital expenditures. Increased capital expenditures could have a material adverse effect on our cash flow and our ability to satisfy our debt obligations. If our available cash resources and cash generated from operations are not sufficient to fund our operating needs and capital expenditures, we would have to obtain additional funds from borrowings or other available sources or reduce or delay our capital expenditures. Recent global credit conditions and the downturn in the global economy have resulted in a significant decline in the credit markets and the overall availability of credit. Our indebtedness could adversely affect our financial health, limit our operations and impair our ability to raise additional capital. If this occurs, we may not be able to obtain additional funds on favorable terms or at all. If we cannot maintain or upgrade our equipment as may be required from time to time, we may become unable to manufacture products that compete effectively. An inability to make required capital expenditures in a timely fashion could have a material adverse effect on our growth, business, financial condition or results of operations.

Future acquisitions may result in additional risks and uncertainties in our business.

In order to grow our business, we may seek to acquire additional assets or companies. Our ability to pursue selective and accretive acquisitions will be dependent on management’s ability to identify, acquire, and develop suitable acquisition targets in both new and existing markets, but, in certain circumstances, acceptable acquisition targets might not be available. In pursuing acquisition and investment opportunities, we face competition from other companies having similar growth strategies, many of which may have substantially greater resources than us. Competition for these acquisitions or investment targets could result in increased acquisition or investment prices, higher risks and a diminished pool of businesses or assets available for acquisition.

Acquisitions also frequently result in recording of goodwill and other intangible assets, which are subject to potential impairments in the future that could have a material adverse effect on our operating results. Furthermore, the costs of integrating acquired businesses (including restructuring charges associated with the acquisitions, as well as other acquisition costs, such as accounting fees, legal fees and investment banking fees) could significantly impact our operating results.

Although we perform diligence on the businesses we purchase, in light of the circumstances of each transaction, an unavoidable level of risk remains regarding the actual condition of these businesses. We may not be able to ascertain the value or understand the potential liabilities of the acquired businesses and their operations until we assume operating control of the assets and operations of these businesses.

Furthermore, any future acquisitions of businesses or facilities could entail a number of risks, including:

•	problems with the effective integration of operations;

•	inability to maintain key pre-acquisition business relationships;

•	increased operating costs;

•	exposure to substantial unanticipated liabilities; and

•	difficulties in realizing projected efficiencies, synergies and cost savings.

In addition, geographic and other expansions, acquisitions or joint ventures may require significant managerial attention, which may be diverted from our other operations. If we are unsuccessful in overcoming these risks, our business, financial condition or results of operations could be materially and adversely affected.

Changes in credit ratings issued by nationally recognized statistical rating organizations could adversely affect our cost of financing and have an adverse effect on the market price of our securities.

Credit rating agencies rate our debt securities on factors that include our operating results, actions that we take, their view of the general outlook for our industry and their view of the general outlook for the economy. Actions taken by the rating agencies can include maintaining, upgrading or downgrading the current rating or placing the company on a watch list for possible future downgrading. Downgrading the credit rating of our debt securities or placing us on a watch list for possible future downgrading could limit our access to the credit markets, increase our cost of financing and have an adverse effect on the market price of our securities.

Project Blue Mill may not generate the results or benefits we expect.

Project Blue Mill is subject to customary risks and uncertainties inherent for large capital projects which could result in the project not completing on schedule or as budgeted. The Stendal mill could experience operating difficulties or delays during the start-up period when the new 40 MW turbine is being ramped up. Project Blue Mill may not increase the Stendal mill’s pulp production and energy generating capacity to the levels we had planned. Cost overruns, equipment breakdowns or failures to perform to design specifications could have a material adverse effect on our Stendal mill’s results of operations and financial performance.

We are subject to risks related to our employees.

The majority of our employees are unionized and we have collective agreements in place with our employees at all of our mills. Although we have not experienced any work stoppages in the past, there can be no assurance that we will be able to negotiate acceptable collective agreements or other satisfactory arrangements with our employees upon the expiration of our collective agreements. This could result in a strike or work stoppage by the affected workers. The registration or renewal of the collective agreements or the outcome of our wage negotiations could result in higher wages or benefits paid to union members. Accordingly, we could experience a significant disruption of our operations or higher on-going labor costs, which could have a material adverse effect on our business, financial condition, results of operations and cash flow.

We rely on government grants and guarantees and participate in European statutory programs.

We currently benefit from a subsidized capital expenditure program and lower cost of financing as a result of German federal and state government grants and guarantees at our Stendal mill. Should either the German federal or state governments be prohibited from honoring legislative grants and guarantees at Stendal, or should we be required to repay any such legislative grants, this may have a material adverse effect on our business, financial condition, results of operations and cash flow.

Since 2005, our German mills have benefitted from sales of emission allowances under the EU ETS. As a result of our Rosenthal and Stendal mills’ eligibility for special tariffs under the Renewable Energy Act, the amount of emissions allowances granted to our German mills under the EU ETS has been reduced. Additionally, all such German legislation is subject to amendment or change which could adversely affect the eligibility of our Rosenthal and Stendal mills to participate in this statutory program and/or the tariffs paid thereunder. As a result we cannot predict with any certainty the amount of future sales of surplus energy we may be able to generate.

We are dependent on key personnel.

Our future success depends, to a large extent, on the efforts and abilities of our executive and senior mill operating officers. Such officers are industry professionals many of whom have operated through multiple business cycles. Our officers play an integral role in, among other things:

•	sales and marketing;

•	reducing operating costs;

•	identifying capital projects which provide a high rate of return; and

•	prioritizing expenditures and maintaining employee relations.

The loss of one or more of our officers could make us less competitive in these areas which could materially adversely affect our business, financial condition, results of operations and cash flows. We do not maintain any key person life insurance for any of our executive or senior mill operating officers.

We may experience material disruptions to our production.

A material disruption at one of our manufacturing facilities could prevent us from meeting customer demand, reduce our pulp and energy sales and/or negatively impact our results of operations. Any of our mills could cease operations unexpectedly due to a number of events, including:

•	unscheduled maintenance outages;

•	prolonged power failures;

•	equipment failure;

•	employee errors or failures;

•	design error or employee or contractor error;

•	chemical spill or release;

•	explosion of a boiler;

•	disruptions in the transportation infrastructure, including roads, bridges, railway tracks, tunnels, canals and ports;

•	fires, floods, earthquakes or other natural catastrophes;

•	prolonged supply disruption of major inputs;

•	labor difficulties; and

•	other operational problems.

Any such downtime or facility damage could prevent us from meeting customer demand for our products and/or require us to make unplanned capital expenditures. If any of our facilities were to incur significant downtime, our ability to meet our production capacity targets and satisfy customer requirements would be impaired and could have a material adverse effect on our business, financial condition, results of operations and cash flows.

If our long-lived assets become impaired, we may be required to record non-cash impairment charges that could have a material impact on our results of operations.

We review the carrying value of long-lived assets for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Should the markets for our products deteriorate or should we decide to invest capital differently or should other cash flow assumptions change, it is possible that we will be required to record non-cash impairment charges in the future that could have a material adverse effect on our results of operations.

We may incur losses as a result of unforeseen or catastrophic events, including the emergence of a pandemic, terrorist attacks or natural disasters.

The occurrence of unforeseen or catastrophic events, including the emergence of a pandemic or other widespread health emergency (or concerns over the possibility of such an emergency), terrorist attacks or natural disasters, could create economic and financial disruptions, could lead to operational difficulties (including travel limitations) that could impair our ability to manage or operate our business and adversely affect our results of operations.

Our insurance coverage may not be adequate.

We have obtained insurance coverage that we believe would ordinarily be maintained by an operator of facilities similar to our mills. Our insurance is subject to various limits and exclusions. Damage or destruction to our facilities could result in claims that are excluded by, or exceed the limits of, our insurance coverage. Additionally, the weak global and financial markets have also reduced the availability and extent of credit insurance for our customers. If we cannot obtain adequate credit insurance for our customers, we may be forced to amend or curtail our planned operations which could negatively impact our sales revenues, results of operations and financial position.

We rely on third parties for transportation services.

Our business primarily relies upon third parties for the transportation of pulp to our customers, as well as for the delivery of our raw materials to our mills. Our pulp and raw materials are principally transported by truck, barge, rail and sea-going vessels, all of which are highly regulated. Increases in transportation rates can also materially adversely affect our results of operations.

Further, if our transportation providers fail to deliver our pulp in a timely manner, it could negatively impact our customer relationships and we may be unable to sell it at full value. If our transportation providers fail to deliver our raw materials in a timely fashion, we may be unable to manufacture pulp in response to customer orders. Also, if any of our transportation providers were to cease operations, we may be unable to replace them at a reasonable cost. The occurrence of any of the foregoing events could materially adversely affect our results of operations.

The price of our common stock may be volatile.

The market price of our common stock may be influenced by many factors, some of which are beyond our control, including those described above and the following:

•	actual or anticipated fluctuations in our operating results or our competitors’ operating results;

•	announcements by us or our competitors of new products, capacity changes, significant contracts, acquisitions or strategic investments;

•	our growth rate and our competitors’ growth rates;

•	the financial market and general economic conditions;

•	changes in stock market analyst recommendations regarding us, our competitors or the forest products industry generally or lack of analyst coverage of our common stock;

•	sales of common stock by our executive officers, directors and significant stockholders; and

•	changes in accounting principles.

In addition, there has been significant volatility in the market price and trading volume of securities of companies operating in the forest products industry that often has been unrelated to the operating performance of particular companies. Some companies that have had volatile market prices for their securities have had securities litigation brought against them. If litigation of this type is brought against us, it could result in substantial costs and would divert management’s attention and resources.

ITEM 1B. UNRESOLVED	STAFF COMMENTS.

None.

ITEM 2.	PROPERTIES

We own the Rosenthal and Celgar mills and the underlying property. The Stendal mill is situated on property owned by Stendal, our 74.9% owned subsidiary. For a description of our mills, please see “Part I.—Item 1. Business—Our Mills and Product”.

We lease offices in Vancouver, British Columbia, Berlin, Arneburg and Hamburg, Germany, and Seattle, Washington.

At the end of 2012, substantially all of the assets relating to the Stendal mill were pledged to secure the Stendal Loan Facility and the Blue Mill Facility. The €3.5 million Rosenthal working capital facility is secured by certain land at the Rosenthal mill. The other working capital loan facilities established for the Rosenthal and Celgar mills are secured by first charges against the inventories and receivables at the respective mills.

ITEM 3.	LEGAL PROCEEDINGS

In October 2005, our wholly-owned subsidiary, Zellstoff Celgar Limited, received a re-assessment for real property transfer tax payable in British Columbia, Canada, in the amount of approximately €3.0 million (C$4.5 million) in connection with the acquisition of the Celgar mill. We are currently contesting the re-assessment and we currently expect the Supreme Court of British Columbia to hold a hearing on this matter in 2013. The reassessment has been fully paid and the amount, if any, that may be reimbursed to us in connection with this matter remains uncertain.

In September of 2010, the Celgar mill received a letter from the Upper Columbia River Natural Resources Trustee Council, an organization consisting of aboriginal groups and US government representatives, referred to as the “Council”, alleging that, based on their preliminary assessment (the “Preliminary Assessment”), between 1961 to 1993, the Celgar mill had discharged chlorinated organic compounds into the Columbia River. The Preliminary Assessment was conducted to evaluate the need to conduct a formal natural resource damage assessment under the U.S. Comprehensive Environmental Response, Compensation and Liability Act, referred to as “CERCLA”. Although we did not acquire the Celgar mill until 2005, and the Celgar mill’s alleged discharges occurred prior to our acquisition of the mill, the Council determined to proceed with a formal natural resource damage assessment under the CERCLA. Although at this time it is unclear as to whether any harm was caused by these alleged discharges and, in any event, we do not believe we are liable, due to the preliminary nature of the assessment, we cannot at this time quantify the costs, if any, associated with this matter.

In January 2012, we served a Notice of Intent to Submit a Claim to Arbitration on the Government of Canada, referred to as the “NAFTA Notice”, for breaches by it of its obligations under the North American Free Trade Agreement, referred to as “NAFTA”. The Company’s NAFTA claim, referred to as the “NAFTA Claim”, relates to its investments in the Celgar mill and arises from the treatment of the Celgar mill’s energy generation assets and operations by the Province of British Columbia, primarily through the actions of B.C. Hydro, a provincially owned and controlled enterprise, and the British Columbia Utilities Commission, a provincial government regulatory agency. Our NAFTA Claim is against the Government of Canada, rather than the Province of British Columbia as, under NAFTA, the Canadian federal government is responsible for the actions of its provinces. Our NAFTA Claim alleges that our Celgar mill has received unfair and discriminatory treatment regarding the mill’s ability to purchase and sell energy compared to other pulp mills and entities that generate and sell electricity within the Province of British Columbia. Subsequent to the filing of the NAFTA Notice, our representatives met with representatives of the Government of Canada and the Province of British Columbia to attempt to settle our NAFTA Claim through consultation and negotiation, as required under NAFTA Article 1118. However, no resolution was achieved. As a result, we served a Request for Arbitration on the Government of Canada under NAFTA in order to meet the applicable filing deadline and to preserve and progress our NAFTA Claim. Under our NAFTA Claim, we are seeking approximately C$250 million in damages consisting of past losses of approximately C$19.0 million per year accruing since 2008 and the net present value of projected losses that would result from the ongoing application of discriminatory Provincial policies should the status quo remain unchanged. Our NAFTA Claim is being instituted under Chapter 11 of NAFTA and will be heard by a tribunal appointed in accordance with Article 1123 of NAFTA. At this time, there can be no assurance whether we will be successful in such claim and we cannot quantify the amount we may recover, if any, under such proceedings if we were successful.

In 2012, as a result of a regular tax field audit for the Stendal mill, German public authorities commenced a preliminary investigation into a past and the current managers of the mill relating to whether certain settlement amounts received by the Stendal mill in 2007, 2010 and 2011 from the main contractor under the Engineering, Procurement and Construction Contract for the construction of the Stendal mill should have reduced the assessment base for the original investment subsidies granted to the mill by German authorities. The payments were made by the contractor to the Stendal mill to settle certain warranty, performance and remediation claims that the Stendal mill made against the contractor after completion of mill construction in 2004. The amounts currently under review aggregate approximately €17.0 million. Investment subsidies received by the Stendal mill were generally based upon a percentage of the assessment base for subsidies of the mill. If the settlement payments received by the Stendal mill result in a reduction of the assessment base for subsidies under applicable German rules there could be a proportionate reduction in the investment subsidies and the difference could be repayable by the Stendal mill. The Stendal mill believes that it has properly recorded the settlement amounts received from the contractor and that the same do not reduce the assessment base for subsidies of the mill. However, at this time, there can be no certainty as to the outcome of the current investigation.

We are also subject to routine litigation incidental to our business. We do not believe that the outcome of such litigation will have a material adverse effect on our business or financial condition.

ITEM 4.	MINE SAFETY DISCLOSURES

Not applicable.

PART II

ITEM 5.	MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

(a) Market Information. Our shares are quoted for trading on the NASDAQ Global Market under the symbol “MERC” and listed in U.S. dollars on the Toronto Stock Exchange under the symbol “MRI.U”. The following table sets forth the high and low sale prices of our shares on the NASDAQ Global Market for each quarter in the two-year period ended December 31, 2012:

Fiscal Quarter Ended	High	Low
2012
March 31	$8.80	$6.15
June 30	8.10	5.55
September 30	7.51	5.05
December 31	7.80	6.18

2011
March 31	$14.71	$7.45
June 30	15.27	9.62
September 30	11.34	6.79
December 31	7.59	5.30

(b) Shareholder Information. As at February 13, 2013, there were approximately 308 holders of record of our shares and a total of 55,815,704 shares were outstanding.

(c) Dividend Information. The declaration and payment of dividends is at the discretion of our board of directors. Our board of directors has not declared or paid any dividends on our shares in the past two years and does not anticipate declaring or paying dividends in the foreseeable future.

(d) Equity Compensation Plans. The following table sets forth information as at December 31, 2012 regarding our equity compensation plans approved by our shareholders. As at December 31, 2012, 1,124,957 of our shares were available for future issuance pursuant to grants of options, stock appreciation rights, restricted stock, restricted stock rights, performance shares and performance units under our 2010 Stock Incentive Plan, referred to as the “2010 Plan”, which was adopted in June 2010 and which replaced our 2004 Stock Incentive Plan, referred to as the “2004 Plan”. Our Amended and Restated 1992 Non-Qualified Stock Option Plan expired in 2008.

	Number of Shares to be Issued Upon Exercise of Outstanding Options		Weighted-average Exercise Price of Outstanding Options	Number of Shares Available for Future Issuance Under Plan
2010 Stock Incentive Plan	—		$—	1,124,957	(1)(2)
2004 Stock Incentive Plan	30,000	(3)	$7.30	—
Amended and Restated 1992 Non-Qualified Stock Option Plan	145,000	(4)	$6.35	—	(5)

(1)

As at December 31, 2012, we had 786,129 performance share units outstanding under the 2010 Plan. In February 2011, we awarded 783,395 performance share units under the 2010 Plan which may vest and become issuable into a maximum of 783,395 shares of our common stock only upon the attainment of designated performance objectives over a three year performance period that commenced on January 1, 2011 and will end on December 31, 2013. In February 2011, we awarded 29,180 performance share units under the 2010 Plan. These were subsequently forfeited in 2012, and a cash payment was made as compensation. During 2012, we awarded 55,478 performance share units under the 2010 Plan which may vest and become issuable into a maximum of 55,478 shares of our common stock only upon the attainment of designated performance objectives over a performance period that commenced on January 1, 2011 and will end on December 31, 2013. The scheduled vesting dates for these performance shares units are: 18,238 shares on July 31, 2013; 370,640 shares on January 1, 2014; 197,800 shares on January 1, 2015 and 199,451 shares on January 1, 2016. 64,661 performance share units were forfeited in 2012 and 17,263 shares in 2011.
(2)	As at December 31, 2012, we had 196,500 restricted stock outstanding under the 2010 Plan. In 2011, we issued 238,000 shares of restricted stock under the 2010 Plan, of which 78,000 vested in 2012 and the remaining 160,000 vest in equal amounts over a four-year period between 2013 and 2016. During 2012, we issued 36,500 shares of restricted stock under the 2010 Plan, which vest in June 2013.
(3)	The terms of the 2004 Plan will govern all prior awards granted under such plan until such awards have been cancelled or forfeited or exercised in accordance with the terms thereof.
(4)	Our 1992 Amended and Restated Stock Option Plan expired in 2008 but an aggregate of 145,000 unexercised options that were previously granted under this plan remained outstanding as of December 31, 2012.
(5)	The plan has expired.

Our 2010 Plan provides for options, restricted stock rights, restricted stock, performance shares, performance share units and stock appreciation rights to be awarded to employees, consultants and non-employee directors. The 2010 Plan replaced the Company’s 2004 Plan. However, the terms of the 2004 Plan govern prior awards until all awards granted under the 2004 Plan have been exercised, forfeited, cancelled, expired, or otherwise terminated in accordance with the terms of such plan. The Company may grant up to a maximum of 2,000,000 common shares under the 2010 Plan, plus the number of common shares remaining available for grant pursuant to the 2004 Plan.

We do not have any equity compensation plans that have not been approved by shareholders.

(e) Performance Graph. The following graph shows a five-year comparison of cumulative total shareholder return, calculated on an assumed dividend reinvested basis, for our common stock, the NASDAQ Stock Market Index (the “NASDAQ Index”) and Standard Industrial Classification, or “SIC”, Code Index (SIC Code 2611—pulp mills) (the “Industry Index”). The graph assumes $100 was invested in each of our common stock, the NASDAQ Index and the Industry Index on December 31, 2007. Data points on the graph are annual.

	2007	2008	2009	2010	2011	2012
Mercer International Inc.	100.00	24.52	39.59	98.98	77.91	91.44
SIC Code Index	100.00	29.09	78.01	168.84	270.89	252.09
NASDAQ Stock Market Index	100.00	60.02	87.24	103.08	102.26	120.41

ITEM 6.	SELECTED FINANCIAL DATA

The following table sets forth selected historical financial and operating data as at and for the periods indicated. The following selected financial data is qualified in its entirety by, and should be read in conjunction with, our consolidated financial statements and related notes contained in this annual report and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

	Year Ended December 31,
	2012	2011	2010	2009	2008
	(Euro in thousands, other than per share and per ADMT amounts)
Statement of Operations Data
Revenues
Pulp	€761,854	€831,396	€856,311	€577,298	€689,320
Energy and chemicals	€72,289	€68,079	€49,288	€45,540	€34,358

	€834,143	€899,475	€905,599	€622,838	€723,678
Costs and expenses	€785,138	€788,356	€737,856	€635,637	€710,349
Operating income (loss)	€49,005	€111,119	€167,743	€(12,799)	€13,329
Interest expense	€55,805	€58,995	€67,621	€64,770	€65,756
Gain (loss) on derivative instruments	€3,741	€(1,418)	€1,899	€(5,760)	€(25,228)
Other income (expense)	€(58)	€1,501	€468	€(1,804)	€(1,174)
Income (loss) after income taxes(1)	€(10,491)	€54,006	€94,748	€(72,125)	€(85,540)
Net income (loss) per share(2)
Basic	€(0.22)	€1.00	€2.24	€(1.71)	€(2.00)
Diluted	€(0.22)	€0.89	€1.56	€(1.71)	€(2.00)
Weighted average shares outstanding (in thousands)
Basic	55,597	50,117	38,591	36,297	36,285
Diluted	55,597	56,986	56,963	36,297	36,285
Balance Sheet Data
Current assets	€344,998	€373,226	€356,880	€200,934	€258,901
Current liabilities	€136,425	€126,067	€125,197	€101,784	€104,527
Working capital	€208,573	€247,159	€231,683	€99,150	€154,374
Total assets	€1,183,603	€1,217,250	€1,216,075	€1,083,831	€1,151,600
Long-term liabilities	€768,253	€807,641	€877,315	€896,074	€914,970
Total equity	€278,925	€283,542	€213,563	€85,973	€132,103
Other Data
Pulp sales volume (ADMTs)	1,473,519	1,427,924	1,428,638	1,445,461	1,423,300
Pulp production (ADMTs)	1,468,275	1,453,677	1,426,286	1,397,441	1,424,987
Average pulp price realized (per ADMT)(3)	€511	€574	€591	€393	€478

(1)	We do not report the effect of government grants relating to our assets in our income. These grants reduce the cost basis of the assets purchased. See “Item 1—Business—Capital Expenditures”.
(2)	Attributable to common shareholders.
(3)	Average realized pulp price for the periods indicated reflects customer discounts and pulp price movements between the order and shipment date.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of our operations for the years ended December 31, 2012, 2011 and 2010 is based upon and should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this annual report. This annual report contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those indicated in forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements”.

Results of Operations

General

We operate in the pulp business and our operations are located in Germany and Western Canada. Our mills have a current combined annual production capacity of approximately 1.5 million ADMTs of NBSK pulp and 259 MW of electrical generation.

Markets for NBSK pulp are global, cyclical and commodity based. Our financial performance depends on a number of variables that impact sales and production costs. Sales and production results for kraft pulp are influenced largely by the market price for NBSK pulp, fiber costs and foreign currency exchange rates. Kraft pulp markets are highly cyclical, with prices determined by supply and demand. In general, kraft pulp is a globally traded commodity. Pricing and demand are influenced by the balance between supply and demand, as affected by global macroeconomic conditions, changes in consumption and industry capacity, the level of customer and producer inventories and fluctuations in exchange rates. The average European list prices for NBSK pulp between 2000 and 2012 ranged from a low of $447 per ADMT in 2002 to a high of $1,030 per ADMT in 2011.

In 2010, the supply/demand balance for softwood market pulp improved due to strong demand in China and supply reductions resulting from the closure of several older mills and the residual effect of earthquakes in Chile. During the year, several increases lifted prices to record levels in the middle of the year. Although pulp list prices continued to increase through the first half of 2011, economic uncertainty in Europe and credit tightening in China resulted in a decline in pulp prices commencing in the fourth quarter of 2011. In 2012, there was continuing economic uncertainty in Europe and credit tightening in China in the first half of the year. Further, in the latter part of 2012, weak demand for paper in Europe resulted in some integrated producers curtailing their paper production and selling their pulp on the market, primarily in China. These factors negatively impacted demand and supply and list prices for NBSK pulp. On average, NBSK list prices in Europe were down approximately 15% in 2012 compared to 2011. At the end of 2012, list prices were approximately $810 in Europe and $870 and $655 in North America and China, respectively, at the end of 2012.

Our sales realizations are list prices, net of customer discounts, commissions and other selling concessions. Our reported average sale price realizations are affected by NBSK price movements between the order and shipment dates.

Surplus energy and chemicals are by-products of our pulp production and the volumes generated and sold are primarily related to the rate of pulp production. Prices for our energy and chemical sales are generally stable and unrelated to cyclical changes in pulp prices.

Production and sales of surplus energy and chemicals are key revenue sources for us. In 2012, 2011 and 2010, our mills generated 710,241 MWh, 652,113 MWh and 520,005 MWh, respectively, of surplus energy, primarily from a renewable carbon-neutral source. Initiatives to increase our generation and sales of surplus renewable energy and chemicals will continue to be a key focus for us. Project Blue Mill at our Stendal mill is expected to both increase pulp production and efficiencies through debottlenecking and increase surplus electricity production by approximately 109,000 MWh. Further initiatives to increase energy generation and chemical sales may require additional capital spending.

Our production costs are influenced by the availability and cost of raw materials, energy and labor, and our plant efficiencies and productivity. Our main raw material is fiber in the form of wood chips and pulp logs. Wood chip and pulp log costs are primarily affected by the supply of, and demand for, lumber and pulp, which are both highly cyclical. Higher fiber costs could affect producer profit margins if they are unable to pass along price increases to pulp customers or purchasers of surplus energy.

Overall weak lumber markets in 2010, 2011 and most of 2012 resulted in reduced sawmill activity and log harvesting in the regional fiber baskets for our mills. This has reduced the supply of both wood residuals such as chips and pulp logs. This cyclical supply reduction put upward pressure on fiber prices. Additionally, higher energy prices and a focus on “green” or renewable energy, while benefiting our surplus power sales, has also led to an overall increase in demand for wood residuals from other renewable energy producers such as pellet producers. A recovery in U.S. housing starts which commenced in the latter part of 2012 has resulted in increased sawmill activity and is expected to increase the supply of woodchips for the Celgar mill.

Production costs also depend on the total volume of production. High operating rates and production efficiencies permit us to lower our average cost by spreading fixed costs over more units. Higher operating rates also permit us to increase our generation and sales of surplus renewable energy and chemicals. Our production levels are also dependent on, among other things, the number of days of scheduled and unscheduled downtime at our mills. Unexpected production downtime, which has not materially affected us during any of the periods described in this discussion, can be particularly disruptive in our industry. Our product mix is also important because premium grades of NBSK pulp generally achieve higher prices and profit margins.

Our financial performance for any reporting period is impacted by changes in the U.S. dollar to Euro and Canadian dollar exchange rates and in interest rates. Changes in currency rates affect our operating results because the price for our principal product, NBSK pulp, is generally based on a global industry benchmark that is quoted in U.S. dollars, even though a significant portion of the sales from our German mills is invoiced in Euros and we report our results in Euros. Therefore, a weakening of the U.S. dollar against the Euro and the Canadian dollar will generally reduce the amount of our pulp operations’ revenues. Most of our operating costs at our German mills, including our debt obligations under the Stendal Loan Facility, are incurred in Euros. Most of our operating costs at the Celgar mill, including the mill’s working capital facility, are in Canadian dollars. These costs do not fluctuate with the U.S. dollar to Euro or Canadian dollar exchange rates. Thus, a weakening of the U.S. dollar against the Euro and the Canadian dollar tends to reduce our sales revenue, gross profit and income from operations. Conversely, an increase in the U.S. dollar versus the Euro and the Canadian dollar positively impacts our revenues and increases our operating margins and cash flow.

We also periodically enter into interest rate, foreign currency, pulp price and energy price derivative contracts to partially protect against the effect of such changes. Gains or losses on such derivatives are included in our earnings, either as they are settled or as they are marked to market for each reporting period. Stendal, as required under the Stendal Loan Facility, entered into variable-to-fixed rate interest swaps, referred to as the “Stendal Interest Rate Swap Contract”, in August 2002 to fix the interest rate on such indebtedness for the full term of the Stendal Loan Facility. Changes in long-term interest rates result in our recording unrealized non-cash gains or losses on the Stendal Interest Rate Swap Contract when it is marked to market on a quarterly basis. See “Quantitative and Qualitative Disclosures about Market Risk”.

Significant Actions

In 2012, we took the following significant actions:

•

Commenced Project Blue Mill at our Stendal mill. The project is expected to increase the mill’s production of pulp and green energy. When completed in the latter part of 2013, it should further enhance our stable stream of income from energy and chemical sales;

•	Completed an upgrade to the Rosenthal mill’s recovery boiler in the second quarter of 2012 to reduce the mill’s emissions, increase production capacity and lower operating costs; and

•	Continued to improve mill operations and efficiencies, which allowed us to achieve record annual pulp production and energy generation.

Current Market Environment

Economic uncertainty in Europe and China negatively impacted demand and list prices for NBSK pulp through 2012. In the fourth quarter of 2012, although supply and demand were balanced, prices were generally stagnant with only modest price increases.

We believe that the market is currently balanced and we currently expect that a modest price recovery will continue in 2013. As pulp prices are highly cyclical, there can be no assurance that prices will not decline in the future.

Summary Financial Highlights

	Year Ended December 31,
	2012	2011	2010
	(in thousands of Euros, other than per share amounts)
Pulp revenues	€761,854	€831,396	€856,311
Energy and chemical revenues	72,289	68,079	49,288
Operating income	49,005	111,119	167,743
Gain (loss) on derivative instruments	3,741	(1,418)	1,899
Foreign exchange gain (loss) on debt	—	1,175	(6,126)
Income tax benefit (provision)	(7,293)	695	5,879
Net income (loss)(1)	(12,185)	50,075	86,279
Net income (loss) per share(1)
Basic	€(0.22)	€1.00	€2.24
Diluted	€(0.22)	€0.89	€1.56

(1)	Attributable to common shareholders.

Selected Production, Sales and Other Data

Selected production, sales and exchange rate data for the periods indicated:

	Year Ended December 31,
	2012	2011	2010
Consolidated
Pulp Production (‘000 ADMTs)	1,468.3	1,453.7	1,426.3
Scheduled Production Downtime (‘000 ADMTs)	50.9	52.4	43.5
Scheduled Production Downtime (days)	40	35	31
Pulp Sales (‘000 ADMTs)	1,473.5	1,427.9	1,428.6
Average NBSK pulp list prices in Europe ($/ADMT)(1)	$813	$956	$938
Average NBSK pulp list prices in Europe (€/ADMT)	€632	€687	€707
Average pulp sales realizations (€/ADMT)(2)	€511	€574	€591
Energy Production (‘000 MWh)	1,704.1	1,640.4	1,444.1
Energy Sales (‘000 MWh)	710.2	652.1	520.0
Average energy sales realizations (€/MWh)	€85	€89	€85
Average Spot Currency Exchange Rates
€ / $(3)	0.7782	0.7186	0.7541
C$ / $(3)	0.9995	0.9887	1.0298
C$ / €(4)	1.2850	1.3761	1.3671

(1)	Source: RISI pricing report.

(2)	Average realized pulp price for the periods indicated reflect customer discounts and pulp price movements between the order and shipment date.
(3)	Average Federal Reserve Bank of New York noon spot rate over the reporting period.
(4)	Average Bank of Canada noon spot rate over the reporting period.

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

In the year ended December 31, 2012, pulp revenues decreased by approximately 8% to €761.9 million from €831.4 million in 2011, primarily due to lower average pulp sales realizations, partially offset by higher pulp sales volumes and a stronger U.S. dollar relative to the Euro. In 2012, there was continuing economic uncertainty in Europe and credit tightening in China in the first half of the year. Further, in the latter part of 2012, weak demand for paper in Europe resulted in some integrated producers curtailing their paper production and selling their pulp on the market, primarily in China. These factors negatively impacted demand and supply and list prices for NBSK pulp. NBSK pulp prices remained relatively stable during the first quarter of 2012 before decreasing in the middle part of the year and were generally stagnant in the latter part of 2012.

In 2012, surplus energy and chemicals sales increased by approximately 6% to an annual record of €72.3 million from €68.1 million in 2011, primarily as a result of record pulp production. In 2012, tall oil, which had previously been classified as an offset to operating costs, has been included with revenues as we currently expect proceeds from the sale of tall oil to remain stable in future periods.

List prices for NBSK pulp in Europe averaged approximately $813 (€632) per ADMT in 2012, compared to $956 (€687) per ADMT in 2011. At the end of 2012, list prices were $810 (€614) per ADMT in Europe and $870 (€660) and $655 (€497) per ADMT in North America and China, respectively. Average pulp sales realizations decreased by approximately 11% to €511 per ADMT in 2012 from €574 per ADMT in 2011, primarily due to lower pulp prices, only partially offset by a stronger U.S. dollar relative to the Euro. At the end of 2012, reported global inventories for softwood kraft were approximately 29 days’ supply, while at the end of 2011 inventories for softwood kraft were approximately 36 days’ supply.

Pulp sales volume increased by approximately 3% to a record 1,473,519 ADMTs in 2012 from 1,427,924 ADMTs in 2011, primarily as a result of increased sales to China in 2012.

Pulp production increased to a record level of 1,468,275 ADMTs in 2012 from 1,453,677 ADMTs in 2011, primarily due to increased pulp production at our Stendal and Celgar mills. In 2012 and 2011, we took a total of 40 and 35 days scheduled maintenance downtime, respectively, at our mills and expect to take approximately 35 days in 2013.

Costs and expenses marginally decreased to €785.1 million in the year ended December 31, 2012 from €788.4 million in 2011, primarily due to lower fiber costs, partially offset by higher pulp sales volumes in 2012. Our costs and expenses in 2012 included approximately €13.9 million for regularly scheduled maintenance costs, compared to €17.4 million in 2011. Several competing producers and members of the peer group that we benchmark our performance against now report their financial results in accordance with International Financial Reporting Standards which permit a significant portion of such maintenance costs to be capitalized instead of expensed. Such costs are not charged to EBITDA by the peer group companies but instead are expensed as depreciation.

On average, in 2012, our per unit fiber costs decreased by approximately 7% compared to 2011, primarily due to lower fiber costs in Germany caused by decreased demand from the European particle board industry and other regional residual fiber users. Fiber costs at our Celgar mill were higher, primarily due to the impact of foreign exchange changes more than offsetting improved wood chip availability for the region. We currently expect fiber costs at our German mills to increase slightly in the short—to mid-term, primarily due to higher demand from pellet and board producers which has been compounded by winter weather conditions limiting wood supply, though we expect these costs to be partially offset by price decreases in Canada as a result of strong sawmill activity in British Columbia.

Operating depreciation and amortization increased to €57.8 million in 2012 from €55.8 million in 2011. Selling, general and administrative expenses marginally decreased to €38.3 million in 2012 from €38.8 million in 2011.

For the year ended December 31, 2012, operating income decreased to €49.0 million from €111.1 million in 2011, primarily due to lower average pulp sales realizations, partially offset by a stronger U.S. dollar relative to the Euro and lower fiber costs.

Interest expense in 2012 decreased to €55.8 million from €59.0 million in 2011, primarily due to reduced debt levels associated with our Stendal mill and the conversion of our remaining convertible notes in 2011.

Transportation costs increased to €71.8 million in 2012 from €67.8 million in 2011, primarily as a result of higher sales volumes and the impact of foreign exchange on our shipments from Celgar.

In 2012, we recorded an unrealized gain of €1.7 million on the Stendal Interest Rate Swap Contract, compared to an unrealized loss of €1.4 million in 2011, which was primarily the result of an increase in short-term European interest rates. We entered into various fixed pulp swap contracts with a bank in 2012. Under the first contract, 5,000 metric tonnes, referred to as “MT”, of pulp per month was fixed at a price of $915 per MT for each month between May and December of 2012. Under contracts entered into in November 2012, 3,000 MT of pulp per month is fixed at prices ranging from $880 to $890 per MT per month and expire in December 2013. We recorded a gain of approximately €2.0 million related to these swap contracts during the year ended December 31, 2012.

A portion of our long-term debt is denominated and repayable in foreign currencies, principally U.S. dollars. In 2012, we recorded neither a foreign exchange loss or gain on our debt, compared to a gain of €1.2 million in 2011.

We recorded losses on the extinguishment of debt of €0.1 million in each of 2012 and 2011, primarily in connection with the purchase and extinguishment of some of our outstanding Senior Notes.

In 2012, the noncontrolling shareholder’s proportionate interest in the Stendal mill’s income was €1.7 million, compared to €3.9 million in 2011.

In 2012, deferred tax recoveries were €0.1 million, compared to deferred tax recoveries of €2.4 million in 2011, primarily due to the timing of recognizing deferred tax assets based on forecasted income.

In 2012, we reported net loss of €12.2 million, or €0.22 per basic and diluted share. This included an unrealized non-cash gain of €1.7 million on Stendal interest rate derivatives and a realized gain of €1.2 million and an unrealized gain of €0.8 million on pulp price derivatives. In 2011, we reported net income of €50.1 million, or €1.00 per basic and €0.89 per diluted share. This included a non-cash loss of €1.4 million on our Stendal Interest Rate Swap Contract.

In 2012, “Operating EBITDA” decreased to €107.1 million from €167.1 million in 2011. Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of their operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss) attributable to common shareholders, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under the accounting principles generally accepted in the United States of America, referred to as “GAAP”, and should not be considered as an alternative to net income (loss) or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity.

Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that Operating EBITDA does not reflect: (i) our cash expenditures, or future requirements, for capital expenditures or contractual commitments; (ii) changes in, or cash requirements for, working capital needs; (iii) the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our outstanding debt; (iv) noncontrolling interest on our Stendal NBSK pulp mill operations; (v) the impact of realized or marked to market changes in our derivative positions, which can be substantial; and (vi) Operating EBITDA does not reflect the impact of impairment charges against our investments or assets. Because of these limitations, Operating EBITDA should only be considered as a supplemental performance measure and should not be considered as a measure of liquidity or cash available to us to invest in the growth of our business. See the Statement of Cash Flows set out in our consolidated financial statements included herein. Because all companies do not calculate Operating EBITDA in the same manner, Operating EBITDA as calculated by us may differ from Operating EBITDA or EBITDA as calculated by other companies. We compensate for these limitations by using Operating EBITDA as a supplemental measure of our performance and by relying primarily on our GAAP financial statements.

The following table provides a reconciliation of net income (loss) attributable to common shareholders to operating income and Operating EBITDA for the periods indicated:

	Year Ended December 31,
	2012	2011
	(in thousands)
Net income (loss) attributable to common shareholders	€(12,185)	€50,075
Net income attributable to noncontrolling interest	1,694	3,931
Income tax provision (benefit)	7,293	(695)
Interest expense	55,805	58,995
Loss (gain) on derivative financial instruments	(3,741)	1,418
Loss on extinguishment of debt	81	71
Foreign exchange gain on debt	—	(1,175)
Other expense (income)	58	(1,501)

Operating income	49,005	111,119
Add: Depreciation and amortization	58,052	56,005

Operating EBITDA	€107,057	€167,124

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

In the year ended December 31, 2011, pulp revenues decreased by approximately 3% to €831.4 million from a record €856.3 million in 2010, primarily due to a weaker U.S. dollar relative to the Euro. Pulp prices were higher in the first half of 2011 before declining in the second half because of economic uncertainty in Europe and credit tightening in China. In 2011, revenues from the sale of excess energy and chemicals increased by approximately 38% to €68.1 million from €49.3 million in 2010 due to record energy sales at all of our mills.

List prices for NBSK pulp in Europe averaged approximately $956 (€687) per ADMT in 2011, compared to $938 (€707) per ADMT in 2010. At the end of 2011, list prices decreased to $825 (€636) per ADMT in Europe and $890 (€686) and $670 (€516) per ADMT in North America and China, respectively. Average pulp sales realizations decreased by approximately 3% to €574 per ADMT in 2011 from €591 per ADMT in 2010, primarily due to a weaker U.S. dollar relative to the Euro. At the end of 2011, reported global inventories for softwood kraft were approximately 36 days’ supply, while at the end of 2010 inventories for softwood kraft were approximately 25 days’ supply.

Pulp sales volume marginally decreased to 1,427,924 ADMTs in 2011 from 1,428,638 ADMTs in 2010.

Pulp production increased to a record level of 1,453,677 ADMTs in 2011 from 1,426,286 ADMTs in 2010, primarily as a result of record annual pulp production at our German mills. In 2011 and 2010, we took a total of 35 and 31 days scheduled maintenance downtime, respectively, at our mills.

Costs and expenses increased to €788.4 million in the year ended December 31, 2011 from €737.9 million in 2010, primarily due to higher fiber costs.

On average, in 2011, our per unit fiber costs increased by approximately 7% compared to 2010, primarily as a result of higher fiber costs at our Celgar mill caused by increased competition for fiber in the second half of 2011. Fiber prices at our German mills also increased slightly, primarily as a result of low harvesting activity in Germany and competition from board producers in the first half of 2011.

Selling, general and administrative expenses increased to €38.8 million in 2011 from €33.3 million in 2010, primarily as a result of a higher non-cash stock compensation expense resulting from a higher share price and increased foreign exchange losses.

Operating depreciation and amortization decreased marginally to €55.8 million in 2011 from €55.9 million in 2010.

For the year ended December 31, 2011, operating income decreased to €111.1 million from €167.7 million in 2010, primarily due to higher fiber costs and a weaker U.S. dollar relative to the Euro, partially offset by higher energy revenues.

Interest expense in 2011 decreased to €59.0 million from €67.6 million in 2010, primarily due to the conversion of our convertible notes in 2011, and reduced levels of debt associated with our Stendal mill.

Transportation costs marginally increased to €67.8 million in 2011 from €66.4 million in 2010.

In 2011, we recorded an unrealized loss of €1.4 million on the Stendal Interest Rate Swap Contract, compared to an unrealized gain of €1.9 million in 2010, which was primarily the result of a small decrease in long-term European interest rates.

A portion of our long-term debt is denominated and repayable in foreign currencies, principally U.S. dollars. In 2011, we recorded a foreign exchange gain on our debt of €1.2 million in 2011, compared to a loss of €6.1 million in 2010.

During 2011, we recorded losses on the extinguishment of debt of €0.1 million, primarily in connection with the purchase and extinguishment of some of our outstanding Senior Notes. In 2010, we recorded losses of €7.5 million, primarily in connection with the purchase of our 2013 Senior Notes.

In 2011, the noncontrolling shareholder’s proportionate interest in the Stendal mill’s income was €3.9 million, compared to €8.5 million in 2010.

In 2011, deferred tax recoveries were €2.4 million, compared to €9.8 million in 2010, primarily due to the timing of recognizing deferred tax assets based on forecasted income.

In 2011, we reported net income attributable to common shareholders of €50.1 million, or €1.00 per basic and €0.89 per diluted share. This included a non-cash loss of €1.4 million on our Stendal Interest Rate Swap Contract. In 2010, we reported net income attributable to common shareholders of €86.3 million, or €2.24 per basic and €1.56 per diluted share. This included aggregate non-cash unrealized losses of €0.5 million, comprised of a non-cash gain of €1.9 million on our Stendal Interest Rate Swap Contract, a non-cash foreign exchange loss of €6.1 million on our long-term debt, a non-cash loss of €2.6 million on the extinguishment of our 2013 Senior Notes and a net non-cash income tax benefit of €6.3 million.

In 2011, “Operating EBITDA” decreased to €167.1 million from €224.0 million in 2010. See the discussion of our results for the year ended December 31, 2012 compared to the year ended December 31, 2011 for the definition of Operating EBITDA, significant limitations in Operating EBITDA as an analytical tool and additional information relating to such limitations of Operating EBITDA.

The following table provides a reconciliation of net income attributable to common shareholders to operating income and Operating EBITDA for the periods indicated:

	Year Ended December 31,
	2011	2010
	(in thousands)
Net income attributable to common shareholders	€50,075	€86,279
Net income attributable to noncontrolling interest	3,931	8,469
Income tax benefits	(695)	(5,879)
Interest expense	58,995	67,621
Loss (gain) on derivative financial instruments	1,418	(1,899)
Foreign exchange (gain) loss on debt	(1,175)	6,126
Loss on extinguishment of debt	71	7,494
Other income	(1,501)	(468)

Operating income	111,119	167,743
Add: Depreciation and amortization	56,005	56,231

Operating EBITDA	€167,124	€223,974

Sensitivities

Our earnings are sensitive to, among other things, fluctuations in:

NBSK Pulp Price. NBSK pulp is a global commodity that is priced in U.S. dollars, whose markets are highly competitive and cyclical in nature. As a result, our earnings are sensitive to NBSK pulp price changes. Based upon our 2012 sales volume (and assuming all other factors remained constant), each $10.00 per tonne change in NBSK pulp prices yields a change in Operating EBITDA of approximately €11.5 million.

Foreign Exchange. As NBSK pulp is principally quoted in U.S. dollars, the amount of revenues we generate fluctuates with changes in the value of the U.S. dollar to the Euro. Based upon our 2012 revenues, each €0.01 change in the value of the U.S. dollar yields a change in annual gross sales revenue of approximately €9.8 million.

Seasonal Influences. We are exposed to fluctuations in quarterly sales volumes and expenses due to seasonal factors. These factors are common in the NBSK pulp industry. We generally have weaker pulp demand in Europe during the summer holiday months and in China in the period relating to its lunar new year. We typically have a seasonal build-up in raw material inventories in the early winter months as the mills build up their fiber supply for the winter when there is reduced availability.

Liquidity and Capital Resources

Summary of Cash Flows

	Year Ended December 31,
	2012	2011	2010
	(in thousands)
Net cash provided by (used in) operating activities	€45,973	€111,055	€91,279
Net cash provided by (used in) investing activities	(23,838)	(46,318)	(36,049)
Net cash provided by (used in) financing activities	(22,865)	(60,064)	(6,128)
Effect of exchange rate on changes in cash and cash equivalents	(103)	1,377	(1,371)

Net increase (decrease) in cash and cash equivalents	€(833)	€6,050	€47,731

Cash Flows from Operating Activities. We operate in a cyclical industry and our operating cash flows vary accordingly. Our principal operating cash expenditures are for labor, fiber, chemicals and debt service.

Working capital levels fluctuate throughout the year and are affected by maintenance downtime, changing sales patterns, seasonality and the timing of receivables and the payment of payables and expenses. Generally, finished goods inventories are increased prior to scheduled maintenance downtime to maintain sales volume while production is stopped. Our fiber inventories exhibit seasonal swings as we increase pulp log and wood chip inventories to ensure adequate supply of fiber to our mills during the winter months. Changes in sales volume can affect the level of receivables and influence overall working capital levels. We believe our management practices with respect to working capital conform to common business practices.

Cash provided by operating activities in 2012 declined to €46.0 million from €111.1 million in 2011 and €91.3 million in 2010 due to decreased operating income as a result of lower average pulp sales realizations. A decrease in receivables, excluding non-cash items, provided cash of €8.4 million in 2012, compared to increases in receivables using cash of €1.6 million in 2011 and €40.0 million in 2010. A decrease in inventories provided cash of €1.3 million in 2012, compared to increases in inventories using cash of €17.7 million in 2011 and €24.5 million in 2010. A decrease in accounts payable and accrued expenses used cash of €14.0 million in 2012, compared to an increase in accounts payable and accrued expenses providing cash of €14.3 million in 2011 and a decrease in accounts payable and accrued expenses using cash of €3.1 million in 2010.

Cash Flows from Investing Activities. Investing activities in 2012 used cash of €23.8 million, primarily related to capital expenditures of €36.7 million. The maturity of government bonds in 2012 provided cash of €12.2 million. Investing activities in 2011 used cash of €46.3 million, primarily due to capital spending of €37.8 million and the purchase of marketable securities of €12.2 million. Investing activities in 2010 used cash of €36.0 million, primarily due to capital spending of €38.3 million.

In 2012, capital expenditures, primarily related to Project Blue Mill and the recovery boiler upgrade at our Rosenthal mill, used cash of €36.7 million. In 2011, capital expenditures, primarily related to various projects at our mills, used cash of €37.8 million. In 2010, capital expenditures, primarily related to the Celgar Energy Project, used cash of €38.3 million.

Cash Flows from Financing Activities. In 2012, financing activities used net cash of €22.9 million, primarily due to €24.6 million used to repay principal under the Stendal Loan Facility and €1.6 million to purchase and extinguish some of our Senior Notes. In 2012, we received €3.9 million in government grants. In 2011, financing activities used net cash of €60.1 million, primarily due to using cash of €15.2 million to redeem all of our remaining 2013 Senior Notes, €23.2 million to repay principal under the Stendal Loan Facility, €14.7 million to repay the balance of our Celgar Working Capital Facility, €7.5 million to purchase shares of our common stock and €9.7 million to purchase and extinguish some of our Senior Notes. In 2011, we received

€14.2 million in government grants. In 2010, financing activities used net cash of €6.1 million, primarily due to cash used to repurchase our 2013 Senior Notes and €13.9 million in cash used to pay down the Stendal Loan Facility, partially offset by the receipt of €16.7 million in government grants for the Celgar Energy Project and the proceeds received from the sale of the Senior Notes.

Balance Sheet Data

The following table is a summary of selected financial information for the dates indicated:

	December 31,
	2012	2011
	(in thousands)
Financial Position
Cash and cash equivalents	€104,239	€105,072
Marketable securities	184	12,372	(1)
Working capital	208,573	247,159
Total assets	1,183,603	1,217,250
Long-term liabilities	768,253	807,641
Total equity	278,925	283,542

(1)	Principally comprised of German federal government bonds with a maturity of less than one year.

Sources and Uses of Funds

Our principal sources of funds are cash flows from operations, cash and cash equivalents on hand and the revolving working capital loan facilities for our Celgar and Rosenthal mills. Our principal uses of funds consist of operating expenditures, payments of principal and interest on the Stendal Loan Facility, capital expenditures and interest payments on our outstanding Senior Notes.

As at December 31, 2012, our cash and cash equivalents were €104.2 million, compared to cash and cash equivalents and short-term German federal government bonds aggregating €117.3 million at the end of 2011.

As at December 31, 2012, we had approximately €26.2 million and C$24.0 million available under our Rosenthal and Celgar facilities, respectively.

In 2013, excluding amounts being financed through government grants, we currently expect capital expenditures to be approximately €29.0 million, primarily related to Project Blue Mill and various smaller projects at all of our mills. In 2012, we committed to implementing Project Blue Mill at a cost of €40.0 million, which will primarily be funded through €12.0 million of non-refundable German government grants and the €17.0 million Blue Mill Facility. The balance of Project Blue Mill will be funded through operating cash flow of the Stendal mill and up to an aggregate €6.5 million in pro rata shareholder loans from us and Stendal’s noncontrolling shareholder.

As at December 31, 2012, other then planned capital expenditures, we had no material commitments to acquire assets or operating businesses.

Based upon the current level of operations and our current expectations for future periods in light of the current economic environment, and in particular, current and expected pulp pricing and foreign exchange rates, we believe that cash flow from operations and available cash, together with available borrowings under our Celgar Working Capital Facility and Rosenthal Loan Facility, will be adequate to meet the future liquidity needs during the next 12 months.

In the future we may make acquisitions of businesses or assets or commitments to additional capital projects. To achieve the long-term goals of expanding our assets and earnings, including through acquisitions, capital resources will be required. Depending on the size of a transaction, the capital resources that will be required can be substantial. The necessary resources will be generated from cash flow from operations, cash on hand, borrowing against our assets or the issuance of securities.

Debt and Debt Covenants

We had the following amounts outstanding under our debt facilities as at the dates indicated:

	December 31,
	2012	2011
	(in thousands)
Rosenthal Loan Facility	€—	€—
Rosenthal Investment Loan	1,632	2,719
Rosenthal revolving €3.5 million facility	—	—
Celgar Working Capital Facility	4,574	—
Senior Notes	215,670	220,753
Stendal Loan Facility	452,907	477,490
Blue Mill Facility	—	n/a

For a description of such indebtedness, see “Item 1—Business—Description of Certain Indebtedness”.

Certain of our long-term obligations contain various financial tests and covenants customary to these types of arrangements.

The Stendal Loan Facility contains an annual debt service cover ratio which, pursuant to the terms of the Amendment, must not fall below 1.1x for the period from December 31, 2011 to December 31, 2013 and 1.2x for the period after January 1, 2014 until maturity on September 30, 2017. The Amendment also implements a permitted leverage ratio of total debt to EBITDA which is effective from December 31, 2009. This ratio is set to decline over time from 13.0x on its effective date to 4.5x on June 30, 2017. Failure to comply with either ratio constitutes an event of default, but may be cured by the shareholders of Stendal with a once-per-fiscal-year ratio deficiency cure through a capital contribution or subordinated loan in the amount necessary to cure such deficiency. The Stendal Blue Mill Facility requires the Stendal mill to maintain similar debt service and leverage ratios as the Stendal Loan Facility and contains similar cure provisions.

Under the Rosenthal Loan Facility, our Rosenthal mill must not exceed a ratio of net debt to EBITDA of 3:1 in any 12-month period and there must be a ratio of EBITDA to interest expense equal to or in excess of 1.2:1.0 for each 12 month period. Additionally, current assets to current liabilities must equal or exceed 1.1:1.0.

The Celgar Working Capital Facility includes a covenant that, for so long as the excess amount under the facility is less than C$2.0 million, then until it becomes equal to or greater than such amount, the Celgar mill must maintain a fixed charge coverage ratio of not less than 1.1:1.0 for each 12-month period.

The Stendal Loan Facility is provided by a syndicate of eleven financial institutions, the Stendal Blue Mill Facility by two financial institutions and each of our Celgar Working Capital Facility and our Rosenthal Loan Facility are provided by one financial institution. To date we have not experienced any reductions in credit availability with respect to these credit facilities. However, if any of these financial institutions were to default on their commitment to fund, we could be adversely affected.

The indenture governing the Senior Notes does not contain any financial maintenance covenants and there are no scheduled principal payments until maturity. We pay interest on our Senior Notes at the rate of 9.5% on June 1 and December 1 of each year and they mature in December 2017.

As at December 31, 2012, we were in full compliance with all of the covenants of our indebtedness.

Off-Balance-Sheet Activities

At December 31, 2012 and 2011, we had no off-balance-sheet arrangements.

Contractual Obligations and Commitments

The following table sets out our contractual obligations and commitments as at December 31, 2012.

	Payments Due By Period
Contractual Obligations(8)	2013	2014-2015	2016-2017	Beyond 2017	Total
	(in thousands)
Long-term debt(1)	€5,662	€544	€252,290	€—	€258,496
Debt, Stendal(2)	40,000	84,000	328,907	—	452,907
Interest on debt(3)	41,854	65,078	73,507	—	180,439
Capital lease obligations(4)	1,998	2,807	2,048	2,900	9,753
Operating lease obligations(5)	2,973	3,080	1,803	1,553	9,409
Purchase obligations(6)	14,911	1,484	852	331	17,578
Other long-term liabilities(7)	2,194	1,557	1,812	5,615	11,178

Total	€109,592	€158,550	€661,219	€10,399	€939,760

(1)	This reflects the future principal payments due under our long-term debt obligations, but excludes the Stendal Loan Facility. See “Item 1—Business—Description of Certain Indebtedness”, footnote 2 below and Note 8 to our annual financial statements included herein for a description of such indebtedness.
(2)	This reflects principal only in connection with the Stendal Loan Facility. See “Item 1—Business—Description of Certain Indebtedness” and Note 8 to our annual financial statements included herein for a description of such indebtedness. This does not include amounts associated with derivatives entered into in connection with the Stendal Loan Facility. See “Item 7A—Quantitative and Qualitative Disclosure about Market Risk” for information about our derivatives.
(3)	Amounts presented for interest payments include guarantee fees, and assume that all debt outstanding as of December 31, 2012 will remain outstanding until maturity, and interest rates on variable rate debt in effect as of December 31, 2012 will remain in effect until maturity.
(4)	Capital lease obligations relate to transportation vehicles and production equipment. These amounts reflect principal and interest.
(5)	Operating lease obligations relate to transportation vehicles and other production and office equipment.
(6)	Purchase obligations relate primarily to take-or-pay contracts, including for purchases of raw materials, made in the ordinary course of business. This includes approximately €14.0 million of capital commitments in 2013 related to our Project Blue Mill.
(7)	Other long-term liabilities relate primarily to future payments that will be made for post-employment benefits other than pensions. Those amounts are estimated using actuarial assumptions, including expected future service, to project the future obligations. Additionally, the balance also includes pension funding which is calculated on an annual basis. Consequently, the 2013 amount includes €1.5 million related to pension funding.
(8)	We have identified approximately €4.3 million of asset retirement obligations. However, due to the uncertain timing related to these potential liabilities, we are unable to allocate the payments in the contractual obligations table.

Foreign Currency

Our reporting currency is the Euro as the majority of our business transactions are denominated in Euros. However, we hold certain assets and liabilities in U.S. dollars and Canadian dollars. Accordingly, our consolidated financial results are subject to foreign currency exchange rate fluctuations.

We translate foreign denominated assets and liabilities into Euros at the rate of exchange on the balance sheet date. Equity accounts are translated using historical exchange rates. Unrealized gains or losses from these translations are recorded in our Consolidated Statement of Comprehensive Income (Loss) and do not affect our net earnings.

In the year ended December 31, 2012, we reported a net €4.5 million foreign currency translation gain and, as a result, the cumulative foreign exchange translation gain reported within accumulated other comprehensive income (loss) increased to €41.0 million at December 31, 2012. In the year ended December 31, 2011, we reported a net €2.3 million foreign currency translation loss.

Based upon the exchange rate at December 31, 2012, the U.S. dollar has decreased by approximately 2% in value against the Euro since December 31, 2011. See “Item 7A—Quantitative and Qualitative Disclosures about Market Risk”.

Results of Operations of the Restricted Group under Our Senior Note Indenture

General

The indenture governing our Senior Notes requires that we also provide a discussion in annual and quarterly reports we file with the SEC under Management’s Discussion and Analysis of Financial Condition and Results of Operations of the results of operations and financial condition of Mercer Inc. and our restricted subsidiaries under the indenture, referred to as the “Restricted Group”. The Restricted Group is comprised of Mercer Inc., our Rosenthal and Celgar mills and certain holding subsidiaries. The Restricted Group excludes our Stendal mill.

Summary Financial Highlights for the Restricted Group

	Year Ended December 31,
	2012	2011	2010
	(in thousands of Euros, other than per share amounts)
Pulp revenues	€423,943	€473,992	€490,020
Energy and chemical revenues	28,489	25,473	15,145
Operating income	7,631	62,943	93,691
Gain (loss) on derivative instruments	2,028	—	—
Foreign exchange gain (loss) on debt	—	1,175	(6,126)
Income tax benefit (provision)	(5,482)	(4,614)	8,651
Net income (loss)	(14,221)	39,809	62,327

Selected Production, Sales and Other Data for the Restricted Group

Selected production, sales and exchange rate data for the Restricted Group for the periods indicated:

	Year Ended December 31,
	2012	2011	2010
Restricted Group
Pulp Production (‘000 ADMTs)	828.0	832.4	826.3
Scheduled Production Downtime (‘000 ADMTs)	32.8	24.5	25.3
Scheduled Production Downtime (days)	30	20	21
Pulp Sales (‘000 ADMTs)	826.9	823.2	826.3
Average NBSK pulp list prices in Europe ($/ADMT)(1)	$813	$956	$938
Average NBSK pulp list prices in Europe (€/ADMT)	€632	€687	€707
Average pulp sales realizations (€/ADMT)(2)	€512	€575	€592
Energy Production (‘000 MWh)	930.1	893.7	718.6
Energy Sales (‘000 MWh)	341.6	301.4	194.2
Average energy sales realizations (€/MWh)	€83	€85	€78
Average Spot Currency Exchange Rates
€ / $(3)	0.7782	0.7186	0.7541
C$ / $(3)	0.9995	0.9887	1.0298
C$ / €(4)	1.2850	1.3761	1.3671

(1)	Source: RISI pricing report.

(2)	Average realized pulp price for the periods indicated reflect customer discounts and pulp price movements between the order and shipment date.
(3)	Average Federal Reserve Bank of New York noon spot rate over the reporting period.
(4)	Average Bank of Canada noon spot rate over the reporting period.

Restricted Group Results

The following is a discussion of the results of operations and financial condition of the Restricted Group. For further information regarding the Restricted Group including, without limitation, a reconciliation to our consolidated results of operations, see Note 20 of the consolidated financial statements included in this annual report on Form 10-K.

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

Pulp revenues for the Restricted Group for the year ended December 31, 2012 decreased by approximately 11% to €423.9 million from €474.0 million in the comparative period of 2011, primarily due to lower average pulp sales realizations, partially offset by higher sales volumes and a stronger U.S. dollar relative to the Euro. The U.S. dollar was approximately 8% stronger versus the Euro in 2012 compared to 2011.

In 2012, revenues from the sale of excess energy increased by approximately 12% to a record €28.5 million from €25.5 million in 2011, primarily due to record annual energy sales at both our Rosenthal and Celgar mills.

Pulp prices were lower in 2012 than in 2011. Average list prices for NBSK pulp in Europe were $813 (€632) per ADMT in 2012, compared to $956 (€687) per ADMT in 2011. In China, average list prices were $655 (€497) per ADMT in 2012 and $834 (€599) per ADMT in 2011. In 2012, average pulp sales realizations for the Restricted Group decreased by approximately 11% to €512 per ADMT from €575 per ADMT in the previous year.

Pulp sales volume of the Restricted Group marginally increased to 826,921 ADMTs in 2012 from 823,183 ADMTs in 2011.

Pulp production for the Restricted Group decreased to 827,977 ADMTs in 2012 from 832,396 ADMTs in 2011. In 2012 and 2011, our Celgar and Rosenthal mills had an aggregate of 30 days (approximately 32,800 ADMTs) and 20 days (approximately 24,500 ADMTs) of scheduled maintenance downtime, respectively, and expect to take approximately 23 days in 2013.

Costs and expenses for the Restricted Group in 2012 increased to €444.8 million from €436.5 million in 2011, primarily due to foreign exchange and higher sales volumes, partially offset by lower fiber costs during the year. The Restricted Group’s costs and expenses in 2012 included approximately €7.5 million for regularly scheduled maintenance costs, compared to €9.8 million in 2011. Several competing producers and members of the peer group that we benchmark the Restricted Group’s performance against now report their financial results in accordance with International Financial Reporting Standards which permit a significant portion of such maintenance costs to be capitalized instead of expensed. Such costs are not charged to EBITDA by the peer group companies but instead are expensed as depreciation.

Overall, per unit fiber costs of the Restricted Group decreased by approximately 3% in 2012 compared to 2011, primarily due to decreased fiber costs in Germany, partially offset by increased fiber costs in Canada.

In 2012, operating depreciation and amortization for the Restricted Group increased to €31.2 million from €29.8 million in the same period last year. Selling, general and administrative expenses marginally increased to €24.6 million from €24.1 million in 2011.

In 2012, the Restricted Group reported operating income of €7.6 million, compared to operating income of €62.9 million in 2011, primarily due to lower average pulp sales realizations, partially offset by a stronger U.S. dollar relative to the Euro and lower fiber costs in 2012.

Transportation costs for the Restricted Group marginally increased to €51.4 million in 2012 from €50.8 million in 2011.

Interest expense for the Restricted Group decreased to €23.4 million in 2012 from €24.9 million in 2011, primarily due to the conversion of our convertible notes in 2011.

Most of the long-term debt of the Restricted Group is denominated and repayable in foreign currencies, principally in U.S. dollars. In 2012, the Restricted Group recorded neither a loss nor gain on foreign currency denominated debt, compared to a gain of €1.2 million in 2011.

The Restricted Group recorded a loss of approximately €0.1 million on the purchase and subsequent extinguishment of some of our Senior Notes in each of 2012 and 2011.

During 2012, the Restricted Group recorded €5.5 million of net income tax expense, compared to €4.6 million in 2011.

For the reasons discussed above, the Restricted Group reported net loss for 2012 of €14.2 million, compared to net income of €39.8 million in 2011 and Operating EBITDA of €39.1 million, compared to Operating EBITDA of €93.0 million in the comparative period of 2011. See the discussion of our results for the year ended December 31, 2012 compared to the year ended December 31, 2011 for the definition of Operating EBITDA, significant limitations in Operating EBITDA as an analytical tool and additional information relating to such limitations and Operating EBITDA.

The following table provides a reconciliation of net income (loss) to operating income and Operating EBITDA for the Restricted Group for the periods indicated:

	Year Ended December 31,
	2012	2011
	(in thousands)
Restricted Group(1)
Net income (loss)	€(14,221)	€39,809
Income tax provision	5,482	4,614
Interest expense	23,425	24,886
Gain on derivative instruments	(2,028)	—
Foreign exchange (gain) loss on debt	—	(1,175)
Loss on extinguishment of debt	81	71
Other income	(5,108)	(5,262)

Operating income	7,631	62,943
Add: Depreciation and amortization	31,471	30,086

Operating EBITDA	€39,102	€93,029

(1)	See Note 20 of the financial statements included in this annual report on Form 10-K for a reconciliation to our consolidated results.

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

Pulp revenues for the Restricted Group for the year ended December 31, 2011 slightly decreased by approximately 3% to €474.0 million from €490.0 million in the comparative period of 2010, primarily due to a weaker U.S. dollar. In 2011, revenues from the sale of excess energy increased by 68% to a record €25.5 million from €15.1 million in 2010, primarily due to record annual energy sales at both our Rosenthal and Celgar mills.

Pulp prices were higher in 2011 than in 2010. Average list prices for NBSK pulp in Europe were $956 (€687) per ADMT in 2011, compared to $938 (€707) per ADMT in 2010. In China, average list prices were $834 (€599) per ADMT in 2011 and $821 (€618) per ADMT in 2010. In 2011, average pulp sales realizations for the Restricted Group decreased by approximately 3% to €575 per ADMT from €592 per ADMT in the previous year.

Pulp sales volume of the Restricted Group marginally decreased to 823,183 ADMTs in 2011 from 826,340 ADMTs in 2010.

Pulp production for the Restricted Group increased to 832,396 ADMTs in 2011 from 826,301 ADMTs in 2010, primarily as a result of record annual production at our Rosenthal mill. In 2011, our Celgar and Rosenthal mills had an aggregate of 20 days (approximately 24,500 ADMTs) of scheduled maintenance downtime, compared to 21 days (approximately 25,300 ADMTs) of scheduled maintenance downtime in 2010.

Costs and expenses for the Restricted Group in 2011 increased to €436.5 million from €411.5 million in 2010, primarily due to higher fiber costs.

Overall, per unit fiber costs of the Restricted Group increased by approximately 9% in 2011 compared to 2010, primarily due to higher fiber costs at our Celgar mill caused by increased competition for fiber.

In 2011, operating depreciation and amortization for the Restricted Group decreased marginally to €29.8 million from €30.0 million in the same period last year.

Selling, general and administrative expenses increased to €24.1 million from €20.2 million in 2010, primarily as a result of a higher non-cash stock compensation expense resulting from a higher share price and increased foreign exchange losses.

In 2011, the Restricted Group reported operating income of €62.9 million, compared to operating income of €93.7 million in 2010, primarily due to higher fiber costs in 2011 and a weaker U.S. dollar.

Transportation costs for the Restricted Group marginally increased to €50.8 million in 2011 from €50.5 million in 2010.

Interest expense for the Restricted Group decreased to €24.9 million in 2011 from €31.5 million in 2010, primarily due to the conversion of our convertible notes in 2011.

Most of the long-term debt of the Restricted Group is denominated and repayable in foreign currencies, principally in U.S. dollars. In 2011, the Restricted Group recorded a gain on foreign currency denominated debt of €1.2 million, compared to a loss of €6.1 million in 2010.

During 2011, the Restricted Group recorded a loss of approximately €0.1 million on the purchase and subsequent extinguishment of some of our Senior Notes. In 2010, the Restricted Group recorded a loss of approximately €7.5 million on the extinguishment of the 2013 Senior Notes.

During 2011, the Restricted Group recorded €4.6 million of net income tax expense, compared to net income tax recoveries of €8.7 million in 2010, primarily due to the timing of recognizing deferred tax assets based on forecasted income. The tax recoveries in 2010 reflected our expectation that certain of our tax assets will be utilized to reduce taxable income in the future.

For the reasons discussed above, the Restricted Group reported net income for 2011 of €39.8 million, compared to net income of €62.3 million in 2010 and Operating EBITDA of €93.0 million, compared to Operating EBITDA of €124.0 million in the comparative period of 2010. See the discussion of our consolidated results for the year ended December 31, 2012 compared to the year ended December 31, 2011 for the definition of Operating EBITDA, significant limitations in Operating EBITDA as an analytical tool and additional information relating to such limitations and Operating EBITDA.

The following table provides a reconciliation of net income to operating income and Operating EBITDA for the Restricted Group for the periods indicated:

	Year Ended December 31,
	2011	2010
	(in thousands)
Restricted Group(1)
Net income	€39,809	€62,327
Income tax (benefits)	4,614	(8,651)
Interest expense	24,886	31,498
Foreign exchange (gain) loss on debt	(1,175)	6,126
Loss on extinguishment of debt	71	7,494
Other income	(5,262)	(5,103)

Operating income	62,943	93,691
Add: Depreciation and amortization	30,086	30,270

Operating EBITDA	€93,029	€123,961

(1)	See Note 20 of the financial statements included in this annual report on Form 10-K for a reconciliation to our consolidated results.

Liquidity and Capital Resources

Summary of Cash Flows

	Year Ended December 31,
	2012	2011	2010
	(in thousands)
Net cash provided by (used in) operating activities	€(2,590)	€66,679	€54,581
Net cash provided by (used in) investing activities	(9,359)	(38,508)	(33,311)
Net cash provided by (used in) financing activities	3,937	(35,373)	10,120
Effect of exchange rate on changes in cash and cash equivalents	(103)	1,377	(1,371)
Net increase (decrease) in cash and cash equivalents	(8,115)	(5,825)	30,019

Cash Flows from Operating Activities. Operating activities for the Restricted Group used cash of €2.6 million in 2012 compared to providing cash of €66.7 million in 2011 and €54.6 million in 2010. An increase in receivables used cash of €0.6 million in 2012, compared to a decrease in receivables providing cash of €3.3 million in 2011 and an increase in receivables using cash of €25.9 million in 2010. An increase in inventories used cash of €4.0 million in 2012, compared to an increase in inventories using cash of €10.2 million in 2011 and €2.9 million in 2010. A decrease in accounts payable and accrued expenses used cash of €7.4 million in 2012, compared to an increase in accounts payable and accrued expenses providing cash of €5.9 million in 2011 and a decrease in accounts payable and accrued expenses using cash of €10.3 million in 2010.

Cash Flows from Investing Activities. Investing activities used cash of €9.4 million, €38.5 million and €33.3 million in 2012, 2011 and 2010, respectively. In 2012, capital expenditures used cash of €21.9 million primarily related to various projects at our Rosenthal and Celgar mills, including €9.3 million relating to the recovery upgrade project at our Rosenthal mill. Capital expenditures in 2011 and 2010 used cash of €29.5 million and €34.7 million, respectively.

Cash Flows from Financing Activities. Financing activities provided net cash of €3.9 million in 2012, primarily due to cash of €4.6 million provided from proceeds from our credit facilities and €3.1 million provided from government grants, primarily offset by the use of €2.7 million to purchase and extinguish some of our Senior Notes and make scheduled payments for the Rosenthal Investment Loan. Financing activities used net cash of €35.4 million in 2011 and provided net cash of €10.1 million in 2010.

Balance Sheet Data of the Restricted Group

The following table is a summary of selected financial information for the Restricted Group for the dates indicated:

	December 31,
	2012	2011
	(in thousands)
Restricted Group Financial Position(1)
Cash and cash equivalents	€36,714	€44,829
Marketable securities	184	12,372	(2)
Working capital	132,130	149,973
Total assets	644,119	658,844
Long-term liabilities	260,185	262,770
Total equity	335,353	344,415

(1)	See Note 20 of the financial statements included in this annual report on Form 10-K for a reconciliation to our consolidated results.
(2)	Principally comprised of German federal government bonds with a maturity of less than one year.

Sources and Uses of Funds of the Restricted Group

The Restricted Group’s principal sources of funds are cash flows from operations, cash and cash equivalents on hand and the revolving working capital loan facilities for our Celgar and Rosenthal mills. The Restricted Group’s principal uses of funds consist of operating expenditures, capital expenditures and interest payments on our outstanding Senior Notes.

As at December 31, 2012, the Restricted Group’s cash and cash equivalents were €36.7 million, compared to cash and cash equivalents and short-term German federal government bonds aggregating €57.0 million at the end of 2011.

As at December 31, 2012, we had €26.2 million available under the credit facilities related to the Rosenthal mill and C$24.0 million under the Celgar Working Capital Facility.

In 2013, excluding amounts being financed by governmental grants, we currently expect capital expenditures to be approximately €11.5 million, primarily for various small projects at the Rosenthal and Celgar mills.

We expect the Restricted Group to meet its interest and debt service obligations and meet the working and maintenance capital requirements for its current operations from cash flow from operations, cash and cash equivalents on hand, the Rosenthal Loan Facility and the Celgar Working Capital Facility.

In the future we may make acquisitions of businesses or assets or commitments to additional projects. To achieve the long-term goals of expanding our assets and earnings, including through acquisitions, capital resources will be required. Depending on the size of a transaction, the capital resources that will be required can be substantial. The necessary resources will be generated from cash flow from operations, cash on hand, borrowing against our assets or the issuance of securities.

Credit Ratings of Senior Notes

Standard & Poor’s Rating Services, referred to as “S&P”, and Moody’s Investors Service, Inc., referred to as “Moody’s”, base their assessment of the credit risk on our Senior Notes on the business and financial profile of the Restricted Group only. Factors that may affect our credit rating include changes in our operating performance and liquidity. Credit rating downgrades can adversely impact, among other things, future borrowing costs and access to capital markets.

During the second quarter of 2011, we were subject to improved rating actions by S&P. In July 2011, S&P raised its ratings on the Senior Notes to B+ from B and improved its recovery rating from “4” to “3”. The improved ratings reflect our balance sheet deleveraging in the first half of 2011 and S&P’s belief that demand for NBSK pulp should remain robust and that our liquidity position should continue to improve.

In November 2011, Moody’s upgraded its outlook from “stable” to “positive” while keeping the rating for our Senior Notes at B3. In December 2012, Moody’s maintained its B3 rating for our Senior Notes, while changing its outlook to “stable”.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect both the amount and the timing of recording of assets, liabilities, revenues and expenses in the consolidated financial statements and accompanying note disclosures. Our management routinely makes judgments and estimates about the effects of matters that are inherently uncertain. As the number of variables and assumptions affecting the probable future resolution of the uncertainties increase, these judgments become even more subjective and complex.

Our significant accounting policies are disclosed in Note 1 to our audited annual consolidated financial statements included in Part IV of this annual report. While all of the significant accounting policies are important to the consolidated financial statements, some of these policies may be viewed as having a high degree of judgment. On an ongoing basis using currently available information, management reviews its estimates, including those related to accounting for, among other things, doubtful accounts and reserves, depreciation and amortization, future cash flows associated with impairment testing for long-lived assets, derivative financial instruments, environmental conservation and legal liabilities, asset retirement obligations, pensions and post-retirement benefit obligations, income taxes, contingencies, and inventory obsolescence and provisions. Actual results could differ materially from these estimates, and changes in these estimates are recorded when known.

The following accounting policies require management’s most difficult, subjective and complex judgments, and are subject to a fair degree of measurement uncertainty.

Derivative Instruments. We occasionally enter into derivative financial instruments, including foreign currency forward contracts, electricity forward contracts, interest rate swaps and pulp price swaps to limit exposures to changes in foreign currency exchange rates, energy prices, interest rates, and pulp prices. These derivative instruments are not designated as hedging instruments. Derivative instruments are measured at fair value and reported in our balance sheet as assets or liabilities. The change in fair value of electricity derivative contracts is included in operating costs in our Consolidated Statement of Operations and any changes in the fair value of foreign currency, interest rate and pulp price derivative contracts are recognized in gain (loss) on derivative instruments in our Consolidated Statement of Operations. Periodically, we enter into derivative contracts to supply materials for our own use, which are exempt from mark-to-market accounting.

In 2012, we reported an unrealized non-cash holding gain of €2.5 million before noncontrolling interest in respect of the Stendal Interest Rate Swap Contract and our pulp price swap contracts.

Impairment of Long-Lived Assets. We state property, plant and equipment at cost less accumulated depreciation. Depreciation of buildings and production equipment is based on the estimated useful lives of the assets and is computed using the straight-line method. Buildings are depreciated over 10 to 50 years and production equipment and other primarily over 25 years.

We evaluate long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. In performing the review of recoverability, we estimate future cash flows expected to result from the use of the asset and its eventual disposition. The estimates of future cash flows, based on reasonable and supportable assumptions and projections, require management to make subjective judgments. In addition, the time periods for estimating future cash flows is often lengthy, which increases the sensitivity of the assumptions made. Depending on the assumptions and estimates used, the estimated future cash flows projected in the evaluation of long-lived assets can vary within a wide range of outcomes. Our management considers the likelihood of possible outcomes in determining the best estimate of future cash flows. If actual results are not consistent with the assumptions and judgments used in estimating future cash flows and asset fair values, actual impairment losses could vary materially, either positively or negatively, from estimated impairment losses.

The costs of major rebuilds, replacements and those expenditures that substantially increase the useful lives of existing property, plant, and equipment are capitalized, as well as interest costs associated with major capital projects until ready for their intended use. The cost of repairs and maintenance as well as planned shutdown maintenance performed on manufacturing facilities, composed of labor, materials and other incremental costs, is charged to operations as incurred.

Leases which transfer to us substantially all the risks and benefits incidental to ownership of the leased item are capitalized at the present value of the minimum lease payments. Capital leases are depreciated over the lease term. Operating lease payments are recognized as an expense in our Consolidated Statement of Operations on a straight-line basis over the lease term.

We provide for asset retirement obligations when there is a legislated or contractual basis for those obligations. Obligations are recorded as a liability at fair value, with a corresponding increase to property, plant, and equipment, and are amortized over the remaining useful life of the related assets. The liability is accreted using a risk-free interest rate.

As a result of current market conditions, we concluded that there were no impairment indicators. Accordingly, we did not undertake a long-lived asset impairment review in 2012.

Deferred Taxes. We currently have deferred tax assets which are comprised primarily of tax loss carryforwards and deductible temporary differences, both of which will reduce taxable income in the future. The amounts recorded for deferred tax are based upon various judgments, assumptions and estimates. We assess the realization of these deferred tax assets on a periodic basis to determine whether a valuation allowance is required. We determine whether it is more likely than not that all or a portion of the deferred tax assets will be realized, based on currently available information, including, but not limited to, the following:

•	the history of the tax loss carryforwards and their expiry dates;

•	future reversals of temporary differences;

•	our historical and projected earnings; and

•	tax planning opportunities.

If we believe that it is more likely than not that some of these deferred tax assets will not be realized, based on currently available information, an income tax valuation allowance is recorded against these deferred tax assets. Additionally, based on guidance noted in FASB Accounting Standards Codification Topic 740, Income Taxes, tax assets are not permitted to be recognized where the entity does not have a strong history of profitability. As at December 31, 2012, we had €22.0 million in deferred tax assets and €5.8 million in deferred tax liabilities, resulting in a net deferred tax asset of €16.3 million. Our tax assets are net of a €93.8 million valuation allowance. For the year ended December 31, 2012, our review concluded that it was appropriate to increase the valuation allowance against loss carryforwards by approximately €12.0 million, after considering expected future earnings and reversals of temporary differences.

If market conditions improve or tax planning opportunities arise in the future, we will reduce our valuation allowances, resulting in future tax benefits. If market conditions deteriorate in the future, we will increase our valuation allowances, resulting in future tax expenses. Any change in tax laws will change the valuation allowances in future periods.

Government Grants. We record investment grants from federal and state governments when the conditions of their receipt are complied with and there is reasonable assurance that the grants will be received. Grants related to assets are government grants whose primary condition is that the company qualifying for them should purchase, construct or otherwise acquire long-term assets. Secondary conditions may also be attached, including restricting the type or location of the assets and/or other conditions that must be met. Grants related to assets are deducted from the asset costs in our balance sheet.

Grants related to income are government grants which are either unconditional, related to reduced environmental emissions or related to our normal business operations, and are reported as a reduction of related expenses in our Consolidated Statement of Operations when received.

We are required to pay certain fees based on water consumption levels at our German mills. Unpaid fees can be reduced by wastewater grants upon the mills’ demonstration of reduced environmental emissions. The fees are expensed as incurred and the grants are recognized once the German regulators have evaluated and accepted the measurement of the wastewater emission reduction. There may be a significant period of time between recognition of the wastewater expense and recognition of the wastewater grant.

To the extent that government grants have been received and not applied, these grants are recorded in cash with a corresponding adjustment to accounts payable and other in our Consolidated Balance Sheet due to the short-term nature of the related payments.

Foreign Operations and Currency Translation. We translate foreign assets and liabilities of our subsidiaries, other than those denominated in Euros, at the rate of exchange at our balance sheet date. Revenues and expenses are translated at the average rate of exchange throughout the year. Transaction gains and losses related to net assets primarily located in Canada are recognized as unrealized foreign currency translation adjustments within accumulated other comprehensive income in shareholders’ equity, until all of the investment in the subsidiaries is sold or liquidated. The translation adjustments do not recognize the effect of income tax when we expect earnings of the foreign subsidiary to be indefinitely reinvested. The income tax effect on currency translation adjustments related to foreign subsidiaries that are not considered indefinitely reinvested is recorded as a component of deferred taxes in our Consolidated Balance Sheet with an offset to other comprehensive income. Gains and losses resulting from foreign currency transactions (transactions denominated in a currency other than the entity’s functional currency) are included in costs and expenses in our Consolidated Statement of Operations. Where inter-company loans are of a long-term investment nature, the after-tax effect of exchange rate changes are included as an unrealized foreign currency translation adjustment within accumulated other comprehensive income in shareholders’ equity.

Inventory Provisions. Inventories of NBSK pulp and logs and wood chips are valued at the lower of cost, using the weighted-average cost method, or net realizable value. We estimate the net realizable value based on future cash flows expected to result from the sale of our product (NBSK pulp). The cash flows are estimated based on the expected time it will take to exhaust the respective inventory, including estimates of additional costs that will need to be incurred to bring that inventory to a salable state. The future cash flows, based on reasonable and supportable assumptions and projections, require management to make subjective judgments. Depending on the assumptions and estimates used, the estimated future cash flows can vary within a wide range of outcomes. We consider the likelihood of possible outcomes in determining the best estimate of future cash flows. If actual results are not consistent with the assumptions and judgments used in estimating future cash flows, actual inventory provisions could vary materially, either positively or negatively, from estimated inventory provisions.

As at December 31, 2012, we did not record an inventory provision against any of our finished goods and raw materials inventories.

Environmental Conservation. Liabilities for environmental conservation are recorded when it is probable that obligations have been incurred and their fair value can be reasonably estimated. Any potential recoveries of such liabilities are recorded when there is an agreement with the reimbursing entity and recovery is assessed as likely to occur.

Cautionary Statement Regarding Forward-Looking Information

The statements in this annual report on Form 10-K that are not reported financial results or other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements appear in a number of different places in this report and can be identified by words such as “estimates”, “projects”, “expects”, “intends”, “believes”, “plans”, or their negatives or other comparable words. Also look for discussions of strategy that involve risks and uncertainties. Forward-looking statements include statements regarding the outlook for our future operations, forecasts of future costs and expenditures, the evaluation of market conditions, the outcome of legal proceedings, the adequacy of reserves, or other business plans. You are cautioned that any such forward-looking statements are not guarantees and may involve risks and uncertainties. Our actual results may differ materially from those in the forward-looking statements due to risks facing us or due to actual facts differing from the assumptions underlying our estimates. Some of these risks and assumptions include those set forth in reports and other documents we have filed with or furnished to the SEC, including in our annual report on Form 10-K for the fiscal year ended December 31, 2012. We advise you that these cautionary remarks expressly qualify in their entirety all forward-looking statements attributable to us or persons acting on our behalf. Unless required by law, we do not assume any obligation to update forward-looking statements based on unanticipated events or changed expectations. However, you should carefully review the reports and other documents we file from time to time with the SEC. Factors that could cause actual results to differ materially include, but are not limited to those set forth under “Item 1A—Risk Factors” in this annual report on Form 10-K.

Inflation

We do not believe that inflation has had a material impact on revenues or income during 2012.

ITEM 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to market risks from changes in interest rates and foreign currency exchange rates, particularly the exchange rates between the Euro and the U.S. dollar and the Canadian dollar versus the U.S. dollar and the Euro. Changes in these rates may affect our results of operations and financial condition and, consequently, our fair value. We seek to manage these risks through internal risk management policies as well as the use of derivatives. We use derivatives to reduce or limit our exposure to interest rate and currency risks. We also use derivatives to reduce or limit our exposure to fluctuations in pulp prices. We use derivatives to reduce our potential losses or to augment our potential gains, depending on our management’s perception of future economic events and developments. These types of derivatives are generally highly speculative in nature. They are also very volatile as they are highly leveraged given that margin requirements are relatively low in proportion to notional amounts.

Many of our strategies, including the use of derivatives, and the types of derivatives selected by us, are based on historical trading patterns and correlations and our management’s expectations of future events. However, these strategies may not be effective in all market environments or against all types of risks. Unexpected market developments may affect our risk management strategies during this time, and unanticipated developments could impact our risk management strategies in the future. If any of the variety of instruments and strategies we utilize is not effective, we may incur significant losses.

Derivatives

Derivatives are contracts between two parties where payments between the parties are dependent upon movements in the price of an underlying asset, index or financial rate. Examples of derivatives include swaps, options and forward rate agreements. The notional amount of the derivatives is the contract amount used as a reference point to calculate the payments to be exchanged between the two parties and the notional amount itself is not generally exchanged by the parties.

The principal derivatives we use are foreign exchange derivatives, interest rate derivatives, pulp price derivatives and energy derivatives.

Foreign exchange derivatives include currency swaps which involve the exchange of fixed payments in one currency for the receipt of fixed payments in another currency. Such cross currency swaps involve the exchange of both interest and principal amounts in two different currencies. They also include foreign exchange forwards which are contractual obligations in which two counterparties agree to exchange one currency for another at a specified price for settlement at a pre-determined future date. Forward contracts are effectively tailor-made agreements that are transacted between counterparties in the over-the-counter market.

Interest rate derivatives include interest rate forwards (forward rate agreements) which are contractual obligations to buy or sell an interest-rate-sensitive financial instrument on a future date at a specified price. They also include interest rate swaps which are over-the-counter contracts in which two counterparties exchange interest payments based upon rates applied to a notional amount.

Pulp price derivatives include fixed price pulp swaps which are contracts in which two counterparties exchange payments based upon the difference between the market price of pulp and the notional amount in the contract.

Energy derivatives include fixed electricity forward sales and purchase contracts which are contractual obligations to buy or sell electricity at a future specified date. Our mills produce surplus electricity that we sell to third parties. As a result, we monitor the electricity market closely. Where possible and to the extent we think it is advantageous, we may sell into the forward market through forward contracts.

We occasionally use foreign exchange derivatives to convert some of our costs (including currency swaps relating to our long-term indebtedness) from Euros to U.S. dollars as our principal product is priced in U.S. dollars. We have also converted some of our costs to U.S. dollars by issuing long-term U.S. dollar denominated debt in the form of our Senior Notes. We use interest rate derivatives to fix the rate of interest on indebtedness, including under the Stendal Loan Facility.

The interest rate derivatives we entered into were pursuant to the Stendal Loan Facility which provides facilities for foreign exchange derivatives, interest rate derivatives and commodities derivatives, subject to prescribed controls, including maximum notional and at-risk amounts. The Stendal Loan Facility is secured by substantially all of the assets of the Stendal mill and has the benefit of certain German governmental guarantees. This credit facility does not have a separate margin requirement when derivatives are entered into and is subsequently marked to market each period.

The Rosenthal Loan Facility also allows us to enter into derivative instruments to manage risks relating to its operations but, as at December 31, 2012, we had not entered into any such derivative instruments.

We record unrealized gains and losses on our outstanding derivatives when they are marked to market at the end of each reporting period and realized gains or losses on them when they are settled. We determine market valuations based primarily upon valuations provided by our counterparties.

In August 2002, Stendal entered into the Stendal Interest Rate Swap Contract in connection with its long-term indebtedness relating to the Stendal mill to fix the interest rate under the Stendal Loan Facility at the then low level, relative to its historical trend and projected variable interest rate. These contracts were entered into under a specific credit line under the Stendal Loan Facility and are subject to prescribed controls, including certain maximum amounts for notional and at-risk amounts. Under the Stendal Interest Rate Swap Contract, Stendal pays a fixed rate and receives a floating rate with the interest payments being calculated on a notional amount. The interest rates payable under the Stendal Loan Facility were swapped into fixed rates based on the Eur-Euribor rate for the repayment periods of the tranches under the Stendal Loan Facility. Stendal effectively converted the Stendal Loan Facility from a variable interest rate loan into a fixed interest rate loan, thereby reducing interest rate uncertainty.

In May 2012, we entered into a fixed price pulp swap contract with a bank. Under the contract, 5,000 MTs of pulp per month is fixed at a price of $915 per MT for each month between May and December of 2012. The contract expired in December 2012. In November 2012, we entered into two additional contracts. Under the terms of these contracts, 3,000 MTs of pulp per month is fixed at prices which range from $880 to $890 per MT. These contracts expire in December 2013.

We are exposed to very modest credit related risks in the event of non-performance by counterparties to derivative contracts. However, we do not expect that the counterparties, which are major financial institutions and large utilities, will fail to meet their obligations.

The following table and the notes thereto sets forth the maturity date, the notional amount, the recognized gain or loss and the strike and swap rates for derivatives that were in effect during 2012 and 2011:

		December 31, 2012		December 31, 2011
Derivative Instrument	Maturity Date	Notional Amount	Recognized Gain (Loss)	Notional Amount	Recognized Gain (Loss)
		(in millions)	(in thousands)	(in millions)	(in thousands)
Stendal interest rate swap(1)	October 2017	€357.6	€1,713	€404.4	€(1,418)
Fixed price pulp swap(2)	December 2012	€27.6	€2,028	€—	€—

(1)

In connection with the Stendal Loan Facility, in the third quarter of 2002 Stendal entered into the Stendal Interest Rate Swap Contract, which are variable-to-fixed interest rate swaps, for the term of the Stendal Loan Facility, with respect to an aggregate maximum amount of approximately €612.6 million of the principal amount of the long-term indebtedness under the Stendal Loan Facility. The remaining contract commenced in April 2005 for a notional amount of €612.6 million, with an interest rate of 5.28%, and the notional amount gradually decreases and the contract terminates upon the maturity of the Stendal Loan Facility in October 2017.
(2)	In May 2012, we entered into a fixed price pulp swap contract with a bank. Under the contract, 5,000 MTs of pulp per month is fixed at a price of $915 per MT for each month between May and December of 2012. In November 2012, we entered into two additional contracts under the terms of which 3,000 MTs of pulp per month are fixed at prices which range from $880 to $890 per MT. These contracts expire in December 2013.

Interest Rate Risk

Fluctuations in interest rates may affect the fair value of fixed interest rate financial instruments which are sensitive to such fluctuations. A decrease in interest rates may increase the fair value of such fixed interest rate financial instrument assets and an increase in interest rates may decrease the fair value of such fixed interest rate financial instrument liabilities, thereby increasing our fair value. An increase in interest rates may decrease the fair value of such fixed interest rate financial instrument assets and a decrease in interest rates may increase the fair value of such fixed interest rate financial instrument liabilities, thereby decreasing our fair value. We seek to manage our interest rate risks through the use of interest rate derivatives. For a discussion of our interest rate derivatives including maturities, notional amounts, gains or losses and swap rates, see “Derivatives” in this Item 7A.

The following tables provide information about our exposure to interest rate fluctuations for the carrying amount of financial instruments sensitive to such fluctuations as at December 31, 2012 and expected cash flows from these instruments:

	As at December 31, 2012
	Carrying Value	Fair Value	Expected maturity date
			2013	2014	2015	2016	2017	Thereafter
	(in thousands)
Liabilities
Long-term debt:
Fixed rate ($)(1)	€215,670	€228,071	€—	€—	€—	€—	€215,670	€—
Average interest rate	9.5%	9.5%					9.5%
Variable rate (€)(2)	€452,907	€452,907	€40,000	€40,000	€44,000	€44,000	€284,907	€—
Average interest rate	1.78%	1.78%	1.78%	1.78%	1.78%	1.78%	1.78%
Variable rate (€)(3)	€1,632	€1,632	€1,088	€544	€—	€—	€—	€—
Average interest rate	3.4%	3.4%	3.4%	3.4%

	Nominal Amount	Fair Value	Expected maturity date
			2013	2014	2015	2016	2017	Thereafter
	(in thousands)
Interest Rate Derivatives
Interest rate swap:
Variable to fixed (€)(4)	€357,576	€(50,678)	€50,794	€54,959	€59,388	€64,100	€128,335	€—
Average pay rate	5.3%	5.3%	5.3%	5.3%	5.3%	5.3%	5.3%
Average receive rate	0.4%	0.4%	0.4%	0.4%	0.4%	0.4%	0.4%

(1)	Senior Notes bearing interest at 9.50%, principal amount $284.4 million.
(2)	Stendal Loan Facility bears interest at varying rates of between Euribor plus 0.90% to Euribor plus 1.80%.
(3)	Rosenthal investment loan bears interest at Euribor plus 2.75%.
(4)	Interest rate swap put in place on the Stendal Loan Facility, effectively converting it from a variable interest rate to a fixed interest rate loan.

Foreign Currency Exchange Rate Risk

Our reporting currency is the Euro. However, we hold financial instruments denominated in U.S. dollars and Canadian dollars which are sensitive to foreign currency exchange rate fluctuations. A depreciation of these currencies against the Euro will decrease the fair value of such financial instrument assets and an appreciation of these currencies against the Euro will increase the fair value of such financial instrument liabilities, thereby decreasing our fair value. An appreciation of these currencies against the Euro will increase the fair value of such financial instrument assets and a depreciation of these currencies against the Euro will decrease the fair value of financial instrument liabilities, thereby increasing our fair value. We seek to manage our foreign currency risks by utilizing foreign exchange rate derivatives. For a discussion of such derivatives including maturities, notional amounts, gains or losses and strike rates, see “Derivatives” in this Item 7A.

The following table provides information about our exposure to foreign currency exchange rate fluctuations for the carrying amount of financial instruments sensitive to such fluctuations as at December 31, 2012 and expected cash flows from these instruments:

	As at December 31, 2012
	Carrying Value	Fair Value	Expected maturity date
			2013	2014	2015	2016	2017	Thereafter
	(in thousands)
On-Balance Sheet Financial Instruments
Euro functional currency Liabilities:
Fixed rate ($) (1)	€215,670	€228,071	€—	€—	€—	€—	€215,670	€—
Average interest rate	9.5%	9.5%

(1)	Senior Notes, bearing interest at 9.50%, principal amount $284.4 million.

Pulp Price Risk

Fluctuations in the price of pulp will affect the fair value of our pulp price swaps. A decrease in pulp prices will increase the fair value of the pulp price swaps and an increase in pulp prices will decrease the fair value of the pulp price swaps.

Energy Price Risk

We are subject to some energy price risk, primarily for natural gas purchases. Our electricity price risks are mitigated by the ability of all of our mills to produce renewable energy.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The consolidated financial statements and supplementary data required with respect to this Item 8, and as listed in Item 15 of this annual report on Form 10-K, are included in this annual report on Form 10-K commencing on page 85.

ITEM 9.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not applicable.

ITEM 9A.	CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

Our management, with the participation of our principal executive officer and principal financial officer, has evaluated the effectiveness of our disclosure controls and procedures (as such term is defined in Rules 13a-15(e)

and 15d-15(e) under the Exchange Act), as of the end of the period covered by this annual report on Form 10-K. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in the reports we file or submit under the Exchange Act is accumulated and communicated to management, including our principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure. Based on such evaluation, our principal executive officer and principal financial officer have concluded that, as of the end of the period covered by this report, our disclosure controls and procedures are effective in recording, processing, summarizing and reporting, on a timely basis, information required to be disclosed by us in the reports that we file or submit under the Exchange Act.

It should be noted that any system of controls is based in part upon certain assumptions designed to obtain reasonable (and not absolute) assurance as to its effectiveness, and there can be no assurance that any design will succeed in achieving its stated goals.

Management’s Report on Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Mercer Inc.’s internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

Our internal control over financial reporting includes those policies and procedures that:

•	Pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Mercer;

•

Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures are being made only in accordance with authorizations of management and directors; and

•	Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree or compliance with the policies or procedures may deteriorate.

Management assessed the effectiveness of Mercer Inc.’s internal control over financial reporting as of December 31, 2012. In making this assessment, management used the criteria set forth in Internal Control-Integrated Framework, as issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on our assessment and those criteria, management believes that Mercer Inc. maintained effective internal control over financial reporting as of December 31, 2012.

The effectiveness of Mercer’s internal control over financial reporting as of December 31, 2012 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which appears within.

Changes in Internal Controls

There have been no changes in our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during the year ended December 31, 2012 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

ITEM 9B.	OTHER INFORMATION

Not applicable.

PART III

ITEM 10.	DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

We are governed by a board of directors, referred to as the “Board”, each member of which is elected annually. The following sets forth information relating to our directors and executive officers.

Jimmy S.H. Lee, age 55, has been a director since May 1985 and President and Chief Executive Officer since 1992. Previously, during the period that MFC Bancorp Ltd. was our affiliate, he served as a director from 1986 and President from 1988 to December 1996 when it was spun out. During Mr. Lee’s tenure with Mercer, we acquired the Rosenthal mill and converted it to the production of kraft pulp, constructed and commenced operations at the Stendal mill and acquired the Celgar mill.

Eric Lauritzen, age 74, has been a director since June 2004. Mr. Lauritzen was President and Chief Executive Officer of Harmac Pacific, Inc., a North American producer of softwood kraft pulp previously listed on the Toronto Stock Exchange and acquired by Pope & Talbot Inc. in 1998, from May 1994 to July 1998, when he retired. Mr. Lauritzen was Vice President, Pulp and Paper Marketing of MacMillan Bloedel Limited, a North American pulp and paper company previously listed on the Toronto Stock Exchange and acquired by Weyerhaeuser Company Limited in 1999, from July 1981 to April 1994.

William D. McCartney, age 57, has been a director since January 2003. Mr. McCartney has been President and Chief Executive Officer of Pemcorp Management Inc., a management services company, since 1990. Mr. McCartney is also a member of the Institute of Chartered Accountants in Canada.

Graeme A. Witts, age 74, has been a director since January 2003. Mr. Witts organized Sanne Trust Company Limited, a trust company located in the Channel Islands, in 1988 and was managing director from 1988 to 2000, when he retired. He is now managing director of Azure Property Group, SA, a European hotel group. Mr. Witts is also a fellow of the Institute of Chartered Accountants of England and Wales and has previous executive experience with the Procter & Gamble Company and Clarks Shoes, as well as government auditing.

Guy W. Adams, age 61, has been a director since August 2003. Mr. Adams is the managing member of GWA Advisors, LLC, GWA Investments, LLC and GWA Capital Partners, LLC, where he has served since 2002. GWA Investments is an investment fund investing in publicly traded securities managed by GWA Capital Partners, LLC, a registered investment advisor. Prior to 2002, Mr. Adams was the President of GWA Capital, which he founded in 1996 to invest his own capital in public and private equity transactions, and a business consultant to entities seeking refinancing or recapitalization.

Bernard Picchi, age 63, has been a director since June 2011. Mr. Picchi has been the Managing Director of Private Wealth Management for Palisade Capital Management, LLC since July 2009. Prior to 2009, Mr. Picchi has been an analyst and consultant for several mid-sized broker/dealers and investment advisory firms. In particular, from 1980 to 1999, Mr. Picchi was an All Star rated energy analyst at Solomon Brothers, Kidder Peabody and Lehman Brothers, where he also served as Director of U.S. Stock Research. Mr. Picchi has also been the sole manager of the 5-Star rated $1.5 billion Capital Appreciation Fund of Federated Investors, where he served as U.S. Director of Research from January 2000 to June 2002. Mr. Picchi is also a Chartered Financial Analyst.

James Shepherd, age 60, has been a director since June 2011. Mr. Shepherd was President and Chief Executive Officer of Canfor Corporation from 2004 to 2007 and Slocan Forest Products Ltd. from 1999 to 2004. Mr. Shepherd is also the former President of Crestbrook Forest Industries Ltd. and Finlay Forest Industries Limited and is the former Chairman of the Forest Products Association of Canada. Mr. Shepherd has been a director with Canfor Corporation, which is listed on the Toronto Stock Exchange, from 2004 to 2007 and has been a director of Canfor Pulp Income Fund from 2006 to 2007. Mr. Shepherd is also currently a director of Conifex Timber Inc., which is listed on the TSX Venture Exchange, and Buckman Laboratories International Inc.

Keith Purchase, age 68, has been a director since April 2012. Mr. Purchase was Executive Vice-President and Chief Operating Officer of MacMillan Bloedel Ltd. from 1998 to 1999, President and Chief Executive Officer of TimberWest Forest Ltd. from 1994 to 1998 and Managing Director of Tasman Pulp and Paper from 1990 to 1994. Mr. Purchase is currently a director of Hardwoods Distribution Inc., which is currently listed on the Toronto Stock Exchange. Mr. Purchase was also a trustee of Tree Island Wire Income Fund from 2003 to 2007 (and Chair of the board of directors from 2006 to 2007) which is listed on the Toronto Stock Exchange and was a director of Catalyst Paper Corporation from 2001 to 2007 (and Chair of the board of directors from 2005 to 2007).

David M. Gandossi, age 55, has been Secretary, Executive Vice-President and Chief Financial Officer since August 15, 2003. Mr. Gandossi was formerly the Chief Financial Officer and Executive Vice-President of Formation Forest Products (a closely held corporation) from June 2002 to August 2003. Mr. Gandossi previously served as Chief Financial Officer, Vice-President, Finance and Secretary of Pacifica Papers Inc., a North American specialty pulp and paper manufacturing company previously listed on the Toronto Stock Exchange, from December 1999 to August 2001 and Controller and Treasurer from June 1998 to December 1999. From June 1998 to August 31, 1998, he also served as Secretary to Pacifica Papers Inc. From March 1998 to June 1998, Mr. Gandossi served as Controller, Treasurer and Secretary of MB Paper Ltd. From April 1994 to March 1998, Mr. Gandossi held the position of Controller and Treasurer with Harmac Pacific Inc., a Canadian pulp manufacturing company previously listed on the Toronto Stock Exchange. Mr. Gandossi participated in the Pulp and Paper Advisory Committee of the British Columbia Competition Council and was a member of the British Columbia Working Roundtable on Forestry. From February 2007 to present, he has chaired the B.C. Pulp and Paper Task Force, a government industry and labor effort that is mandated to identify measures to improve the competitiveness of the British Columbia pulp and paper industry. Mr. Gandossi is a member of the Institute of Chartered Accountants in Canada.

Claes-Inge Isacson, age 67, has been our Chief Operating Officer since November 2006 and is based in our Berlin office. Mr. Isacson brings over 24 years of senior level pulp and paper management to our senior management team, with a focus on kraft pulp. Mr. Isacson held the positions of President Norske Skog Europe, and then Senior Vice President Production for Norske Skogindustrier ASA between 1989 and 2004. His most recent position was President, AF Process, a consulting and engineering company working worldwide. He holds a Masters of Science, Mechanical Engineering.

Leonhard Nossol, age 55, has been our Group Controller for Europe since August 2005. He has also been a managing director of Rosenthal since 1997 and the sole managing director of Rosenthal since September 2005. Mr. Nossol had a significant involvement in the conversion of the Rosenthal mill to the production of kraft pulp in 1999 and increases in the mill’s annual production capacity to 355,000 ADMTs, as well as the reduction in production costs at the mill.

Richard Short, age 45, has been our Controller since December 2010, prior to which he was our Director, Corporate Finance, since joining Mercer in 2007. Prior to joining Mercer, Mr. Short was Controller, Financial Reporting from 2006 to 2007 and Director, Corporate Finance from 2004 to 2006 with Catalyst Paper Corp. Mr. Short is a member of the Institute of Chartered Accountants in Canada.

David M. Cooper, age 59, has been Vice President of Sales and Marketing for Europe since June 2005. Mr. Cooper previously held a variety of senior positions around the world in Sappi Ltd., a large global forest products group, from 1982 to 2005, including the sales and marketing of various pulp and paper grades and the management of a manufacturing facility. He has more than 30 years of diversified experience in the international pulp and paper industry.

Eric X. Heine, age 49, has been Vice President of Sales and Marketing for North America and Asia since June 2005. Mr. Heine was previously Vice President Pulp and International Paper Sales and Marketing for

Domtar Inc., a global pulp and paper corporation, from 1999 to 2005. He has over 18 years of experience in the pulp and paper industry, including developing strategic sales channels and market partners to build corporate brands.

Wolfram Ridder, age 51, was appointed Vice President of Business Development in August 2005, prior to which he was a managing director of Stendal. Mr. Ridder was the principal assistant to our Chief Executive Officer from November 1995 until September 2002.

Genevieve Stannus, age 42, has been our Treasurer since July 2005, prior to which she was a Senior Financial Analyst with Mercer from August 2003. Prior to joining Mercer, Ms. Stannus held Senior Treasury Analyst positions with Catalyst Paper Corporation and Pacifica Papers Inc. She has over ten years’ experience in the forest products industry. Ms. Stannus is a member of the Certified General Accountants’ Association of Canada.

Brian Merwin, age 39, has been our Vice President of Strategic Initiatives since February 2009, prior to which he was our Director of Strategic and Business Initiatives since August 2007 and Business Analyst since May 2005. Mr. Merwin has an MBA from the Richard Ivey School of Business at the University of Western Ontario.

We also have experienced mill managers at all of our mills who have operated through multiple business cycles in the pulp industry.

The Board met ten times during 2012 and each current member of the Board attended 100% of the total number of such meetings and meetings of the committees of the Board on which they serve during their term. In addition, our independent directors regularly meet in separate executive sessions without any member of our management present. The Lead Director presides over these meetings. Although we do not have a formal policy with respect to attendance of directors at our annual meetings, all directors are encouraged and expected to attend such meetings if possible. All of our directors attended our 2012 annual meeting.

The Board has developed corporate governance guidelines in respect of: (i) the duties and responsibilities of the Board, its committees and officers; and (ii) practices with respect to the holding of regular quarterly and strategic meetings of the Board including separate meetings of non-management directors. The Board has established four standing committees, the Audit Committee, the Compensation and Human Resource Committee, the Governance and Nominating Committee and the Environmental, Health and Safety Committee.

Audit Committee

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act and functions pursuant to a charter adopted by the directors. A copy of the current charter is incorporated by reference in the exhibits to this Form 10-K and is available on our website at www.mercerint.com under the “Governance” link. The function of the Audit Committee generally is to meet with and review the results of the audit of our financial statements performed by the independent public accountants and to recommend the selection of independent public accountants. The members of the Audit Committee are Mr. McCartney, Mr. Adams and Mr. Shepherd, each of whom is independent under applicable laws and regulations and the listing requirements of the NASDAQ Global Market. Mr. McCartney is a Chartered Accountant and a “financial expert” within the meaning of such term under the Sarbanes-Oxley Act of 2002. The Audit Committee met four times during 2012.

The Audit Committee has established procedures for: (i) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential and anonymous submission by our employees and others of concerns regarding questionable accounting or auditing matters. A person wishing to notify us of such a complaint or concern should send a written notice thereof, marked “Private & Confidential”, to the Chairman of the Audit Committee, Mercer International Inc., c/o Suite 1120, 700 West Pender Street, Vancouver, British Columbia, Canada V6C 1G8.

Compensation and Human Resource Committee

The Board has established a Compensation and Human Resource Committee. The Compensation and Human Resource Committee is responsible for reviewing and approving the strategy and design of our compensation, equity-based and benefits programs. The Compensation and Human Resource Committee functions pursuant to a charter adopted by the directors, a copy of which is available on our website at www.mercerint.com in the Corporate Governance Guidelines under the “Governance” link. The Compensation and Human Resource Committee is also responsible for approving all compensation actions relating to executive officers. The members of the Compensation and Human Resource Committee are Mr. Picchi, Mr. Witts and Mr. Purchase, each of whom is independent under applicable laws and regulations and the listing requirements of the NASDAQ Global Market. The Compensation and Human Resource Committee met four times during 2012.

Governance and Nominating Committee

The Board has established a Governance and Nominating Committee comprised of Mr. Lauritzen, Mr. McCartney and Mr. Witts, each of whom is independent under applicable laws and regulations and the listing requirements of the NASDAQ Global Market. The Governance and Nominating Committee functions pursuant to a charter adopted by the directors, a copy of which is incorporated by reference in the exhibits to this Form 10-K and is available on our website at www.mercerint.com in the Corporate Governance Guidelines under the “Governance” link. The purpose of the committee is to: (i) manage the corporate governance system of the Board; (ii) assist the Board in fulfilling its duties to meet applicable legal and regulatory and self-regulatory business principles and codes of best practice; (iii) assist in the creation of a corporate culture and environment of integrity and accountability; (iv) in conjunction with the Lead Director, monitor the quality of the relationship between the Board and management; (v) review management succession plans; (vi) recommend to the Board nominees for appointment to the Board; (vii) lead the Board’s annual review of the Chief Executive Officer’s performance; and (viii) set the Board’s forward meeting agenda. The Governance and Nominating Committee met four times in 2012.

Environmental, Health and Safety Committee

The Board established an Environmental, Health and Safety Committee in 2006, currently comprised of Mr. Shepherd, Mr. Purchase and Mr. Lee, to review on behalf of the Board the policies and processes implemented by management, and the resulting impact and assessments of all our environmental, health and safety related activities. The Environmental, Health and Safety Committee functions pursuant to a charter adopted by the directors, a copy of which is available on our website at www.mercerint.com in the Corporate Governance Guidelines under the “Governance” link. More specifically, the Environmental, Health and Safety Committee is to: (i) review and approve, and if necessary revise, our environmental, health and safety policies and environmental compliance programs; (ii) monitor our environmental, health and safety management systems including internal and external audit results and reporting; and (iii) provide direction to management on the frequency and focus of external independent environmental, health and safety audits. The Environmental, Health and Safety Committee met four times in 2012.

Lead Director/Deputy Chairman

The Board appointed Mr. Lauritzen as Lead Director in 2012. The role of the Lead Director is to provide leadership to the non-management directors on the Board and to ensure that the Board can operate independently of management and that directors have an independent leadership contact. The duties of the Lead Director include, among other things: (i) ensuring that the Board has adequate resources to support its decision-making process and ensuring that the Board is appropriately approving strategy and supervising management’s progress against that strategy; (ii) ensuring that the independent directors have adequate opportunity to meet to discuss issues without management being present; (iii) chairing meetings of directors in the absence of the Chairman and Chief Executive Officer; (iv) ensuring that delegated committee functions are carried out and reported to the Board; and (v) communicating to management, as appropriate, the results of private discussions among outside directors and acting as a liaison between the Board and the Chief Executive Officer.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that applies to our directors, employees and executive officers. The code is incorporated by reference in the exhibits to this Form 10-K and is available on our website at www.mercerint.com under the “Governance” link. A copy of the code may also be obtained without charge upon request to Investor Relations, Mercer International Inc., Suite 1120, 700 West Pender Street, Vancouver, British Columbia, Canada V6C 1G8 (Telephone: (604) 684-1099) or Investor Relations, Mercer International Inc., 14900 Interurban Avenue South, Suite 282, Seattle WA, U.S.A. 98168 (Telephone: (206) 674-4639).

Section 16(a) Beneficial Ownership Reporting Compliance

The information required under “Section 16(a) Beneficial Ownership Reporting Compliance” is incorporated by reference from the proxy statement relating to our annual meeting to be held in 2013, which will be filed with the SEC within 120 days of our most recently completed fiscal year.

ITEM 11.	EXECUTIVE COMPENSATION

The information required by this Item 11 is incorporated by reference from the proxy statement relating to our annual meeting to be held in 2013, which will be filed with the SEC within 120 days of our most recently completed fiscal year.

ITEM 12.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The information required by this Item 12 is incorporated by reference from the proxy statement relating to our annual meeting to be held in 2013, which will be filed with the SEC within 120 days of our most recently completed fiscal year.

ITEM 13.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Review, Approval or Ratification of Transactions with Related Persons

Pursuant to the terms of the Audit Committee Charter, the Audit Committee is responsible for reviewing and approving the terms and conditions of all proposed transactions between us, any of our officers, directors or shareholders who beneficially own more than 5% of our outstanding shares of common stock, or relatives or affiliates of any such officers, directors or shareholders, to ensure that such related party transactions are fair and are in our overall best interest and that of our shareholders. In the case of transactions with employees, a portion of the review authority is delegated to supervising employees pursuant to the terms of our written Code of Business Conduct and Ethics.

The Audit Committee has not adopted any specific procedures for conduct of reviews and considers each transaction in light of the facts and circumstances. In the course of its review and approval of a transaction, the Audit Committee considers, among other factors it deems appropriate:

•	Whether the transaction is fair and reasonable to us;

•	The business reasons for the transaction;

•	Whether the transaction would impair the independence of one of our non-employee directors; and

•	Whether the transaction is material, taking into account the significance of the transaction.

Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

The information called for by Items 404(a) and 407(a) of Regulation S-K required to be included under this Item 13 is incorporated by reference from the proxy statement relating to our annual meeting to be held in 2013, which will be filed with the SEC within 120 days of our most recently completed fiscal year.

ITEM 14.	PRINCIPAL ACCOUNTANT FEES AND SERVICES

The information required by this Item 14 is incorporated by reference from the proxy statement relating to our annual meeting to be held in 2013, which will be filed with the SEC within 120 days of our most recently completed fiscal year.

PART IV

ITEM 15.	EXHIBITS, FINANCIAL STATEMENTS

(a) (1) Financial Statements

(b)	List of Exhibits

2.1	Agreement and Plan of Merger among Mercer International Inc., Mercer International Regco Inc. and Mercer Delaware Inc. dated December 14, 2005. Incorporated by reference to the Proxy Statement/Prospectus filed on December 15, 2005.

3.1	Articles of Incorporation of the Company, as amended. Incorporated by reference from Form 8-A dated March 1, 2006.

3.2	Bylaws of the Company. Incorporated by reference from Form 8-A dated March 1, 2006.

4.1	Indenture dated as of November 17, 2010 between Mercer International Inc. and Wells Fargo Bank, National Association. Incorporated by reference from Form 8-K dated November 19, 2010.

10.1*	Project Financing Facility Agreement dated August 26, 2002 between Zellstoff Stendal GmbH and Bayerische Hypo-und Vereinsbank AG, as amended by Amendment, Restatement and Undertaking Agreement dated January 31, 2009 and the Amendment Agreement dated January 20, 2012.

10.2*	Project Blue Mill Financing Facility Agreement dated January 20, 2012 between Zellstoff Stendal GmbH and Unicredit Bank AG and IKB Deutsche Industriebank AG.

10.3*	Shareholders’ Undertaking Agreement dated August 26, 2002 among Mercer International Inc., Stendal Pulp Holdings GmbH, RWE Industrie-Lösungen GmbH, AIG Altmark Industrie AG and FAHR Beteiligungen AG and Zellstoff Stendal GmbH and Bayerische Hypo-und Vereinsbank AG as amended by the Amendment Restatement and Undertaking Agreement dated January 20, 2012.

10.4*	Shareholders’ Agreement dated August 26, 2002 among Zellstoff Stendal GmbH, Stendal Pulp Holdings GmbH, RWE Industrie-Lösungen GmbH and FAHR Beteiligungen AG as amended by the Amendment Agreement dated January 20, 2012.

10.5*	Contract for the Engineering, Design, Procurement, Construction, Erection and Start-Up of a Kraft Pulp Mill between Zellstoff Stendal GmbH and RWE Industrie-Lösungen GmbH dated August 26, 2002. Certain non-public information has been omitted from the appendices to Exhibit 10.4 pursuant to a request for confidential treatment filed with the SEC. Such non-public information was filed with the SEC on a confidential basis. The SEC approved the request for confidential treatment in January 2004.

10.6*	Form of Trustee’s Indemnity Agreement between Mercer International Inc. and its Trustees.

10.7	Employment Agreement dated for reference August 7, 2003 between Mercer International Inc. and David Gandossi. Incorporated by reference from Form 8-K dated August 11, 2003.

10.8	Employment Agreement effective as of April 28, 2004 between Mercer International Inc. and Jimmy S.H. Lee. Incorporated by reference from Form 8-K dated April 28, 2004.

10.9	2004 Stock Incentive Plan. Incorporated by reference from Form S-8 dated June 15, 2004.

10.10	2010 Stock Incentive Plan. Incorporated by reference from Form S-8 dated June 11, 2010.

10.11	Employment Agreement dated October 2, 2006 between Stendal Pulp Holding GmbH and Wolfram Ridder. Incorporated by reference from Form 8-K dated October 2, 2006.

10.12*	Employment Agreement effective September 25, 2006 between Mercer International Inc. and Claes-Inge Isacson dated December 5, 2008.

10.13	Employment Agreement effective September 1, 2005 between Mercer International Inc. and Leonhard Nossol dated August 18, 2005. Incorporated by reference from Form 10-Q dated May 6, 2008.

10.14*	Electricity Purchase Agreement effective January 27, 2009 between Zellstoff Celgar Limited Partnership and British Columbia Hydro and Power Authority. Certain non-public information has been omitted from the appendices to Exhibit 10.13 pursuant to a request for confidential treatment filed with the SEC. Such non-public information was filed with the SEC on a confidential basis. The SEC approved the request for confidential treatment in March 2009.

10.15	Revolving Credit Facility Agreement dated August 19, 2009 among D&Z Holding GmbH, Zellstoff-und Papierfabrik Rosenthal GmbH, D&Z Beteiligungs GmbH and ZPR Logistik GmbH and Bayerische Hypo-und Vereinsbank AG. Incorporated by reference from Form 8-K dated August 24, 2009.

10.16	Loan Agreement dated August 19, 2009 among Zellstoff-und Papierfabrik Rosenthal GmbH, as borrower, and Bayerische Hypo-und Vereinsbank Aktiengesellschaft, as lender. Incorporated by reference from Form 8-K dated August 24, 2009.

10.17	Extension, Amendment and Confirmation Letter dated October 4, 2012 among Zellstoff—und Papierfabrik Rosenthal GmbH, D&Z Holding GmbH, D&Z Beteiligungs GmbH, ZPR Logistik GmbH and Mercer International Inc. Incorporated by reference from Form 10-Q dated November 2, 2012.

10.18	Amended and Restated Credit Agreement dated as of November 27, 2009 among Zellstoff Celgar Limited Partnership, as borrower, and the lenders from time to time parties thereto, as lenders, and CIT Business Credit Canada Inc., as agent. Incorporated by reference from Form 8-K dated November 30, 2009.

14	Code of Business Conduct and Ethics. Incorporated by reference from the definitive proxy statement on Schedule 14A dated August 11, 2003.

99.1	Audit Committee Charter. Incorporated by reference from the definitive proxy statement on Schedule 14A dated April 28, 2005.

99.2	Governance and Nominating Committee Charter. Incorporated by reference from the definitive proxy statement on Schedule 14A dated April 28, 2004.

99.3	Exchange Agreement dated November 25, 2009 between Mercer International Inc. and IAT Reinsurance Co. Ltd. Incorporated by reference from Form 8-K filed November 27, 2009.

99.4	Exchange Agreement dated November 25, 2009 between Mercer International Inc. and Alden Global Distressed Opportunities Fund L.P. Incorporated by reference from Form 8-K filed November 27, 2009.

99.5	Exchange Agreement dated November 25, 2009 between Mercer International Inc. and Greenlight Capital Qualified LP, Greenlight Capital LP and Greenlight Capital Offshore Partners. Incorporated by reference from Form 8-K filed November 27, 2009.

21	List of Subsidiaries of Registrant.

23.1	Consent of Independent Registered Public Accounting Firm

31.1	Section 302 Certificate of Chief Executive Officer.

31.2	Section 302 Certificate of Chief Financial Officer.

32.1**	Section 906 Certificate of Chief Executive Officer.

32.2**	Section 906 Certificate of Chief Financial Officer.

*	Filed in Form 10-K for prior years.
**	In accordance with Release 33-8212 of the Commission, these Certifications: (i) are “furnished” to the Commission and are not “filed” for the purposes of liability under the Exchange Act; and (ii) are not to be subject to automatic incorporation by reference into any of our Company’s registration statements filed under the Securities Act for the purposes of liability thereunder or any offering memorandum, unless our Company specifically incorporates them by reference therein.

February 15, 2013

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of

Mercer International Inc.

We have audited the accompanying consolidated balance sheets of Mercer International Inc. and its subsidiaries as of December 31, 2012 and December 31, 2011 and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012. We also have audited Mercer International Inc. and its subsidiaries’ internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control Over Financial Reporting appearing under Item 9A. Our responsibility is to express an opinion on these consolidated financial statements and on the company’s internal control over financial reporting based on our integrated audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the consolidated financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall consolidated financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that: (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mercer International Inc. and its subsidiaries as of December 31, 2012 and December 31, 2011 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, Mercer International Inc. and its subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control—Integrated Framework issued by COSO.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants

MERCER INTERNATIONAL INC.

CONSOLIDATED BALANCE SHEETS

(In thousands of Euros)

	December 31,
	2012	2011
ASSETS
Current assets
Cash and cash equivalents (Note 2)	€104,239	€105,072
Marketable securities (Note 3)	—	12,216
Receivables (Note 4)	110,087	120,487
Inventories (Note 5)	118,300	120,539
Prepaid expenses and other	7,907	8,162
Deferred income tax (Note 10)	4,465	6,750

Total current assets	344,998	373,226

Long-term assets
Property, plant and equipment (Note 6)	808,878	820,974
Deferred note issuance and other	12,162	10,763
Deferred income tax (Note 10)	17,565	12,287

	838,605	844,024

Total assets	€1,183,603	€1,217,250

LIABILITIES
Current liabilities
Accounts payable and other (Note 7)	€89,950	€99,640
Pension and other post-retirement benefit obligations (Note 9)	813	756
Debt (Note 8)	45,662	25,671

Total current liabilities	136,425	126,067

Long-term liabilities
Debt (Note 8)	665,741	708,415
Unrealized interest rate derivative losses (Note 16)	50,678	52,391
Pension and other post-retirement benefit obligations (Note 9)	32,141	31,197
Capital leases and other (Note 18)	13,936	13,053
Deferred income tax (Note 10)	5,757	2,585

	768,253	807,641

Total liabilities	904,678	933,708

EQUITY
Shareholders’ equity
Share capital (Note 11)	248,371	247,642
Paid-in capital	(3,547)	(4,857)
Retained earnings	25,800	37,985
Accumulated other comprehensive income (Note 13)	25,181	21,346

Total shareholders’ equity	295,805	302,116

Noncontrolling deficit	(16,880)	(18,574)

Total equity	278,925	283,542

Total liabilities and equity	€1,183,603	€1,217,250

Commitments and contingencies (Note 19)

The accompanying notes are an integral part of these consolidated financial statements.

MERCER INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of Euros, except per share data)

	For the Year Ended December 31,
	2012	2011	2010
Revenues
Pulp	€761,854	€831,396	€856,311
Energy and chemicals	72,289	68,079	49,288

	834,143	899,475	905,599
Costs and expenses
Operating costs	689,052	693,825	648,592
Operating depreciation and amortization	57,776	55,760	55,932

	87,315	149,890	201,075
Selling, general and administrative expenses	38,310	38,771	33,332

Operating income	49,005	111,119	167,743

Other income (expense)
Interest expense	(55,805)	(58,995)	(67,621)
Gain (loss) on derivative instruments (Note 16)	3,741	(1,418)	1,899
Foreign exchange gain (loss) on debt	—	1,175	(6,126)
Loss on extinguishment of debt (Note 8(b))	(81)	(71)	(7,494)
Other income (expense)	(58)	1,501	468

Total other income (expense)	(52,203)	(57,808)	(78,874)

Income (loss) before income taxes	(3,198)	53,311	88,869
Income tax benefit (provision) (Note 10)
Current	(7,411)	(1,682)	(3,881)
Deferred	118	2,377	9,760

Net income (loss)	(10,491)	54,006	94,748
Less: net income attributable to noncontrolling interest	(1,694)	(3,931)	(8,469)

Net income (loss) attributable to common shareholders	€(12,185)	€50,075	€86,279

Net income (loss) per share attributable to common shareholders (Note 14)
Basic	€(0.22)	€1.00	€2.24
Diluted	€(0.22)	€0.89	€1.56

The accompanying notes are an integral part of these consolidated financial statements.

MERCER INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In thousands of Euros)

	For the Year Ended December 31,
	2012	2011	2010
Net income (loss)	€(10,491)	€54,006	€94,748

Other comprehensive income (loss), net of taxes
Foreign currency translation adjustments, net of tax benefit of €353 (2011 – expense of €683; 2010 – €nil)	4,464	(2,305)	11,333
Change in unrecognized losses and prior service costs related to defined benefit plans, net of tax benefit of €nil (2011 – €nil; 2010 – €nil) (Note 9)	(628)	(8,049)	(3,314)
Change in unrealized losses on marketable securities, net of tax benefit of €nil (2011 – €nil; 2010 – €nil)	(1)	(12)	(2)

Other comprehensive income (loss), net of taxes	3,835	(10,366)	8,017

Total comprehensive income (loss)	(6,656)	43,640	102,765
Comprehensive income attributable to noncontrolling interest	(1,694)	(3,931)	(8,469)

Comprehensive income (loss) attributable to common shareholders	€(8,350)	€39,709	€94,296

The accompanying notes are an integral part of these consolidated financial statements.

MERCER INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(In thousands of Euros)

	Common shares
	Number of Shares (thousands of shares)	Par Value	Amount Paid in Excess of Par Value	Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Shareholders’ Equity	Noncontrolling Interest (Deficit)	Total Equity
Balance at December 31, 2009	36,443	€27,576	€175,268	€(6,082)	€(97,235)	€23,695	€123,222	€(37,249)	€85,973
Shares issued on grants of restricted shares	56	—	—	153	—	—	153	—	153
Shares issued on conversion of convertible notes	6,500	4,961	11,406	—	—	—	16,367	—	16,367
Stock compensation expense	—	—	—	2,030	—	—	2,030	—	2,030
Net income	—	—	—	—	86,279	—	86,279	8,469	94,748
Foreign currency translation adjustments	—	—	—	—	—	11,333	11,333	—	11,333
Change in unrecognized losses and prior service costs related to defined benefit plans	—	—	—	—	—	(3,314)	(3,314)	—	(3,314)
Conversion of shareholder loans to a capital contribution	—	—	—	—	—	—	—	6,275	6,275
Change in unrealized losses on marketable securities	—	—	—	—	—	(2)	(2)	—	(2)

Balance at December 31, 2010	42,999	32,537	186,674	(3,899)	(10,956)	31,712	236,068	(22,505)	213,563
Shares issued on grants of restricted shares	238	74	296	(370)	—	—	—	—	—
Shares issued on grants of performance shares	358	243	3,585	(3,828)	—	—	—	—	—
Shares issued on conversion of convertible notes	13,447	9,499	21,076	—	—	—	30,575	—	30,575
Treasury shares retired	(1,263)	(971)	(5,371)	—	(1,134)	—	(7,476)	—	(7,476)
Stock compensation expense	—	—	—	3,240	—	—	3,240	—	3,240
Net income	—	—	—	—	50,075	—	50,075	3,931	54,006
Foreign currency translation adjustments	—	—	—	—	—	(2,305)	(2,305)	—	(2,305)
Change in unrecognized losses and prior service costs related to defined benefit plans	—	—	—	—	—	(8,049)	(8,049)	—	(8,049)
Change in unrealized losses on marketable securities	—	—	—	—	—	(12)	(12)	—	(12)

Balance at December 31, 2011	55,779	41,382	206,260	(4,857)	37,985	21,346	302,116	(18,574)	283,542
Shares issued on grants of restricted shares	37	57	672	(729)	—	—	—	—	—
Stock compensation expense	—	—	—	2,039	—	—	2,039	—	2,039
Net income (loss)	—	—	—	—	(12,185)	—	(12,185)	1,694	(10,491)
Foreign currency translation adjustments	—	—	—	—	—	4,464	4,464	—	4,464
Change in unrecognized losses and prior service costs related to defined benefit plans	—	—	—	—	—	(628)	(628)	—	(628)
Change in unrealized losses on marketable securities	—	—	—	—	—	(1)	(1)	—	(1)

Balance at December 31, 2012	55,816	€41,439	€206,932	€(3,547)	€25,800	€25,181	€295,805	€(16,880)	€278,925

The accompanying notes are an integral part of these consolidated financial statements.

MERCER INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of Euros)

	For the Year Ended December 31,
	2012	2011	2010
Cash flows from (used in) operating activities
Net income (loss)	€(10,491)	€54,006	€94,748
Adjustments to reconcile net income (loss) to cash flows from operating activities
Unrealized loss (gain) on derivative instruments	(2,477)	1,418	(1,899)
Foreign exchange loss (gain) on debt	—	(1,175)	6,126
Loss on extinguishment of debt	81	71	7,494
Depreciation and amortization	58,052	56,005	56,231
Deferred income taxes	(118)	(2,377)	(9,760)
Stock compensation expense	2,039	3,310	2,394
Pension and other post-retirement expense, net of funding	284	(269)	418
Other	3,801	1,905	7,682
Changes in working capital
Receivables	8,394	(1,604)	(40,038)
Inventories	1,342	(17,713)	(24,462)
Accounts payable and accrued expenses	(13,990)	14,252	(3,089)
Other	(944)	3,226	(4,566)

Net cash from (used in) operating activities	45,973	111,055	91,279

Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(36,704)	(37,809)	(38,300)
Proceeds on sale of property, plant and equipment	653	813	1,138
Purchase of marketable securities	—	(12,187)	—
Proceeds on maturity of marketable securities	12,213	—	—
Note receivable	—	2,865	1,113

Net cash from (used in) investing activities	(23,838)	(46,318)	(36,049)

Cash flows from (used in) financing activities
Repayment of notes payable and debt	(27,254)	(49,193)	(234,582)
Proceeds from borrowings of note payable and debt	—	—	222,177
Repayment of capital lease obligations	(2,125)	(2,942)	(2,920)
Proceeds from (repayment of) credit facilities, net	4,559	(14,652)	(2,660)
Payment of note issuance costs	(1,933)	—	(6,095)
Proceeds from government grants	3,888	14,199	17,952
Purchase of treasury shares	—	(7,476)	—

Net cash from (used in) financing activities	(22,865)	(60,064)	(6,128)

Effect of exchange rate changes on cash and cash equivalents	(103)	1,377	(1,371)

Net increase (decrease) in cash and cash equivalents	(833)	6,050	47,731
Cash and cash equivalents, beginning of year	105,072	99,022	51,291

Cash and cash equivalents, end of year	€104,239	€105,072	€99,022

The accompanying notes are an integral part of these consolidated financial statements.

MERCER INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

(In thousands of Euros)

	For the Year Ended December 31,
	2012	2011	2010
Supplemental disclosure of cash flow information
Cash paid during the year for
Interest	€51,845	€57,725	€65,167
Income taxes	3,890	3,197	461
Supplemental schedule of non-cash investing and financing activities
Acquisition of production and other equipment under capital lease obligations	€2,059	€2,782	€2,087
Increase (decrease) in accounts payable for property, plant and equipment	6,210	324	(1,070)
Increase (decrease) in receivables of government grants for long-term assets	(2,559)	(6,835)	7,492

The accompanying notes are an integral part of these consolidated financial statements.

MERCER INTERNATIONAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Euros, except per share data)

Note 1. The Company and Summary of Significant Accounting Policies

Background

Mercer International Inc. (“Mercer Inc.” or the “Company”) is a Washington corporation and the Company’s shares of common stock are quoted and listed for trading on the NASDAQ Global Market and the Toronto Stock Exchange.

Mercer Inc. operates three pulp manufacturing facilities, one in Canada and two in Germany, and is one of the largest producers of market northern bleached softwood kraft (“NBSK”) pulp in the world.

In these Consolidated Financial Statements, unless otherwise indicated, all amounts are expressed in Euros (“€”). The term “U.S. dollars” and the symbol “$” refer to United States dollars. The symbol “C$” refers to Canadian dollars.

Basis of Presentation

These Consolidated Financial Statements contained herein include the accounts of the Company and its wholly-owned and majority-owned subsidiaries (collectively, the “Company”). The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All significant inter-company balances and transactions have been eliminated upon consolidation.

Use of Estimates

Preparation of financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Significant management judgment is required in determining the accounting for, among other things, doubtful accounts and reserves, depreciation and amortization, future cash flows associated with impairment testing for long-lived assets, derivative financial instruments, environmental conservation and legal liabilities, asset retirement obligations, pensions and post-retirement benefit obligations, income taxes, contingencies, and inventory obsolescence and provisions. Actual results could differ materially from these estimates, and changes in these estimates are recorded when known.

Cash and Cash Equivalents

Cash and cash equivalents include cash held in bank accounts and highly liquid investments with original maturities of three months or less.

Investments

Investments in debt securities and equity investments in publicly traded companies in which the Company does not exercise significant influence are classified as available-for-sale securities. These securities are reported at fair values; based upon quoted market prices, with the unrealized gains or losses included in accumulated other comprehensive income as a separate component of shareholders’ equity, until realized. If a loss in value in available-for-sale securities is considered to be other than temporary, the loss is recognized in the determination of net income. The cost of all securities sold is based on the specific identification method to determine realized gains or losses.

MERCER INTERNATIONAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Euros, except per share data)

Note 1. The Company and Summary of Significant Accounting Policies (continued)

Inventories

Inventories of raw materials, finished goods and work in progress are valued at the lower of cost, using the weighted-average cost method, or net realizable value. Other materials and spare parts are valued at the lower of cost and replacement cost. Cost includes labor, materials and production overhead and is determined by using the weighted average cost method. Raw materials inventories include both roundwood (logs) and wood chips. These inventories are located both at the pulp mills and at various offsite locations. In accordance with industry practice, physical inventory counts utilize standardized techniques to estimate quantities of roundwood and wood chip inventory volumes. These techniques historically have provided reasonable estimates of such inventories.

Property, Plant and Equipment

Property, plant and equipment is stated at cost less accumulated depreciation. Depreciation of buildings and production equipment is based on the estimated useful lives of the assets and is computed using the straight-line method. Buildings are depreciated over 10 to 50 years and production equipment and other primarily over 25 years.

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. To determine recoverability, the Company compares the carrying value of the assets to the estimated future undiscounted cash flows. Measurement of an impairment loss for long-lived assets held for use is based on the fair value of the asset.

The costs of major rebuilds, replacements and those expenditures that substantially increase the useful lives of existing property, plant, and equipment are capitalized, as well as interest costs associated with major capital projects until ready for their intended use. The cost of repairs and maintenance as well as planned shutdown maintenance performed on manufacturing facilities, composed of labor, materials and other incremental costs, is charged to operations as incurred.

Leases which transfer to the Company substantially all the risks and benefits incidental to ownership of the leased item are capitalized at the present value of the minimum lease payments. Capital leases are depreciated over the lease term. Operating lease payments are recognized as an expense in the Consolidated Statement of Operations on a straight-line basis over the lease term.

The Company provides for asset retirement obligations when there is a legislated or contractual basis for those obligations. Obligations are recorded as a liability at fair value, with a corresponding increase to property, plant, and equipment, and are amortized over the remaining useful life of the related assets. The liability is accreted using a risk-free interest rate.

Government Grants

The Company records investment grants from federal and state governments when the conditions of their receipt are complied with and there is reasonable assurance that the grants will be received. Grants related to assets are government grants whose primary condition is that the company qualifying for them should purchase, construct or otherwise acquire long-term assets. Secondary conditions may also be attached, including restricting the type or location of the assets and/or other conditions that must be met. Grants related to assets are deducted from the asset costs in the Consolidated Balance Sheet.

MERCER INTERNATIONAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Euros, except per share data)

Note 1. The Company and Summary of Significant Accounting Policies (continued)

Grants related to income are government grants which are either unconditional, related to reduced environmental emissions or related to the Company’s normal business operations, and are reported as a reduction of related expenses in the Consolidated Statement of Operations when received.

The Company is required to pay certain fees based on water consumption levels at its German mills. Accrued fees can be reduced by wastewater grants upon the mills’ demonstration of reduced environmental emissions. The fees are expensed as incurred and the grants are recognized once the German regulators have evaluated and accepted the measurement of the wastewater emission reduction. There may be a significant period of time between recognition of the wastewater expense and recognition of the wastewater grant.

To the extent that government grants have been received and not applied, these grants are recorded in cash with a corresponding adjustment to accounts payable and other in the Consolidated Balance Sheet due to the short-term nature of the related payments.

Deferred Note Issuance Costs

Note issuance costs are deferred and amortized as a component of interest expense in the Consolidated Statement of Operations over the term of the related debt instrument.

Pensions

The Company maintains a defined benefit pension plan for its salaried employees at its Celgar mill which is funded and non-contributory. The cost of the benefits earned by the salaried employees is determined using the projected benefit method prorated on services. The pension expense reflects the current service cost, the interest on the unfunded liability and the amortization over the estimated average remaining service life of the employees of (i) prior service costs, and (ii) the net actuarial gain or loss that exceeds 10% of the greater of the accrued benefit obligation and the fair value of plan assets as of the beginning of the period. The Company recognizes the net funded status of the plan.

In addition, hourly-paid employees at the Celgar mill are covered by a multiemployer pension plan for which contributions are charged against earnings in the Consolidated Statement of Operations.

Foreign Operations and Currency Translation

The Company translates foreign assets and liabilities of its subsidiaries, other than those denominated in Euros, at the rate of exchange at the balance sheet date. Revenues and expenses are translated at the average rate of exchange throughout the year. Transaction gains and losses related to net assets primarily located in Canada are recognized as unrealized foreign currency translation adjustments within accumulated other comprehensive income in shareholders’ equity, until all of the investment in the subsidiaries is sold or liquidated. The translation adjustments do not recognize the effect of income tax when the Company expects earnings of the foreign subsidiary to be indefinitely reinvested. The income tax effect on currency translation adjustments related to foreign subsidiaries that are not considered indefinitely reinvested is recorded as a component of deferred taxes in the Consolidated Balance Sheet with an offset to other comprehensive income. Gains and losses resulting from foreign currency transactions (transactions denominated in a currency other than the entity’s functional currency) are included in costs and expenses in the Consolidated Statement of Operations. Where inter-company loans are of a long-term investment nature, the after-tax effect of exchange rate changes are included as an unrealized foreign currency translation adjustment within accumulated other comprehensive income in shareholders’ equity.

MERCER INTERNATIONAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Euros, except per share data)

Note 1. The Company and Summary of Significant Accounting Policies (continued)

Revenue and Related Cost Recognition

The Company recognizes revenue from product, transportation, chemical and other sales when persuasive evidence of an arrangement exists, the sales price is fixed or determinable, title of ownership and risk of loss have passed to the customer and collectability is reasonably assured. Sales are reported net of discounts and allowances.

Amounts charged to customers for shipping and handling are recognized as revenue in the Consolidated Statement of Operations. Shipping and handling costs incurred by the Company are included in operating costs in the Consolidated Statement of Operations.

The Company reports revenue from sales of surplus electricity and the sale of chemicals as energy and chemical revenues in the Consolidated Statement of Operations. Energy revenues are recognized as the electricity is consumed by the customers and when collection is reasonably assured. These revenues include an estimate of the value of electricity transferred to customers in the year but billed subsequent to year-end. Customer bills are based on agreed upon rates and meter readings that indicate electricity consumption.

Environmental Conservation

Liabilities for environmental conservation are recorded when it is probable that obligations have been incurred and their fair value can be reasonably estimated. Any potential recoveries of such liabilities are recorded when there is an agreement with the reimbursing entity and recovery is assessed as likely to occur.

Stock-Based Compensation

The Company recognizes stock-based compensation expense over an award’s vesting period based on the award’s fair value in selling, general, and administrative expenses within the Consolidated Statement of Operations.

The fair value of performance share units is re-measured at each balance sheet date by multiplying the market price of a share of Mercer Inc. common shares by the expected number of common shares to be awarded. The cumulative effect of the change in fair value is recognized in the period of the change as an adjustment to compensation cost. The Company estimates forfeitures of performance share units based on management’s expectations and recognizes compensation cost only for those awards expected to vest. Estimated forfeitures are adjusted to actual experience at each balance sheet date.

The fair value of restricted share awards is determined by multiplying the market price of a share of Mercer Inc. common shares on the grant date by the number of units granted.

Income Taxes

Deferred income taxes are recognized using the asset and liability method, whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards. Valuation allowances are provided if, after considering both positive and negative available evidence, it is more likely than not that some or all of the net deferred tax assets will not be realized.

MERCER INTERNATIONAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Euros, except per share data)

Note 1. The Company and Summary of Significant Accounting Policies (continued)

Deferred income taxes are determined separately for each tax-paying component of the Company. For each tax-paying component, all current deferred tax liabilities and assets are offset and presented as a single net amount and all noncurrent deferred tax liabilities and assets are offset and presented as a single net amount.

Derivative Financial Instruments

The Company occasionally enters into derivative financial instruments, including foreign currency forward contracts, electricity forward contracts, interest rate swaps, and pulp price swaps to limit exposures to changes in foreign currency exchange rates, energy prices, interest rates, and pulp prices. These derivative instruments are not designated as hedging instruments. The change in fair value of electricity derivative contracts is included in operating costs in the Consolidated Statement of Operations and any changes in the fair value of foreign currency, interest rate, and pulp price derivative contracts are recognized in gain (loss) on derivative instruments in the Consolidated Statement of Operations. Periodically, the Company enters into derivative contracts to supply materials for its own use and as such are exempt from mark-to-market accounting.

Net Income (Loss) Per Share Attributable to Common Shareholders

Basic net income (loss) per share attributable to common shareholders (“EPS”) is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding in the period. Diluted income (loss) per share attributable to common shareholders is calculated to give effect to all potentially dilutive common shares outstanding by applying the “Treasury Stock” and “If-Converted” methods. Outstanding stock options, restricted shares, performance shares, performance share units, and convertible notes represent the only potentially dilutive effects on the Company’s weighted average shares.

Reclassifications

Certain prior year amounts in the consolidated financial statements have been reclassified to conform to the current year presentation. During the year ended December 31, 2012, the Company has presented revenue from the sale of chemicals within energy and chemical revenues in the Consolidated Statement of Operations. This revenue had previously been presented within operating costs. Chemical revenue for the year ended December 31, 2012 was €11,643 (2011 – €10,107; 2010 – €5,063).

Note 2. Cash and Cash Equivalents

	December 31,
	2012	2011
Cash and cash equivalents	€104,239	€105,072

Cash and cash equivalents includes cash allocated for debt service reserves and for a capital project as required under certain debt agreements (see Note 8(a)(d)—Debt).

MERCER INTERNATIONAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Euros, except per share data)

Note 3. Marketable Securities

The Company’s marketable securities at December 31, 2012 and 2011 are summarized as follows:

December 31, 2012	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Long-term
Equity securities	€65	€154	€(35)	€184

December 31, 2011	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Current
0.50% German federal government bonds due June 2012	€2,008	€3	€—	€2,011
0.75% German federal government bonds due September 2012	7,036	19	—	7,055
5.00% German federal government bonds due July 2012	3,143	7	—	3,150

	€12,187	€29	€—	€12,216

Long-term
Equity securities	€65	€132	€(41)	€156

In order to maintain the Company’s liquidity requirements and manage risk, the Company periodically invests in low risk and highly liquid marketable debt securities that are classified as available-for-sale investments and accordingly are carried at fair value. As at December 31, 2012, all debt securities had matured and the Company realized a gain of €26 in other income (expense) in the Consolidated Statement of Operations.

The Company has also invested nominal amounts in equity securities. The equity securities are classified as available-for-sale investments and accordingly are carried at fair value. The Company recognizes any gross unrealized gains or losses through accumulated other comprehensive income, and records investments in long-term marketable securities in the Consolidated Balance Sheet within deferred note issuance and other.

The Company reviews for other-than-temporary losses on a regular basis and has concluded that the gross unrealized losses indicated above are temporary in nature.

Note 4. Receivables

	December 31,
	2012	2011
Sale of pulp, energy and chemicals, net of allowance of €112 (2011 – €105)	€101,451	€108,094
Value added tax	4,290	7,411
Other non-trade receivables	4,346	4,982

	€110,087	€120,487

MERCER INTERNATIONAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Euros, except per share data)

Note 4. Receivables (continued)

The Company reviews the collectability of receivables at each reporting date. The Company maintains an allowance for doubtful accounts at an amount estimated to cover the potential losses on certain uninsured receivables. Any amounts that are determined to be uncollectible and uninsured are offset against the allowance. The allowance is based on the Company’s evaluation of numerous factors, including the payment history and financial position of the debtors. For certain customers the Company receives a letter of credit prior to shipping its product.

Note 5. Inventories

	December 31,
	2012	2011
Raw materials	€46,028	€48,063
Finished goods	38,169	41,392
Spare parts and other	34,103	31,084

	€118,300	€120,539

Note 6. Property, Plant and Equipment

	December 31,
	2012	2011
Land	€25,188	€25,156
Buildings	134,394	133,316
Production equipment and other	1,165,274	1,125,953

	1,324,856	1,284,425
Less: accumulated depreciation	(515,978)	(463,451)

	€808,878	€820,974

As at December 31, 2012, property, plant and equipment was net of €276,715 of unamortized government investment grants (2011 – €291,655).

As at December 31, 2012, included in production equipment and other is equipment under capital leases which had gross amounts of €16,466 (2011 – €17,036), and accumulated depreciation of €8,375 (2011 – €9,096). During the year, production equipment and other totalling €2,059 was acquired under capital lease obligations (2011 – €2,782; 2010 – €2,087).

The Company maintains industrial landfills on its premises for the disposal of waste, primarily from the mill’s pulp processing activities. The mills have obligations under their landfill permits to decommission these disposal facilities pursuant to certain regulations. As at December 31, 2012, the Company had recorded €4,251 (2011 – €4,170) of asset retirement obligations in capital leases and other in the Consolidated Balance Sheet.

MERCER INTERNATIONAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Euros, except per share data)

Note 7. Accounts Payable and Other

	December 31,
	2012	2011
Trade payables	€30,259	€45,751
Accrued expenses	35,852	28,422
Accrued interest	8,739	10,054
Capital leases, current portion (Note 18)	1,958	2,505
Current taxes payable (Note 10)	7,217	2,541
Other (a)	5,925	10,367

	€89,950	€99,640

(a)	On January 28, 2011, the Company received approximately €10,000, which was intended to compensate the Company for remediation work that is required at the Stendal mill. The payment was recognized as an increase in cash and cash equivalents, and a corresponding increase in other accounts payable. As at December 31, 2012, the Company had €1,768 (2011 – €9,150) remaining in other accounts payable (see Note 19(b)—Commitments and Contingencies).

Note 8. Debt

Debt consists of the following:

	December 31,
	2012	2011
Note payable to bank, included in a total loan credit facility of €827,950 to finance the construction related to the Stendal mill (a)	€452,907	€477,490
Senior notes, interest at 9.50% accrued and payable semi-annually, unsecured (b)	215,670	220,753
Credit agreement with a lender with respect to a revolving credit facility of C$40 million (c)	4,574	—
Term bank facility for a project at the Stendal mill of €17,000 (d)	—	—
Loans payable to the noncontrolling shareholder of the Stendal mill (e)	36,620	33,124
Investment loan agreement with a lender with respect to a project at the Rosenthal mill of €4,351 (f)	1,632	2,719
Credit agreement with a bank with respect to a revolving credit facility of €25,000 (g)	—	—
Credit agreement with a bank with respect to a revolving credit facility of €3,500 (h)	—	—

	711,403	734,086
Less: current portion	(45,662)	(25,671)

Debt, less current portion	€665,741	€708,415

MERCER INTERNATIONAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Euros, except per share data)

Note 8. Debt (continued)

The Company made repayments under these facilities of €27,254 in 2012, and expects the repayments to be €45,662 in 2013. As of December 31, 2012, the maturities of debt are as follows:

Matures	Amount
2013	€45,662
2014	40,544
2015	44,000
2016	44,000
2017	537,197
Thereafter	—

€711,403

Certain of the Company’s debt instruments were issued under an indenture which, among other things, restricts its ability and the ability of its restricted subsidiaries to make certain payments. These limitations are subject to specific exceptions. As at December 31, 2012, the Company was in compliance with the terms of the indenture.

(a)	Note payable to bank, included in a total loan facility of €827,950 to finance the construction related to the Stendal mill (“Stendal Loan Facility”), interest at rates varying from Euribor plus 0.90% to Euribor plus 1.80% (rates on amounts of borrowing at December 31, 2012 range from 1.50% to 2.25%), principal due in required installments beginning September 30, 2006 until September 30, 2017, collateralized by the gross assets of the Stendal mill, with 48% and 32% guaranteed by the Federal Republic of Germany and the State of Saxony-Anhalt, respectively, of up to €392,907 of outstanding principal, subject to a debt service reserve account (“DSRA”) for purposes of paying amounts due in the following 12 months under the terms of the Stendal Loan Facility; payment of dividends is only permitted if certain cash flow requirements are met. See Note 16—Derivative Transactions for a discussion of the Company’s variable-to-fixed interest rate swap that was put in place to effectively fix the interest rate on the Stendal Loan Facility.

On March 13, 2009, the Company finalized an agreement with its lenders to amend its Stendal Loan Facility. The amendment deferred approximately €164,000 of scheduled principal payments until the maturity date, September 30, 2017. The amendment also provided for a 100% cash sweep, referred to as the “Cash Sweep”, of any cash, in excess of a €15,000 working capital reserve and the Guarantee Amount, as discussed in Note 19(b)—Commitments and Contingencies, and other amounts as contemplated in the amendment, held by Stendal which will be used first to fund the DSRA to a level sufficient to service the amounts due and payable under the Stendal Loan Facility during the then following 12 months, which means the DSRA is “Fully Funded”, and second to prepay the deferred principal amounts. As at December 31, 2012, the DSRA balance was €32,982 and was not Fully Funded.

(b)	On November 17, 2010, the Company completed a private offering of $300.0 million in aggregate principal amount of senior notes due 2017 (“Senior Notes”). The Senior Notes were issued at a price of 100% of their principal amount. The Senior Notes will mature on December 1, 2017 and bear interest at 9.50% which is accrued and payable semi-annually.

In August 2011, the Company’s Board of Directors authorized the purchase of up to $25.0 million in aggregate principal amount of the Company’s Senior Notes from time to time, over a period ending August 2012. In June 2012, the Company’s Board of Directors authorized the purchase of up to €50,000 in aggregate principal amount of the Company’s Senior Notes from time to time, over a period ending

MERCER INTERNATIONAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Euros, except per share data)

Note 8. Debt (continued)

June 2013. During the year ended December 31, 2012, the Company purchased $2.0 million of its outstanding Senior Notes. During the year ended December 31, 2011, the Company purchased $13.6 million of its outstanding Senior Notes.

The Senior Notes are general unsecured senior obligations of the Company. The Senior Notes rank equal in right of payment with all existing and future senior unsecured indebtedness of the Company and senior in right of payment to any current or future subordinated indebtedness of the Company. The Senior Notes are effectively junior in right of payment to all borrowings of the Company’s restricted subsidiaries, including borrowings under the Company’s credit agreements which are secured by certain assets of its restricted subsidiaries.

The Company may redeem all or a part of the Senior Notes, upon not less than 30 days’ or more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) equal to 104.75% for the twelve month period beginning on December 1, 2014, 102.38% for the twelve month period beginning on December 1, 2015, and 100.00% beginning on December 1, 2016 and at any time thereafter, plus accrued and unpaid interest.

(c)	Credit agreement with respect to a revolving credit facility of up to C$40.0 million for the Celgar mill. The credit agreement matures May 2013. Borrowings under the credit agreement are collateralized by the mill’s inventory and receivables and are restricted by a borrowing base calculated on the mill’s inventory and receivables. Canadian dollar denominated amounts bear interest at bankers acceptance plus 3.75% or Canadian prime plus 2.00%. U.S. dollar denominated amounts bear interest at LIBOR plus 3.75% or U.S. base plus 2.00%. As at December 31, 2012, this facility was accruing interest at a rate of approximately 5.00%, C$6.0 million of this facility was drawn, C$1.7 million was supporting letters of credit and approximately C$24.0 million was available.

(d)	A €17,000 amortizing term facility to partially finance a project, referred to as “Project Blue Mill”, to increase the Stendal mill’s annual pulp production capacity by 30,000 air-dried metric tonnes and includes the installation of an additional 40 megawatt steam turbine. The facility, 80% of which is guaranteed by the State of Saxony-Anhalt, bears interest at a rate of Euribor plus 3.5% per annum and is available for disbursement up to August 31, 2013. The interest period for the facility, at the choice of the Company, will be of one, three or six months duration and interest is paid on the last day of the interest period selected. The facility, together with accrued interest, is scheduled to mature in September 2017. The facility will be repaid semi-annually, commencing September 30, 2013, is collateralized by the gross assets of the Stendal mill, and will be non-recourse to the Company. As at December 31, 2012, the Company had not drawn on this facility. As part of the term facility, the Company was required to open an investment account with the lender for the purpose of managing project costs and is required to deposit all funding associated with Project Blue Mill in this account. As at December 31, 2012 the balance in the investment account was €670; this cash was from shareholder loans entered into in January 2012 and operating cash flows.

(e)	A loan of €25,128 payable by the Stendal mill to its noncontrolling shareholder bears interest at 7.00%, and is accrued semi-annually. The loan payable is unsecured, subordinated to all liabilities of the Stendal mill, non-recourse to the Company and its restricted subsidiaries, and is due in 2017.

In January 2012, the Stendal mill entered into two additional loans payable by the Stendal mill to its noncontrolling shareholder as part of the financing for Project Blue Mill. The first loan has a principal amount of €1,192 and the second loan has a principal amount of €440. Both loans bear interest at 7.00% per annum and are due in 2017, provided that the Project Blue Mill facility (Note 8(d)) and the Stendal Loan

MERCER INTERNATIONAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Euros, except per share data)

Note 8. Debt (continued)

Facility (Note 8(a)) have been fully repaid on such date. The second loan may be repaid prior to October 1, 2017 if the DSRA has been Fully Funded for the first time. The first loan is subordinated to all liabilities of the Stendal mill and the second loan is subordinated to all liabilities of the Stendal mill only until such time as the DSRA is Fully Funded for the first time.

As at December 31, 2012, accrued interest on these loans was €9,860 (2011 – €7,996).

(f)	A four-year amortizing investment loan agreement with a lender relating to the wash press project at the Rosenthal mill with a total facility of €4,351 bearing interest at the rate of Euribor plus 2.75% that matures February 2014. Borrowings under this agreement are secured by the wash press equipment. As at December 31, 2012, the balance outstanding was €1,632 and was accruing interest at a rate of 3.42%.

(g)	A €25,000 working capital facility at the Rosenthal mill that matures in October 2016. Borrowings under the facility are collateralized by the mill’s inventory and receivables and bear interest at Euribor plus 3.50%. As at December 31, 2012, approximately €1,300 of this facility was supporting bank guarantees leaving approximately €23,700 available.

(h)	A €3,500 facility at the Rosenthal mill that matures in December 2015. Borrowings under this facility bear interest at the rate of the three-month Euribor plus 3.50% and are secured by certain land at the Rosenthal mill. As at December 31, 2012 approximately €1,000 of this facility was supporting bank guarantees leaving approximately €2,500 available.

Note 9. Pension and Other Post-Retirement Benefit Obligations

Included in pension and other post-retirement benefit obligations are amounts related to the Company’s Celgar and Rosenthal mills. The largest component of this obligation is with respect to the Celgar mill which maintains a defined benefit pension plan and post-retirement benefit plans for certain employees (“Celgar Plans”).

Pension benefits are based on employees’ earnings and years of service. The Celgar Plans are funded by contributions from the Company based on actuarial estimates and statutory requirements. Pension contributions during the year ended December 31, 2012 totaled €2,288 (2011 – €2,039).

Effective December 31, 2008, the defined benefit plan was closed to new members. In addition, the defined benefit service accrual ceased on December 31, 2008, and members began to receive pension benefits, at a fixed contractual rate, under a new defined contribution plan effective January 1, 2009. During the year ended December 31, 2012, the Company made contributions of €618 (2011 – €524) to this plan.

MERCER INTERNATIONAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Euros, except per share data)

Note 9. Pension and Other Post-Retirement Benefit Obligations (continued)

Information about the Celgar Plans, in aggregate for the year ended December 31, 2012 is as follows:

	2012
	Pension	Other Post- Retirement Benefit Obligations	Total
Change in benefit obligation
Benefit obligation, December 31, 2011	€35,778	€19,797	€55,575
Service cost	112	564	676
Interest cost	1,525	875	2,400
Benefit payments	(1,905)	(605)	(2,510)
Actuarial losses	1,193	762	1,955
Foreign currency exchange rate changes	186	81	267

Benefit obligation, December 31, 2012	36,889	21,474	58,363

Reconciliation of fair value of plan assets
Fair value of plan assets, December 31, 2011	23,734	—	23,734
Actual returns	1,905	—	1,905
Contributions	1,683	605	2,288
Benefit payments	(1,905)	(605)	(2,510)
Foreign currency exchange rate changes	101	—	101

Fair value of plan assets, December 31, 2012	25,518	—	25,518

Funded status, December 31, 2012 (1)	€(11,371)	€(21,474)	€(32,845)

Components of the net benefit cost recognized
Service cost	€112	€564	€676
Interest cost	1,525	875	2,400
Expected return on plan assets	(1,637)	—	(1,637)
Amortization of unrecognized items	1,130	5	1,135

Net benefit costs	€1,130	€1,444	€2,574

(1)	The total of €32,954 on the Consolidated Balance Sheet also includes the pension liabilities of €109 relating to employees at the Company’s Rosenthal operation.

MERCER INTERNATIONAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Euros, except per share data)

Note 9. Pension and Other Post-Retirement Benefit Obligations (continued)

Information about the Celgar Plans, in aggregate for the year ended December 31, 2011 is as follows:

	2011
	Pension	Other Post- Retirement Benefit Obligations	Total
Change in benefit obligation
Benefit obligation, December 31, 2010	€32,068	€16,643	€48,711
Service cost	87	469	556
Interest cost	1,511	815	2,326
Benefit payments	(1,716)	(461)	(2,177)
Actuarial losses	3,382	2,049	5,431
Foreign currency exchange rate changes	446	282	728

Benefit obligation, December 31, 2011	35,778	19,797	55,575

Reconciliation of fair value of plan assets
Fair value of plan assets, December 31, 2010	23,863	—	23,863
Actual returns	(204)	—	(204)
Contributions	1,578	461	2,039
Benefit payments	(1,716)	(461)	(2,177)
Foreign currency exchange rate changes	213	—	213

Fair value of plan assets, December 31, 2011	23,734	—	23,734

Funded status, December 31, 2011 (1)	€(12,044)	€(19,797)	€(31,841)

Components of the net benefit cost recognized
Service cost	€87	€469	€556
Interest cost	1,511	815	2,326
Expected return on plan assets	(1,549)	—	(1,549)
Amortization of unrecognized items	511	(69)	442

Net benefit costs	€560	€1,215	€1,775

(1)	The total of €31,953 on the Consolidated Balance Sheet also includes the pension liabilities of €112 relating to employees at the Company’s Rosenthal operation.

The Company anticipates that it will make contributions to the Celgar Plans of approximately €1,509 in 2013. Estimated future benefit payments under the Celgar Plans are as follows:

Amount
2013	€2,622
2014	2,765
2015	2,890
2016	3,030
2017	3,175
2018 – 2022	17,482

MERCER INTERNATIONAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Euros, except per share data)

Note 9. Pension and Other Post-Retirement Benefit Obligations (continued)

During the year ended December 31, 2012, the Company recognized a loss, net of tax of €628 in other comprehensive income (2011 – loss of €8,049; 2010 – loss of €3,314). As at December 31, 2012, the pension related accumulated other comprehensive income balance of €15,969 (2011 – €15,341) is primarily a result of net actuarial losses. These amounts have been stated net of tax. The Celgar Plans do not have any net transition asset or obligation recognized as a reclassification adjustment of other comprehensive income. The amount included in other comprehensive income which is expected to be recognized in 2013 is approximately €1,221 of net actuarial losses. There are no plan assets that are expected to be returned to the Company in 2013.

Summary of key assumptions:

	December 31,
	2012	2011
Benefit obligations
Discount rate	4.00%	4.25%
Rate of compensation increase	2.75%	2.75%
Net benefit cost for year ended
Discount rate	4.25%	5.00%
Rate of compensation increase	2.75%	2.75%
Expected rate of return on plan assets	6.75%	6.75%
Assumed health care cost trend rate at
Initial health care cost trend rate	8.50%	9.00%
Annual rate of decline in trend rate	0.50%	0.50%
Ultimate health care cost trend rate	4.50%	4.50%
Medical services plan premiums trend rate	6.00%	6.00%

The expected rate of return on plan assets is a management estimate based on, among other factors, historical long-term returns, expected asset mix and active management premium.

The discount rate assumption is adjusted annually to reflect the rates available on high-quality debt instruments, with a duration that is expected to match the timing of expected pension and other post-retirement benefit obligations. High-quality debt instruments are corporate bonds with a rating of “AA” or better.

A one-percentage point change in assumed health care cost trend rate would have the following effect on the post-retirement benefit obligations:

	December 31, 2012		December 31, 2011
	1% Increase	1% Decrease	1% Increase	1% Decrease
Effect on total service and interest rate components	€39	€(41)	€39	€(40)
Effect on post-retirement benefit obligation	€744	€(716)	€621	€(600)

MERCER INTERNATIONAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Euros, except per share data)

Note 9. Pension and Other Post-Retirement Benefit Obligations (continued)

Asset allocation of funded plans:

	Target	2012	2011
Equity securities	60%	58%	56%
Debt securities	40%	42%	44%
Cash and cash equivalents	0%	0%	0%

		100%	100%

Investment Objective

The investment objective for the Celgar Plans is to sufficiently diversify invested plan assets to maintain a reasonable level of risk without imprudently sacrificing the return on the invested funds, and ultimately to achieve a long-term total rate of return, net of fees and expenses, at least equal to the long-term interest rate assumptions used for funding actuarial valuations. To achieve this objective, the Company’s overall investment strategy is to maintain an investment allocation mix of long-term growth investments (equities) and fixed income investments (debt securities). Investment allocation targets have been established by asset class as summarized above. The asset allocation targets are set after considering the nature of the liabilities, long-term return expectations, the risks associated with key asset classes, inflation and interest rates and related management fees and expenses. In addition, the Celgar Plans’ investment strategy seeks to minimize risk beyond legislated requirements by constraining the investment managers’ investment options. There are a number of specific constraints based on investment type, but they all have the general purpose of ensuring that the investments are fully diversified and that risk is appropriately managed. For example, no more than 10% of the book value of the assets can be invested in any one entity or group, investments in any one entity cannot exceed 30% of the voting shares and all equity holdings must be listed on a public exchange. Reviews of the investment objectives, key assumptions and the independent investment managers are performed periodically.

Celgar Plans’ asset fair value measurements at December 31, 2012:

Asset category	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs	Total
Leith Wheeler Diversified Funds	€14,626	€—	€—	€14,626
Phillips, Hagar and North Bond Fund	10,766	—	—	10,766
Cash	126	—	—	126

Total assets	€25,518	€—	€—	€25,518

Concentrations of Risk in the Celgar Plans’ Assets

The Company has reviewed the Celgar Plans’ investments and determined that they are allocated based on the specific investment manager’s stated investment strategy with only slight over- or under-weightings within any specific category, and that those investments are within the constraints that have been set by the Company. Those constraints include a limitation on the value that can be invested in any one entity or group and the investment category targets noted above. In addition, we have two independent investment managers. The Company has concluded that there are no significant concentrations of risk.

MERCER INTERNATIONAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Euros, except per share data)

Note 9. Pension and Other Post-Retirement Benefit Obligations (continued)

Multiemployer Plan

The Company participates in a multiemployer plan for the hourly-paid employees at the Celgar mill. The contributions to the plan are determined based on an amount per hour worked pursuant to a collective bargaining agreement. The Company has no current or future contribution obligations in excess of the contractual contributions. Plan details are included in the following table:

	Provincially Registered Plan Number	Expiration Date of Collective Bargaining Agreement
					Are the Company’s Contributions Greater Than 5% of Total Contributions

			Company Contributions
Legal name			2012	2011	2012	2011
The Pulp and Paper Industry Pension Plan	P085324	April 30, 2017	€2,056	€1,760	Yes	Yes

Note 10. Income Taxes

The Company’s effective income tax rate can be affected by many factors, including but not limited to, changes in the mix of earnings in tax jurisdictions with differing statutory rates, changes in corporate structure, changes in the valuation of deferred tax assets and liabilities, the result of audit examinations of previously filed tax returns and changes in tax laws. The asset and liability approach is used to recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.

The Company and/or one or more of its subsidiaries file income tax returns in the United States, Germany and Canada. Currently, the Company does not anticipate that the expiration of the statue of limitations or the completion of audits in the next fiscal year will result in liabilities for uncertain income tax positions that are materially different than the amounts accrued or disclosed as of December 31, 2012. However, this belief could change as tax years are examined by taxing authorities, the timing of those examinations, if any, are uncertain at this time. During 2012, the German tax authorities completed examinations of 2008, 2009, and 2010 tax years for all but one German entity. The examination for this German entity will be completed in 2013. We believe that we have adequately provided for any reasonable foreseeable outcomes related to our tax audits and that any settlement will not have a material adverse effect on our consolidated results. However, there can be no assurances as to the possible outcomes. The Company is generally not subject to U.S., German, or Canadian income tax examinations for tax years before 2009, 2011 and 2008, respectively.

As at December 31, 2012, the Company had approximately €62,900 of total gross unrecognized tax benefits, substantially all of which would affect the Company’s effective tax rate if recognized. A reconciliation of the beginning and ending amount of total gross unrecognized tax benefits is as follows:

	2012	2011
Balance at January 1	€1,100	€500
Reduction prior year tax positions	(1,100)	(500)
Addition of current year tax positions	62,900	1,100

Balance at December 31	€62,900	€1,100

MERCER INTERNATIONAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Euros, except per share data)

Note 10. Income Taxes (continued)

The liability in the Consolidated Balance Sheet related to unrecognized tax benefits was €6,526 as at December 31, 2012 (2011 – €200). The Company recognizes interest and penalties related to unrecognized tax benefits in income tax benefit (provision) in the Consolidated Statement of Operations. During the year ended December 31, 2012, the Company recognized approximately €104 in interest and penalties (2011 – €nil), which was accrued at December 31, 2012 (2011 – €nil).

Subsequent to year end, the Company resolved an outstanding issue with the German tax authorities. As a result, the Company will reduce its unrecognized tax benefit from €6,526 to €nil and will record a current tax expense of approximately €3,200. Additionally, the Company will increase its valuation allowance by approximately €3,100, thereby reducing the deferred tax asset and increasing the deferred tax expense by this amount.

The provision for current income taxes consists primarily of non-U.S. taxes for the years ended December 31, 2012, 2011 and 2010, respectively.

Differences between the U.S. Federal Statutory and the Company’s effective rates are as follows:

	Year Ended December 31,
	2012	2011	2010
U.S. Federal statutory rate	35%	35%	34%
U.S. Federal statutory rate on (income) loss before income taxes and noncontrolling interest	€1,119	€(18,659)	€(30,206)
Tax differential on foreign income	680	5,670	8,754
Effect of foreign earnings	(6,518)	(9,906)	(6,721)
Valuation allowance	(11,972)	7,069	13,326
Tax benefit of partnership structure	5,276	5,234	5,076
Pension adjustment	135	1,864	937
Non-taxable foreign subsidiaries	1,475	4,024	—
Research and development expense	2,672	—	—
Change in undistributed earnings	—	—	15,186
Other	(160)	5,399	(473)

	€(7,293)	€695	€5,879

Comprised of:
Current	€(7,411)	€(1,682)	€(3,881)
Deferred	118	2,377	9,760

	€(7,293)	€695	€5,879

MERCER INTERNATIONAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Euros, except per share data)

Note 10. Income Taxes (continued)

Deferred income tax assets and liabilities are composed of the following:

	December 31,
	2012	2011
German tax loss carryforwards	€76,034	€87,023
U.S. tax loss carryforwards	27,372	27,914
Canadian tax loss carryforwards	31,090	33,891
Basis difference between income tax and financial reporting with respect to operating pulp mills	(53,994)	(77,440)
Derivative financial instruments	14,228	14,709
Long-term debt	1,567	1,367
Payable and accrued expenses	(195)	(89)
Deferred pension liability	8,199	7,381
Capital leases	2,136	1,941
Research and development expense pool	2,672	—
Other	1,004	1,623

	110,113	98,320
Valuation allowance	(93,840)	(81,868)

Net deferred tax asset	€16,273	€16,452

Comprised of:
Deferred income tax asset—current	€4,465	€6,750
Deferred income tax asset—non-current	17,565	12,287
Deferred income tax liability—non-current	(5,757)	(2,585)

Net deferred tax asset	€16,273	€16,452

The Company is subject to income tax audits on a continuing basis which may result in changes to the deferred tax assets and liabilities. Due to uncertainties regarding future amounts of taxable income in Germany, Canada and the United States, the Company has provided a valuation allowance against a portion of its deferred tax assets, which primarily consist of tax losses carried forward. However, during the year, based on forecasted taxable income for the entities in each tax jurisdiction, income tax strategies, and its best estimates of the timing of temporary differences, the Company believes that it is more likely than not that certain tax assets will not be realized and accordingly the Company has increased certain valuation allowances by approximately €12,000. The Company’s tax asset recognition methodology consists of forecasting taxable income into the future along with related temporary differences. The Company then estimates which tax assets, based on a variety of factors, are more likely than not to be realized, and recognizes tax assets accordingly. ASC 740 does not allow for tax assets to be recognized where the entity does not have a strong history of profitability. However, ASC 740 does not provide specific guidance with respect to what a strong history of profitability is. As a result, professional judgement is required when considering whether a company has a strong history of profitability or not. For example, the relative impact of negative and positive evidence of profitability where a company has cumulative losses in recent years. The weight given to negative and positive evidence is commensurate with the extent to which it can be objectively verified. Operating results during the most recent three-year period are generally given more weight than expectations of future profitability, which are inherently uncertain.

MERCER INTERNATIONAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Euros, except per share data)

Note 10. Income Taxes (continued)

The Company’s German tax loss carryforward amount includes corporate and trade tax losses totalling approximately €313,800 at December 31, 2012 which have no expiration date. In addition, the Company has approximately €104,400 of German interest carryforwards which have no expiration date and can be used to reduce taxable income, with certain limitations. The Company’s U.S. loss carryforwards amount is approximately €78,200 at December 31, 2012, of which approximately €4,800 and €73,400, if not used, will expire in the tax years ending 2018 to 2023 and 2024 to 2030, respectively. The Company’s Canadian tax loss carryforward amount is approximately €124,400 at December 31, 2012 of which approximately €10,000 will expire in 2016 and approximately €114,400 will begin to expire in the tax year ending 2026, if not used. The Company has Canadian investment tax credits for scientific research and experimental development of approximately €10,700 which begin to expire in the taxation year 2031. Management has concluded that it is more likely than not that a portion of the above noted losses will be utilized, under current circumstances, and accordingly has reserved any resulting potential tax benefit that is not expected to be realized in the near future.

The Company’s policy is to indefinitely reinvest undistributed earnings of Mercer’s foreign subsidiaries. Accordingly, no provision for U.S. income taxes has been made for such undistributed earnings.

Note 11. Share Capital

Common shares

The Company has authorized 200,000,000 common shares (2011 – 200,000,000) with a par value of $1 per share.

As at December 31, 2012, the Company had 55,815,704 common shares (2011 – 55,779,204) issued and outstanding. During the year ended December 31, 2012, the Company issued 36,500 restricted shares to directors of the Company.

Share Repurchase Program

In August 2011, the Company’s Board of Directors authorized a share repurchase program (the “Program”) to repurchase up to $25.0 million worth of the Company’s outstanding common shares from time to time over a period ending August 2012. In July 2012, the Company’s Board of Directors re-authorized the Program to allow for the repurchase of up to approximately $14.4 million of the Company’s outstanding common shares over a period ending August 2013. During the year ended December 31, 2012, the Company did not repurchase any of its common shares. During the year ended December 31, 2011, the Company repurchased 1,263,401 of its common shares at an aggregate cost of $10.6 million. The Company recorded these as treasury shares.

The Company retired all outstanding treasury shares prior to December 31, 2011. The retired treasury shares had a carrying value of approximately €6,342. Upon the formal retirement of treasury shares, the Company reduced its share capital based on the estimated average cost of the common shares and reduced the treasury share account based on the repurchase price. The difference between the repurchase price and the original issue value was recorded as a reduction to retained earnings.

The Company may make additional repurchases of common shares under its Program, depending on prevailing market conditions, alternate uses of capital and other factors. Whether and when to initiate a purchase of common shares and the amount of common shares purchased is at the Company’s discretion. As at December 31, 2012, the Company had an authorized amount of $14.4 million remaining to repurchase its common shares.

MERCER INTERNATIONAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Euros, except per share data)

Note 11. Share Capital (continued)

Preferred shares

The Company has authorized 50,000,000 preferred shares (2011 – 50,000,000) with $1 par value issuable in series, of which 2,000,000 shares have been designated as Series A. The preferred shares may be issued in one or more series and with such designations and preferences for each series as shall be stated in the resolutions providing for the designation and issue of each such series adopted by the Board of Directors of the Company. The Board of Directors is authorized by the Company’s articles of incorporation to determine the voting, dividend, redemption and liquidation preferences pertaining to each such series. As at December 31, 2012, no preferred shares had been issued by the Company.

Note 12. Stock-Based Compensation

In June 2010, the Company adopted a new stock incentive plan (the “2010 Plan”) which provides for options, restricted stock rights, restricted shares, performance shares, performance share units (“PSUs”) and stock appreciation rights to be awarded to employees, consultants and non-employee directors. As at December 31, 2012, after factoring in all allocated shares, there remain approximately 1.1 million common shares available for grant pursuant to the 2010 Plan.

Performance Shares and PSUs

Performance shares are common shares granted to an employee which have restrictive conditions, such as the ability to sell the shares, until the Company and the grantee achieve certain performance objectives. PSUs comprise rights to receive common shares at a future date that are contingent on the Company and the grantee achieving certain performance objectives.

The fair value of the performance shares and PSUs is recorded as compensation expense over the vesting period. The fair value is determined based upon the targeted number of shares awarded and the quoted price of the Company’s shares at the reporting date. The target number of shares is determined using management’s best estimate. The final determination of the number of shares to be granted or unrestricted will be made by the Company’s Board of Directors. For the year ended December 31, 2012, the Company recognized an expense of €1,207 related to the PSUs (2011 – €916; 2010 – €2,255).

As at December 31, 2012, there are no performance shares outstanding.

The following table summarizes PSU activity during the year:

	Number of PSUs
	2012	2011	2010
Outstanding at January 1	795,312	534,783	565,165
Granted	55,478	812,575	13,000
Vested and issued	—	(474,728)	—
Cancelled	—	(60,055)	—
Forfeited	(64,661)	(17,263)	(43,382)

Outstanding at December 31	786,129	795,312	534,783

MERCER INTERNATIONAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Euros, except per share data)

Note 12. Stock-Based Compensation (continued)

Restricted Shares

The fair value of restricted shares is determined based upon the number of shares granted and the quoted price of the Company’s shares on the date of grant. Restricted shares generally vest over one year; however, 200,000 restricted shares granted during the year ended December 31, 2011 vest in equal amounts over a five-year period commencing in 2012. The fair value of the restricted shares is recorded as compensation expense on a straight-line basis over the vesting period.

Expense recognized for the year ended December 31, 2012 was €832 (2011 – €998; 2010 – €139). As at December 31, 2012, the total remaining unrecognized compensation cost related to restricted stock amounted to approximately €711 (2011 – €1,381), which will be amortized over the remaining vesting periods.

The following table summarizes restricted share activity during the year:

	Number of Restricted Shares
	2012	2011	2010
Outstanding at January 1	238,000	56,000	21,000
Granted	36,500	238,000	56,000
Vested	(78,000)	(56,000)	(21,000)

Outstanding at December 31	196,500	238,000	56,000

Stock Options

The following table summarizes the status of options outstanding at December 31, 2012:

Outstanding Options				Exercisable Options
Exercise Price	Number	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
$5.65	100,000	0.69	$5.65	100,000	$5.65
$7.30	30,000	2.57	$7.30	30,000	$7.30
$7.92	45,000	2.69	$7.92	45,000	$7.92

During the year ended December 31, 2012 and 2011, no options were granted, exercised or cancelled. During the year ended December 31, 2012, no options expired (2011 – 15,000). The aggregate intrinsic value of options is calculated as the difference between the quoted market price for the Company’s common stock as at December 31, 2012, and the exercise price of the stock options for those options where the exercise price is below the quoted market price. As at December 31, 2012, the Company had 100,000 options (2011 – 100,000) with an exercise price below the quoted market price resulting in an aggregate intrinsic value of €115 (2011 – €32). The Company issues new shares upon the exercise of stock options.

Stock compensation expense recognized for the year ended December 31, 2012 was €nil (2011 – €nil; 2010 – €nil).

MERCER INTERNATIONAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Euros, except per share data)

Note 13. Accumulated Other Comprehensive Income

The components of accumulated other comprehensive income are as follows:

	Year Ended December 31,
	2012	2011
Foreign currency translation adjustments	€41,031	€36,567
Unrecognized losses and prior service costs related to defined benefit plans	(15,969)	(15,341)
Unrealized gains on marketable securities	119	120

Accumulated other comprehensive income	€25,181	€21,346

Note 14. Net Income (Loss) Per Share Attributable to Common Shareholders

	Year Ended December 31,
	2012	2011	2010
Net income (loss) attributable to common shareholders—basic	€(12,185)	€50,075	€86,279
Interest on convertible notes, net of tax	—	797	2,439

Net income (loss) attributable to common shareholders—diluted	€(12,185)	€50,872	€88,718

Net income (loss) per share attributable to common shareholders
Basic	€(0.22)	€1.00	€2.24

Diluted	€(0.22)	€0.89	€1.56

Weighted average number of common shares outstanding:
Basic(1)	55,596,761	50,116,982	38,590,797
Effect of dilutive shares:
Performance shares and PSUs	—	544,853	442,844
Restricted shares	—	87,923	26,683
Stock options and awards	—	57,483	—
Convertible notes	—	6,178,778	17,902,638

Diluted	55,596,761	56,986,019	56,962,962

(1)	The basic weighted average number of shares excludes 196,500 restricted shares which have been issued, but have not vested as at December 31, 2012 (2011 – 238,000 restricted shares; 2010 – 56,000 restricted shares).

MERCER INTERNATIONAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Euros, except per share data)

Note 14. Net Income (Loss) Per Share Attributable to Common Shareholders (continued)

The calculation of diluted net income (loss) per share attributable to common shareholders does not assume the exercise of any instruments that would have an anti-dilutive effect on earnings per share. The following table summarizes the instruments excluded from the calculation of net income (loss) per share attributable to common shareholders because they were anti-dilutive.

	Year Ended December 31,
	2012	2011	2010
Stock options and awards	175,000	—	190,000
PSUs	786,129	—	—
Restricted shares	196,500	—	—

Note 15. Business Segment Information

The Company has three operating segments, the individual pulp mills that are aggregated into one reportable business segment, market pulp. Accordingly, the results presented are those of the one reportable business segment.

The following table presents net sales to external customers by geographic area based on location of the customer.

	Year Ended December 31,
	2012	2011	2010
China	€230,007	€234,654	€196,022
Germany	228,402	256,563	278,348
Other European Union countries (1)	168,616	175,937	182,246
North America	47,513	69,345	92,628
Italy	43,112	51,509	56,301
Other Asia	33,197	30,872	37,561
Other countries	1,632	823	1,503

	752,479	819,703	844,609
Energy and chemical revenues	72,289	68,079	49,288
Third party transportation revenues	9,375	11,693	11,702

	€834,143	€899,475	€905,599

(1)	Not including Germany or Italy; includes new entrant countries to the European Union from their time of admission.

The following table presents total long-lived assets by geographic area based on location of the asset.

	December 31,
	2012	2011
Germany	€636,735	€638,500
Canada	172,143	182,474

	€808,878	€820,974

MERCER INTERNATIONAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Euros, except per share data)

Note 15. Business Segment Information (continued)

In 2012, one customer accounted for 11% of the Company’s total pulp sales (2011—no single customer accounted for 10% or more; 2010—one customer—11%).

Note 16. Derivative Transactions

The Company is exposed to certain market risks relating to its ongoing business. The Company seeks to manage these risks through internal risk management policies as well as, from time to time, the use of derivatives. The Company currently manages its interest rate risk and a small portion of its pulp sales price risk with the use of derivative instruments. The derivatives are measured at fair value with changes in fair value immediately recognized in gain (loss) on derivative instruments in the Consolidated Statement of Operations.

Derivative assets are presented in prepaid expenses and other, and derivative liabilities are presented in unrealized interest rate derivative losses in the Consolidated Balance Sheet.

Interest Rate Derivatives

During 2004, the Company entered into certain variable-to-fixed interest rate swaps in connection with the Stendal mill with respect to an aggregate maximum amount of approximately €612,600 of the principal amount of the indebtedness under the Stendal Loan Facility. Under the remaining interest rate swap, the Company pays a fixed rate and receives a floating rate with the interest payments being calculated on a notional amount. Currently, the contract has an aggregate notional amount of €357,576 at a fixed interest rate of 5.28% and it matures in October 2017 (which for the most part matches the maturity of the Stendal Loan Facility).

The interest rate derivative contract is with a bank that is part of a banking syndicate that holds the Stendal Loan Facility and the Company does not anticipate non-performance by the bank.

Pulp Price Derivative

During May 2012, the Company entered into a fixed price pulp swap contract with a bank. Under the terms of the contract, 5,000 metric tonnes (“MT”) of pulp per month was fixed at a price of $915 per MT. The contract expired in December 2012. In November 2012, the Company entered into two additional contracts. Under the terms of the contracts, 3,000 MT of pulp per month is fixed at prices which range from $880 to $890 per MT. The contracts expire in December 2013.

Energy Derivatives

The Company is also subject to price risk for electricity used in its manufacturing operations. The Company enters into electricity forward sales contracts when it sees an opportunity to sell forward electricity at opportunistic rates. No electricity forward sales contracts were entered into in 2012, 2011 or 2010. Although the Company does not currently have plans to enter into such transactions, the Company may enter into similar electricity derivative contracts in the future.

Foreign Exchange Derivatives

The Company did not enter into foreign exchange derivatives in 2012, 2011 and 2010.

MERCER INTERNATIONAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Euros, except per share data)

Note 16. Derivative Transactions (continued)

Credit Risk

The Company’s credit risk is primarily attributable to cash held in bank accounts and receivables. The Company maintains cash balances in foreign financial institutions in excess of insured limits. The Company limits its credit exposure on cash held in bank accounts by periodically investing cash in excess of short-term operating requirements and debt obligations in low risk government bonds, or similar debt instruments. The Company’s credit risk associated with the sale of pulp products is managed through establishing long-term contractual relationships with its customers, setting credit limits, the purchase of credit insurance and for certain customers a letter of credit is received prior to shipping its product. Concentrations of credit risk on the sale of pulp products are with customers and agents based in Germany, China, Italy and the United States.

The carrying amount of cash and cash equivalents of €104,239 and receivables of €110,087 recorded in the Consolidated Balance Sheet, net of any allowances for losses, represents the Company’s maximum exposure to credit risk.

The following table shows our gains and losses by type of derivative recognized in gain (loss) on derivative instruments in the Consolidated Statement of Operations:

	Year Ended December 31,
	2012	2011	2010
Interest rate derivative contract	€1,713	€(1,418)	€1,899
Pulp price derivative contracts	2,028	—	—

	€3,741	€(1,418)	€1,899

Note 17. Financial Instruments

The fair value of financial instruments as at December 31 is summarized as follows:

	2012		2011
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Cash and cash equivalents	€104,239	€104,239	€105,072	€105,072
Marketable securities(1)	184	184	12,372	12,372
Receivables	110,087	110,087	120,487	120,487
Pulp price derivative contracts—asset	745	745	—	—
Accounts payable and other	89,950	89,950	99,640	99,640
Debt	711,403	700,001	734,086	717,522
Interest rate derivative contract—liability	50,678	50,678	52,391	52,391

(1)	Includes equity securities of €184 (2011 – €156) recorded in the Consolidated Balance Sheet within deferred note issuance and other.

The carrying value of cash and cash equivalents and accounts payable and other approximates the fair value due to the immediate or short-term maturity of these financial instruments. The carrying value of receivables approximates the fair value due to their short-term nature and historical collectability. The fair value of debt reflects recent market transactions and discounted cash flow estimates. Marketable securities are recorded at fair value based on quoted prices in active markets. See the Fair Value Measurement and Disclosure section below for details on how the fair value of the pulp price derivative contracts and interest rate derivative contract was determined.

MERCER INTERNATIONAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Euros, except per share data)

Note 17. Financial Instruments (continued)

Many of the Company’s transactions are denominated in foreign currencies, primarily the U.S. dollar. As a result of these transactions the Company and its subsidiaries have financial risk that the value of the Company’s financial instruments will vary due to fluctuations in foreign exchange rates.

Fair Value Measurement and Disclosure

The fair value methodologies and, as a result, the fair value of the Company’s investments and derivative instruments are determined based on the fair value hierarchy provided in the Fair Value Measurements and Disclosures topic of the FASB Accounting Standards Codification, and are as follows:

Level 1—Valuations based on quoted prices in active markets for identical assets and liabilities.

Level 2—Valuations based on observable inputs in active markets for similar assets and liabilities, other than Level 1 prices, such as quoted commodity prices or interest or currency exchange rates.

Level 3—Valuations based on significant unobservable inputs that are supported by little or no market activity, such as discounted cash flow methodologies based on internal cash flow forecasts.

The Company classified its marketable securities within Level 1 of the valuation hierarchy because quoted prices are available in an active market for both exchange-traded equities and the German federal government bonds. The Company classified the German federal government bonds as available-for-sale as it was not certain these investments would be held to maturity, nor did the Company intend to actively trade these investments.

The Company’s interest rate and pulp price derivatives are classified within Level 2 of the valuation hierarchy, as they are traded on the over-the-counter market and are valued using internal models that use as their basis readily observable market inputs, such as forward interest rates, yield curves observable at specified intervals and commodity price curves. The observable inputs reflect market data obtained from independent sources. In addition, the Company considered the risk of non-performance of the obligor, which in some cases reflects the Company’s own credit risk. The counterparty to our interest rate and pulp price derivatives are multi-national financial institutions.

The following table presents a summary of the Company’s outstanding financial instruments and their estimated fair values under the hierarchy defined in Fair Value Measurements and Disclosures Topic of the FASB Accounting Standards Codification:

	Fair value measurements at December 31, 2012 using:
Description	Level 1	Level 2	Level 3	Total
Assets
Marketable securities
Exchange traded equities	€184	€—	€—	€184
Pulp price derivative contracts	—	745	—	745

	€184	€745	€—	€929

Liabilities
Interest rate derivative contract	€—	€50,678	€—	€50,678

MERCER INTERNATIONAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Euros, except per share data)

Note 17. Financial Instruments (continued)

	Fair value measurements at December 31, 2011 using:
Description	Level 1	Level 2	Level 3	Total
Assets
Marketable securities
German federal government bonds	€12,216	€—	€—	€12,216
Exchange traded equities	156	—	—	156

	€12,372	€—	€—	€12,372

Liabilities
Interest rate derivative contract	€—	€52,391	€—	€52,391

Note 18. Lease Commitments

Minimum lease payments, primarily for various vehicles, and plant and equipment under capital and non-cancellable operating leases and the present value of net minimum payments at December 31, 2012 is as follows:

	Capital Leases	Operating Leases
2013	€1,998	€2,973
2014	1,367	1,612
2015	1,440	1,468
2016	1,202	915
2017	846	888
Thereafter	2,900	1,553

Total	9,753	€9,409

Less: imputed interest	1,510

Total present value of minimum capitalized payments	8,243
Less: current portion of capital lease obligations	1,958

Long-term capital lease obligations	€6,285

Rent expense under operating leases was €3,006 for the year ended December 31, 2012 (2011—€3,313; 2010—€2,246). The current portion of the capital lease obligations is included in accounts payable and other and the long-term portion is included in capital leases and other in the Consolidated Balance Sheet.

Note 19. Commitments and Contingencies

(a)	At December 31, 2012, the Company has liabilities for environmental conservation expenditures which include asset retirement obligations of €4,251 (2011—€4,170) and wastewater fees of €6,648 (2011—€4,438). Management believes the accrued amounts recorded are sufficient.

(b)

Pursuant to an arbitration proceeding with the general construction contractor (the noncontrolling shareholder) of the Stendal mill regarding certain warranty claims, the Company acted upon a bank guarantee for defect liability on civil works that was about to expire as provided in the engineering, procurement, and construction contract. On January 28, 2011, the Company received approximately €10,000

MERCER INTERNATIONAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Euros, except per share data)

Note 19. Commitments and Contingencies (continued)

(the “Guarantee Amount”), which is intended to compensate the Company for remediation work that is required at the Stendal mill, but it is less than the amount claimed by the Company under the arbitration. Consequently, the arbitration proceeding is ongoing, and there is no certainty that the Company will be successful with its claims.

The €10,000 was initially recognized as an increase in cash and a corresponding increase in accounts payable and other. As civil works remediation steps are agreed to with the noncontrolling shareholder an agreed to portion of the payable is reversed with the offset recorded in operating costs to offset the remediation expenditures. In January 2012, the noncontrolling shareholder contributed its required €1,632 from the Guarantee Amount as part of the financing agreement for Project Blue Mill. This contribution was reclassified to long-term debt as part of the loan payable to the noncontrolling shareholder. See Note 8(e)—Debt. As at December 31, 2012, the Company had Guarantee Amount proceeds of €1,768 remaining in accounts payable and other.

(c)	The Company is involved in a property transfer tax dispute with respect to the Celgar mill and certain other legal actions and claims arising in the ordinary course of business. Celgar had previously paid the property transfer tax assessment, and the court date is scheduled during the first quarter of 2013 to appeal the assessment. While the outcome of these legal actions and claims cannot be predicted with certainty, it is the opinion of management that the outcome of any such claim which is pending or threatened, either individually or on a combined basis, will not have a material adverse effect on the consolidated financial condition, results of operations or liquidity of the Company.

(d)	The Company is subject to regulations that require the handling and disposal of asbestos in a prescribed manner if a property undergoes a major renovation or demolition. Otherwise, the Company is not required to remove asbestos from its facilities. Generally asbestos is found on steam and condensate piping systems as well as certain cladding on buildings and in building insulation throughout older facilities. The Company’s obligation for the proper removal and disposal of asbestos products from the Company’s mills is a conditional asset retirement obligation. As a result of the longevity of the Company’s mills, due in part to the maintenance procedures and the fact that the Company does not have plans for major changes that require the removal of asbestos, the timing of the asbestos removal is indeterminate. As a result, the Company is currently unable to reasonably estimate the fair value of its asbestos removal and disposal obligation. The Company will recognize a liability in the period in which sufficient information is available to reasonably estimate its fair value.

(e)	As at December 31, 2012, the Company had entered into capital commitments of approximately €14,000 at the Stendal mill as part of Project Blue Mill.

(f)	The Company entered into certain minimum or fixed purchase commitments primarily related to the purchase of raw materials, none of which are individually material, that extend beyond 2013. Commitments under these contracts are approximately €808 in 2014, approximately €676 in 2015, approximately €568 in 2016, and approximately €615 in 2017 and beyond.

MERCER INTERNATIONAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Euros, except per share data)

Note 20. Restricted Group Supplemental Disclosure

The terms of the indenture governing our Senior Notes require that we provide the results of operations and financial condition of Mercer International Inc. and our restricted subsidiaries under the indenture, collectively referred to as the “Restricted Group”. As at and during the years ended December 31, 2012 and 2011, the Restricted Group was comprised of Mercer International Inc., certain holding subsidiaries and our Rosenthal and Celgar mills. The Restricted Group excludes the Stendal mill.

Combined Condensed Balance Sheets

	December 31, 2012
	Restricted Group	Unrestricted Subsidiaries	Eliminations	Consolidated Group
ASSETS
Current assets
Cash and cash equivalents	€36,714	€67,525	€—	€104,239
Receivables	61,212	48,875	—	110,087
Inventories	74,786	43,514	—	118,300
Prepaid expenses and other	5,811	2,096	—	7,907
Deferred income tax	2,188	2,277	—	4,465

Total current assets	180,711	164,287	—	344,998
Long-term assets
Property, plant and equipment	345,311	463,567	—	808,878
Deferred note issuance and other	6,607	5,555	—	12,162
Deferred income tax	9,179	8,386	—	17,565
Due from unrestricted group	102,311	—	(102,311)	—

Total assets	€644,119	€641,795	€(102,311)	€1,183,603

LIABILITIES
Current liabilities
Accounts payable and other	€42,106	€47,844	€—	€89,950
Pension and other post-retirement benefit obligations	813	—	—	813
Debt	5,662	40,000	—	45,662

Total current liabilities	48,581	87,844	—	136,425
Long-term liabilities
Debt	216,214	449,527	—	665,741
Due to restricted group	—	102,311	(102,311)	—
Unrealized interest rate derivative losses	—	50,678	—	50,678
Pension and other post-retirement benefit obligations	32,141	—	—	32,141
Capital leases and other	6,073	7,863	—	13,936
Deferred income tax	5,757	—	—	5,757

Total liabilities	308,766	698,223	(102,311)	904,678

EQUITY
Total shareholders’ equity (deficit)	335,353	(39,548)	—	295,805
Noncontrolling deficit	—	(16,880)	—	(16,880)

Total liabilities and equity	€644,119	€641,795	€(102,311)	€1,183,603

MERCER INTERNATIONAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Euros, except per share data)

Note 20. Restricted Group Supplemental Disclosure (continued)

Combined Condensed Balance Sheets

	December 31, 2011
	Restricted Group	Unrestricted Subsidiaries	Eliminations	Consolidated Group
ASSETS
Current assets
Cash and cash equivalents	€44,829	€60,243	€—	€105,072
Marketable securities	12,216	—	—	12,216
Receivables	62,697	57,790	—	120,487
Inventories	71,692	48,847	—	120,539
Prepaid expenses and other	5,019	3,143	—	8,162
Deferred income tax	5,179	1,571	—	6,750

Total current assets	201,632	171,594	—	373,226
Long-term assets
Property, plant and equipment	353,925	467,049	—	820,974
Deferred note issuance and other	5,971	4,792	—	10,763
Deferred income tax	8,492	3,795	—	12,287
Due from unrestricted group	88,824	—	(88,824)	—

Total assets	€658,844	€647,230	€(88,824)	€1,217,250

LIABILITIES
Current liabilities
Accounts payable and other	€49,815	€49,825	€—	€99,640
Pension and other post-retirement benefit obligations	756	—	—	756
Debt	1,088	24,583	—	25,671

Total current liabilities	51,659	74,408	—	126,067

Long-term liabilities
Debt	222,384	486,031	—	708,415
Due to restricted group	—	88,824	(88,824)	—
Unrealized interest rate derivative losses	—	52,391	—	52,391
Pension and other post-retirement benefit obligations	31,197	—	—	31,197
Capital leases and other	6,604	6,449	—	13,053
Deferred income tax	2,585	—	—	2,585

Total liabilities	314,429	708,103	(88,824)	933,708

EQUITY
Total shareholders’ equity (deficit)	344,415	(42,299)	—	302,116
Noncontrolling deficit	—	(18,574)	—	(18,574)

Total liabilities and equity	€658,844	€647,230	€(88,824)	€1,217,250

MERCER INTERNATIONAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Euros, except per share data)

Note 20. Restricted Group Supplemental Disclosure (continued)

Combined Condensed Statements of Operations

	Year Ended December 31, 2012
	Restricted Group	Unrestricted Subsidiaries	Eliminations	Consolidated Group
Revenues
Pulp	€423,943	€337,911	€—	€761,854
Energy and chemicals	28,489	43,800	—	72,289

	452,432	381,711	—	834,143
Operating costs	388,966	300,086	—	689,052
Operating depreciation and amortization	31,195	26,581	—	57,776
Selling, general and administrative expenses	24,640	13,670	—	38,310

	444,801	340,337	—	785,138

Operating income	7,631	41,374	—	49,005

Other income (expense)
Interest expense	(23,425)	(38,050)	5,670	(55,805)
Gain (loss) on derivative instruments	2,028	1,713	—	3,741
Loss on extinguishment of debt	(81)	—	—	(81)
Other income (expense)	5,108	504	(5,670)	(58)

Total other income (expense)	(16,370)	(35,833)	—	(52,203)

Income (loss) before income taxes	(8,739)	5,541	—	(3,198)
Income tax benefit (provision)	(5,482)	(1,811)	—	(7,293)

Net income (loss)	(14,221)	3,730	—	(10,491)
Less: net income attributable to noncontrolling interest	—	(1,694)	—	(1,694)

Net income (loss) attributable to common shareholders	€(14,221)	€2,036	€—	€(12,185)

MERCER INTERNATIONAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Euros, except per share data)

Note 20. Restricted Group Supplemental Disclosure (continued)

Combined Condensed Statements of Operations

	Year Ended December 31, 2011
	Restricted Group	Unrestricted Subsidiaries	Eliminations	Consolidated Group
Revenues
Pulp	€473,992	€357,404	€—	€831,396
Energy and chemicals	25,473	42,606	—	68,079

	499,465	400,010	—	899,475
Operating costs	382,555	311,270	—	693,825
Operating depreciation and amortization	29,841	25,919	—	55,760
Selling, general and administrative expenses	24,126	14,645	—	38,771

	436,522	351,834	—	788,356

Operating income	62,943	48,176	—	111,119

Other income (expense)
Interest expense	(24,886)	(39,074)	4,965	(58,995)
Gain (loss) on derivative instruments	—	(1,418)	—	(1,418)
Foreign exchange gain (loss) on debt	1,175	—	—	1,175
Loss on extinguishment of debt	(71)	—	—	(71)
Other income (expense)	5,262	1,204	(4,965)	1,501

Total other income (expense)	(18,520)	(39,288)	—	(57,808)

Income (loss) before income taxes	44,423	8,888	—	53,311
Income tax benefit (provision)	(4,614)	5,309	—	695

Net income (loss)	39,809	14,197	—	54,006
Less: net income attributable to noncontrolling interest	—	(3,931)	—	(3,931)

Net income (loss) attributable to common shareholders	€39,809	€10,266	€—	€50,075

MERCER INTERNATIONAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Euros, except per share data)

Note 20. Restricted Group Supplemental Disclosure (continued)

Combined Condensed Statements of Operations

	Year Ended December 31, 2010
	Restricted Group	Unrestricted Subsidiaries	Eliminations	Consolidated Group
Revenues
Pulp	€490,020	€366,291	€—	€856,311
Energy and chemicals	15,145	34,143	—	49,288

	505,165	400,434	—	905,599
Operating costs	361,272	287,320	—	648,592
Operating depreciation and amortization	29,971	25,961	—	55,932
Selling, general and administrative expenses	20,231	13,101	—	33,332

	411,474	326,382	—	737,856

Operating income	93,691	74,052	—	167,743

Other income (expense)
Interest expense	(31,498)	(40,852)	4,729	(67,621)
Gain (loss) on derivative instruments	—	1,899	—	1,899
Foreign exchange gain (loss) on debt	(6,126)	—	—	(6,126)
Loss on extinguishment of debt	(7,494)	—	—	(7,494)
Other income (expense)	5,103	94	(4,729)	468

Total other income (expense)	(40,015)	(38,859)	—	(78,874)

Income (loss) before income taxes	53,676	35,193	—	88,869
Income tax benefit (provision)	8,651	(2,772)	—	5,879

Net income (loss)	62,327	32,421	—	94,748
Less: net income attributable to noncontrolling interest	—	(8,469)	—	(8,469)

Net income (loss) attributable to common shareholders	€62,327	€23,952	€—	€86,279

MERCER INTERNATIONAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Euros, except per share data)

Note 20. Restricted Group Supplemental Disclosure (continued)

Combined Condensed Statements of Cash Flows

	Year Ended December 31, 2012
	Restricted Group	Unrestricted Subsidiaries	Consolidated Group
Cash flows from (used in) operating activities
Net income (loss)	€(14,221)	€3,730	€(10,491)
Adjustments to reconcile net income (loss) to cash flows from operating activities
Unrealized loss (gain) on derivative instruments	(764)	(1,713)	(2,477)
Loss on extinguishment of debt	81	—	81
Depreciation and amortization	31,471	26,581	58,052
Deferred income taxes	5,179	(5,297)	(118)
Stock compensation expense	2,039	—	2,039
Pension and other post-retirement expense, net of funding	284	—	284
Other	1,144	2,657	3,801
Changes in working capital
Receivables	(587)	8,981	8,394
Inventories	(3,991)	5,333	1,342
Accounts payable and accrued expenses	(7,446)	(6,544)	(13,990)
Other(1)	(15,779)	14,835	(944)

Net cash from (used in) operating activities	(2,590)	48,563	45,973

Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(21,937)	(14,767)	(36,704)
Proceeds on sale of property, plant and equipment	365	288	653
Proceeds on maturity of marketable securities	12,213	—	12,213

Net cash from (used in) investing activities	(9,359)	(14,479)	(23,838)

Cash flows from (used in) financing activities
Repayment of notes payable and debt	(2,671)	(24,583)	(27,254)
Repayment of capital lease obligations	(735)	(1,390)	(2,125)
Proceeds from (repayment of) credit facilities, net	4,559	—	4,559
Payment of note issuance costs	(312)	(1,621)	(1,933)
Proceeds from government grants	3,096	792	3,888

Net cash from (used in) financing activities	3,937	(26,802)	(22,865)

Effect of exchange rate changes on cash and cash equivalents	(103)	—	(103)

Net increase (decrease) in cash and cash equivalents	(8,115)	7,282	(833)
Cash and cash equivalents, beginning of year	44,829	60,243	105,072

Cash and cash equivalents, end of year	€36,714	€67,525	€104,239

(1)	Includes intercompany related transactions.

MERCER INTERNATIONAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Euros, except per share data)

Note 20. Restricted Group Supplemental Disclosure (continued)

Combined Condensed Statements of Cash Flows

	Year Ended December 31, 2011
	Restricted Group	Unrestricted Subsidiaries	Consolidated Group
Cash flows from (used in) operating activities
Net income (loss)	€39,809	€14,197	€54,006
Adjustments to reconcile net income (loss) to cash flows from operating activities
Unrealized loss (gain) on derivative instruments	—	1,418	1,418
Foreign exchange loss (gain) on debt	(1,175)	—	(1,175)
Loss on extinguishment of debt	71	—	71
Depreciation and amortization	30,086	25,919	56,005
Deferred income taxes	2,989	(5,366)	(2,377)
Stock compensation expense	3,310	—	3,310
Pension and other post-retirement expense, net of funding	(269)	—	(269)
Other	1,413	492	1,905
Changes in working capital
Receivables	3,255	(4,859)	(1,604)
Inventories	(10,175)	(7,538)	(17,713)
Accounts payable and accrued expenses	5,868	8,384	14,252
Other(1)	(8,503)	11,729	3,226

Net cash from (used in) operating activities	66,679	44,376	111,055

Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(29,513)	(8,296)	(37,809)
Proceeds on sale of property, plant and equipment	327	486	813
Purchase of marketable securities	(12,187)	—	(12,187)
Note receivable	2,865	—	2,865

Net cash from (used in) investing activities	(38,508)	(7,810)	(46,318)

Cash flows from (used in) financing activities
Repayment of notes payable and debt	(26,026)	(23,167)	(49,193)
Repayment of capital lease obligations	(1,310)	(1,632)	(2,942)
Proceeds from (repayment of) credit facilities, net	(14,652)	—	(14,652)
Proceeds from government grants	14,091	108	14,199
Purchase of treasury shares	(7,476)	—	(7,476)

Net cash from (used in) financing activities	(35,373)	(24,691)	(60,064)

Effect of exchange rate changes on cash and cash equivalents	1,377	—	1,377

Net increase (decrease) in cash and cash equivalents	(5,825)	11,875	6,050
Cash and cash equivalents, beginning of year	50,654	48,368	99,022

Cash and cash equivalents, end of year	€44,829	€60,243	€105,072

(1)	Includes intercompany related transactions.

MERCER INTERNATIONAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Euros, except per share data)

Note 20. Restricted Group Supplemental Disclosure (continued)

Combined Condensed Statements of Cash Flows

	Year Ended December 31, 2010
	Restricted Group	Unrestricted Subsidiaries	Consolidated Group
Cash flows from (used in) operating activities
Net income (loss)	€62,327	€32,421	€94,748
Adjustments to reconcile net income (loss) to cash flows from operating activities
Unrealized loss (gain) on derivative instruments	—	(1,899)	(1,899)
Foreign exchange loss (gain) on debt	6,126	—	6,126
Loss on extinguishment of debt	7,494	—	7,494
Depreciation and amortization	30,270	25,961	56,231
Deferred income taxes	(9,760)	—	(9,760)
Stock compensation expense	2,394	—	2,394
Pension and other post-retirement expense, net of funding	418	—	418
Other	5,011	2,671	7,682
Changes in working capital
Receivables	(25,913)	(14,125)	(40,038)
Inventories	(2,885)	(21,577)	(24,462)
Accounts payable and accrued expenses	(10,304)	7,215	(3,089)
Other(1)	(10,597)	6,031	(4,566)

Net cash from (used in) operating activities	54,581	36,698	91,279

Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(34,675)	(3,625)	(38,300)
Proceeds on sale of property, plant and equipment	251	887	1,138
Note receivable	1,113	—	1,113

Net cash from (used in) investing activities	(33,311)	(2,738)	(36,049)

Cash flows from (used in) financing activities
Repayment of notes payable and debt	(220,665)	(13,917)	(234,582)
Proceeds from borrowings of notes payable and debt	222,177	—	222,177
Repayment of capital lease obligations	(589)	(2,331)	(2,920)
Proceeds from (repayment of) credit facilities, net	(2,660)	—	(2,660)
Payment of note issuance costs	(6,095)	—	(6,095)
Proceeds from government grants	17,952	—	17,952

Net cash from (used in) financing activities	10,120	(16,248)	(6,128)

Effect of exchange rate changes on cash and cash equivalents	(1,371)	—	(1,371)

Net increase (decrease) in cash and cash equivalents	30,019	17,712	47,731
Cash and cash equivalents, beginning of year	20,635	30,656	51,291

Cash and cash equivalents, end of year	€50,654	€48,368	€99,022

(1)	Includes intercompany related transactions.

SUPPLEMENTARY FINANCIAL INFORMATION (UNAUDITED)

Quarterly Financial Data

(Thousands of Euros, except per share amounts)

	Quarters Ended
	March 31	June 30	September 30	December 31
2012
Revenues	€218,358	€204,062	€223,275	€188,448
Gross profit	16,243	18,296	7,214	7,252
Net income (loss) attributable to common shareholders	1,173	1,515	(9,712)	(5,161)
Net income (loss) per share attributable to common shareholders*	0.02	0.03	(0.17)	(0.09)
2011
Revenues	€226,330	€234,495	€207,065	€231,585
Gross profit	36,644	36,211	35,307	2,957
Net income (loss) attributable to common shareholders	29,053	14,383	8,440	(1,801)
Net income (loss) per share attributable to common shareholders*	0.52	0.26	0.15	(0.03)

* On a diluted basis

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MERCER INTERNATIONAL INC.

Dated: February 15, 2013	By:	/s/ JIMMY S.H. LEE
Jimmy S.H. Lee
Chairman

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

/s/ JIMMY S.H. LEE	Date: February 15, 2013
Jimmy S.H. Lee
Chairman, Chief Executive Officer and Director

/s/ DAVID M. GANDOSSI	Date: February 15, 2013
David M. Gandossi
Secretary, Executive Vice President,
Chief Financial Officer and Principal
Accounting Officer

/s/ ERIC LAURITZEN	Date: February 15, 2013
Eric Lauritzen
Director

/s/ WILLIAM D. MCCARTNEY	Date: February 15, 2013
William D. McCartney
Director

/s/ GRAEME A. WITTS	Date: February 15, 2013
Graeme A. Witts
Director

/s/ GUY W. ADAMS	Date: February 15, 2013
Guy W. Adams
Director

/s/ BERNARD PICCHI	Date: February 15, 2013
Bernard Picchi
Director

/s/ JAMES SHEPHERD	Date: February 15, 2013
James Shepherd
Director

/s/ KEITH PURCHASE	Date: February 15, 2013
Keith Purchase
Director

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
2.1	Agreement and Plan of Merger among Mercer International Inc., Mercer International Regco Inc. and Mercer Delaware Inc. dated December 14, 2005. Incorporated by reference to the Proxy Statement/Prospectus filed on December 15, 2005.

3.1	Articles of Incorporation of the Company, as amended. Incorporated by reference from Form 8-A dated March 1, 2006.

3.2	Bylaws of the Company. Incorporated by reference from Form 8-A dated March 1, 2006.

4.1	Indenture dated as of November 17, 2010 between Mercer International Inc. and Wells Fargo Bank, National Association. Incorporated by reference from Form 8-K dated November 19, 2010.

10.1*	Project Financing Facility Agreement dated August 26, 2002 between Zellstoff Stendal GmbH and Bayerische Hypo-und Vereinsbank AG, as amended by Amendment, Restatement and Undertaking Agreement dated January 31, 2009 and the Amendment Agreement dated January 20, 2011.

10.2*	Project Blue Mill Financing Facility Agreement dated January 20, 2012 between Zellstoff Stendal GmbH and Unicredit Bank AG and IKB Deutsche Industriebank AG.

10.3*	Shareholders’ Undertaking Agreement dated August 26, 2002 among Mercer International Inc., Stendal Pulp Holdings GmbH, RWE Industrie-Lösungen GmbH, AIG Altmark Industrie AG and FAHR Beteiligungen AG and Zellstoff Stendal GmbH and Bayerische Hypo-und Vereinsbank AG as amended by the Amendment Restatement and Undertaking Agreement dated January 20, 2012.

10.4*	Shareholders’ Agreement dated August 26, 2002 among Zellstoff Stendal GmbH, Stendal Pulp Holdings GmbH, RWE Industrie-Lösungen GmbH and FAHR Beteiligungen AG as amended by the Amendment Restatement and Undertaking Agreement dated January 20, 2012.

10.5*	Contract for the Engineering, Design, Procurement, Construction, Erection and Start-Up of a Kraft Pulp Mill between Zellstoff Stendal GmbH and RWE Industrie-Lösungen GmbH dated August 26, 2002. Certain non-public information has been omitted from the appendices to Exhibit 10.4 pursuant to a request for confidential treatment filed with the SEC. Such non-public information was filed with the SEC on a confidential basis. The SEC approved the request for confidential treatment in January 2004.

10.6*	Form of Trustee’s Indemnity Agreement between Mercer International Inc. and its Trustees.

10.7	Employment Agreement dated for reference August 7, 2003 between Mercer International Inc. and David Gandossi. Incorporated by reference from Form 8-K dated August 11, 2003.

10.8	Employment Agreement effective as of April 28, 2004 between Mercer International Inc. and Jimmy S.H. Lee. Incorporated by reference from Form 8-K dated April 28, 2004.

10.9	2004 Stock Incentive Plan. Incorporated by reference from Form S-8 dated June 15, 2004.

10.10	2010 Stock Incentive Plan. Incorporated by reference from Form S-8 dated June 11, 2010.

10.11	Employment Agreement dated October 2, 2006 between Stendal Pulp Holding GmbH and Wolfram Ridder. Incorporated by reference from Form 8-K dated October 2, 2006.

10.12*	Employment Agreement effective September 25, 2006 between Mercer International Inc. and Claes-Inge Isacson dated December 5, 2008.

10.13	Employment Agreement effective September 1, 2005 between Mercer International Inc. and Leonhard Nossol dated August 18, 2005. Incorporated by reference from Form 10-Q dated May 6, 2008.

10.14*	Electricity Purchase Agreement effective January 27, 2009 between Zellstoff Celgar Limited Partnership and British Columbia Hydro and Power Authority. Certain non-public information has been omitted from the appendices to Exhibit 10.13 pursuant to a request for confidential treatment filed with the SEC. Such non-public information was filed with the SEC on a confidential basis. The SEC approved the request for confidential treatment in March 2009.

10.15	Revolving Credit Facility Agreement dated August 19, 2009 among D&Z Holding GmbH, Zellstoff-und Papierfabrik Rosenthal GmbH, D&Z Beteiligungs GmbH and ZPR Logistik GmbH and Bayerische Hypo-und Vereinsbank AG. Incorporated by reference from Form 8-K dated August 24, 2009.

10.16	Loan Agreement dated August 19, 2009 among Zellstoff-und Papierfabrik Rosenthal GmbH, as borrower, and Bayerische Hypo-und Vereinsbank Aktiengesellschaft, as lender. Incorporated by reference from Form 8-K dated August 24, 2009.

10.17	Extension, Amendment and Confirmation Letter dated October 4, 2012 among Zellstoff- und Papierfabrik Rosenthal GmbH, D&Z Holding GmbH, D&Z Beteiligungs GmbH, ZPR Logistik GmbH and Mercer International Inc. Incorporated by reference from Form 10-Q dated November 2, 2012.

10.18	Amended and Restated Credit Agreement dated as of November 27, 2009 among Zellstoff Celgar Limited Partnership, as borrower, and the lenders from time to time parties thereto, as lenders, and CIT Business Credit Canada Inc., as agent. Incorporated by reference from Form 8-K dated November 30, 2009.

14	Code of Business Conduct and Ethics. Incorporated by reference from the definitive proxy statement on Schedule 14A dated August 11, 2003.

99.1	Audit Committee Charter. Incorporated by reference from the definitive proxy statement on Schedule 14A dated April 28, 2005.

99.2	Governance and Nominating Committee Charter. Incorporated by reference from the definitive proxy statement on Schedule 14A dated April 28, 2004.

99.3	Exchange Agreement dated November 25, 2009 between Mercer International Inc. and IAT Reinsurance Co. Ltd. Incorporated by reference from Form 8-K filed November 27, 2009.

99.4	Exchange Agreement dated November 25, 2009 between Mercer International Inc. and Alden Global Distressed Opportunities Fund L.P. Incorporated by reference from Form 8-K filed November 27, 2009.

99.5	Exchange Agreement dated November 25, 2009 between Mercer International Inc. and Greenlight Capital Qualified LP, Greenlight Capital LP and Greenlight Capital Offshore Partners. Incorporated by reference from Form 8-K filed November 27, 2009.

21	List of Subsidiaries of Registrant.

23.1	Consent of Independent Registered Public Accounting Firm.

31.1	Section 302 Certificate of Chief Executive Officer.

31.2	Section 302 Certificate of Chief Financial Officer.

32.1**	Section 906 Certificate of Chief Executive Officer.

32.2**	Section 906 Certificate of Chief Financial Officer.

*	Filed in Form 10-K for prior years.
**	In accordance with Release 33-8212 of the SEC, these Certifications: (i) are “furnished” to the SEC and are not “filed” for the purposes of liability under the Exchange Act; and (ii) are not to be subject to automatic incorporation by reference into any of the Company’s registration statements filed under the Securities Act for the purposes of liability thereunder or any offering memorandum, unless the Company specifically incorporates them by reference therein.

EXHIBIT 21

SUBSIDIARIES OF MERCER INTERNATIONAL INC.

		Shareholding
	Jurisdiction	at Year End
Name of Subsidiary(1)	of Incorporation	Direct	Indirect
Zellstoff-und Papierfabrik Rosenthal GmbH	Germany	—	100%
Zellstoff Stendal GmbH	Germany	—	74.9%
Zellstoff Celgar Limited	Canada	100%	—
Zellstoff Celgar Limited Partnership	Canada	100%	—

(1)	All the subsidiaries are conducting business under their own names.

EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-167478) and in the Registration Statement on Form S-3 (No. 333-185246) of Mercer International Inc. of our report dated February 15, 2013 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants

February 15, 2013

Vancouver, Canada

EXHIBIT 31.1

CERTIFICATION OF PERIODIC REPORT

I, Jimmy S.H. Lee, certify that:

1.	I have reviewed this annual report on Form 10-K of Mercer International Inc. (the “Registrant”);

2.	Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3.	Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the Registrant as of, and for, the periods presented in this annual report;

4.	The Registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the Registrant and have:

a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Registrant, including its consolidated subsidiaries, is made known to us by others with those entities, particularly during the period in which this annual report is being prepared;

b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)	Evaluated the effectiveness of the Registrant’s disclosure controls and procedures and presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this annual report based on such evaluation; and

d)	Disclosed in this annual report any change in the Registrant’s internal control over financial reporting that occurred during the Registrant’s most recent fiscal quarter (the Registrant’s fourth fiscal quarter in the case of this annual report) that has materially affected, or is reasonably likely to materially affect, the Registrant’s internal control over financial reporting; and

5.	The Registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Registrant’s auditors and the audit committee of the Registrant’s board of directors (or persons performing the equivalent functions):

a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Registrant’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the Registrant’s internal control over financial reporting.

Date: February 15, 2013

/s/ Jimmy S.H. Lee
Jimmy S.H. Lee
Chief Executive Officer

EXHIBIT 31.2

CERTIFICATION OF PERIODIC REPORT

I, David M. Gandossi, certify that:

1.	I have reviewed this annual report on Form 10-K of Mercer International Inc. (the “Registrant”);

2.	Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3.	Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the Registrant as of, and for, the periods presented in this annual report;

4.	The Registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d – 15(f)) for the Registrant and have:

a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Registrant, including its consolidated subsidiaries, is made known to us by others with those entities, particularly during the period in which this annual report is being prepared;

b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)	Evaluated the effectiveness of the Registrant’s disclosure controls and procedures and presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this annual report based on such evaluation; and

d)	Disclosed in this annual report any change in the Registrant’s internal control over financial reporting that occurred during the Registrant’s most recent fiscal quarter (the Registrant’s fourth fiscal quarter in the case of this annual report) that has materially affected, or is reasonably likely to materially affect, the Registrant’s internal control over financial reporting; and

5.	The Registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Registrant’s auditors and the audit committee of the Registrant’s board of directors (or persons performing the equivalent functions):

a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Registrant’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the Registrant’s internal control over financial reporting.

Date: February 15, 2013

/s/ David M. Gandossi
David M. Gandossi
Chief Financial Officer

EXHIBIT 32.1

CERTIFICATION OF PERIODIC REPORT

I, Jimmy S.H. Lee, Chief Executive Officer of Mercer International Inc. (the “Company”), certify pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, 18 U.S.C. Section 1350, that:

(1)	the Annual Report on Form 10-K of the Company for the period ended December 31, 2012 (the “Report”) fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)); and

(2)	the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: February 15, 2013

/s/ JIMMY S.H. LEE
Jimmy S.H. Lee
Chief Executive Officer

A signed original of this written statement required by Section 906 has been provided to Mercer International Inc. and will be retained by Mercer International Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

EXHIBIT 32.2

CERTIFICATION OF PERIODIC REPORT

I, David M. Gandossi, Chief Financial Officer of Mercer International Inc. (the “Company”), certify pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, 18 U.S.C. Section 1350, that:

(1)	the Annual Report on Form 10-K of the Company for the period ended December 31, 2012 (the “Report”) fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)); and

(2)	the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: February 15, 2013

/s/ DAVID M. GANDOSSI
David M. Gandossi
Chief Financial Officer

A signed original of this written statement required by Section 906 has been provided to Mercer International Inc. and will be retained by Mercer International Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

Annex B

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2013

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

Commission File No.: 000-51826

MERCER INTERNATIONAL INC.

(Exact name of Registrant as specified in its charter)

Washington	47-0956945
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 1120, 700 West Pender Street, Vancouver, British Columbia, Canada, V6C 1G8

(Address of office)

(604) 684-1099

(Registrant’s telephone number, including area code)

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    YES  ☒    NO  ☐

Indicate by check mark whether the Registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the preceding 12 months or for such shorter period that the registrant was required to submit and post such files).    YES  ☒    NO  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☒

Non-Accelerated Filer	☐	Smaller Reporting Company	☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    YES  ☐    NO  ☒

The Registrant had 55,815,704 shares of common stock outstanding as at May 2, 2013.

PART I. FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2013

(Unaudited)

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands of Euros)

	March 31,	December 31,
	2013	2012
ASSETS
Current assets
Cash and cash equivalents	€110,664	€104,239
Receivables	120,184	110,087
Inventories (Note 2)	112,908	118,300
Prepaid expenses and other	8,295	7,907
Deferred income tax	3,824	4,465

Total current assets	355,875	344,998

Long-term assets
Property, plant and equipment	802,959	808,878
Deferred note issuance and other	11,622	12,162
Deferred income tax	15,104	17,565

	829,685	838,605

Total assets	€1,185,560	€1,183,603

LIABILITIES
Current liabilities
Accounts payable and other	€97,645	€89,950
Pension and other post-retirement benefit obligations (Note 4)	818	813
Debt (Note 3)	55,081	45,662

Total current liabilities	153,544	136,425

Long-term liabilities
Debt (Note 3)	658,166	665,741
Unrealized interest rate derivative losses (Note 8)	45,513	50,678
Pension and other post-retirement benefit obligations (Note 4)	32,451	32,141
Capital leases and other	13,887	13,936
Deferred income tax	6,175	5,757

	756,192	768,253

Total liabilities	909,736	904,678

EQUITY
Shareholders’ equity
Share capital (Note 5)	248,757	248,371
Paid-in capital	(3,706)	(3,547)
Retained earnings	25,375	25,800
Accumulated other comprehensive income	21,570	25,181

Total shareholders’ equity	291,996	295,805

Noncontrolling interest (deficit)	(16,172)	(16,880)

Total equity	275,824	278,925

Total liabilities and equity	€1,185,560	€1,183,603

Commitments and contingencies (Note 10)

The accompanying notes are an integral part of these interim consolidated financial statements.

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands of Euros, except per share data)

	Three Months Ended
	March 31,
	2013	2012
Revenues
Pulp	€180,120	€199,439
Energy and chemicals	18,152	18,919

	198,272	218,358
Costs and expenses
Operating costs	165,098	177,770
Operating depreciation and amortization	14,731	14,287

	18,443	26,301
Selling, general and administrative expenses	8,895	10,058

Operating income	9,548	16,243

Other income (expense)
Interest expense	(13,148)	(14,133)
Gain on derivative instruments (Note 8)	4,820	876
Other income (expense)	(70)	(410)

Total other income (expense)	(8,398)	(13,667)

Income before income taxes	1,150	2,576
Income tax benefit (provision)
Current	3,271	(56)
Deferred	(4,138)	(676)

Net income	283	1,844
Less: net income attributable to noncontrolling interest	(708)	(671)

Net income (loss) attributable to common shareholders	€(425)	€1,173

Net income (loss) per share attributable to common shareholders (Note 7)
Basic and diluted	€(0.01)	€0.02

The accompanying notes are an integral part of these interim consolidated financial statements.

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Unaudited)

(In thousands of Euros)

	Three Months Ended
	March 31,
	2013	2012
Net income	€283	€1,844
Other comprehensive income (loss), net of taxes
Foreign currency translation adjustments, net of tax expense of €574 (2012—benefit of €90)	(3,528)	2,147
Change in unrecognized losses and prior service costs related to defined benefit plans, net of tax benefit of €nil (2012—€nil)	(93)	149
Change in unrealized losses on marketable securities, net of tax benefit of €nil (2012—€nil)	10	68

Other comprehensive income (loss), net of taxes	(3,611)	2,364

Total comprehensive income (loss)	(3,328)	4,208
Comprehensive income attributable to noncontrolling interest	(708)	(671)

Comprehensive income (loss) attributable to common shareholders	€(4,036)	€3,537

INTERIM CONSOLIDATED STATEMENTS OF RETAINED EARNINGS

(Unaudited)

(In thousands of Euros)

	Three Months Ended March 31,
	2013	2012
Net income (loss) attributable to common shareholders	€(425)	€1,173
Retained earnings, beginning of period	25,800	37,985

Retained earnings, end of period	€25,375	€39,158

The accompanying notes are an integral part of these interim consolidated financial statements.

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands of Euros)

	Three Months Ended
	March 31,
	2013	2012
Cash flows from (used in) operating activities
Net income	€283	€1,844
Adjustments to reconcile net income to cash flows from operating activities
Unrealized gain on derivative instruments	(4,695)	(876)
Depreciation and amortization	14,794	14,350
Deferred income taxes	4,138	676
Stock compensation expense	267	868
Pension and other post-retirement expense, net of funding	121	(14)
Other	1,183	793
Changes in working capital
Receivables	(9,704)	2,685
Inventories	5,746	11,738
Accounts payable and accrued expenses	10,597	2,649
Other	(782)	1,424

Net cash from (used in) operating activities	21,948	36,137

Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(11,395)	(8,465)
Proceeds on sale of property, plant and equipment	13	226

Net cash from (used in) investing activities	(11,382)	(8,239)

Cash flows from (used in) financing activities
Repayment of debt	(20,545)	(10,126)
Proceeds from borrowings of debt	10,000	—
Repayment of capital lease obligations	(700)	(611)
Proceeds from credit facilities, net	5,968	3,759
Payment of note issuance costs	—	(1,621)
Proceeds from government grants	730	630

Net cash from (used in) financing activities	(4,547)	(7,969)

Effect of exchange rate changes on cash and cash equivalents	406	(805)

Net increase in cash and cash equivalents	6,425	19,124
Cash and cash equivalents, beginning of period	104,239	105,072

Cash and cash equivalents, end of period	€110,664	€124,196

The accompanying notes are an integral part of these interim consolidated financial statements.

	Three Months Ended
	March 31,
	2013	2012
Supplemental disclosure of cash flow information
Cash paid during the period for
Interest	€2,750	€4,827
Income taxes	€665	€2,608
Supplemental schedule of non-cash investing and financing activities
Acquisition of production and other equipment under capital lease obligations	€170	€—
Increase (decrease) in accounts payable and accrued purchases for property, plant and equipment	€(2,899)	€463
Increase (decrease) in receivables of government grants for long-term assets	€—	€(638)

The accompanying notes are an integral part of these interim consolidated financial statements.

MERCER INTERNATIONAL INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(In thousands of Euros, except per share data)

Note 1. The Company and Summary of Significant Accounting Policies

Basis of Presentation

The interim consolidated financial statements contained herein include the accounts of Mercer International Inc. (“Mercer Inc.”) and its wholly-owned and majority-owned subsidiaries (collectively the “Company”). The Company’s shares of common stock are quoted and listed for trading on both the NASDAQ Global Market and the Toronto Stock Exchange.

The interim consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”). The year-end Consolidated Balance Sheet data was derived from audited financial statements. The footnote disclosure included herein has been prepared in accordance with accounting principles generally accepted for interim financial statements in the United States (“GAAP”). The interim consolidated financial statements should be read together with the audited consolidated financial statements and accompanying notes included in the Company’s latest annual report on Form 10-K for the fiscal year ended December 31, 2012. In the opinion of the Company, the unaudited interim consolidated financial statements contained herein contain all adjustments necessary to fairly present the results of the interim periods included. The results for the periods included herein may not be indicative of the results for the entire year.

The Company has three pulp mills that are aggregated into one reportable business segment, market pulp. Accordingly, the results presented are those of the reportable business segment.

Certain prior period amounts in the interim consolidated financial statements have been reclassified to conform to the current period presentation. Beginning in the second quarter of 2012, the Company has presented revenue from the sale of chemicals within energy and chemicals revenue in the Interim Consolidated Statement of Operations. This revenue had previously been presented within operating costs. Chemical revenue for the three month period ended March 31, 2013 was €2,861 (2012 – €2,808).

In these interim consolidated financial statements, unless otherwise indicated, all amounts are expressed in Euros (“€”). The term “U.S. dollars” and the symbol “$” refer to United States dollars. The symbol “C$” refers to Canadian dollars.

Use of Estimates

Preparation of financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Significant management judgment is required in determining the accounting for, among other things, doubtful accounts and reserves, depreciation and amortization, future cash flows associated with impairment testing for long-lived assets, derivative financial instruments, environmental conservation and legal liabilities, asset retirement obligations, pensions and post-retirement benefit obligations, income taxes, contingencies, and inventory obsolescence and provisions. Actual results could differ materially from these estimates, and changes in these estimates are recorded when known.

MERCER INTERNATIONAL INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(In thousands of Euros, except per share data)

Note 2. Inventories

	March 31, 2013	December 31, 2012
Raw materials	€37,296	€46,028
Finished goods	40,092	38,169
Spare parts and other	35,520	34,103

	€112,908	€118,300

Note 3. Debt

Debt consists of the following:

	March 31, 2013	December 31, 2012
Note payable to bank, included in a total loan credit facility of €827,950 to finance the construction related to the Stendal mill (a)	€432,907	€452,907
Senior notes, interest at 9.50% accrued and payable semi-annually, unsecured (b)	221,429	215,670
Credit agreement with a lender with respect to a revolving credit facility of C$40 million (c)	10,735	4,574
Term bank facility for a project at the Stendal mill of €17,000 (d)	10,000	—
Loans payable to the noncontrolling shareholder of the Stendal mill (e)	37,088	36,620
Investment loan agreement with a lender with respect to a project at the Rosenthal mill of €4,351 (f)	1,088	1,632
Credit agreement with a bank with respect to a revolving credit facility of €25,000 (g)	—	—
Credit agreement with a bank with respect to a revolving credit facility of €3,500 (h)	—	—

	713,247	711,403
Less: current portion	(55,081)	(45,662)

Debt, less current portion	€658,166	€665,741

The Company made repayments under these facilities of €20,545 during the three month period ended March 31, 2013 (2012 – €10,126). As of March 31, 2013, the maturities of debt are as follows:

Matures	Amount
2013	€32,908
2014	48,915
2015	44,000
2016	44,000
2017	543,424
Thereafter	—

€713,247

Certain of the Company’s debt instruments were issued under an indenture which, among other things, restricts its ability and the ability of its restricted subsidiaries to make certain payments. These limitations are subject to specific exceptions. As at March 31, 2013, the Company was in compliance with the terms of the indenture.

MERCER INTERNATIONAL INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(In thousands of Euros, except per share data)

Note 3. Debt (continued)

(a)	Note payable to bank, included in a total loan facility of €827,950 to finance the construction related to the Stendal mill (“Stendal Loan Facility”), interest at rates varying from Euribor plus 0.90% to Euribor plus 1.80% (rates on amounts of borrowing at March 31, 2013 range from 1.39% to 2.14%), principal due in required installments beginning September 30, 2006 until September 30, 2017, collateralized by the gross assets of the Stendal mill, with 48% and 32% guaranteed by the Federal Republic of Germany and the State of Saxony-Anhalt, respectively, of up to €372,907 of outstanding principal, subject to a debt service reserve account (“DSRA”) for purposes of paying amounts due in the following 12 months under the terms of the Stendal Loan Facility; payment of dividends is only permitted if certain cash flow requirements are met. See Note 8 – Derivative Transactions for a discussion of the Company’s variable-to-fixed interest rate swap that was put in place to effectively fix the interest rate on the Stendal Loan Facility.

On March 13, 2009, the Company finalized an agreement with its lenders to amend its Stendal Loan Facility. The amendment deferred approximately €164,000 of scheduled principal payments until the maturity date, September 30, 2017. The amendment also provided for a 100% cash sweep, referred to as the “Cash Sweep”, of any cash, in excess of a €15,000 working capital reserve and the Guarantee Amount, as discussed in Note 10(a) – Commitments and Contingencies, and other amounts as contemplated in the amendment, held by Stendal which will be used first to fund the DSRA to a level sufficient to service the amounts due and payable under the Stendal Loan Facility during the then following 12 months, which means the DSRA is “Fully Funded”, and second to prepay the deferred principal amounts. As at March 31, 2013, the DSRA balance was €32,986 and was not Fully Funded.

(b)	On November 17, 2010, the Company completed a private offering of $300.0 million in aggregate principal amount of senior notes due 2017 (“Senior Notes”). The Senior Notes were issued at a price of 100% of their principal amount. The Senior Notes will mature on December 1, 2017 and bear interest at 9.50% which is accrued and payable semi-annually.

In June 2012, the Company’s Board of Directors authorized the purchase of up to €50,000 in aggregate principal amount of the Company’s Senior Notes from time to time, over a period ending June 2013. During the three month period ended March 31, 2013, the Company did not purchase any of its outstanding Senior Notes. During the twelve month period ended December 31, 2012, the Company purchased $2.0 million of its outstanding Senior Notes.

The Senior Notes are general unsecured senior obligations of the Company. The Senior Notes rank equal in right of payment with all existing and future senior unsecured indebtedness of the Company and senior in right of payment to any current or future subordinated indebtedness of the Company. The Senior Notes are effectively junior in right of payment to all borrowings of the Company’s restricted subsidiaries, including borrowings under the Company’s credit agreements which are secured by certain assets of its restricted subsidiaries.

The Company may redeem all or a part of the Senior Notes, upon not less than 30 days’ or more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) equal to 104.75% for the twelve month period beginning on December 1, 2014, 102.38% for the twelve month period beginning on December 1, 2015, and 100.00% beginning on December 1, 2016 and at any time thereafter, plus accrued and unpaid interest.

(c)	Credit agreement with respect to a revolving credit facility of up to C$40.0 million for the Celgar mill. The credit facility matures May 2013. Borrowings under the credit facility are collateralized by the mill’s inventory and receivables and are restricted by a borrowing base calculated on the mill’s inventory and receivables. Canadian dollar denominated amounts bear interest at bankers acceptance plus 3.75% or Canadian prime plus 2.00%. U.S. dollar denominated amounts bear interest at LIBOR plus 3.75% or U.S. base plus 2.00%. As at March 31, 2013, this facility was accruing interest at a rate of approximately 5.00%, C$14.0 million of this facility was drawn, C$1.7 million was supporting letters of credit and approximately C$22.3 million was available. The Company is in the process of extending the maturity date of the facility.

MERCER INTERNATIONAL INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(In thousands of Euros, except per share data)

Note 3. Debt (continued)

(d)	A €17,000 amortizing term facility to partially finance a project, referred to as “Project Blue Mill”, which is expected to increase the Stendal mill’s annual pulp production capacity by 30,000 air-dried metric tonnes and includes the installation of an additional 40 megawatt steam turbine. The facility, 80% of which is guaranteed by the State of Saxony-Anhalt, bears interest at a rate of Euribor plus 3.5% per annum and is available for disbursement up to August 31, 2013. The interest period for the facility, at the choice of the Company, will be of one, three or six months duration and interest is paid on the last day of the interest period selected. The facility, together with accrued interest, is scheduled to mature in September 2017. The facility will be repaid semi-annually, commencing September 30, 2013, is collateralized by the gross assets of the Stendal mill, and will be non-recourse to the Company. As at March 31, 2013, €10,000 had been drawn on this facility and was accruing interest at a rate of approximately 3.83%.

As part of the term facility, the Company was required to open an investment account with the lender for the purpose of managing project costs and is required to deposit all funding associated with Project Blue Mill in this account. As at March 31, 2013, the balance in the investment account was €2,894.

(e)	Loans of €26,760 payable by the Stendal mill to its noncontrolling shareholder bear interest at a rate of 7.00% per annum and are due in 2017, provided that the Project Blue Mill facility (Note 3(d)) and the Stendal Loan Facility (Note 3(a)) have been fully repaid on such date. The loans are unsecured, subordinated to all liabilities of the Stendal mill, non-recourse to the Company and its restricted subsidiaries. One of the loans, which has a principal amount of €440, may be repaid prior to October 1, 2017 if the DSRA has been Fully Funded for the first time and this loan is subordinated to all liabilities of the Stendal mill only until such time as the DSRA is Fully Funded for the first time.

As at March 31, 2013, accrued interest on these loans was €10,328. As at December 31, 2012, accrued interest on these loans was €9,860.

(f)	A four-year amortizing investment loan agreement with a lender relating to the wash press project at the Rosenthal mill with a total facility of €4,351 bearing interest at the rate of Euribor plus 2.75% that matures February 2014. Borrowings under this agreement are secured by the wash press equipment. As at March 31, 2013, the balance outstanding was €1,088 and was accruing interest at a rate of 3.13%.

(g)	A €25,000 working capital facility at the Rosenthal mill that matures in October 2016. Borrowings under the facility are collateralized by the mill’s inventory and receivables and bear interest at Euribor plus 3.50%. As at March 31, 2013, approximately €1,000 of this facility was supporting bank guarantees leaving approximately €24,000 available.

(h)	A €3,500 facility at the Rosenthal mill that matures in December 2015. Borrowings under this facility bear interest at the rate of the three-month Euribor plus 3.50% and are secured by certain land at the Rosenthal mill. As at March 31, 2013, approximately €1,300 of this facility was supporting bank guarantees leaving approximately €2,200 available.

MERCER INTERNATIONAL INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(In thousands of Euros, except per share data)

Note 4. Pension and Other Post-Retirement Benefit Obligations

Included in pension and other post-retirement benefit obligations are amounts related to the Company’s Celgar and Rosenthal mills. The largest component of this obligation is with respect to the Celgar mill which maintains a defined benefit pension plan and post-retirement benefit plans for certain employees (“Celgar Plans”).

Pension benefits are based on employees’ earnings and years of service. The Celgar Plans are funded by contributions from the Company based on actuarial estimates and statutory requirements. Pension contributions during the three month period ended March 31, 2013 totaled €497 (2012 – €501).

Effective December 31, 2008, the defined benefit plan was closed to new members. In addition, the defined benefit service accrual ceased on December 31, 2008, and members began to receive pension benefits, at a fixed contractual rate, under a new defined contribution plan effective January 1, 2009. During the three month period ended March 31, 2013, the Company made contributions of €174 (2012 – €161) to this plan.

Information about the Celgar Plans, in aggregate for the three month periods ended March 31, 2013 and March 31, 2012 is as follows:

	Three Months ended March 31,
	2013		2012
	Pension Benefits	Post- Retirement Benefits	Pension Benefits	Post- Retirement Benefits
Service cost	€26	€146	€27	€138
Interest cost	355	214	373	214
Expected return on plan assets	(412)	—	(401)	—
Recognized net loss	278	23	276	1

Net periodic benefit cost	€247	€383	€275	€353

The Company participates in a multiemployer plan for hourly-paid employees at the Celgar mill. The contributions to this plan are determined based on an amount per hour worked pursuant to a collective bargaining agreement. The Company has no current or future contribution obligations in excess of the contractual contributions. During the three month period ended March 31, 2013, the Company made contributions of €381 (2012 – €477) to this plan.

Note 5. Share Capital

Common shares

The Company has authorized 200,000,000 common shares with a par value of $1 per share.

As at March 31, 2013 and December 31, 2012, the Company had 55,815,704 common shares issued and outstanding.

Share Repurchase Program

In July 2012, the Company’s Board of Directors authorized a share repurchase program (the “Program”) to repurchase up to approximately $14.4 million of the Company’s outstanding common shares from time to time over a period ending August 2013. During the three month period ended March 31, 2013 and the twelve month period ended December 31, 2012, the Company did not repurchase any of its common shares.

MERCER INTERNATIONAL INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(In thousands of Euros, except per share data)

Note 5. Share Capital (continued)

Preferred shares

The Company has authorized 50,000,000 preferred shares with $1 par value issuable in series, of which 2,000,000 shares have been designated as Series A. The preferred shares may be issued in one or more series and with such designations and preferences for each series as shall be stated in the resolutions providing for the designation and issue of each such series adopted by the Board of Directors of the Company. The Board of Directors is authorized by the Company’s articles of incorporation to determine the voting, dividend, redemption and liquidation preferences pertaining to each such series. As at March 31, 2013, no preferred shares had been issued by the Company.

Note 6. Stock-Based Compensation

The Company has a stock incentive plan (the “2010 Plan”) which provides for options, restricted stock rights, restricted shares, performance shares, performance share units (“PSUs”) and stock appreciation rights to be awarded to employees, consultants and non-employee directors. As at March 31, 2013, after factoring in all allocated shares, there remain approximately 1.1 million common shares available for grant pursuant to the 2010 Plan.

During the three month period ended March 31, 2013, 40,000 restricted shares vested.

Note 7. Net Income (Loss) Per Share Attributable to Common Shareholders

	Three Months Ended March 31,
	2013	2012
Net income (loss) attributable to common shareholders:
Basic and diluted	€(425)	€1,173

Net income (loss) per share attributable to common shareholders:
Basic and diluted	€(0.01)	€0.02

Weighted average number of common shares outstanding:
Basic(1)	55,632,982	55,554,830
Effect of dilutive instruments:
PSUs	—	277,676
Stock options	—	28,702

Diluted	55,632,982	55,861,208

(1)	The basic weighted average number of shares excludes 156,500 restricted shares which have been issued, but have not vested as at March 31, 2013 (2012 – 198,000 restricted shares).

MERCER INTERNATIONAL INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(In thousands of Euros, except per share data)

Note 7. Net Income (Loss) Per Share Attributable to Common Shareholders (continued)

The calculation of diluted net income (loss) per share attributable to common shareholders does not assume the exercise of any instruments that would have an anti-dilutive effect on net income (loss) per share. The following table summarizes the instruments excluded from the calculation of net income (loss) per share attributable to common shareholders because they were anti-dilutive.

	Three Months Ended March 31,
	2013	2012
PSUs	786,129	—
Restricted shares	156,500	198,000
Stock options	175,000	45,000

Note 8. Derivative Transactions

The Company is exposed to certain market risks relating to its ongoing business. The Company seeks to manage these risks through internal risk management policies as well as, from time to time, the use of derivatives. The Company currently manages its interest rate risk and a small portion of its pulp sales price risk with the use of derivative instruments. The derivatives are measured at fair value with changes in fair value immediately recognized in gain on derivative instruments in the Interim Consolidated Statement of Operations.

Derivative assets are presented in prepaid expenses and other, and derivative liabilities are presented in unrealized interest rate derivative losses in the Consolidated Balance Sheet.

Interest Rate Derivative

During 2004, the Company entered into certain variable-to-fixed interest rate swaps in connection with the Stendal mill with respect to an aggregate maximum amount of approximately €612,600 of the principal amount of the indebtedness under the Stendal Loan Facility. Under the remaining interest rate swap, the Company pays a fixed rate and receives a floating rate with the interest payments being calculated on a notional amount. Currently, the contract has an aggregate notional amount of €357,576 at a fixed interest rate of 5.28% and it matures in October 2017 (which for the most part matches the maturity of the Stendal Loan Facility).

The interest rate derivative contract is with a bank that is part of a banking syndicate that holds the Stendal Loan Facility and the Company does not anticipate non-performance by the bank.

Pulp Price Derivatives

During November 2012, the Company entered into two fixed price pulp swap contracts with a bank. Under the terms of the contracts, 3,000 MT of pulp per month is fixed at prices which range from $880 to $890 per MT. The contracts expire in December 2013.

The following table shows our gains and losses by type of derivative recognized in gain on derivative instruments in the Consolidated Statement of Operations:

	Three Months Ended March 31,
	2013	2012
Interest rate derivative contract	€5,165	€876
Pulp price derivative contracts	(345)	—

	€4,820	€876

MERCER INTERNATIONAL INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(In thousands of Euros, except per share data)

Note 9. Financial Instruments

The fair value of financial instruments is summarized as follows:

	March 31, 2013		December 31, 2012
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Cash and cash equivalents	€110,664	€110,664	€104,239	€104,239
Marketable securities	196	196	184	184
Receivables	120,184	120,184	110,087	110,087
Pulp price derivative contracts – asset	280	280	745	745
Accounts payable and other	97,645	97,645	89,950	89,950
Debt	713,247	709,622	711,403	700,001
Interest rate derivative contract – liability	45,513	45,513	50,678	50,678

The carrying value of cash and cash equivalents and accounts payable and other approximates the fair value due to the immediate or short-term maturity of these financial instruments. The carrying value of receivables approximates the fair value due to their short-term nature and historical collectability. The fair value of debt reflects recent market transactions and discounted cash flow estimates. Marketable securities are recorded at fair value based on recent transactions. See the Fair Value Measurement and Disclosure section below for details on how the fair value of the pulp price derivative contracts and interest rate derivative contract was determined.

Fair Value Measurement and Disclosure

The fair value methodologies and, as a result, the fair value of the Company’s investments and derivative instruments are determined based on the fair value hierarchy provided in the Fair Value Measurements and Disclosures topic of the FASB Accounting Standards Codification, and are as follows:

Level 1 – Valuations based on quoted prices in active markets for identical assets and liabilities.

Level 2 – Valuations based on observable inputs in active markets for similar assets and liabilities, other than Level 1 prices, such as quoted commodity prices or interest or currency exchange rates.

Level 3 – Valuations based on significant unobservable inputs that are supported by little or no market activity, such as discounted cash flow methodologies based on internal cash flow forecasts.

The Company classified its marketable securities within Level 1 of the valuation hierarchy because quoted prices are available in an active market for the exchange-traded equities.

The Company’s interest rate and pulp price derivatives are classified within Level 2 of the valuation hierarchy, as they are valued using internal models that use as their basis readily observable market inputs, such as forward interest rates, yield curves observable at specified intervals and commodity price curves. The observable inputs reflect market data obtained from independent sources. In addition, the Company considered the risk of non-performance of the obligor, which in some cases reflects the Company’s own credit risk. The counterparty to our interest rate and pulp price derivatives are multi-national financial institutions.

MERCER INTERNATIONAL INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(In thousands of Euros, except per share data)

Note 9. Financial Instruments (continued)

The following table presents a summary of the Company’s outstanding financial instruments and their estimated fair values under the hierarchy defined in Fair Value Measurements and Disclosures Topic of the FASB Accounting Standards Codification:

	Fair value measurements at March 31, 2013 using:
Description	Level 1	Level 2	Level 3	Total
Assets
Marketable securities	€196	€—	€—	€196
Pulp price derivative contracts	—	280	—	280

	€196	€280	€—	€476

Liabilities
Interest rate derivative contract	€—	€45,513	€—	€45,513

	Fair value measurements at December 31, 2012 using:
Description	Level 1	Level 2	Level 3	Total
Assets
Marketable securities	€184	€—	€—	€184
Pulp price derivative contracts	—	745	—	745

	€184	€745	€—	€929

Liabilities
Interest rate derivative contract	€—	€50,678	€—	€50,678

Note 10. Commitments and Contingencies

(a)	Pursuant to an arbitration proceeding with the general construction contractor (the noncontrolling shareholder) of the Stendal mill regarding certain warranty claims, the Company acted upon a bank guarantee for defect liability on civil works that was about to expire as provided in the engineering, procurement, and construction contract. On January 28, 2011, the Company received approximately €10,000 (the “Guarantee Amount”), which is intended to compensate the Company for remediation work that is required at the Stendal mill, but it was less than the amount claimed by the Company under the arbitration. Most of the claims have been settled; however, the arbitration proceeding is ongoing, and there is no certainty that the Company will be successful with its remaining claim.

The €10,000 was initially recognized as an increase in cash and a corresponding increase in accounts payable and other. As civil works remediation steps are agreed to with the noncontrolling shareholder an agreed to portion of the payable is reversed with the offset recorded in operating costs to offset the remediation expenditures. As at March 31, 2013, the Company had Guarantee Amount proceeds of €1,768 remaining in accounts payable and other.

(b)	The Company is involved in a property transfer tax dispute with respect to the Celgar mill and certain other legal actions and claims arising in the ordinary course of business. Celgar had previously paid the property transfer tax assessment. The court proceedings of our appeal commenced during the first quarter of 2013. A final court date for the appeal is scheduled during the second quarter of 2013. The outcome of this appeal process is uncertain. In addition, while the outcome of any legal actions and claims cannot be predicted with certainty, it is the opinion of management that the outcome of any such claim which is pending or threatened, either individually or on a combined basis, will not have a material adverse effect on the consolidated financial condition, results of operations or liquidity of the Company.

MERCER INTERNATIONAL INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(In thousands of Euros, except per share data)

Note 10. Commitments and Contingencies (continued)

(c)	The Company is subject to regulations that require the handling and disposal of asbestos in a prescribed manner if a property undergoes a major renovation or demolition. Otherwise, the Company is not required to remove asbestos from its facilities. Generally asbestos is found on steam and condensate piping systems as well as certain cladding on buildings and in building insulation throughout older facilities. The Company’s obligation for the proper removal and disposal of asbestos products from the Company’s mills is a conditional asset retirement obligation. As a result of the longevity of the Company’s mills, due in part to the maintenance procedures and the fact that the Company does not have plans for major changes that require the removal of asbestos, the timing of the asbestos removal is indeterminate. As a result, the Company is currently unable to reasonably estimate the fair value of its asbestos removal and disposal obligation. The Company will recognize a liability in the period in which sufficient information is available to reasonably estimate its fair value.

(d)	As at March 31, 2013, the Company had entered into capital commitments of approximately €11,200 at the Stendal mill as part of Project Blue Mill.

MERCER INTERNATIONAL INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(In thousands of Euros, except per share data)

Note 11. Restricted Group Supplemental Disclosure

The terms of the indenture governing our Senior Notes require that we provide the results of operations and financial condition of Mercer International Inc. and our restricted subsidiaries under the indenture, collectively referred to as the “Restricted Group”. As at and during the three months ended March 31, 2013 and 2012, the Restricted Group was comprised of Mercer International Inc., certain holding subsidiaries and our Rosenthal and Celgar mills. The Restricted Group excludes the Stendal mill.

Combined Condensed Balance Sheets

	March 31, 2013
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
ASSETS
Current assets
Cash and cash equivalents	€52,032	€58,632	€—	€110,664
Receivables	69,944	50,240	—	120,184
Inventories	72,073	40,835	—	112,908
Prepaid expenses and other	4,834	3,461	—	8,295
Deferred income tax	2,190	1,634	—	3,824

Total current assets	201,073	154,802	—	355,875
Long-term assets
Property, plant and equipment	340,459	462,500	—	802,959
Deferred note issuance and other	6,322	5,300	—	11,622
Deferred income tax	9,222	5,882	—	15,104
Due from unrestricted group	104,581	—	(104,581)	—

Total assets	€661,657	€628,484	€(104,581)	€1,185,560

LIABILITIES
Current liabilities
Accounts payable and other	€52,688	€44,957	€—	€97,645
Pension and other post-retirement benefit obligations	818	—	—	818
Debt	11,823	43,258	—	55,081

Total current liabilities	65,329	88,215	—	153,544
Long-term liabilities
Debt	221,430	436,736	—	658,166
Due to restricted group	—	104,581	(104,581)	—
Unrealized interest rate derivative losses	—	45,513	—	45,513
Pension and other post-retirement benefit obligations	32,451	—	—	32,451
Capital leases and other	6,095	7,792	—	13,887
Deferred income tax	6,175	—	—	6,175

Total liabilities	331,480	682,837	(104,581)	909,736

EQUITY
Total shareholders’ equity (deficit)	330,177	(38,181)	—	291,996
Noncontrolling interest (deficit)	—	(16,172)	—	(16,172)

Total liabilities and equity	€661,657	€628,484	€(104,581)	€1,185,560

MERCER INTERNATIONAL INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(In thousands of Euros, except per share data)

Note 11. Restricted Group Supplemental Disclosure (continued)

Combined Condensed Balance Sheets

	December 31, 2012
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
ASSETS
Current assets
Cash and cash equivalents	€36,714	€67,525	€—	€104,239
Receivables	61,212	48,875	—	110,087
Inventories	74,786	43,514	—	118,300
Prepaid expenses and other	5,811	2,096	—	7,907
Deferred income tax	2,188	2,277	—	4,465

Total current assets	180,711	164,287	—	344,998
Long-term assets
Property, plant and equipment	345,311	463,567	—	808,878
Deferred note issuance and other	6,607	5,555	—	12,162
Deferred income tax	9,179	8,386	—	17,565
Due from unrestricted group	102,311	—	(102,311)	—

Total assets	€644,119	€641,795	€(102,311)	€1,183,603

LIABILITIES
Current liabilities
Accounts payable and other	€42,106	€47,844	€—	€89,950
Pension and other post-retirement benefit obligations	813	—	—	813
Debt	5,662	40,000	—	45,662

Total current liabilities	48,581	87,844	—	136,425
Long-term liabilities
Debt	216,214	449,527	—	665,741
Due to restricted group	—	102,311	(102,311)	—
Unrealized interest rate derivative losses	—	50,678	—	50,678
Pension and other post-retirement benefit obligations	32,141	—	—	32,141
Capital leases and other	6,073	7,863	—	13,936
Deferred income tax	5,757	—	—	5,757

Total liabilities	308,766	698,223	(102,311)	904,678

EQUITY
Total shareholders’ equity (deficit)	335,353	(39,548)	—	295,805
Noncontrolling interest (deficit)	—	(16,880)	—	(16,880)

Total liabilities and equity	€644,119	€641,795	€(102,311)	€1,183,603

MERCER INTERNATIONAL INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(In thousands of Euros, except per share data)

Note 11. Restricted Group Supplemental Disclosure (continued)

Combined Condensed Statements of Operations

	Three months ended March 31, 2013
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues
Pulp	€100,240	€79,880	€—	€180,120
Energy and chemicals	7,090	11,062	—	18,152

	107,330	90,942	—	198,272
Operating costs	89,523	75,575	—	165,098
Operating depreciation and amortization	8,191	6,540	—	14,731
Selling, general and administrative expenses	5,716	3,179	—	8,895

	103,430	85,294	—	188,724

Operating income	3,900	5,648	—	9,548

Other income (expense)
Interest expense	(5,866)	(8,930)	1,648	(13,148)
Gain (loss) on derivative instruments	(345)	5,165	—	4,820
Other income (expense)	1,535	43	(1,648)	(70)

Total other income (expense)	(4,676)	(3,722)	—	(8,398)

Income (loss) before income taxes	(776)	1,926	—	1,150
Income tax benefit (provision)	(1,016)	149	—	(867)

Net income (loss)	(1,792)	2,075	—	283
Less: net income attributable to noncontrolling interest	—	(708)	—	(708)

Net income (loss) attributable to common shareholders	€(1,792)	€1,367	€—	€(425)

	Three months ended March 31, 2012
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues
Pulp	€109,889	€89,550	€—	€199,439
Energy and chemicals	7,991	10,928	—	18,919

	117,880	100,478	—	218,358
Operating costs	98,336	79,434	—	177,770
Operating depreciation and amortization	7,640	6,647	—	14,287
Selling, general and administrative expenses	6,521	3,537	—	10,058

	112,497	89,618	—	202,115

Operating income	5,383	10,860	—	16,243

Other income (expense)
Interest expense	(5,810)	(9,664)	1,341	(14,133)
Gain on derivative instruments	—	876	—	876
Other income (expense)	825	106	(1,341)	(410)

Total other income (expense)	(4,985)	(8,682)	—	(13,667)

Income before income taxes	398	2,178	—	2,576
Income tax benefit (provision)	(715)	(17)	—	(732)

Net income (loss)	(317)	2,161	—	1,844
Less: net income attributable to noncontrolling interest	—	(671)	—	(671)

Net income (loss) attributable to common shareholders	€(317)	€1,490	€—	€1,173

MERCER INTERNATIONAL INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(In thousands of Euros, except per share data)

Note 11. Restricted Group Supplemental Disclosure (continued)

Combined Condensed Statements of Cash Flows

	Three months ended March 31, 2013
	Restricted	Unrestricted	Consolidated
	Group	Subsidiaries	Group
Cash flows from (used in) operating activities
Net income (loss)	€(1,792)	€2,075	€283
Adjustments to reconcile net income (loss) to cash flows from operating activities
Unrealized loss (gain) on derivative instruments	470	(5,165)	(4,695)
Depreciation and amortization	8,254	6,540	14,794
Deferred income taxes	991	3,147	4,138
Stock compensation expense	267	—	267
Pension and other post-retirement expense, net of funding	121	—	121
Other	413	770	1,183
Changes in working capital
Receivables	(8,339)	(1,365)	(9,704)
Inventories	3,067	2,679	5,746
Accounts payable and accrued expenses	10,505	92	10,597
Other(1)	(1,714)	932	(782)

Net cash from (used in) operating activities	12,243	9,705	21,948

Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(2,645)	(8,750)	(11,395)
Proceeds on sale of property, plant and equipment	13	—	13

Net cash from (used in) investing activities	(2,632)	(8,750)	(11,382)

Cash flows from (used in) financing activities
Repayment of debt	(545)	(20,000)	(20,545)
Proceeds from borrowings of debt	—	10,000	10,000
Repayment of capital lease obligations	(122)	(578)	(700)
Proceeds from credit facilities, net	5,968	—	5,968
Proceeds from government grants	—	730	730

Net cash from (used in) financing activities	5,301	(9,848)	(4,547)

Effect of exchange rate changes on cash and cash equivalents	406	—	406

Net increase (decrease) in cash and cash equivalents	15,318	(8,893)	6,425
Cash and cash equivalents, beginning of period	36,714	67,525	104,239

Cash and cash equivalents, end of period	€52,032	€58,632	€110,664

(1)	Includes intercompany related transactions.

MERCER INTERNATIONAL INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(In thousands of Euros, except per share data)

Note 11. Restricted Group Supplemental Disclosure (continued)

Combined Condensed Statements of Cash Flows

	Three months ended March 31, 2012
	Restricted	Unrestricted	Consolidated
	Group	Subsidiaries	Group
Cash flows from (used in) operating activities
Net income (loss)	€(317)	€2,161	€1,844
Adjustments to reconcile net income (loss) to cash flows from operating activities
Unrealized gain on derivative instruments	—	(876)	(876)
Depreciation and amortization	7,703	6,647	14,350
Deferred income taxes	676	—	676
Stock compensation expense	868	—	868
Pension and other post-retirement expense, net of funding	(14)	—	(14)
Other	58	735	793
Changes in working capital
Receivables	(2,110)	4,795	2,685
Inventories	4,018	7,720	11,738
Accounts payable and accrued expenses	5,535	(2,886)	2,649
Other(1)	(6,474)	7,898	1,424

Net cash from (used in) operating activities	9,943	26,194	36,137

Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(4,218)	(4,247)	(8,465)
Proceeds on sale of property, plant and equipment	186	40	226

Net cash from (used in) investing activities	(4,032)	(4,207)	(8,239)

Cash flows from (used in) financing activities
Repayment of debt	(543)	(9,583)	(10,126)
Repayment of capital lease obligations	(186)	(425)	(611)
Proceeds from credit facilities, net	3,759	—	3,759
Payment of note issuance costs	—	(1,621)	(1,621)
Proceeds from government grants	630	—	630

Net cash from (used in) financing activities	3,660	(11,629)	(7,969)

Effect of exchange rate changes on cash and cash equivalents	(805)	—	(805)

Net increase in cash and cash equivalents	8,766	10,358	19,124
Cash and cash equivalents, beginning of period	44,829	60,243	105,072

Cash and cash equivalents, end of period	€53,595	€70,601	€124,196

(1)	Includes intercompany related transactions.

ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

In this document: (i) unless the context otherwise requires, references to “we”, “our”, “us”, the “Company” or “Mercer” mean Mercer International Inc. and its subsidiaries; (ii) references to “Mercer Inc.” mean the Company excluding its subsidiaries; (iii) information is provided as of March 31, 2013, unless otherwise stated; (iv) all references to monetary amounts are to “Euros”, the lawful currency adopted by most members of the European Union, unless otherwise stated; (v) “€” refers to Euros, “$” refers to U.S. dollars and “C$” refers to Canadian dollars; (vi) “ADMTs” refers to air-dried metric tonnes; (vii) “MW” refers to megawatts; and (viii) “MWh” refers to megawatt hours.

Results of Operations

General

We operate three northern bleached softwood kraft, referred to as “NBSK”, pulp mills through our wholly owned subsidiaries, Rosenthal and Celgar, and our 74.9% owned subsidiary, Stendal, which have a consolidated annual production capacity of approximately 1.5 million ADMTs.

The following discussion and analysis of our results of operations and financial condition for the three months ended March 31, 2013 should be read in conjunction with our interim consolidated financial statements and related notes included in this quarterly report, as well as our most recent annual report on Form 10-K for the fiscal year ended December 31, 2012 filed with the Securities and Exchange Commission, referred to as the “SEC”.

Current Market Environment

Pulp prices marginally increased in the first quarter of 2013. However, we believe that overall prices are still low given current projected supply and demand levels. At the end of the first quarter of 2013, list prices in Europe were approximately $840 per ADMT and in North America and China were approximately $900 and $700 per ADMT, respectively.

We currently expect strong demand from China as purchasers re-stock inventories which, along with annual maintenance shuts by producers, should cause NBSK pulp prices to continue to gradually increase in the medium term.

Summary Financial Highlights

	Three Months Ended March 31,
	2013	2012
	(in thousands, other than per share amounts)
Pulp revenues	€180,120	€199,439
Energy and chemical revenues	18,152	18,919
Operating income	9,548	16,243
Gain on derivative instruments	4,820	876
Income tax benefit (provision)	(867)	(732)
Net income (loss)(1)	(425)	1,173
Net income (loss) per share(1)(2)	€(0.01)	€0.02

(1)	Attributable to common shareholders.
(2)	Per share amounts are on a basic and diluted basis.

Selected Production, Sales and Other Data

	Three Months Ended March 31,
	2013	2012
Consolidated
Pulp production (‘000 ADMTs)	361.2	380.3
Scheduled production downtime (‘000 ADMTs)	—	—
Scheduled production downtime (days)	—	—
Pulp sales (‘000 ADMTs)	356.7	384.8
Average NBSK pulp list prices in Europe ($/ADMT)(1)	832	837
Average NBSK pulp list prices in Europe (€/ADMT)	630	638
Average pulp sales realizations (€/ADMT)(2)	499	512
Energy production (‘000 MWh)	424.4	436.2
Energy sales (‘000 MWh)	173.6	182.4
Average energy sales realizations (€/MWh)	88	88
Average Spot Currency Exchange Rates
€ / $(3)	0.7580	0.7623
C$ / $(3)	1.0087	1.0009
C$ / €(4)	1.3319	1.3129

(1)	Source: RISI pricing report.
(2)	Sales realizations after discounts. Incorporates the effect of pulp price variations occurring between the order and shipment dates.
(3)	Average Federal Reserve Bank of New York noon spot rate over the reporting period.
(4)	Average Bank of Canada noon spot rates over the reporting period.

Three Months Ended March 31, 2013 Compared to Three Months Ended March 31, 2012

Total revenues for the three months ended March 31, 2013 decreased by approximately 9% to €198.3 million from €218.4 million in the same period in 2012, due to lower pulp revenues and energy and chemical revenues and a weaker U.S. dollar relative to the Euro.

Pulp revenues for the three months ended March 31, 2013 decreased to €180.1 million from €199.4 million in the comparative quarter of 2012, primarily due to the combined effect of lower pulp sales volumes and average pulp sales realizations and a weaker U.S. dollar relative to the Euro. The U.S. dollar was approximately 1% weaker versus the Euro in the current quarter, compared to the same quarter of last year.

Energy and chemical revenues decreased by approximately 4% to €18.2 million in the first quarter from €18.9 million in the same quarter last year, primarily as a result of lower pulp production at our Celgar mill.

Average list prices for NBSK pulp in Europe were approximately $832 (€630) per ADMT in the current quarter, compared to approximately $837 (€638) per ADMT in the same quarter last year. In the first quarter of 2013, average pulp sales realizations decreased by approximately 3% to €499 per ADMT from approximately €512 per ADMT in the same quarter last year, primarily due to lower pulp prices and a weaker U.S. dollar relative to the Euro.

Pulp production decreased by approximately 5% to 361,164 ADMTs in the current quarter from 380,342 ADMTs in the same quarter of 2012, due to decreased pulp production at our Celgar and Stendal mills. We have 11 days (approximately 16,000 ADMTs) of maintenance downtime scheduled for our Celgar mill in the second quarter of 2013 in order to perform annual maintenance.

Pulp sales volumes decreased by approximately 7% to 356,660 ADMTs in the current quarter from 384,826 ADMTs in the comparative quarter, primarily due to lower sales to China and the United States.

Costs and expenses in the first quarter of 2013 decreased by 7% to €188.7 million from €202.1 million in the comparative period of 2012, primarily due to lower pulp sales volumes and fiber costs, partially offset by higher natural gas costs at our German mills, resulting from higher usage and prices.

In the first quarter of 2013, operating depreciation and amortization marginally increased to €14.7 million from €14.3 million in the same quarter last year. Selling, general and administrative expenses were €8.9 million in the first quarter of 2013, compared to €10.1 million in the first quarter of 2012.

Transportation costs decreased to €16.8 million in the first quarter of 2013 from €18.0 million in the first quarter of 2012, primarily due to lower pulp sales volumes.

On average, our per unit fiber costs in the current quarter decreased by approximately 2% from the same period in 2012, primarily due to overall lower fiber prices. During the first quarter of 2013, fiber costs at our German mills were marginally lower than the comparative period in 2012, when fiber prices were near record highs. Increased demand from the European pellet and board producers, reduced wood supply because of longer than normal winter weather conditions and lower availability of trucking transportation kept fiber prices at relatively high levels in the current quarter. Fiber costs at our Celgar mill decreased as a result of increased sawmill activity in the region. The recent extreme weather conditions are expected to put upward pressure on fiber costs at our German mills in the short term, whereas, we expect fiber costs at our Celgar mill to continue to decrease in the short term.

For the first quarter of 2013, operating income decreased to €9.5 million from €16.2 million in the comparative quarter of 2012, primarily due to the combined effect of lower pulp prices and pulp sales volumes.

Interest expense in the first quarter of 2013 decreased to €13.1 million from €14.1 million in the comparative quarter of 2012, primarily due to lower debt levels associated with the Stendal mill.

We recorded a net derivative gain of €4.8 million, which includes a €0.3 million loss related to fixed price pulp swap contracts entered into in the fourth quarter of 2012 and an unrealized gain of approximately €5.1 million on the mark to market adjustment of our Stendal mill’s interest rate derivative, compared to an unrealized derivative gain of €0.9 million in the same quarter of last year.

During the current quarter, we recorded a net income tax expense of €0.9 million, compared to an expense of €0.7 million in the same quarter of 2012.

Noncontrolling shareholder’s interest in the Stendal mill’s income in each of the first quarters of 2013 and 2012 was €0.7 million.

We reported a net loss attributable to common shareholders of €0.4 million, or €0.01 per basic and diluted share, for the first quarter of 2013, which included a total net non-cash unrealized gain of €4.7 million on the fixed price pulp swaps and Stendal interest rate derivative, partially offset by a non-cash charge for stock compensation of €0.3 million. In the first quarter of 2012, net income attributable to common shareholders was €1.2 million, or €0.02 per basic and diluted share, which included a non-cash unrealized gain of €0.9 million, or €0.02 per basic share, on the Stendal interest rate derivative, offset by a non-cash charge for stock compensation of €0.9 million.

Operating EBITDA in the first quarter of 2013 was €24.3 million, compared to €30.6 million in the first quarter of 2012. Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income (loss) as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of their operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss) attributable to common shareholders, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under the accounting principles generally accepted in the United States of America, referred to as “GAAP”, and should not be considered as an alternative to net income (loss) or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity.

Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that Operating EBITDA does not reflect: (i) our cash expenditures, or future requirements, for capital expenditures or contractual commitments; (ii) changes in, or cash requirements for, working capital needs; (iii) the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our outstanding debt; (iv) noncontrolling interests on our Stendal mill operations; (v) the impact of realized or marked to market changes in our derivative positions, which can be substantial; and (vi) the impact of impairment charges against our investments or assets. Because of these limitations, Operating EBITDA should only be considered as a supplemental operational performance measure and should not be considered as a measure of liquidity or cash available to us to invest in the growth of our business. See the Statement of Cash Flows set out in our interim consolidated financial statements included herein. Because all companies do not calculate Operating EBITDA in the same manner, Operating EBITDA as calculated by us may differ from Operating EBITDA or EBITDA as calculated by other companies. We compensate for these limitations by using Operating EBITDA as a supplemental measure of our operational performance and relying primarily on our GAAP financial statements.

The following table provides a reconciliation of net income (loss) attributable to common shareholders to operating income and Operating EBITDA for the periods indicated:

	Three Months Ended March 31,
	2013	2012
	(in thousands)
Net income (loss) attributable to common shareholders	€(425)	€1,173
Net income attributable to noncontrolling interest	708	671
Income tax provision (benefit)	867	732
Interest expense	13,148	14,133
Gain on derivative instruments	(4,820)	(876)
Other expense (income)	70	410

Operating income	9,548	16,243
Add: Depreciation and amortization	14,794	14,350

Operating EBITDA	€24,342	€30,593

Liquidity and Capital Resources

The following table is a summary of selected financial information at the dates indicated:

	As at March 31,	As at December 31,
	2013	2012
	(in thousands)
Financial Position
Cash and cash equivalents	€110,664	€104,239
Working capital	202,331	208,573
Total assets	1,185,560	1,183,603
Long-term liabilities	756,192	768,253
Total equity	275,824	278,925

As at March 31, 2013, our cash and cash equivalents increased to €110.7 million from €104.2 million and working capital had decreased to €202.3 million from €208.6 million at the end of 2012.

Sources and Uses of Funds

Our principal sources of funds are cash flows from operations, cash and cash equivalents on hand and the revolving working capital loan facilities for our Celgar and Rosenthal mills. Our principal uses of funds consist of operating expenditures, payments of principal and interest on the project loan facilities relating to our development of the Stendal mill, referred to as “Stendal Loan Facility”, and for its Project Blue Mill, capital expenditures and interest payments on our outstanding 9.5% Senior Notes, referred to as the “Senior Notes”.

Debt Covenants

Our long-term obligations contain various financial tests and covenants customary to these types of arrangements.

As at March 31, 2013, we were in compliance with all of the covenants of our indebtedness.

Our Stendal mill has established the Stendal Loan Facility and a project loan facility for Project Blue Mill, collectively referred to as the “Facilities”, which require Stendal to maintain a similar leverage ratio of total debt thereunder to EBITDA, referred to as the “Stendal Ratio”. An aggregate of 80% of the principal amount of the tranches under the Facilities are severally guaranteed by German federal and state governments, and the Facilities are without recourse to the “Restricted Group” which is comprised of Mercer Inc., the Rosenthal and Celgar mills, and certain holding subsidiaries.

Because of, among other things, volatility in foreign exchange rates and pulp prices, currently we cannot assure that the Stendal mill will be in compliance with the Stendal Ratio as of June 30, 2013. We have entered into discussions with the Stendal mill’s lenders with respect to a satisfactory amendment or waiver, if required. Additionally, we have the right to cure any breach of the Stendal Ratio by providing additional equity to Stendal within 20 business days of being notified of such breach by the lenders. In the event that the Stendal mill is not in compliance with the Stendal Ratio, we are not able to acquire a satisfactory amendment or waiver of such covenant and we do not undertake to cure the breach by providing additional capital to Stendal, it would constitute an Event of Default under the Facilities. If such Event of Default occurs and after careful consideration of the reasonable concerns of Stendal or if the stipulated majority of the lenders have reasonably determined that such default has caused Stendal’s ability to perform its obligations under the Facilities to be materially impaired, the lenders may provide notice cancelling and accelerating the Facilities and demanding full payment of all amounts outstanding thereunder. In the current circumstances, we do not believe Stendal’s lenders would be permitted to accelerate and cancel the Facilities; however, we cannot assure you of the same. If Stendal’s lenders did accelerate and cancel the Facilities, this would have a material adverse effect on the Stendal mill, our business and our consolidated results of operations.

Cash Flow Analysis

Cash Flows from Operating Activities. We operate in a cyclical industry and our operating cash flows vary accordingly. Our principal operating cash expenditures are for labor, fiber and chemicals.

Working capital levels fluctuate throughout the year and are affected by maintenance downtime, changing sales patterns, seasonality and the timing of receivables and the payment of payables and expenses.

Cash provided by operating activities decreased to €21.9 million in the three months ended March 31, 2013 from €36.1 million in the comparative period of 2012, primarily due to an increase in receivables, which used cash of €9.7 million in the current quarter, compared to a decrease providing cash of €2.7 million in the same period of 2012. An increase in accounts payable and accrued expenses provided cash of €10.6 million, compared to €2.6 million in the same period of 2012. A decrease in inventories provided cash of €5.7 million in the three months ended March 31, 2013, compared to a decrease in inventories providing cash of €11.7 million in the same period of 2012.

Cash Flows from Investing Activities. Investing activities in the three months ended March 31, 2013 used cash of €11.4 million, compared to using cash of €8.2 million in the same period of 2012. Capital expenditures in the three months ended March 31, 2013 used cash of €11.4 million, compared to €8.5 million in the same period of 2012. Capital expenditures related to Project Blue Mill used cash of €8.7 million in the current quarter.

Cash Flows from Financing Activities. In the three months ended March 31, 2013, financing activities used cash of €4.5 million, compared to using cash of €8.0 million in the same period of 2012. In the current quarter, principal repayments under the Stendal Facility used cash of €20.0 million, compared to €9.6 million in the same period of 2012. During the current quarter, borrowing under the loan facility for Project Blue Mill provided cash of €10.0 million. Net borrowing from our revolving credit facilities provided cash of €6.0 million in the current quarter, compared to €3.8 million in the same period of 2012. In the three months ended March 31, 2013 and 2012, proceeds of government grants provided cash of €0.7 million and €0.6 million respectively.

Capital Commitments and Future Liquidity

As at March 31, 2013, we had approximately €11.2 million of capital commitments related to our €40.0 million Project Blue Mill at the Stendal mill and deposited €2.9 million in a separate investment account to manage Project Blue Mill’s costs and funding. Project Blue Mill has also received an investment decree, determining that it qualifies for up to €12.0 million in governmental grants, comprised of €9.2 million of investment incentives and €2.8 million of tax grants. The actual receipt of such grants is subject to the Stendal mill satisfying all governmental rules including verification. The investment decree is a condition of our accessing the Project Blue Mill loan facility. As at March 31, 2013, the Stendal mill, based on expenditures to date, had applied for €4.4 million in grants and was awaiting approval and receipt of €3.7 million.

Based upon the current level of operations and our current expectations for future periods in light of the current economic environment, and in particular, current and expected pulp pricing and foreign exchange rates, we believe that cash flow from operations and available cash, together with available borrowings will be adequate to meet our liquidity needs in the next 12 months.

Other than commitments relating to Project Blue Mill, we currently have no material commitments to acquire assets or operating businesses. We anticipate that there may be acquisitions or commitments to capital projects in the future. To achieve the long-term goals of expanding our assets and earnings, additional capital resources may be required. Depending on the size of a transaction or project, the capital resources that will be required can be substantial. The necessary resources will be generated from cash flow from operations, cash on hand, borrowing against our assets or the issuance of securities.

Contractual Obligations and Commitments

There were no material changes outside the ordinary course to any of our material contractual obligations during the three months ended March 31, 2013.

The collective agreement with our hourly workers at our Rosenthal mill expires on May 31, 2013. We consider the relationships with our employees at our Rosenthal mill to be good and, although no assurance can be provided, we currently expect to enter into a new labor agreement with our Rosenthal mill’s employees without any significant work stoppage.

Foreign Currency

Our reporting currency is the Euro as the majority of our business transactions are denominated in Euros. However, we hold certain assets and liabilities in U.S. dollars and Canadian dollars. Further, the majority of our sales are in products quoted in U.S. dollars, whereas most of our operating costs and expenses are incurred in Euros and, to a lesser extent, Canadian dollars. Accordingly, our consolidated financial results are subject to foreign currency exchange rate fluctuations.

We translate foreign denominated assets and liabilities into Euros at the rate of exchange on the balance sheet date. Equity accounts are translated using historical exchange rates. Unrealized gains or losses from these translations are recorded in our Consolidated Statement of Comprehensive Income (Loss) and impact shareholders’ equity on the Consolidated Balance Sheet but do not affect our net income.

In the three months ended March 31, 2013, accumulated other comprehensive income decreased by €3.6 million to €21.6 million, primarily due to the foreign currency translation adjustment.

Based upon the exchange rate at March 31, 2013, the U.S. dollar has weakened by approximately 4% in value against the Euro since March 31, 2012. See “Quantitative and Qualitative Disclosures about Market Risk”.

Results of Operations of the Restricted Group under our Senior Note Indenture

General

The indenture governing our Senior Notes requires that we also provide a discussion in annual and quarterly reports we file with the SEC under Management’s Discussion and Analysis of Financial Condition and Results of Operations of the results of operations and financial condition of Mercer Inc. and our restricted subsidiaries under the indenture, referred to as the “Restricted Group”. The Restricted Group is comprised of Mercer Inc., our Rosenthal and Celgar mills and certain holding subsidiaries. The Restricted Group excludes our Stendal mill.

The following is a discussion of the results of operations and financial condition of the Restricted Group. For further information regarding the Restricted Group including, without limitation, a reconciliation to our consolidated results of operations, see Note 11 of our Interim Consolidated Financial Statements included herein.

Summary Financial Highlights for the Restricted Group

	Three Months Ended March 31,
	2013	2012
	(in thousands)
Pulp revenues	€100,240	€109,889
Energy and chemical revenues	7,090	7,991
Operating income	3,900	5,383
Loss on derivative instruments	(345)	—
Income tax benefit (provision)	(1,016)	(715)
Net loss	(1,792)	(317)

Selected Production, Sales and Other Data for the Restricted Group

	Three Months Ended March 31,
	2013	2012
Consolidated
Pulp production (‘000 ADMTs)	205.6	218.6
Scheduled production downtime (‘000 ADMTs)	—	—
Scheduled production downtime (days)	—	—
Pulp sales (‘000 ADMTs)	199.3	213.5
Average NBSK pulp list prices in Europe ($/ADMT)(1)	832	837
Average NBSK pulp list prices in Europe (€/ADMT)	630	638
Average pulp sales realizations (€/ADMT)(2)	503	514
Energy production (‘000 MWh)	230.4	240.2
Energy sales (‘000 MWh)	79.9	88.8
Average energy sales realizations (€/MWh)	89	90
Average Spot Currency Exchange Rates
€ / $(3)	0.7580	0.7623
C$ / $(3)	1.0087	1.0009
C$ / €(4)	1.3319	1.3129

(1)	Source: RISI pricing report.
(2)	Sales realizations after discounts. Incorporates the effect of pulp price variations occurring between the order and shipment dates.
(3)	Average Federal Reserve Bank of New York noon spot rate over the reporting period.
(4)	Average Bank of Canada noon spot rates over the reporting period.

Restricted Group Results — Three Months Ended March 31, 2013 Compared to Three Months Ended March 31, 2012

Total revenues for the Restricted Group decreased by approximately 9% to €107.3 million in the first quarter of 2013, compared to €117.9 million in the first quarter of 2012, primarily due to lower pulp and energy and chemical revenues and a weaker U.S. dollar relative to the Euro. The U.S. dollar was approximately 1% weaker versus the Euro in the first quarter of 2013, compared to the first quarter of 2012.

Pulp revenues for the Restricted Group for the three months ended March 31, 2013 decreased to €100.2 million from €109.9 million in the comparative period of 2012, primarily due to the combined effect of lower pulp sales volumes and average pulp sales realizations and a weaker U.S. dollar relative to the Euro. Energy revenues decreased by approximately 11% in the current quarter to €7.1 million from €8.0 million in the same period last year, primarily as a result of lower pulp production at our Celgar mill.

Average list prices for NBSK pulp in Europe were approximately $832 (€630) per ADMT in the current quarter, compared to $837 (€638) per ADMT in the same quarter last year. In the first quarter of 2013, average pulp sales realizations for the Restricted Group decreased by approximately 2% to €503 per ADMT from €514 per ADMT in the same period last year due to lower pulp prices and a weaker U.S. dollar relative to the Euro.

Pulp production for the Restricted Group decreased by approximately 6% to 205,550 ADMTs in the first quarter of 2013 from 218,620 ADMTs in the same period of 2012, primarily due to decreased pulp production at our Celgar mill. We have 11 days (approximately 16,000 ADMTs) of maintenance downtime scheduled for our Celgar mill in the second quarter of 2013 in order to perform annual maintenance.

Pulp sales volumes of the Restricted Group decreased by approximately 7% to 199,325 ADMTs in the first quarter of 2013 from 213,472 ADMTs in the comparative period of 2012, primarily due to lower sales to the United States, partially offset by increased sales to Europe.

Costs and expenses for the Restricted Group in the first quarter of 2013 decreased by approximately 8% to €103.4 million from €112.5 million in the comparative period of 2012, primarily due to lower pulp sales volumes and fiber costs at our mills.

In the first quarter of 2013, operating depreciation and amortization for the Restricted Group was €8.2 million, compared to €7.6 million in the same quarter last year. Selling, general and administrative expenses for the Restricted Group were €5.7 million, compared to €6.5 million in the same period of 2012.

Transportation costs for the Restricted Group decreased to €11.6 million in the first quarter of 2013 from €12.9 million in the same quarter last year primarily due to lower pulp sales volumes.

Overall, per unit fiber costs of the Restricted Group in the first quarter of 2013 decreased by approximately 5%, compared to the same period in 2012. During the first quarter of 2013, fiber costs at our Rosenthal mill were marginally lower than the comparative period in 2012, when fiber prices were near record highs. Increased demand from the European pellet and board producers, reduced wood supply because of longer than normal winter weather conditions and lower availability of trucking transportation kept fiber prices at relatively high levels in the current quarter. Fiber costs at our Celgar mill decreased as a result of increased sawmill activity in the region. The recent extreme weather conditions are expected to put upward pressure on fiber costs at our Rosenthal mill in the short term, whereas, we expect fiber costs at our Celgar mill to continue to decrease in the short term.

In the first quarter of 2013, the Restricted Group reported operating income of €3.9 million, compared to €5.4 million in the first quarter of 2012, primarily due to the combined effect of lower pulp prices and pulp sales volumes.

Interest expense for the Restricted Group increased marginally to €5.9 million in the first quarter of 2013 from €5.8 million in the same quarter last year, primarily due to increased borrowings at the Celgar mill.

In the first quarter of 2013, the Restricted Group also recorded a loss on derivative instruments of approximately €0.3 million related to two fixed price pulp swap contracts entered into in the fourth quarter of 2012.

During the first quarter of 2013, the Restricted Group recorded €1.0 million of income tax expense, compared to income tax expense of €0.7 million in the same period last year.

The Restricted Group reported a net loss for the first quarter of 2013 of €1.8 million, compared to a net loss of €0.3 million in the same period last year.

In the first quarter of 2013, the Restricted Group reported Operating EBITDA of €12.2 million, compared to Operating EBITDA of €13.1 million in the comparative quarter of 2012. Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and non-recurring capital asset impairment charges. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. See the discussion of our consolidated results for the three months ended March 31, 2013 for additional information relating to such limitations of Operating EBITDA.

The following table provides a reconciliation of net loss to operating income and Operating EBITDA for the Restricted Group for the periods indicated:

	Three Months Ended March 31,
	2013	2012
	(in thousands)
Restricted Group(1)
Net loss	€(1,792)	€(317)
Income tax provision (benefit)	1,016	715
Interest expense	5,866	5,810
Loss on derivative instruments	345	—
Other expense (income)	(1,535)	(825)

Operating income	3,900	5,383
Add: Depreciation and amortization	8,254	7,703

Operating EBITDA	€12,154	€13,086

(1)	See Note 11 of the interim consolidated financial statements included elsewhere herein for a reconciliation to our consolidated results.

Liquidity and Capital Resources of the Restricted Group

The following table is a summary of selected financial information for the Restricted Group at the dates indicated:

	As at March 31,	As at December 31,
	2013	2012
	(in thousands)
Restricted Group Financial Position(1)
Cash and cash equivalents	€52,032	€36,714
Working capital	135,744	132,130
Total assets	661,657	644,119
Long-term liabilities	266,151	260,185
Total equity	330,177	335,353

(1)	See Note 11 of the interim consolidated financial statements included elsewhere herein for a reconciliation to our consolidated results.

At March 31, 2013, cash and cash equivalents for the Restricted Group increased to €52.0 million from €36.7 million at the end of 2012.

We currently expect the Restricted Group to meet its interest and debt service obligations and meet the working and maintenance capital requirements for its operations for the next 12 months with cash flow from operations, cash on hand and available borrowings.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect both the amount and the timing of the recording of assets, liabilities, revenues, and expenses in the consolidated financial statements and accompanying note disclosures. Our management routinely makes judgments and estimates about the effects of matters that are inherently uncertain. As the number of variables and assumptions affecting the probable future resolution of the uncertainties increase, these judgments become even more subjective and complex.

Our significant accounting policies are disclosed in Note 1 to our annual report on Form 10-K for the fiscal year ended December 31, 2012. While all of the significant accounting policies are important to the consolidated financial statements, some of these policies may be viewed as having a high degree of judgment. On an ongoing basis, using currently available information, management reviews its estimates, including those related to the accounting for, among other things doubtful accounts and reserves, depreciation and amortization, future cash flows associated with impairment testing for long-lived assets, derivative financial instruments, environmental conservation and legal liabilities, asset retirement obligations, pensions and post-retirement benefit obligations, income taxes, contingencies, and inventory obsolescence and provisions. Actual results could differ materially from these estimates, and changes in these estimates are recorded when known.

We have identified certain accounting policies that are the most important to the portrayal of our current financial condition and results of operations.

For information about both our significant and critical accounting policies, see our annual report on Form 10-K for the fiscal year ended December 31, 2012.

Cautionary Statement Regarding Forward-Looking Information

The statements in this report that are not reported financial results or other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended.

Generally, forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, or words of similar meaning, or future or conditional verbs, such as “will”, “should”, “could”, or “may”, although not all forward-looking statements contain these identifying words. Forward-looking statements are based on expectations, forecasts and assumptions by our management and involve a number of risks, uncertainties and other factors, many of which are beyond our control, that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. These factors include, but are not limited to, the following:

•	the highly cyclical nature of our business;

•	our level of indebtedness could negatively impact our financial condition and results of operations;

•	a weakening of the global economy could adversely affect our business and financial results and have a material adverse effect on our liquidity and capital resources;

•	cyclical fluctuations in the price and supply of our raw materials could adversely affect our business;

•	we operate in highly competitive markets;

•	we are exposed to currency exchange rate and interest rate fluctuations;

•	we use derivatives to manage certain risks which has caused significant fluctuations in our operating results;

•	we are subject to extensive environmental regulation and we could have environmental liabilities at our facilities;

•	our business is subject to risks associated with climate change and social government responses thereto;

•	our operations require substantial capital and we may be unable to maintain adequate capital resources to provide for such requirements;

•	future acquisitions may result in additional risks and uncertainties in our business;

•	changes in credit ratings issued by nationally recognized statistical rating organizations could adversely affect our cost of financing and have an adverse effect on the market price of our securities;

•	Project Blue Mill might not generate the results we expect;

•	we are subject to risks related to our employees;

•	we rely on German federal and state government grants and guarantees and participate in European statutory programs;

•	we are dependent on key personnel;

•	we may experience material disruptions to our production;

•	if our long-lived assets become impaired, we may be required to record non-cash impairment that could have a material impact on our results of operations;

•	we may incur losses as a result of unforeseen or catastrophic events, including the emergence of a pandemic, terrorist attacks or natural disasters;

•	our insurance coverage may not be adequate;

•	we rely on third parties for transportation services; and

•	the price of our common stock may be volatile.

Given these uncertainties, you should not place undue reliance on our forward-looking statements. The forgoing review of important factors is not exhaustive or necessarily in order of importance and should be read in conjunction with the risks and assumptions including those set forth in reports and other documents we have filed with or furnished to the SEC, including in our annual report on Form 10-K for the fiscal year ended December 31, 2012. We advise you that these cautionary remarks expressly qualify in their entirety all forward-looking statements attributable to us or persons acting on our behalf. Unless required by law, we do not assume any obligation to update forward-looking statements based on unanticipated events or changed expectations. However, you should carefully review the reports and other documents we file from time to time with the SEC.

Cyclical Nature of Business

Revenues

The pulp business is highly cyclical in nature and markets are characterized by periods of supply and demand imbalance, which in turn affects prices. Pulp markets are highly competitive and are sensitive to cyclical changes in the global economy, industry capacity and foreign exchange rates, all of which can have a significant influence on selling prices and our operating results. The length and magnitude of industry cycles have varied over time but generally reflect changes in macro-economic conditions and levels of industry capacity. Pulp is a commodity that is generally available from other producers. Because commodity products have few distinguishing qualities from producer to producer, competition is generally based upon price, which is generally determined by supply relative to demand.

Industry capacity can fluctuate as changing industry conditions can influence producers to idle production capacity or permanently close mills. In addition, to avoid substantial cash costs in idling or closing a mill, some producers will choose to operate at a loss, sometimes even a cash loss, which can prolong weak pricing environments due to oversupply. Oversupply of our products can also result from producers introducing new capacity in response to favorable pricing trends.

Demand for pulp has historically been determined primarily by general global macro-economic conditions and has been closely tied to overall business activity. From 2006 to mid-2008, pulp prices steadily improved. However, the global economic crisis in the latter half of 2008 resulted in a sharp decline of pulp prices from a high of €900 per ADMT to €635 per ADMT at the end of 2008. Pulp prices began to increase in the second half of 2009 and continued to increase to record levels through June of 2010, before declining slightly in the fourth quarter of 2010. Pulp prices again rebounded to record levels in the first half of 2011 but declined sharply in the latter part of the year, primarily due to economic uncertainty in Europe and credit tightening in China. Economic uncertainty in Europe and China, respectively, impacted both demand and prices. In 2012, list prices were on average approximately 15% lower than 2011. Demand and pulp prices increased during the first quarter of 2013, and as at March 31, 2013, list prices for NBSK pulp were approximately $840 in Europe, $900 in North America and $700 in China.

Accordingly, prices for pulp are driven by many factors outside our control, and we have little influence over the timing and extent of price changes, which are often volatile. Because market conditions beyond our control determine the price for pulp, prices may fall below our cash production costs, requiring us to either incur short-term losses on product sales or cease production at one or more of our mills. Therefore, our profitability depends on managing our cost structure, particularly raw materials which represent a significant component of our operating costs and can fluctuate based upon factors beyond our control. If the prices of our products decline, or if prices for our raw materials increase, or both, our results of operations could be materially adversely affected.

Costs

Our production costs are influenced by the availability and cost of raw materials, energy and labor, and our plant efficiencies and productivity. Our main raw material is fiber in the form of wood chips and pulp logs. Wood chip and pulp log costs are primarily affected by the supply of, and demand for, lumber and pulp, which are both cyclical. Higher fiber costs could affect producer profit margins if they are unable to pass along price increases to pulp customers or purchasers of surplus energy. The state of lumber markets affects both the amount of sawmill residuals, such as chips, produced as a by-product of lumber and the level of timber harvesting, which provides us with pulp logs. Production costs also depend on the total volume of production. Lower operating rates during periods of cyclically low demand result in higher average production costs and lower margins.

Currency

The majority of our sales are in products quoted in U.S. dollars while most of our operating costs and expenses, other than those of the Celgar mill, are incurred in Euros. In addition, all of the products sold by the Celgar mill are quoted in U.S. dollars and the Celgar mill costs are primarily incurred in Canadian dollars. Our results of operations and financial condition are reported in Euros. As a result, our revenues are adversely affected by a decrease in the value of the U.S. dollar relative to the Euro and to the Canadian dollar. Such shifts in currencies relative to the Euro and the Canadian dollar reduce our operating margins and the cash flow available to fund our operations and to service our debt. This could have a material adverse effect on our business, financial condition, results of operations and cash flows.

ITEM 3.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to market risks from changes in interest rates and foreign currency exchange rates, particularly the exchange rates between the Euro and the U.S. dollar and the Canadian dollar versus the U.S. dollar and the Euro. Changes in these rates may affect our results of operations and financial condition and, consequently, our fair value. We seek to manage these risks through internal risk management policies as well as the use of derivatives. We use derivatives to reduce or limit our exposure to interest rate and currency risks. We also use derivatives to reduce or limit our exposure to fluctuations in pulp prices. We use derivatives to reduce our potential losses or to augment our potential gains, depending on our management’s perception of future economic events and developments. These types of derivatives are generally highly speculative in nature. They are also very volatile as they are highly leveraged given that margin requirements are relatively low in proportion to notional amounts.

Many of our strategies, including the use of derivatives, and the types of derivatives selected by us, are based on historical trading patterns and correlations and our management’s expectations of future events. However, these strategies may not be effective in all market environments or against all types of risks. Unexpected market developments may affect our risk management strategies during this time, and unanticipated developments could impact our risk management strategies in the future. If any of the variety of instruments and strategies we utilize is not effective, we may incur significant losses.

All of our derivatives are marked to market at the end of each reporting period, and all unrealized gains and losses are recognized in earnings for a reporting period. We determine market valuations based primarily upon observable inputs including applicable yield curves.

During the three months ended March 31, 2013, we recorded an unrealized gain of approximately €5.1 million on our outstanding interest rate derivative, compared to €0.9 million in the same period of 2012.

In November 2012, we entered into two fixed price pulp swap contracts with a bank. Under the terms of these contracts, 3,000 ADMTs of pulp per month is fixed at prices which range from $880 to $890 per ADMT. These contracts expire in December 2013.

We recorded a loss of approximately €0.3 million related to these swap contracts in the three months ended March 31, 2013.

We are also subject to some energy price risk, primarily for the natural gas and the electricity that our operations purchase.

ITEM 4.	CONTROLS AND PROCEDURES

Disclosure Controls and Procedures

Our management, with the participation of our principal executive officer and principal financial officer, has evaluated the effectiveness of our disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended, referred to as the “Exchange Act”,), as of the end of the period covered by this report. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in the reports we file or submit under the Exchange Act is accumulated and communicated to management, including our principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure. Based on such evaluation, our principal executive officer and principal financial officer have concluded that, as of the end of the period covered by this report, our disclosure controls and procedures are effective in recording, processing, summarizing and reporting, on a timely basis, information required to be disclosed by us in the reports that we file or submit under the Exchange Act.

It should be noted that any system of controls is based in part upon certain assumptions designed to obtain reasonable (and not absolute) assurance as to its effectiveness, and there can be no assurance that any design will succeed in achieving its stated goals.

Changes in Internal Controls

There have been no changes in our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during the period covered by this report that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II. OTHER INFORMATION

ITEM 1.	LEGAL PROCEEDINGS

We are subject to routine litigation incidental to our business, including those described in our latest annual report on Form 10-K for the fiscal year ended December 31, 2012. We do not believe that the outcome of such litigation will have a material adverse effect on our business or financial condition.

ITEM 1A.	RISK FACTORS

Other than as listed above, there have been no material changes to the factors disclosed in Item 1A. Risk Factors in our latest annual report on Form 10-K for the fiscal year ended December 31, 2012.

ITEM 2.	UNREGISTERED SALE OF EQUITY SECURITIES AND USE OF PROCEEDS

None.

ITEM 3.	DEFAULTS UPON SENIOR SECURITIES

None.

ITEM 4.	MINE SAFETY DISCLOSURES

None.

ITEM 5.	OTHER INFORMATION

None.

ITEM 6.	EXHIBITS

Exhibit No.	Description

31.1	Section 302 Certification of Chief Executive Officer

31.2	Section 302 Certification of Chief Financial Officer

32.1*	Section 906 Certification of Chief Executive Officer

32.2*	Section 906 Certification of Chief Financial Officer

101	The following financial statements from the Company’s Form 10-Q for the fiscal quarter ended March 31, 2013, formatted in XBRL: (i) Interim Consolidated Balance Sheets; (ii) Interim Consolidated Statements of Operations; (iii) Interim Consolidated Statements of Retained Earnings; (iv) Interim Consolidated Statements of Comprehensive Income; (v) Interim Consolidated Statements of Cash Flows; and (vi) Notes to Interim Consolidated Financial Statements.

*	In accordance with Release 33-8212 of the Commission, these Certifications: (i) are “furnished” to the Commission and are not “filed” for the purposes of liability under the Securities Exchange Act of 1934, as amended; and (ii) are not to be subject to automatic incorporation by reference into any of the Company’s registration statements filed under the Securities Act of 1933, as amended for the purposes of liability thereunder or any offering memorandum, unless the Company specifically incorporates them by reference therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MERCER INTERNATIONAL INC.

By:	/s/ David M. Gandossi
David M. Gandossi Secretary and Chief Financial Officer

Date: May 3, 2013

EXHIBIT 31.1

CERTIFICATION OF PERIODIC REPORT

I, Jimmy S.H. Lee, certify that:

1.	I have reviewed this quarterly report on Form 10-Q of Mercer International Inc. (the “Registrant”);

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Registrant as of, and for, the periods presented in this report;

4.	The Registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the Registrant and have:

a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Registrant, including its consolidated subsidiaries, is made known to us by others with those entities, particularly during the period in which this report is being prepared;

b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)	Evaluated the effectiveness of the Registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)	Disclosed in this report any change in the Registrant’s internal control over financial reporting that occurred during the Registrant’s most recent fiscal quarter (the Registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the Registrant’s internal control over financial reporting; and

5.	The Registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Registrant’s auditors and the audit committee of the Registrant’s board of directors (or persons performing the equivalent functions):

a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Registrant’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the Registrant’s internal control over financial reporting.

Date: May 3, 2013

/s/ Jimmy S.H. Lee
Jimmy S.H. Lee Chief Executive Officer

EXHIBIT 31.2

CERTIFICATION OF PERIODIC REPORT

I, David M. Gandossi, certify that:

1.	I have reviewed this quarterly report on Form 10-Q of Mercer International Inc. (the “Registrant”);

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Registrant as of, and for, the periods presented in this report;

4.	The Registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the Registrant and have:

a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Registrant, including its consolidated subsidiaries, is made known to us by others with those entities, particularly during the period in which this report is being prepared;

b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)	Evaluated the effectiveness of the Registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)	Disclosed in this report any change in the Registrant’s internal control over financial reporting that occurred during the Registrant’s most recent fiscal quarter (the Registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the Registrant’s internal control over financial reporting; and

5.	The Registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Registrant’s auditors and the audit committee of the Registrant’s board of directors (or persons performing the equivalent functions):

a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Registrant’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the Registrant’s internal control over financial reporting.

Date: May 3, 2013

/s/ David M. Gandossi
David M. Gandossi Chief Financial Officer

EXHIBIT 32.1

CERTIFICATION OF PERIODIC REPORT

I, Jimmy S.H. Lee, Chief Executive Officer of Mercer International Inc. (the “Company”), certify pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, 18 U.S.C. Section 1350, that:

(1)	the Quarterly Report on Form 10-Q of the Company for the quarterly period ended March 31, 2013 (the “Report”) fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)); and

(2)	the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: May 3, 2013

/s/ Jimmy S.H. Lee
Jimmy S.H. Lee Chief Executive Officer

A signed original of this written statement required by Section 906 has been provided to Mercer International Inc. and will be retained by Mercer International Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

EXHIBIT 32.2

CERTIFICATION OF PERIODIC REPORT

I, David M. Gandossi, Chief Financial Officer of Mercer International Inc. (the “Company”), certify pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, 18 U.S.C. Section 1350, that:

(1)	the Quarterly Report on Form 10-Q of the Company for the quarterly period ended March 31, 2013 (the “Report”) fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)); and

(2)	the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: May 3, 2013

/s/ David M. Gandossi
David M. Gandossi Chief Financial Officer

A signed original of this written statement required by Section 906 has been provided to Mercer International Inc. and will be retained by Mercer International Inc. and furnished to the Securities and Exchange Commission or its staff upon request.